 As filed with the Securities and Exchange Commission on December 8, 1997

                                                     Registration No. 333-33401
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                ---------------

                         EMERGING COMMUNICATIONS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                        4813                    66-0547028
                                (PRIMARY STANDARD               (I.R.S.
   (STATE OR OTHER           INDUSTRIALCLASSIFICATION    EMPLOYERIDENTIFICATION
     JURISDICTION                  CODE NUMBER)                 NUMBER)
  OFINCORPORATION OR
    ORGANIZATION)

                                ---------------

                            CHASE FINANCIAL CENTER
                                 P.O. BOX 1730
                     ST. CROIX, U.S. VIRGIN ISLANDS 00821
                            TELEPHONE: 340-777-7700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              JEFFREY J. PROSSER
                            CHASE FINANCIAL CENTER
                                 P.O. BOX 1730
                     ST. CROIX, U.S. VIRGIN ISLANDS 00821
                            TELEPHONE: 340-777-7700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

                              ROGER MELTZER, ESQ.
                            CAHILL GORDON & REINDEL
                                80 PINE STREET
                           NEW YORK, NEW YORK 10005
                           TELEPHONE: (212) 701-3000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          ATLANTIC TELE-NETWORK, INC.
                            CHASE FINANCIAL CENTER
                                 P.O. BOX 1730
                     ST. CROIX, U.S. VIRGIN ISLANDS 00821
                                (809) 777-8000

                                ---------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 30, 1997

To the Stockholders of Atlantic Tele-Network, Inc.:

  Notice is Hereby Given that a Special Meeting of Stockholders (including any adjournments or postponements thereof, the "Special Meeting") of Atlantic Tele-Network, Inc., a Delaware corporation (the "Company"), will be held on December 30, 1997 at 9:00 a.m., local time, at the offices of Fried, Frank, Harris, Shriver & Jacobson, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004, for the following purposes, which are more fully described in the accompanying Proxy Statement-Prospectus:

  To consider and vote upon a single, unified proposal relating to the proposed reorganization of the Company (the "Transaction"):

    A. to approve and adopt the Subscription Agreement, dated as of August 11, 1997 (as such may be amended, supplemented or modified from time to time, the "Subscription Agreement"), between the Company and Emerging Communications, Inc., a Delaware corporation and newly formed wholly owned subsidiary of the Company ("ECI"), pursuant to which the Company will transfer certain assets and liabilities to ECI so that all of the assets, liabilities and operations of (i) the Company's business and operations in the Virgin Islands will be owned by ECI and (ii) the Company's business and operations in Guyana will continue to be owned by the Company;

    B. to approve and adopt the Repurchase and Recapitalization Agreement, dated as of August 11, 1997 (as such may be amended, modified or supplemented from time to time, the "Recapitalization Agreement"), among the Company, Cornelius B. Prior Jr., individually and as trustee of the 1994 Prior Charitable Remainder Trust (the "Trust"), and Jeffrey J. Prosser, pursuant to which the Company will repurchase 416,998 shares of common stock of the Company, par value $.01 per share ("Company Common Stock"), owned by Mr. Prior and 348,564 shares of Company Common Stock owned by the Trust at a repurchase price of $22.7284 per share, Mr. Prior will exchange all of his remaining 2,927,038 shares of Company Common Stock for a like number of shares of a new class of common stock of the Company to be designated Class B Common Stock, and Mr. Prosser will exchange all of his 3,325,000 shares of Company Common Stock for a like number of shares of a new class of common stock of the Company to be designated Class A Common Stock;

    C. to approve and adopt the Agreement and Plan of Merger, dated as of August 11, 1997 (as such may be amended, supplemented or modified from time to time, the "Merger Agreement"), between ATN Merger Co., a newly organized Delaware corporation and a wholly owned subsidiary of the Company ("Mergerco"), and the Company, pursuant to which (i) Mergerco will be merged with and into the Company (the "Merger"), (ii) each share of Company Common Stock (but not the newly created Class A Common Stock and Class B Common Stock to be issued prior to the Merger to Mr. Prosser and Mr. Prior, respectively, pursuant to the Recapitalization Agreement) will be converted into the right to receive four-tenths (0.4) of a share of Company Common Stock and one share of ECI Common Stock; (iii) the outstanding shares of Class A Common Stock of the Company held by Mr. Prosser will be converted into the right to receive in the aggregate 5,704,231 shares of ECI Common Stock, and (iv) the outstanding shares of Class B Common Stock of the Company held by Mr. Prior will be converted into the right to receive in the aggregate 2,807,040 shares of Company Common Stock;

    D. to approve an amendment (the "Charter Amendment") to the Certificate of Incorporation of the Company, as amended, which will create and authorize a new class of Class A Common Stock of the Company and a new class of Class B Common Stock of the Company to be issued prior to the Merger to Mr. Prosser and Mr. Prior pursuant to the Recapitalization Agreement;

    E. to approve the following agreements attached as exhibits to the Subscription Agreement (as they may be amended, supplemented or modified from time to time): (i) the Non-Competition Agreement, (the "Non-Competition

  Agreement"), among the Company, ECI and Mr. Prosser, (ii) the Indemnity Agreement (the "Indemnity Agreement"), among the Company, ECI, Mr. Prior and Mr. Prosser, (iii) the Technical Assistance Agreement (the "Technical Assistance Agreement"), among the Company, Atlantic Tele-Network, Co., Virgin Islands Telephone Corporation, and Vitelcom Cellular, Inc., (iv) the Tax Sharing and Indemnification Agreement (the "Tax Sharing and Indemnification Agreement"), among the Company, ECI, Mr. Prior and Mr. Prosser and (v) the Employee Benefits Agreement (the "Employee Benefits Agreement") between the Company and ECI; and

    F. to approve the transactions contemplated by the foregoing agreements and the Charter Amendment.

  II. To transact such other business, including, without limitation, the adjournment of the Special Meeting (including an adjournment of the Special Meeting to allow for the fulfillment of certain conditions precedent to the Transaction) as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Subscription Agreement, Recapitalization Agreement, Merger Agreement, Charter Amendment, Non-Competition Agreement, Indemnity Agreement, Technical Assistance Agreement, Tax Sharing and Indemnification Agreement and Employee Benefits Agreement will all be voted upon together as part of the Transaction, and none of these agreements will be effected separately.

  The Board of Directors of the Company has fixed the close of business on November 18, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of record of shares of the Company Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A list of such stockholders will be available for examination at the offices of Fried, Frank, Harris, Shriver & Jacobson, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20001, for a period of at least ten days prior to the Special Meeting.

  A Proxy Statement-Prospectus containing more detailed information with respect to the matters to be considered at the Special Meeting accompanies this notice.

  Your vote is very important regardless of how many shares of Company Common Stock you own. Whether or not you plan to attend the special meeting, you are requested to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise. If you are present at the special meeting or any adjournments or postponements thereof, you may revoke your proxy and vote personally on the matters properly brought before the special meeting.

                                         By Order of the Board of Directors,

                                         Jeffrey J. Prosser
                                         Secretary

St. Croix, U.S. Virgin Islands

December 9, 1997


                                   IMPORTANT

   All stockholders are cordially invited to attend the Special Meeting in person.

   Whether or not you plan to attend the Special Meeting in person, in order to assure your representation at the meeting, you are urged to complete, sign, and date the enclosed proxy card, which is being solicited by the Board of Directors, and promptly return it in the self-addressed return envelope enclosed for that purpose. The envelope requires no postage if mailed in the United States. Any stockholder who signs and sends in a proxy card may revoke it at any time prior to the vote at the Special Meeting by following the procedures set forth above and in the accompanying Proxy Statement-Prospectus.

                             DO NOT SEND ANY STOCK
                          CERTIFICATES AT THIS TIME.

PROXY STATEMENT-PROSPECTUS

                                  PROSPECTUS
                         EMERGING COMMUNICATIONS, INC.
                            SHARES OF COMMON STOCK
                                      AND
                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                                      OF
                          ATLANTIC TELE-NETWORK, INC.
                        TO BE HELD ON DECEMBER 30, 1997

                                ---------------

  This Proxy Statement-Prospectus (the "Proxy Statement-Prospectus") is being furnished to the stockholders of Atlantic Tele-Network, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Company Board") in the form enclosed to be used at the Company's special meeting of stockholders (the "Special Meeting") to be held on December 30, 1997, at the time and place and for the purposes set forth in the Company's accompanying Notice of Special Meeting of Stockholders. This Proxy Statement-Prospectus is first being mailed to the Company's stockholders on or about December 8, 1997. This Proxy Statement-Prospectus relates to the proposed reorganization of the Company, whereby the Company will transfer certain assets and liabilities to Emerging Communications, Inc., a Delaware corporation and newly formed wholly owned subsidiary of the Company ("ECI"), and the Company will undertake an amendment to its certificate of incorporation (the "Charter Amendment"), a recapitalization and a merger (the "Merger") with ATN Merger Co., a newly organized Delaware corporation and a wholly owned subsidiary of the Company ("Mergerco"), pursuant to which the Company will repurchase 416,998 shares of Company Common Stock owned by Cornelius B. Prior Jr. and 348,564 shares of Company Common Stock owned by the 1994 Prior Charitable Remainder Trust (the "Trust") at a repurchase price of $22.7284 per share, Mr. Prior will exchange all of his remaining 2,927,038 shares of Company Common Stock for a like number of shares of Class B Common Stock, and the outstanding shares of common stock of ECI, par value $.01 per share ("ECI Common Stock") will be distributed to Jeffrey J. Prosser and the remaining stockholders of the Company (other than Mr. Prior). Collectively, the above transactions herein are referred to as the "Transaction."

  This Proxy-Statement-Prospectus also constitutes a prospectus of ECI with respect to the shares of ECI Common Stock to be distributed to holders of Company Common Stock and Class A Common Stock in the Merger.

  Pursuant to the Transaction, (a) the Company has entered into a Subscription Agreement, dated as of August 11, 1997 (as such may be amended, supplemented or modified from time to time, the "Subscription Agreement"), with ECI, pursuant to which the Company will transfer certain assets and liabilities to ECI so that all of the assets, liabilities and operations of (i) the Company's business and operations in the Virgin Islands will be owned and operated by ECI and (ii) the Company's business and operations in Guyana will continue to be owned and operated by the Company; (b) the Company, Mr. Prior, individually and as trustee of the Trust, and Mr. Prosser have entered into a Repurchase and Recapitalization Agreement, dated as of August 11, 1997 (as such may be amended, modified or supplemented from time to time, the "Recapitalization Agreement"), pursuant to which the Company will repurchase 416,998 shares of Company Common Stock owned by Mr. Prior and 348,564 shares of Company Common Stock owned by the Trust at a repurchase price of $22.7284 per share, Mr. Prior will exchange all of his remaining 2,927,038 shares of Company Common Stock for a like number of shares of a new class of common stock of the Company to be designated Class B Common Stock, and Mr. Prosser will exchange all of his 3,325,000 shares of Company Common Stock for a like number of shares of a new class of common stock of the Company to be designated Class A Common Stock; (c) the Company has entered into an Agreement and Plan of Merger, dated as of August 11, 1997 (as such may be amended, supplemented or modified from time to time, the "Merger Agreement"), with Mergerco, pursuant to which (i) Mergerco will be merged with and into the Company, (ii) each share of Company Common Stock (but not the newly created Class A Common Stock and Class B Common Stock to be issued prior to the Merger) will be converted into the right to receive four-tenths (0.4) of a share of Company Common Stock and one share of ECI Common Stock; (iii) the outstanding shares of Class A Common Stock of the Company will be converted into the right to receive in the aggregate 5,704,231 shares of ECI Common Stock, and (iv) the outstanding shares of Class B Common Stock of the Company will be converted into the right to receive in the aggregate 2,807,040 shares of Company Common Stock; (d) the Company will amend (the "Charter Amendment") its Certificate of Incorporation, as amended, to create and authorize the Company Class A Common Stock and the Class B Common Stock to be issued prior to the Merger to Mr. Prosser and Mr. Prior, respectively, pursuant to the Recapitalization Agreement; and (e) the following agreements attached as exhibits to the Subscription Agreement (as they may be amended, supplemented or modified from time to time) will be entered into on or prior to the effective date (the "Effective Date") of the
Transaction: (i) the Non-Competition Agreement, among the Company, ECI, Mr. Prior and Mr. Prosser (the "Non-Competition Agreement"), (ii) the Indemnity Agreement, among the Company, ECI, Mr. Prior and Mr. Prosser (the "Indemnity Agreement"), (iii) the Technical Assistance Agreement, among the Company, Atlantic Tele-Network, Co., Virgin Islands Telephone Corporation, and Vitelcom Cellular, Inc. (the "Technical Assistance Agreement"), (iv) the Tax Sharing and Indemnification Agreement among the Company, ECI, Mr. Prior and Mr. Prosser (the "Tax Sharing and Indemnification Agreement"), and (v) the Employee Benefits Agreement, between the Company and ECI (the "Employee Benefits Agreement").

  THE COMPANY BOARD HAS UNANIMOUSLY (WITH MR. PRIOR AND MR. PROSSER ABSTAINING) APPROVED THE TRANSACTION AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE TRANSACTION.

  FOR MATTERS THAT SHOULD BE CONSIDERED WITH RESPECT TO THE TRANSACTION, THE ECI COMMON STOCK ISSUABLE IN CONNECTION THEREWITH, AND THE COMPANY COMMON STOCK THAT WILL REMAIN OUTSTANDING AFTER CONSUMMATION OF THE TRANSACTION SEE "RISK FACTORS" BEGINNING ON PAGE 14 HEREOF.

  It is expected that after the Transaction the Company Common Stock will continue to be listed on the American Stock Exchange (the "AMEX") under the symbol "ANK."

  There has not been a trading market in ECI Common Stock. ECI Common Stock has been approved for listing, on notice of issuance, on the AMEX under the symbol "ECM."
                                ---------------

 THE SECURITIES  TO BE ISSUED  IN THE TRANSACTION  HAVE NOT BEEN  APPROVED OR
   DISAPPROVED BY THE  SECURITIES AND  EXCHANGE COMMISSION OR  BY ANY STATE
    SECURITIES  COMMISSION NOR HAS THE SECURITIES AND EXCHANGE  COMMISSION
      OR  ANY STATE SECURITIES  COMMISSION PASSED  UPON THE  ACCURACY OR
        ADEQUACY    OF    THIS    PROXY   STATEMENT-PROSPECTUS.    ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

     THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS DECEMBER 9, 1997.

(COVER PAGE CONTINUED)

  The Transaction is conditioned upon, among other things, approval of the Transaction at the Special Meeting by the holders of a majority of the outstanding shares of Company Common Stock, completion of at least $17.4 million of long-term financing by ECI or Atlantic Tele-Network, Co. (which will become a subsidiary of ECI), and the absence of any material adverse change in the businesses to be conducted after the Effective Date by the Company and ECI, respectively. The Company has received a ruling (the "Tax Ruling") from the Internal Revenue Service ("IRS") that the transactions contemplated by the Subscription Agreement and the Merger Agreement will be tax-free for U.S. federal income tax purposes to the Company and ECI and to the holders of Company Common Stock and Class A Common Stock.

  Mr. Prosser and Mr. Prior, who in the aggregate own a majority of the outstanding shares of Company Common Stock, have agreed to vote in favor of approval of the Transaction at the Special Meeting.

  The Transaction is currently expected to become effective as promptly as practicable after the Special Meeting. Each holder of record of Company Common Stock on the Effective Date will be entitled to receive one share of ECI Common Stock and four-tenths (0.4) of a share of Company Common Stock for each share of Company Common Stock held on that date. No fractional shares of Company Common Stock will be issued. In lieu thereof, an Exchange Agent selected by the Company will aggregate all fractional shares of Company Common Stock and sell such shares at the prevailing market prices. Each holder of record of Company Common Stock who would otherwise have been entitled to a fraction of a share of Company Common Stock will receive cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from such sale or sales by the Exchange Agent.

  After the Effective Date, (i) the "public stockholders" of the Company (i.e., all stockholders other than Mr. Prior, the Trust and Mr. Prosser and his family) will continue to hold approximately 43% of the Company Common Stock (the same percentage as they hold on the date of this Proxy Statement-Prospectus) and Mr. Prior will hold the remaining 57%, although the number of shares of Company Common Stock will have been reduced by 60% from 12,272,500 shares to 4,909,000, (ii) the public stockholders will hold 5,254,900 shares of ECI Common Stock (the same number of shares as they hold in the Company on the date of this Proxy Statement-Prospectus) and (iii) Mr. Prosser will hold the remaining 5,704,231 shares of ECI Common Stock, with the result that the public stockholders' percentage interest in ECI will be approximately 48% and Mr. Prosser's percentage interest will be approximately 52%.

  After the Effective Date, the Company and ECI will be independent companies with separate boards of directors and management. Mr. Prior and Mr. Prosser, through their ownership of a majority of the outstanding common stock of the Company and ECI, respectively, will have the ability to elect all of the directors of the Company and ECI, respectively, and generally to exercise significant control over the affairs of such companies. Although consummation of the Transaction is conditioned on receipt of the Tax Ruling, such a Ruling is based on certain facts and representations contained in the Company's request for the Tax Ruling, and if such facts or representations were to be incomplete or untrue in any material respect, or if the facts upon which the Tax Ruling was based were to be materially different from the facts at the time of the Transaction, the IRS could modify or revoke its ruling retroactively. If the Tax Ruling were to be revoked retroactively, the Company and ECI could have substantial federal income tax liabilities and public stockholders of the Company could recognize dividend income and gain from the sale or exchange of Company Common Stock by reason of their receipt of ECI Common Stock in the Transaction. See "The Transaction--Certain US Federal Income Tax Consequences".

  After the Effective Date, the Company and ECI will each be a smaller, less diversified company than the Company is today. The Company will continue to own the Company's Guyana operations. ECI will own the Company's Virgin Islands operations. A subsidiary of ECI will have incurred $18.3 million of long term debt, and $17.4 million of the proceeds of such debt will have been paid to the Company and used to repurchase from Mr. Prior and the Trust of a portion of their shares of ATN Common Stock in the Transaction. The Company's Guyana operations and Virgin Islands operations are each subject to a number of separate and distinct risk factors, and each of these risk factors will have a greater potential adverse impact on the Company or ECI individually after the Effective Date than they currently have on the combined operations of the Company. See "Risk Factors--Risks Relating to New ATN" and "Risk Factors-- Risks Relating to ECI".

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   1
SUMMARY....................................................................   3
RISK FACTORS...............................................................  14
  Risks Relating to the Transaction........................................  14
  Risks Relating to New ATN................................................  15
  Risks Relating to ECI....................................................  18
THE SPECIAL MEETING........................................................  20
  Introduction.............................................................  20
  Matters to be Considered.................................................  20
  Company Board Recommendation.............................................  21
  Voting Rights and Proxy Information......................................  21
  Solicitation of Proxies..................................................  22
  No Appraisal Rights......................................................  22
  Adjournment of the Special Meeting.......................................  22
THE TRANSACTION............................................................  23
  Background and Reasons for the Transaction...............................  23
  Recommendation of the Company Board......................................  25
  Opinion of Investment Banker.............................................  26
  Documentation for the Transaction........................................  29
  The Credit Facility......................................................  34
  Manner of Effecting the Transaction......................................  36
  Listing and Trading of ECI Common Stock..................................  36
  Listing and Trading of New ATN Common Stock..............................  37
  Expenses.................................................................  38
  Conditions; Termination..................................................  38
  Certain U.S. Federal Income Tax Consequences.............................  38
  Accounting Treatment of the Transaction..................................  41
SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY..........................  42
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS OF THE COMPANY......................................  44
  Introduction.............................................................  44
  Results of Operations....................................................  44
  Regulatory Considerations................................................  47
  Liquidity and Capital Resources..........................................  49
  Impact of Devaluation and Inflation......................................  51
SELECTED HISTORICAL FINANCIAL DATA OF NEW ATN..............................  52
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS OF NEW ATN..........................................  54
  Introduction.............................................................  54
  Results of Operations....................................................  54
  Regulatory Considerations................................................  57
  Liquidity and Capital Resources..........................................  58
  Impact of Devaluation and Inflation......................................  59
NEW ATN PRO FORMA FINANCIAL DATA...........................................  60
BUSINESS AND PROPERTIES OF NEW ATN.........................................  65
  International Traffic....................................................  65
  Domestic Service.........................................................  68
  Expansion Program........................................................  68
  Other Services...........................................................  69
  Significant Revenue Sources..............................................  69

                                                                            PAGE
                                                                            ----
  Political Risk Insurance.................................................  69
  Regulation...............................................................  70
  Taxation--United States..................................................  74
  Taxation--Guyana.........................................................  74
  Employees................................................................  75
  Properties...............................................................  75
SELECTED HISTORICAL FINANCIAL DATA OF ATN-VI...............................  76
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS OF ATN-VI...........................................  78
  Introduction.............................................................  78
  Results of Operations....................................................  78
  Liquidity and Capital Resources..........................................  80
  Impact of Inflation......................................................  81
ECI PRO FORMA FINANCIAL DATA...............................................  82
BUSINESS AND PROPERTIES OF ECI.............................................  86
  Local Service............................................................  86
  Access for Long-Distance Services........................................  87
  Other Services...........................................................  87
  Significant Revenue Sources..............................................  87
  Physical Plant...........................................................  87
  Cellular and Other Operations............................................  88
  Competition..............................................................  88
  Regulation...............................................................  90
  Taxation--United States..................................................  93
  Taxation--U.S. Virgin Islands............................................  93
  Employees................................................................  94
  Properties...............................................................  94
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF THE COMPANY
 COMMON STOCK..............................................................  95
  Principal Stockholders...................................................  95
  Security Ownership of Directors and Officers.............................  96
DIRECTORS AND MANAGEMENT OF NEW ATN........................................  97
  Directors Of New ATN.....................................................  97
  Executive Officers of New ATN............................................  97
  Executive Officers of GT&T...............................................  98
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF ECI COMMON STOCK........  99
DIRECTORS AND MANAGEMENT OF ECI............................................ 100
  Executive Officers and Directors of ECI.................................. 100
  Directors Of ECI......................................................... 100
  ECI Board Committees..................................................... 101
  Officers of ECI.......................................................... 101
COMPENSATION OF EXECUTIVE OFFICERS OF ECI.................................. 102
  Employment Agreement..................................................... 102
  Stock Option Plans....................................................... 103
CERTAIN TRANSACTIONS....................................................... 103
PRICE RANGE AND DIVIDEND HISTORY OF THE COMPANY COMMON STOCK............... 104
DESCRIPTION OF NEW ATN CAPITAL STOCK....................................... 104
  Authorized Capital Stock................................................. 104
  New ATN Common Stock..................................................... 104
  New ATN Preferred Stock.................................................. 104

                                                                           PAGE
                                                                           ----
DESCRIPTION OF ECI CAPITAL STOCK.......................................... 105
  Authorized Capital Stock................................................ 105
  ECI Common Stock........................................................ 105
  ECI Preferred Stock..................................................... 105
  Antitakeover Effects of Certain Provisions of the Certificate and By-
   laws................................................................... 106
LEGAL MATTERS............................................................. 109
EXPERTS................................................................... 109
INDEX TO FINANCIAL STATEMENTS............................................. F-1
ANNEX A--SUBSCRIPTION AGREEMENT
ANNEX B--OPINION OF PRUDENTIAL SECURITIES INCORPORATED

                             AVAILABLE INFORMATION

  ECI has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the ECI Common Stock issuable in connection with the Transaction. As permitted by the rules and regulations of the SEC, this Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. Statements contained herein concerning provisions of documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Information regarding ECI can be found under "Risk Factors," "ATN-VI Management Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties of ECI." Information regarding the Company can be found under "Risk Factors" and "Business and Properties of New ATN."

  The Company is (and, upon the effectiveness of the Registration Statement, ECI will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files (or will file) reports, proxy statements and other information with the SEC.

  The Registration Statement and exhibits thereto filed by ECI, and the reports, proxy statements, and other information filed with the SEC by the Company and ECI can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661. Copies of such materials may be obtained by mail, at prescribed rates, from the Public Reference Section of the SEC at 450 Fifth Street, N.W. Washington D.C. 20549 or accessed electronically on the SEC's Web site at (http://www.sec.gov). The Company Common Stock is listed on the AMEX, and reports and other information concerning the Company can be inspected at the AMEX, 86 Trinity Place, New York, New York 10006.

                               ----------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ECI. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES AS CONTEMPLATED HEREIN SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ECI SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  Until March 11, 1998 (90 days after the effective date of this Registration Statement), all dealers effecting transactions in the ECI Common Stock may be required to deliver a Proxy Statement-Prospectus.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement-Prospectus. Reference is made to the more detailed information contained or incorporated by reference in this Proxy Statement-Prospectus. Stockholders of the Company are urged to read this Proxy Statement-Prospectus and the Annexes attached hereto in their entirety. As used in this Proxy Statement-Prospectus, unless the context otherwise requires: the "Company" means Atlantic Tele-Network, Inc.; "New ATN" means the Company as it will be constituted after the Effective Date; and "ECI" means, with respect to periods prior to the Effective Date, the Company's business and operations in the Virgin Islands (all of which is conducted by the Company's subsidiary, Atlantic Tele-Network Co., a Virgin Islands corporation ("ATN-VI") and its subsidiaries), and, with respect to periods subsequent to the Effective Date, Emerging Communications, Inc., a Delaware corporation, which will own the Company's Virgin Islands business and operations.

                                SPECIAL MEETING

Date, Time and Place of
 Special Meeting............  The Special Meeting of stockholders of the
                              Company, will be held at the offices of Fried, Frank, Harris, Shriver & Jacobson, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004, at 9:00 A.M., local time, on December 30, 1997.

Purposes of the Special       At the Special Meeting the stockholders will be
 Meeting....................  asked to consider and vote upon:

                              (1) a single, unified proposal relating to the
                              Transaction:

                                 (a) to approve and adopt the Subscription
                                 Agreement, pursuant to which the Company will transfer certain assets and liabilities to ECI so that all of the assets, liabilities and operations of (i) the Company's business and operations in the Virgin Islands will be owned and operated by ECI and (ii) the Company's business and operations in Guyana will continue to be owned and operated by the Company;

                                 (b) to approve and adopt the Recapitalization Agreement, pursuant to which the Company will repurchase 416,998 shares of Company Common Stock owned by Mr. Prior and 348,564 shares of Company Common Stock owned by the Trust at a repurchase price of $22.7284 per share, Mr. Prior will exchange all of his remaining 2,927,038 shares of Company Common Stock for a like number of shares of a new class of common stock of the company to be designated Class B Common Stock, and Mr. Prosser will exchange all of his 3,325,000 shares of Company Common Stock for a like number of shares of a new class of common stock of the Company to be designated Class A Common Stock;

                                 (c) to approve and adopt the Merger
                                 Agreement, pursuant to which (i) Mergerco will be merged with and into the Company,
                                 (ii) each share of Company Common Stock (but not the newly created Class A Common Stock and Class B Common Stock to be issued prior to the Merger) will be converted into the right to receive four-tenths (0.4) of a share of Company Common Stock and one share of ECI Common Stock;
                                 (iii) the outstanding shares of Class A
                                 Common Stock of the Company will be converted into the right to receive in the aggregate 5,704,231 shares of ECI Common Stock, and
                                 (iv) the outstanding shares of Class B Common Stock of the Company will be converted into the right to receive in the aggregate 2,807,040 shares of Company Common Stock;

                                 (d) to approve the Charter Amendment to the Certificate of Incorporation of the Company, as amended, which will create and authorize the Class A Common Stock and the Class B Common Stock to be issued prior to the Merger to Mr. Prosser and Mr. Prior, respectively, pursuant to the Recapitalization Agreement;

                                 (e) to approve the Non-Competition Agreement, the Indemnity Agreement, the Technical Assistance Agreement, the Tax Sharing and Indemnification Agreement and the Employee Benefits Agreement; and

                                 (f) to approve the transactions contemplated by the foregoing agreements and the Charter Amendment; and

                              (2) to transact such other business, including, without limitation, the adjournment of the Special Meeting (including an adjournment of the Special Meeting to allow for the fulfillment of certain conditions precedent to the Transaction) as may properly come before the Special Meeting or any adjournments or postponements thereof.

Record Date.................  November 18, 1997

Voting......................  At the Special Meeting, each holder of record as of the Record Date of the Company Common Stock is entitled to one vote for each share held. The affirmative vote of at least a majority of the outstanding shares of the Company Common Stock as of the Record Date is required to approve the Transaction. As of the Record Date, Cornelius B. Prior, Jr., held voting authority over 3,692,600 shares of the Company Common Stock, or approximately 30.1% of the outstanding shares of the Company Common Stock, and Jeffrey J. Prosser, held voting authority over 3,011,250 shares of the Company Common Stock, or approximately 25% of the outstanding shares of the Company Common Stock. Mr. Prior and Mr. Prosser together have the necessary votes to ensure approval of the Transaction, and they have agreed to vote their shares in favor of the Transaction. See "The Special Meeting--Voting Rights and Proxy Information."

No Appraisal Rights.........  Stockholders of the Company will not be entitled to appraisal rights in connection with the Transaction.

                     THE COMPANIES PRIOR TO THE TRANSACTION

The Company.................  Atlantic Tele-Network, Inc. is a Delaware
                              corporation that provides telecommunications services primarily through its two principal subsidiaries, the Guyana Telephone and Telegraph Company Limited ("GT&T") and ATN-VI and its primary subsidiary the Virgin Islands Telephone Corporation ("Vitelco"). Vitelco provides subscribers with local telephone service in the U.S. Virgin Islands, access to long-distance companies for interstate and international telephone service, and provides those companies with access to its local network. ATN-VI also provides cellular telephone service and sells and leases telecommunications equipment in the U.S. Virgin Islands through its other subsidiaries. GT&T provides local service and domestic long-distance telecommunications service within the Co-operative Republic of Guyana and international telephone service between Guyana and foreign points.

Principal Executive Offices
 of the Company.............  The principal executive offices of the Company are located at Chase Financial Center, P.O. Box 1730, St. Croix, U.S. Virgin Islands 00821. Its telephone number is (340) 777-8000.

ECI.........................  Emerging Communications, Inc. is a newly formed
                              Delaware corporation which, prior to the Effective Date, will be a wholly owned subsidiary of the Company with no operations.

Principal Executive Offices   The principal executive offices of ECI are
 of ECI.....................  located at Chase Financial Center, P.O. Box 1730,
                              St. Croix, U.S. Virgin Islands 00821. Its telephone number is (340) 777-7700.

                                THE TRANSACTION

Organization of Emerging
 Communications, Inc........  The Company will transfer to ECI all of the assets and liabilities associated with the Company's business and operations in the Virgin Islands and certain other assets and liabilities in exchange for all of the capital stock of ECI.

Charter Amendment...........  The Company will amend its Certificate of
                              Incorporation to create a class of Class A Common Stock and a class of Class B Common Stock.

Repurchase and                The Company will repurchase 416,998 shares of
 Recapitalization...........  Company Common Stock owned by Mr. Prior and
                              348,564 shares of Company Common Stock owned by the Trust at a repurchase price of $22.7284 per share, or $17,400,000 in the aggregate. Mr. Prior will exchange all of his remaining 2,927,038 shares of Company Common Stock for a like number of shares of a new class of common stock of the Company to be designated Class B Common Stock, and Mr. Prosser will exchange all of his 3,325,000 shares of Company Common Stock for a like number of shares of a new class of common stock of the Company to be designated Class A
                              Common Stock.

Merger......................  Mergerco will be merged with and into the
                              Company, with the Company surviving in the Merger. Pursuant to the Merger, each share of Company Common Stock (but not the newly created Class A Common Stock and Class B Common Stock to be issued prior to the Merger) will be converted into the right to receive four-tenths (0.4) of a share of Company Common Stock and one share of ECI Common Stock; the outstanding shares of Class A Common Stock of the Company will be converted into the right to receive in the aggregate 5,704,231 shares of ECI Common Stock; and the outstanding shares of Class B Common Stock of the Company will be converted into the right to receive in the aggregate 2,807,040 shares of Company Common Stock.

Fractional Shares...........  No fractional shares of Company Common Stock will be issued. In lieu thereof, an Exchange Agent selected by the Company will aggregate all fractional shares of Company Common Stock and sell such shares at the prevailing market prices. Each holder of record of Company Common Stock who would otherwise have been entitled to a fraction of a share of Company Common Stock will receive cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from such sale or sales by the Exchange Agent.

Effective Date..............  The Transaction is currently expected to become effective as soon as practicable after the Special Meeting of stockholders has been held.

Conditions to the             The Transaction is conditioned upon, among other
 Transaction................  things, approval of the Transaction at the
                              Special Meeting by the holders of a majority of the outstanding shares of Company Common Stock, completion of at least $17.4 million of long-term financing by ECI or ATN-VI, the listing of ECI
                              Common Stock on the AMEX, the continued listing of New ATN Common Stock on the AMEX and the absence of any material adverse change in the businesses to be conducted after the Effective
                              Date by the Company and ECI, respectively. Mr.
                              Prosser and Mr. Prior, who in the aggregate own a majority of the outstanding shares of Company
                              Common Stock, have agreed to vote in favor of approval of the Transaction at the Special
                              Meeting.

Reasons for the               The Company Board has determined unanimously that
 Transaction................  the long-term prospects of the Company's business will be improved if the Company is divided into two separate publicly-owned companies.
                              Consummation of the Transaction will resolve material disagreements that have arisen between Mr. Prior and Mr. Prosser, the Company's two principal stockholders and co-chief executive officers, pertaining to the management and direction of the Company. The material disagreements between Mr. Prior and Mr. Prosser concerning the management and direction of the Company and related matters have resulted in litigation between the two and a management deadlock that has impaired the Company's ability to function other than in the ordinary course of business. After devoting considerable time and effort to resolving these differences, Mr.
                              Prosser, Mr. Prior and the Company Board have unanimously (with Mr. Prosser and Mr. Prior abstaining) approved the Transaction and the agreements for the Transaction. ECI will be owned by Mr. Prosser and the Company's public stockholders, and New ATN will be owned by Mr.
                              Prior and the Company's public stockholders.

Recommendation of the
 Company Board..............  At its July 7, 1997 meeting, the Company Board unanimously (with Mr. Prosser and Mr. Prior abstaining) approved the Transaction and the transactions contemplated thereby, including the Merger, and recommended that stockholders vote for the Transaction. See "The Transaction-- Recommendation of the Company Board."

Investment Banker's           Prudential Securities Incorporated ("Prudential
 Opinion....................  Securities") has rendered an opinion (the
                              "Opinion") to the Company Board to the effect that, as of the date of the Opinion, the basic economic terms of the transaction as provided for in the Subscription Agreement, the
                              Recapitalization Agreement and the Merger
                              Agreement, are fair to the public stockholders
                              (i.e. all stockholders of the Company other than Mr. Prior, the Trust, and Mr. Prosser and his family) from a financial point of view. A copy of the Opinion, which sets forth the assumptions made, matters considered, and the limits of review, is attached to this Proxy Statement-
                              Prospectus as Annex B, and should be read carefully by the holders of the Company Common
                              Stock. On December 5, 1997, Prudential Securities confirmed the Opinion as of that date. See "The
                              Transaction--Opinion of Investment Banker."

Financing...................  ATN-VI, which will become a subsidiary of ECI, has received a commitment for a long-term loan in the amount of $18.3 million (the "Credit Facility") from Rural Telephone Finance Cooperative ("RTFC") to provide $17.4 million of funds needed by the Company to repurchase a portion of the Company Common Stock held by Mr. Prior and all of such stock held by the Trust in connection with the Transaction as described above under "Repurchase and Recapitalization." See "The Transaction--The Credit Facility."

Certain U.S. Federal Tax
 Consequences...............  The Company has received a Tax Ruling from the
                              IRS to the effect, among other things, that for U.S. federal income tax purposes the Company's transfer of various of its assets and liabilities to ECI and the distribution of ECI Common Stock to the holders of Company Common Stock and Class A Common Stock will be tax free to the Company and ECI and to such holders. The Transaction should result in no federal income tax to the Company, ECI or any of the stockholders of the Company, except for taxes payable by Mr. Prior in respect of the repurchase of shares of Company Common Stock from him and the Trust and those payable under certain circumstances by stockholders of the Company as a result of their receipt of cash in lieu of fractional shares of New ATN Common Stock.

                                The Company's request for the Tax Ruling
                              contains certain facts and representations. If these facts and representations were to be incomplete or untrue in any material respect, or if the facts upon which the Tax Ruling was based are materially different from the facts at the time of the Transaction, the IRS could modify or revoke its ruling retroactively. If the Transaction were to be consummated in reliance on the Tax Ruling and the Ruling were subsequently to be revoked, the Company and ECI could incur substantial federal income tax liabilities and public stockholders of the Company could recognize dividend income and gain from the sale or exchange of Company Common Stock as a result of the Transaction. See "Risk Factors--Risks Relating to the Transaction--Potential U.S. Federal Income Tax Liabilities" and "The Transaction--Certain U.S. Federal Income Tax Consequences."
Accounting Treatment of the
 Transaction................    For accounting purposes the Transaction is a
                              non-pro rata split-off of a business and is accounted for at fair value. New ATN is considered to be the split-off entity and accounted for at fair value since management anticipates ECI will have greater market capitalization (based on the Opinion), ECI will have greater asset value, ECI will retain more of the top management of the Company, and ECI had greater net income for the nine months ended September 30, 1997. Accordingly, the historical consolidated financial statements of the Company included elsewhere in this Proxy Statement-Prospectus will become the historical financial statements of ECI after the Transaction. After the Transaction, ECI financial statements will reflect the split-off as of the Effective Date and will not be restated to remove the effects of the prior operating results of New ATN. The combined financial results of New ATN included elsewhere in this Proxy Statement-Prospectus are the separate financial statements relating to the Company's business and operations in Guyana. The historical financial statements of New ATN for reporting purposes after the Transaction will consist solely of the separate combined financial statements of New ATN and will not correspond to the historical consolidated financial statements of the Company.

                                    NEW ATN

New ATN.....................  The Company will retain the Company's business and operations in Guyana. In this Proxy
                              Statement-Prospectus, the Company as it will be constituted on and after the Effective Date is sometimes referred to as "New ATN." See "Business and Properties of New ATN."

Principal Office............  The principal office of New ATN will be at 19
                              Estate Thomas, Havensite, P.O. Box 12030, St. Thomas, U.S. Virgin Islands 00802. Its telephone number will be 340-777-8000.

Board of Directors..........  On the Effective Date, the Board of Directors of
                              New ATN is expected to consist of the following five individuals: James B. Ellis, Andrew F. Lane, Robert A.R. Maclennan, Cornelius B. Prior, Jr., and Henry Wheatley. Except for Mr. Ellis and Mr. Wheatley, each of the proposed directors is currently a director of the Company. See "Directors and Management of New ATN--Directors of New ATN."

Shares Outstanding..........  On the Effective Date, New ATN will have
                              4,909,000 shares of Common Stock outstanding, of which Mr. Prior will own 2,807,040 shares (57%) and Mr. Prosser will own none.

Trading Market..............  The New ATN Common Stock is expected to continue to be listed on the AMEX under the symbol "ANK." The trading prices of the New ATN Common Stock will be substantially affected by the Transaction. See "The Transaction--Listing and Trading of New ATN Common Stock."

                         EMERGING COMMUNICATIONS, INC.

Emerging Communications,      Emerging Communications, Inc. ("ECI"), is a newly
 Inc........................  formed Delaware corporation which, following the
                              Effective Date, will own and operate the Company's business and operations in the Virgin
                              Islands. See "Business and Properties of ECI."

Principal Office............  The principal office of ECI will be at Chase
                              Financial Center, P.O. Box 1730, St. Croix, U.S. Virgin Islands 00821. Its telephone number will be 340-777-7700.

Board of Directors..........  On the Effective Date, the Board of Directors of
                              ECI is expected to consist of the following six individuals: Jeffrey J. Prosser, John P. Raynor, Sir Shridath S. Rampal, Salvatore Muoio, John G. Vondras and Richard N. Goodwin. Except for Mr. Muoio, Mr. Vondras and Mr. Goodwin, each of the proposed ECI directors is currently a director of the Company. See "Directors and Management of ECI--Directors of ECI."

Shares Outstanding..........  On the Effective Date, ECI will have 10,959,131 shares of Common Stock outstanding, of which Mr. Prosser will own 5,704,231 shares (52%) and Mr. Prior will own none.

Trading Market..............  There is currently no public market for ECI
                              Common Stock. ECI Common Stock has been approved for listing, on notice of issuance, on the AMEX under the symbol "ECM." Listing is a condition to consummation of the Transaction. See "The Transaction--Listing and Trading of ECI Common Stock."

Certain Provisions of
 Restated Certificate of      Certain provisions of ECI's Restated Certificate
 Incorporation and By-laws..  of Incorporation and By-laws may have the effect of making an acquisition of control of ECI more difficult or expensive. See "Description of ECI
                              Capital Stock--Anti-takeover Effects of Certain
                              Provisions of the Certificate and By-Laws."

                     SUMMARY HISTORICAL FINANCIAL DATA AND
                  SUMMARY PRO FORMA FINANCIAL DATA OF NEW ATN

  The combined financial statements of New ATN are the separate financial statements relating to the Company's business and operations in Guyana, including its majority-owned subsidiary, Guyana Telephone and Telegraph Company Limited (GT&T), and the Company's activities as the parent company of its subsidiaries. The Company's investment in subsidiaries other than GT&T and the operations of these other subsidiaries have been carved out of New ATN's financial statements. The combined financial statements present the financial position, results of operations and cash flows of New ATN as if it were a separate entity for all periods presented. The Company's historical basis in the assets and liabilities of New ATN have been carried over.

  The following summary historical financial data of New ATN as of and for the years ended December 31, 1996, 1995 and 1994 have been derived from New ATN's audited combined financial statements. The following summary historical financial data for the nine months ended September 30, 1997 and 1996 have been derived from the unaudited combined condensed interim financial statements which, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation. The combined financial data for the nine months ended September 30, 1997 are not necessarily indicative of the operating results to be expected for the entire fiscal year.

  Also set forth below are summary unaudited pro forma combined statements of operations data and combined balance sheet data for New ATN. The pro forma combined balance sheet data as of September 30, 1997 give effect to the Transaction, as if it occurred on September 30, 1997. The pro forma combined statement of operations data for the year ended December 31, 1996 and the nine months ended September 30, 1997 give effect to the Transaction, as if it occurred on January 1, 1996. The Transaction is accounted for as a non-pro rata split-off of New ATN, and accordingly New ATN is accounted for at fair value. New ATN is considered to be the split-off entity since management anticipates that ECI will have larger market capitalization (based on the Opinion), ECI will have greater asset value, ECI will retain more of the top management of the Company, and ECI had greater net income for the nine months ended September 30, 1997. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transaction had occurred at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

  The summary historical and pro forma financial data should be read in conjunction with the New ATN's combined financial statements and notes thereto, as of and for each of the three years in the period ended December 31, 1996, New ATN's unaudited combined condensed interim financial statements and notes thereto as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 and the unaudited pro forma combined condensed balance sheet of New ATN as of September 30, 1997 and the unaudited pro forma combined condensed statements of operations of New ATN for the year ended December 31, 1996 and the nine months ended September 30, 1997, all of which are included elsewhere in this Proxy Statement-Prospectus. All dollar amounts are in thousands, except per share data.

                             SUMMARY HISTORICAL AND
                      PRO FORMA FINANCIAL DATA OF NEW ATN

                                                                      NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                          --------------------------------------  ----------------------------
                                                       PRO FORMA                     PRO FORMA
STATEMENT OF OPERATIONS    1994      1995      1996     1996(3)     1996     1997      1997
DATA:                     -------  --------  --------  ---------  --------  -------  ---------
Total revenue (1).......  $78,156  $131,170  $148,253  $148,253   $114,618  $95,698   $95,698
Total expense...........   57,782    99,745   121,222   118,145     93,422   77,560    75,253
                          -------  --------  --------  --------   --------  -------   -------
Income from operations..   20,374    31,425    27,031    30,108     21,196   18,138    20,445
Interest expense, net...    3,278     2,678     1,749     3,399      1,357    1,125     2,400
                          -------  --------  --------  --------   --------  -------   -------
Income from continuing
 operations before
 income taxes and
 minority interest......   17,096    28,747    25,282    26,709     19,839   17,013    18,045
Income taxes............    7,411    13,619    10,824    11,647      8,643    7,558     8,162
                          -------  --------  --------  --------   --------  -------   -------
Income from continuing
 operations before
 minority interest......    9,685    15,128    14,458    15,062     11,196    9,455     9,883
Minority interest.......   (1,696)   (2,390)   (2,096)   (2,096)    (1,779)  (1,371)   (1,371)
                          -------  --------  --------  --------   --------  -------   -------
Income from continuing
 operations.............  $ 7,989  $ 12,738  $ 12,362  $ 12,966   $  9,417  $ 8,084   $ 8,512
                          =======  ========  ========  ========   ========  =======   =======
Income per share from
 continuing operations
 (2)....................                               $   2.64                       $  1.73
                                                       ========                       =======

                                                              AS OF SEPTEMBER
                                      AS OF DECEMBER 31,            30,
                                  -------------------------- ------------------
                                                                      PRO FORMA
                                    1994     1995     1996     1997     1997
BALANCE SHEET DATA:               -------- -------- -------- -------- ---------
Fixed assets, net................ $ 91,025 $ 92,102 $ 97,780 $ 99,360 $ 29,046
Total assets.....................  162,688  185,481  194,493  198,434  100,393
Short-term debt (including
 current portion of long-term
 debt)...........................   11,515   15,626   11,047   11,047    5,371
Long-term debt, net..............   34,720   25,969   20,398   16,427   16,305
Stockholders' equity.............   85,526   98,264  110,626  118,710   45,286

--------
(1) In September 1997, the Guyana High Court denied an order which the Consumer Advisory Bureau had sought to temporarily enjoin GT&T from putting into effect a surcharge to recover approximately $9.5 million of lost revenues over a period of 18 months relating to an October 1995 PUC order which temporarily reduced rates for outbound long-distance calls to certain countries. These reduced rates were in effect for the period of October 1995 through January 1997. In January 1997, on an appeal by GT&T, the Guyana High Court voided the PUC's order in regards to the reduced rates described above and rates were returned to the rates in existence in October 1995. GT&T put such surcharge into effect on October 1, 1997 pending an ultimate trial on the merits. The Company has recognized the approximately $9.5 million of lost revenues in the nine months ended September 30, 1997.

(2) Historical income per share amounts have not been presented as this information is not considered meaningful.

(3) Does not reflect the estimated pro-forma non-recurring loss of $55 million on the split-off and fair valuation of the net assets of New ATN.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF ECI

  The following summary historical financial data have been derived from the audited consolidated financial statements of the Company, the predecessor company to ECI, as of and for the years ended December 31, 1996, 1995 and 1994. The historical data presented below includes the financial data of the business to be retained by New ATN as well as those businesses to be transferred to ECI in the Transaction. The historical consolidated financial statements of the Company will become the historical financial statements of ECI after the Transaction. After the Transaction, ECI financial statements will reflect the split-off as of the Effective Date and will not be restated to remove the effects of the prior operating results of New ATN. The following summary historical financial data for the nine months ended September 30, 1997 and 1996 have been derived from the unaudited consolidated condensed interim financial statements of the Company which, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation. The consolidated financial data for the nine months ended September 30, 1997 are not necessarily indicative of the operating results to be expected for the entire fiscal year.

  Also set forth below are summary unaudited pro forma consolidated statement of operations data and consolidated balance sheet data for ECI. The pro forma consolidated balance sheet data as of September 30, 1997 give effect to the Transaction, as if it occurred on September 30, 1997. The pro forma consolidated statement of operations data for the year ended December 31, 1996 and the nine months ended September 30, 1997 give effect to the Transaction, as if it occurred on January 1, 1996. The Transaction is accounted for as a non-pro rata split-off of New ATN and New ATN is accounted for at fair value. New ATN is considered to be the split-off entity since it is anticipated that ECI will have greater market capitalization (based on the Opinion), ECI will have greater asset value, ECI will retain more of the top management of the Company, and ECI had greater net income for the nine months ended September 30, 1997. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transaction had occurred at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

  The summary historical and pro forma financial data should be read in conjunction with the consolidated financial statements and notes thereto of the Company and ATN-VI, as of and for each of the three years in the period ended December 31, 1996, the Company's and ATN-VI's unaudited consolidated condensed interim financial statements and notes thereto as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996, the unaudited pro forma consolidated condensed balance sheet of ECI as of September 30, 1997 and the unaudited pro forma consolidated condensed statements of operations of ECI for the year ended December 31, 1996 and the nine months ended September 30, 1997, all of which are included elsewhere in this Proxy Statement-Prospectus. All dollar amounts are in thousands, except per share data.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF ECI

                                                                       NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                         ---------------------------------------  ------------------------------
                                                       PRO FORMA                       PRO FORMA
                           1994      1995      1996     1996(3)     1996       1997      1997
                         --------  --------  --------  ---------  ---------  --------  ---------
STATEMENT OF OPERATIONS
 DATA:
Total revenue........... $143,362  $195,670  $216,917  $ 68,664   $165,237   $149,725  $ 54,027
Total expense...........  105,214   149,193   172,863    51,990    131,505    116,683    39,385
                         --------  --------  --------  --------   --------   --------  --------
Income from telephone
 operations.............   38,148    46,477    44,054    16,674     33,732     33,042    14,642
Interest expense, net...   12,798    11,540    10,831     8,714      8,285      7,743     6,305
                         --------  --------  --------  --------   --------   --------  --------
Income from continuing
 operations before
 income taxes and
 minority interest......   25,350    34,937    33,223     7,960     25,447     25,299     8,337
Income taxes (1)........   10,465    15,250    13,039     2,250     10,484       (739)   (8,256)
                         --------  --------  --------  --------   --------   --------  --------
Income from continuing
 operations before
 minority interest......   14,885    19,687    20,184     5,710     14,963     26,038    16,593
Minority interest.......   (1,743)   (2,477)   (2,177)      (81)    (1,860)    (1,358)       13
                         --------  --------  --------  --------   --------   --------  --------
Income from continuing
 operations............. $ 13,142  $ 17,210  $ 18,007  $  5,629   $ 13,103   $ 24,680  $ 16,606
                         ========  ========  ========  ========   ========   ========  ========
Income per share from
 continuing operations
 (2)....................                               $   0.51                        $   1.52
                                                       ========                        ========
                             AS OF DECEMBER 31,        AS OF SEPTEMBER 30,
                         ----------------------------  --------------------
                                                                  PRO FORMA
                           1994      1995      1996      1997       1997
                         --------  --------  --------  ---------  ---------
BALANCE SHEET DATA:
Fixed assets, net....... $242,548  $226,660  $251,996  $251,648   $152,680
Total assets............  340,113   371,939   389,324   391,819    218,420
Short-term debt
 (including current
 portion of long-term
 debt)..................   19,249    24,841    30,095    29,217     23,450
Long-term debt, net.....  141,214   128,362   116,227   106,469    108,480
Stockholders' equity....  114,861   130,956   149,791   174,471     56,770

--------
(1) In May 1997, Vitelco received approval from the Virgin Islands Industrial Development Commission for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company has adjusted its deferred tax assets and liabilities to reflect the change in tax rates applicable to Vitelco during the benefit period. This change resulted in the Company recording a non-recurring credit to income tax expense of approximately $10.9 million in the nine months ended September 30, 1997.

(2)Historical income per share amounts have not been presented as this information is not considered meaningful.

(3)Does not reflect the estimated pro-forma non-recurring loss of $55 million on the split-off and fair valuation of the net assets of New ATN.

                                 RISK FACTORS

  The following factors, in conjunction with the other information included in this Proxy Statement-Prospectus (including the documents incorporated by reference herein), should be considered by stockholders of the Company in evaluating the matters presented herein.

RISKS RELATING TO THE TRANSACTION

  Conditions to the Transaction. Consummation of the Transaction is conditioned upon, among other things, (i) the completion of at least $17.4 million of long-term financing by ECI or ATN-VI to provide the funds needed by the Company to repurchase certain shares of Company Common Stock owned by Mr. Prior and the Trust, and (ii) no material adverse changes having occurred in the businesses to be conducted by either New ATN or ECI after the Effective Date. There can be no assurance that such conditions will be satisfied favorably to the Company or at all. Even if all conditions are satisfied, Mr. Prior, Mr. Prosser and the Company Board may, if they all agree, abandon, defer or modify the Transaction at any time prior to the Effective Date. The Company Board will not, however, consent to any changes in the terms of the Transaction after the Transaction is approved by stockholders unless the Company Board determines that such changes would not be materially adverse to the Company's stockholders.

  Less Diversification. After the Effective Date, each of ECI and New ATN will be a smaller and less diversified company than the Company is prior to the Effective Date. The operations and business of the Guyana Telephone & Telegraph Company Limited ("GT&T"), which will be retained by New ATN, and the operations and businesses of ATN-VI and its subsidiaries, which will be acquired by ECI, are each subject to a number of separate and distinct risk factors. After the Effective Date, each of these separate risk factors will have a greater potential for adverse impact on New ATN or ECI individually than they currently have on the combined operations of the Company. See "-- Risks Relating to New ATN" and "--Risks Relating to ECI."

  Potential Disruptions in Operations. The division of the staff and operations of the Company between ECI and New ATN may result in some temporary dislocations and inefficiencies in the business operations of New ATN and ECI, and may also result in the duplication of certain personnel, administrative and other expenses required for the operation of ECI and New ATN as independent companies. There can be no assurance that such transition in the management of the current businesses of the Company will not disrupt, at least temporarily, the operations of these businesses. Nevertheless, the Company Board believes that the separation of the businesses of the Company between New ATN and ECI will also result in long-term operating efficiencies as a result of eliminating the difficulties and disagreements which have adversely affected the Company's operations in the past and allowing the management of ECI and New ATN and their respective subsidiaries to focus on their respective businesses.

  Repurchase Price for Mr. Prior's Stock. As a part of the Transaction, the Company will repurchase 416,998 shares of Company Common Stock owned by Mr. Prior and 348,564 shares of Company Common Stock owned by the Trust at a repurchase price of $22.7284 per share, or $17,400,000 in the aggregate. The repurchase price was determined by arm's length negotiations between Mr. Prior and Mr. Prosser. At December 4, 1997, the closing market price for Company Common Stock on the American Stock Exchange (the "AMEX") was $12 per share. The repurchase price is also likely to be significantly higher than the market price of Company Common Stock on the Effective Date.

  Potential Responsibility for Liabilities Not Expressly Assumed. The Subscription Agreement, the Indemnity Agreement and the Tax Sharing and Indemnification Agreement allocate among New ATN and ECI responsibility for various debts, liabilities and obligations of the Company. It is possible that a court would disregard this contractual allocation of debts, liabilities and obligations among the parties and require either New ATN or ECI or their respective subsidiaries to assume responsibility for obligations allocated to another party, particularly if such other party were to refuse or be unable to pay or perform any of its allocated obligations.

  Potential U.S. Federal Income Tax Liabilities. The Company has received the Tax Ruling, a ruling letter from the Internal Revenue Service ("IRS") to the effect that the Company's transfer of various of the assets and liabilities to ECI and the distribution of ECI Common Stock to holders of Company Common Stock and Class A

Common Stock will be tax free for U.S. federal income tax purposes to the Company and ECI and to such holders. Such a ruling, while generally binding upon the IRS, is based upon certain facts and representations contained in the Company's request for the Tax Ruling. If such facts or representations were to be incomplete or untrue in any material respect, or if the facts upon which the Tax Ruling was based are materially different from the facts at the time of the Transaction, the IRS could modify or revoke its ruling retroactively. Each of Mr. Prior, Mr. Prosser, New ATN and ECI has agreed to certain restrictions on his or its future actions, including certain mergers or acquisitions involving New ATN or ECI, certain stock issuances or redemptions by New ATN or ECI, and discontinuances or dispositions of any of New ATN's or ECI's businesses, which might jeopardize the tax-free treatment of the Transaction for U.S. federal income tax purposes. See the discussion of the Tax Sharing and Indemnification Agreement under "The Transaction-- Documentation for the Transaction."

  If the distribution of ECI Common Stock were not to qualify as a tax free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company would recognize taxable gain for U.S. federal income tax purposes on the difference between the fair market value of the ECI Common Stock distributed and the Company's adjusted tax basis in such stock. Furthermore, if the distribution of ECI Common Stock were not to qualify as a tax-free distribution under Section 355 of the Code, each holder of Company Common Stock who received shares of ECI Common Stock in the Transaction would be treated as if such holder received a taxable distribution in an amount equal to the fair market value of the ECI Common Stock received, which would result in (i) a dividend to the extent of such holder's pro rata share of the Company's earnings and profits for 1997, which would include any gain recognized by the Company on the distribution (the Company did not have any accumulated earnings and profits as of the beginning of 1997); (ii) a reduction in such stockholder's tax basis in Company Common Stock to the extent that the amount received exceeded the amount referenced in clause (i); and then (iii) gain from the sale or exchange of Company Common Stock to the extent the amount received exceeded the sum of the amounts referenced in clauses (i) and (ii). The result for Mr. Prosser would be a taxable capital gain to the extent the fair market value of the ECI Common Stock received by him exceeded his tax basis in his Class A Common Stock exchanged therefor. See "The Transaction--Certain U.S. Federal Income Tax Consequences."

  Uncertainty Regarding Trading Prices of and Markets for Stock Following the Transaction. It is a condition to consummation of the Transaction that the Common Stock of New ATN remain listed on the AMEX and that the ECI Common Stock be listed on the AMEX. However, there is currently no public market for the ECI Common Stock, and the Company Common Stock currently represents an investment in a larger and more diversified company than New ATN will be immediately after the Effective Date. ECI and New ATN will each have a smaller number of shares outstanding and a smaller market capitalization than the Company currently has. There can be no assurance that a public trading market will continue for New ATN Common Stock or will develop for ECI Common Stock or, assuming such public trading markets develop, as to the prices at which New ATN Common Stock or ECI Common Stock will trade after the Effective Date. Upon completion of the Transaction, the market prices of ECI Common Stock and New ATN Common Stock may be influenced by many factors, including the depth and liquidity of the market for each of these stocks, investor perceptions of ECI and of New ATN and general economic and other conditions. There also can be no assurance as to whether the combined market value after the Effective Date of one share of ECI Common Stock and 0.4 of a share of New ATN Common Stock will be less than, equal to or greater than the market value of one share of Company Common Stock prior to the Effective Date. Until shares of ECI Common Stock and New ATN Common Stock are fully distributed and an orderly market develops, the prices at which trading in such shares occurs may fluctuate significantly.

RISKS RELATING TO NEW ATN

  Sole Dependence on GT&T. Following the Effective Date, New ATN will continue to own 80% of the outstanding capital stock of GT&T, and GT&T will be New ATN's only operating subsidiary and the only source of New ATN's revenues and income.

  Regulatory Risks. Many aspects of GT&T's business and operations are subject to regulation by the Guyana Public Utilities Commission (the "PUC"). Since GT&T's commencement of operations as a subsidiary of the Company in 1991, GT&T has had delays and difficulties in obtaining from the PUC the rate increases that GT&T believed it was entitled to receive under applicable Guyana law. The PUC has also issued orders prohibiting GT&T from paying advisory fees and intercompany debt to the Company, and there are currently pending before the Guyana courts proceedings with respect to these matters. There is also pending an appeal by the PUC from a court order invalidating a PUC rate decrease order. In October 1997 the PUC ordered GT&T substantially to expand its network and to provide a variety of new services to subscribers.

  The PUC is currently holding hearings on a complaint by the Guyana government with regard to the failure of GT&T to complete an expansion plan which was established in connection with the commencement of GT&T's operations as a subsidiary of the Company in January 1991. These proceedings could result in monetary penalties to GT&T, cancellation of its license as the sole telecommunications carrier in Guyana or other action by the PUC or the government of Guyana which could have a material adverse effect on GT&T's business and prospects. There can be no assurance that any of these actions will be resolved favorably to the Company. See "Business and Properties of New ATN--Regulation." It is possible that, if the Company ceased doing business within a short period of time (e.g., six months) after the consummation of the Transaction as a result of a termination of the License, the IRS might revoke the Tax Ruling retroactively, with the result that the distribution of ECI Common Stock might not be tax free for U.S. federal income tax purposes to the Company and the holders of Company Stock and Class A Common Stock. See "The Transaction--Certain U.S. Federal Income Tax Consequences."

  In August 1997, the United States FCC adopted a future mandatory settlement rate benchmark for countries, including Guyana, which is significantly less than the current settlement rate, and the FCC stated that it expects U.S. licensed carriers to negotiate annual reductions in rates. Any significant reduction in the international accounting rate for U.S.--Guyana traffic could have a significant adverse impact on GT&T's earnings. See "Business and Properties of New ATN--Regulation--FCC Matters".

  The United States FTC has pending a proceeding to consider expanding its definition of "pay per call" services to include audiotext services such as those which GT&T terminates in Guyana. While it is unclear what the exact impact of expanding this definition would be, it might effectively bar audiotext traffic from the U.S. to foreign carriers such as GT&T. See "Business and Properties of New ATN--Regulation--FTC Matters".

  Political Risks. The Company's presence in Guyana exposes it to potential economic and political risks. Since 1985, Guyana has been making the transition to a market economy with private industry from a socialist system with nationalized industry which was in effect since the mid-1970s. Although the country is rich in natural resources, it has had a low per-capita gross national product and substantial unemployment. Guyana was governed from 1968 until 1992 by a single political party, the PNC. It was under this party that industry was nationalized in the mid-1970s and that the basic steps to change to a market economy were made between 1985 and 1992. One of the most significant of these steps was the transfer of the operations of the country's monopoly telephone company from government ownership to GT&T in January 1991. In October 1992, elections were held in Guyana and a new government, consisting of a coalition of the PPC and Civic parties and headed by Dr. Cheddi Jagan, came to power. That government has been less active than the previous government in seeking to privatize government-owned businesses and to encourage foreign private investment. Dr. Jagan died in March, 1997. He was succeeded as President by Mr. Samuel Hinds, the Prime Minister and the head of the Civic party (which is by far the smaller of the two parties in the government coalition), and Mrs. Janet Jagan, Dr. Jagan's widow, became Prime Minister. Under the Guyana constitution, new elections must be held by the end of 1997.

  When the Company made its initial investment in Guyana in 1991, the Company obtained political risk insurance for its investment from the Overseas Private Investment Corporation ("OPIC"), an agency of the U.S. government. While OPIC has never, to the Company's knowledge, formally announced that it has suspended writing political risk insurance for U.S. investments in Guyana, it is the Company's understanding that OPIC ceased providing such insurance around the beginning of 1993 because of its concern about developments between the Guyana government and two U.S. companies which had been insured by OPIC. The Company's difficulties in obtaining rate increases from the PUC was one of OPIC's concerns.

  Separately, in December 1996, OPIC canceled the Company's political risk insurance because of OPIC's objections to GT&T's provision of telecommunications services to international audiotext providers, and the Company was able to obtain other political risk insurance with respect to its investment in GT&T in the private insurance market at substantially higher rates than the Company had received from OPIC. These insurance policies cover only specified risks and contain a number of limitations and exclusions. The aggregate insurance coverage is significantly less than the fair market value of the Company's investment in GT&T and does not insure against loss of future revenues or profits. See "Business and Properties of New ATN--Political Risk Insurance."

  Audiotext Traffic Risks. A substantial portion of New ATN's revenues have been derived from GT&T's provision of telecommunication services to international audiotext providers. GT&T is one of many companies around the world which provides such services. The business is highly competitive, and GT&T's revenues and profits from this traffic have declined substantially in 1997. GT&T's contracts with audiotext providers are all terminable on short notice, and such providers can quickly shift their traffic to another foreign telecommunications carrier that offers higher compensation or better service. A substantial portion of GT&T's audiotext business comes from two service bureaus which act as intermediaries with many other audiotext providers. GT&T's profit margins for these services have been declining and may decline further as a result of competition from other foreign carriers, regulatory pressures from the Federal Communications Commission ("FCC") to reduce the rates paid by U.S. carriers to GT&T for the portion of this traffic that originates in the United States, future regulation by the FCC of the portion of the traffic that originates in the United States, pressure from foreign carriers for receiving carriers such as GT&T to bear a portion of the relatively high risk of non-collection for audiotext calls which have heretofore been borne by the sending carriers, activities of one foreign carrier in mislabeling the origin of certain traffic, and the strength of the U.S. dollar against various foreign currencies.

  A substantial portion of the audiotext traffic is sexual in nature. As a result, GT&T has from time to time been subject to criticism and pressure from governmental and other sources in Guyana to limit or discontinue carrying such traffic. See "Business and Properties of New ATN--International Traffic."

  In connection with the Opinion, with the intention of being conservative in view of the volatile nature and many uncertainties which affect audiotext revenues and profit margins (including substantial competition which impacts on GT&T's volume of audiotext traffic and the profitability of that traffic and regulatory proceedings which seek to reduce the rates paid to GT&T and to eliminate audiotext traffic of a sexual nature (See "Risk Factors--Risks Relating to New ATN--Regulatory Risks")), the management of the Company furnished to Prudential Securities projections which projected that GT&T's operating results from audiotext traffic would continue to sharply decline in 1998 and the next two years. However, because of these same uncertainties, the Company is unable to predict whether this decline will in fact occur. See "Business and Properties of New ATN--International Traffic." A continued decline in audiotext results would have a material adverse impact on New ATN's total revenues and (unless offset by an increase in GT&T's regulated rates) on New ATN's cash flows and earnings. As is discussed below under "Business and Properties of New ATN--Regulation," GT&T is entitled under the GT&T Agreement and the PUC Law to a minimum return of 15% per annum on its rate base. However, there can be no assurance as to whether or when GT&T would receive any rate increase which might be warranted by a continuing decline in operating results from audiotext traffic. The failure of GT&T to receive such a rate increase, if accompanied by the projected decline in operating results from audiotext traffic, could have a material adverse effect on New ATN's financial condition and results of operations.

  Currency Risks. From February 1991 until early 1994, the Guyana dollar remained relatively stable at the rate of approximately 125 to the U.S. dollar. In 1994, the Guyana dollar declined in value to approximately 142 to the U.S. dollar, and it has remained relatively stable at approximately that rate since 1994. Although the majority of GT&T revenues and expenditures are transacted in U.S. dollars or other hard currencies, GT&T's results of operations nevertheless could be adversely affected by a devaluation of the Guyana dollar unless and until GT&T obtained regulatory permission to adjust its rates to local subscribers for such devaluation. Following a significant devaluation of the Guyana dollar in January 1991, GT&T encountered substantial regulatory delays in obtaining permission to adjust its rates. See "Business and Properties of New ATN--Regulation--PUC Law and Telecommunications Law." The Company has not in the past, and has no plans for the future, to hedge against this currency risk.

  Tax Issues. Since March 1997, the government of Guyana has levied two substantial tax assessments against GT&T (for $3.9 million and $14 million, respectively) and initiated an audit with respect to payments by GT&T to international audiotext providers with an advance public announcement that the audit could result in an assessment against GT&T of as much as $40 million in back taxes. While one of these assessments and the audit have been stayed pending the determination of applications made by GT&T to the Guyana High Court, no assurance can be given as to the ultimate outcome of these issues. See "Business and Properties of New ATN--Taxation--Guyana."

  Capital Resources. If and when New ATN settles outstanding issues with the Guyana government and the PUC with regard to GT&T's expansion plan and its rates for service, or if a recent order of the PUC requiring a substantial expansion of GT&T's facilities comes into effect, GT&T may require substantial external financing to enable GT&T to further expand its telecommunications facilities. There can be no assurance that New ATN or GT&T will be able to obtain any such financing.

  Control by a Single Stockholder. After the Effective Date, Cornelius B. Prior, Jr. will own approximately 57% of the New ATN Common Stock then outstanding. As a result, he will have the power to significantly control the affairs of New ATN, including to amend New ATN's Certificate of Incorporation, to elect all of its directors, to effect fundamental corporate transactions such as mergers, acquisitions, asset sales and the sale of New ATN and otherwise direct New ATN's business and affairs without the approval of any other stockholder.

  Future Acquisitions. It is the intention of Mr. Prior, as the controlling stockholder of New ATN, after the Effective Date to endeavor to expand New ATN's operations through the acquisition of other telecommunications businesses, primarily in the Caribbean region. New ATN cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences of any such acquisition would be. The evaluation and negotiation of such business acquisitions may involve significant expenditures by New ATN. There can be no assurance that New ATN will be able to acquire or successfully integrate any such businesses, and acquisitions that are consummated may involve the incurrence of significant amounts of debt by New ATN and/or the dilution of existing stockholders' interests in New ATN through the issuance of additional shares of New ATN capital stock. In addition, pursuant to the terms of the Tax Sharing Agreement, each of Mr. Prior and New ATN have agreed to certain restrictions on his or its future actions which may limit the ability of New ATN to pursue certain future acquisitions. See "The Transaction--Certain U.S. Federal Income Tax Consequences--Disqualifying Acquisitions."

  Accounting Treatment. After the Transaction, the net assets of New ATN will be adjusted to their fair value based on the average market price of New ATN common stock during a short period after the Effective Date. This adjustment is likely to reduce the carrying value of New ATN's fixed assets significantly below their historical cost and replacement value; and significantly reduce New ATN's charges for depreciation after the Effective Date. The New ATN Pro Forma Financial Data included elsewhere herein assumes, for purposes of determining such fair value, that such average price of New ATN common stock will be $9.23 per share, which is the midpoint in the range of implied values for New ATN common stock determined by Prudential Securities in connection with the Opinion (See "The Transaction--Opinion of Investment Banker") and represents management's current best estimate of fair value. Based on such assumption, the New ATN Pro Forma Financial Data reflects a pro forma reduction of net fixed assets of approximately $70.3 million, from $99.4 million to $29.0 million and a pro forma reduction in depreciation expense of approximately $3.1 million for the year ended December 31, 1996 and approximately $2.3 million for the nine months ended September 30, 1997. See "New ATN Pro Forma Financial Data." The reduction in net fixed assets and depreciation expense may be greater or less than that reflected in the New ATN Pro Forma Financial Data if the actual average market price of New ATN common stock is less or greater, respectively, than the $9.23 per share assumed for purposes of such pro forma data.

RISKS RELATING TO ECI

  Sole Dependence on Virgin Islands Operations. Following the Effective Date, ECI will own all of the outstanding capital stock of ATN-VI, which in turn will own all of the outstanding capital stock of the Virgin Islands Telephone Corporation ("Vitelco") and 90% of the outstanding capital stock of Vitelcom Cellular, Inc. ("VitelCellular") and will continue to conduct directly the business currently conducted by Vitelcom, Inc. ("Vitelcom"). These companies, which currently conduct all of the Company's operations in the Virgin Islands, will be ECI's only operating subsidiaries.

  Regulatory Risks. Vitelco's local telephone operations, including the services offered and the rates for these services, are subject to the jurisdiction of the U.S. Virgin Islands Public Service Commission (the "PSC"). Since 1987 when the Company acquired Vitelco, each time the PSC has dealt with Vitelco's rates for local service, rates have been reduced as a result of settlement agreements between Vitelco and PSC. The latest agreement provided that Vitelco's local rates would remain unchanged until January 1, 1995 at the earliest, and that either Vitelco or the PSC could initiate proceedings to change local rates with effect after that date. See "Business and Properties of ECI--Regulation."

  In May 1997, Vitelco received a five year rebate of 90% of its Virgin Islands income taxes and 100% of its Virgin Islands gross receipts, excise and property taxes from the Virgin Islands Industrial Development Commission to assist Vitelco in recovering these Hurricane-related costs without a rate increase. On October 9, 1997 the Virgin Islands' Public Service Commission instituted a proceeding to determine whether Vitelco's rates were just and reasonable in light of this tax rebate. There can be no assurance as to the outcome of this proceeding.

  The Telecommunications Act of 1996 has eliminated Vitelco's legally protected monopoly as the sole provider of wired local telephone service in the U.S. Virgin Islands. There can be no assurance that Vitelco will successfully compete in a more open market. The 1996 Act also requires local exchange carriers such as Vitelco to provide various services to competitive carriers for compensation to be fixed by the local public service commission. There can be no assurance that Vitelco will receive adequate compensation for providing these services. See "Business and Properties of ECI--Competition."

  Wind Storm Risks. Although the U.S. Virgin Islands are in an area where hurricanes frequently occur, from 1928 until 1989 they escaped any substantial hurricane damage. Vitelco's outside plant suffered substantial damage in September 1989 from Hurricane Hugo, and again in September 1995 from Hurricane Marilyn. Capital expenditures by Vitelco to repair and upgrade its facilities following these two hurricanes amounted to approximately $60 million following Hurricane Hugo and approximately $41 million following Hurricane Marilyn. The Company recently obtained insurance coverage for damage caused by windstorm to its outside plant in the amount of $30 million per storm and $55 million in the aggregate.

  Control by a Single Stockholder. After the Effective Date, Jeffrey J. Prosser will own approximately 52% of the ECI Common Stock then outstanding. As a result, he will have the power to significantly control the affairs of New ATN, including to amend ECI's Certificate of Incorporation, to elect all of its directors, to effect fundamental corporate transaction, such as mergers, acquisitions, asset sales and the sale of ECI and otherwise direct ECI's business and affairs without the approval of any other stockholder.

  Future Acquisitions. It is the intention of Mr. Prosser, as the controlling stockholder of ECI, after the Effective Date to endeavor to expand ECI's operations through the acquisition of other businesses. ECI cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences of any such acquisition would be. The evaluation and negotiation of such business acquisitions may involve significant expenditures by ECI. There can be no assurance that ECI will be able to acquire or successfully integrate any such businesses, and acquisitions that are consummated may involve the incurrence of significant amounts of debt by ECI and/or the dilution of existing stockholders' interests in ECI through the issuance of additional shares of ECI capital stock. No assurances can be given that any such acquisitions will be consummated or that, if completed, they will be successful. Furthermore, there can be no assurance that ECI's management will be able to manage effectively any resulting business or that any acquisition will benefit ECI. Depending upon the nature, size and timing of acquisitions, ECI may be required to raise financing. There can be no assurance that the Credit Facility, or any other loan agreements to which ECI may become a party will permit such additional financing or that such additional financing will be available to ECI on terms acceptable to its management or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of ECI--Liquidity and Capital Resources." In addition, pursuant to the terms of the Tax Sharing Agreement, each of Mr. Prosser and ECI have agreed to certain restrictions on his or its future actions which may limit the ability of ECI to pursue certain future acquisitions. See "The Transaction--Certain U.S. Federal Income Tax Consequences--Disqualifying Acquisitions."

                              THE SPECIAL MEETING

INTRODUCTION

  This Proxy Statement-Prospectus is being furnished to the stockholders of Atlantic Tele-Network, Inc. in connection with the solicitation of proxies by the Company Board from holders of record of the Company's outstanding shares of Company Common Stock, as of the close of business on November 18, 1997 (the "Record Date") for use at the Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on December 30, 1997 at the time and place specified in the accompanying Notice of Special Meeting of Stockholders, or any adjournment or postponement thereof. This Proxy Statement-Prospectus is first being mailed to the Company stockholders on or about December 9, 1997.

MATTERS TO BE CONSIDERED

  The purpose of the Special Meeting is to consider and vote upon the proposed Transaction including: (a) the approval and adoption of the Subscription Agreement, as a result of which (i) the Company's business and operations in the Virgin Islands will be owned and operated by ECI, and (ii) the Company's business and operations in Guyana will continue to be owned and operated by the Company; (b) the approval and adoption of the Repurchase and Recapitalization Agreement pursuant to which the Company will repurchase 418,998 shares of Company Common Stock owned by Mr. Prior and 348,564 shares of Company Common Stock owned by the Trust at a repurchase price of $22.7284 per share, Mr. Prior will exchange all of his remaining 2,927,038 shares of Company Common Stock for a like number of shares of a new class of common stock of the Company to be designated Class B Common Stock and Mr. Prosser will exchange all of his 3,325,000 shares of Company Common Stock for a like number of shares of a new class of common stock of the Company to be designated Class A Common Stock; (c) the approval and adoption of the Merger Agreement pursuant to which (i) Mergerco will be merged with and into the Company, (ii) each share of Company Common Stock (but not the newly created Class A Common Stock and Class B Common Stock to be issued prior to the Merger) will be converted into the right to receive four-tenths (0.4) of a share of Company Common Stock and one share of ECI Common Stock, (iii) the outstanding shares of Class A Common Stock of the Company will be converted into the right to receive in the aggregate 5,704,231 shares of ECI Common Stock and (iv) the outstanding shares of Class B Common Stock of the Company will be converted into the right to receive in the aggregate 2,807,040 shares of Company Common Stock; (d) the approval of the Charter Amendment which will create and authorize the Company Class A Common Stock and the Company Class B Common Stock to be issued prior to the Merger to Mr. Prosser and Mr. Prior pursuant to the Recapitalization Agreement; (e) the approval of (i) the Non-Competition Agreement, (ii) the Indemnity Agreement, (iii) the Technical Assistance Agreement, (iv) the Tax Sharing and Indemnification Agreement and
(v) the Employee Benefits Agreement; and (f) the approval of the transactions contemplated by the foregoing agreements and the Charter Amendment.

  The purpose of the Special Meeting also is to transact such other business, including, without limitation, the adjournment of the Special Meeting (including an adjournment of the Special Meeting to allow for the fulfillment of certain conditions precedent to the Transaction) as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Subscription Agreement, Recapitalization Agreement, Merger Agreement, Charter Amendment, Non-Competition Agreement, Indemnity Agreement, Technical Assistance Agreement, Tax Sharing and Indemnification Agreement and Employee Benefits Agreement will all be voted upon together as part of the Transaction, and none of these agreements will be effected unless the Transaction as a whole is approved at the Special Meeting.

  Each copy of this Proxy Statement-Prospectus mailed to the Company stockholders is accompanied by a form of proxy for use at the Special Meeting. This Proxy Statement-Prospectus is also being furnished to the Company stockholders as a prospectus of ECI with respect to the shares of ECI Common Stock issuable to the Company stockholders upon consummation of the Merger.

COMPANY BOARD RECOMMENDATION

  THE COMPANY BOARD (WITH MR. PROSSER AND MR. PRIOR ABSTAINING) RECOMMENDS THAT THE COMPANY STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE TRANSACTION.

VOTING RIGHTS AND PROXY INFORMATION

  Only holders of record of shares of the Company Common Stock as of the close of business on November 18, 1997 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. On the Record Date 12,272,500 shares of the Company Common Stock were outstanding. Each share of Company Common Stock entitles the holder thereof as of the Record Date to one vote on each matter to be considered at the Special Meeting. The holders of at least a majority of the outstanding shares of the Company Common Stock as of the Record Date must be present in person or represented by proxy at the Special Meeting in order to establish a quorum for the consideration of the Transaction or for the transaction of any additional business to properly come before the Special Meeting (except as may otherwise be provided by applicable law, the Certificate of Incorporation or the Company's By-laws) at the Special Meeting.

  Approval and adoption of the Transaction by the Company stockholders at the Special Meeting requires the affirmative vote of holders of a majority of the outstanding shares of the Company Common Stock as of the Record Date. Any other business to properly come before the Special Meeting (except as otherwise provided by applicable law, the Certificate of Incorporation or the Company's By-laws) will require the affirmative vote of holders of a majority of the shares of the Company Common Stock present in person or by proxy at the Special Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum at the Special Meeting. Broker non-votes (which occur when brokers holding shares as nominees for their customers do not have authority to vote on a matter absent specific instructions from the beneficial owners of the shares) will be counted for purposes of determining the presence or absence of a quorum at the Special Meeting. Because approval of the Transaction requires the affirmative vote of the majority of the outstanding shares of the Company Common Stock, abstentions, broker non-votes and failures to vote in person or by proxy at the Special Meeting will have the effect of votes against the Transaction. With respect to all other business to properly come before the Special Meeting, abstentions, broker non-votes and failures to vote shares represented and entitled to vote will have the effect of votes cast against.

  Cornelius B. Prior, Jr. and Jeffrey J. Prosser, holders of voting authority over 3,692,600 and 3,011,250 shares of the Company Common Stock, respectively, as of the Record Date, have agreed to vote all such shares in favor of the Transaction. Because such shares will represent more than a majority of the outstanding shares of the Company Common Stock as of the Record Date, it thus is expected that the requisite vote as described in the immediately preceding paragraph will be effectively secured.

  Stockholders of record as of the Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Special Meeting. All shares of the Company Stock represented at the Special Meeting by properly executed proxies received prior to the Special Meeting, unless properly revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. IF A PROXY IS SIGNED AND RETURNED BY A HOLDER OF THE COMPANY STOCK WITHOUT INDICATING ANY VOTING INSTRUCTIONS, THE SHARES OF THE COMPANY STOCK REPRESENTED BY SUCH PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE TRANSACTION. Any proxy given by a Company stockholder pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by (a) filing with the Secretary of the Company, at or before the Special Meeting, a written notice of revocation bearing a date later than the date of the proxy; (b) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company before the Special Meeting; or (c) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

  The Company Board is not aware of any business to be acted upon at the Special Meeting other than as described in this Proxy Statement-Prospectus. If, however, other business is properly brought before the Special

Meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act thereon according to their best judgment and applicable law unless the proxy indicates otherwise, except that no proxy that directs the proxy holders to vote the shares represented thereby against, or to abstain from voting on, the Transaction shall be voted in favor of any adjournment or postponement of the Special Meeting.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

SOLICITATION OF PROXIES

  In connection with the Special Meeting, proxies are being solicited by and on behalf of the Company Board. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person, by telephone, telegram or other means of communication. Such directors, officers and employees will not be specifically compensated for such services but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, nominees, fiduciaries and custodians for forwarding of proxy solicitation materials to beneficial owners of the Company Stock held of record by such persons, and the Company may reimburse such nominees, fiduciaries and custodians for their reasonable expenses incurred in connection therewith.

  All expenses of the solicitation of proxies from the Company stockholders in connection with the Special Meeting will be borne by the Company. However, ECI must reimburse the Company for 50% of all such expenses if the Transaction is consummated. See "The Transaction--Expenses."

NO APPRAISAL RIGHTS

  The stockholders of the Company will not be entitled to any appraisal rights under Delaware law in connection with the Transaction and the Merger.

ADJOURNMENT OF THE SPECIAL MEETING

  If the Special Meeting is adjourned to another time and place, notice of the adjourned meeting will not be given if the time and place of the adjourned meeting are announced at the Special Meeting. If the adjournment is for more than 30 days, or if after the adjournment the Company Board fixes a new record date for the adjourned meeting, a notice of the Special Meeting will be given to each of the Company's stockholders of record entitled to vote at the adjourned meeting.

                                THE TRANSACTION

BACKGROUND AND REASONS FOR THE TRANSACTION

  The Company Board has determined, for the reasons set forth below, that the long-term prospects of the Company's businesses will be improved if the Company is divided into two separate publicly-owned companies.

  The Company's two principal stockholders and co-chief executive officers, Mr. Prior and Mr. Prosser, organized the Company in 1987 to acquire the Virgin Islands Telephone Corporation ("Vitelco"). Under the joint leadership of Mr. Prior and Mr. Prosser, the Company completed that acquisition, refinanced its acquisition debt, substantially rebuilt Vitelco's telephone network following devastating destruction from Hurricane Hugo in September 1989, acquired an 80% equity interest in GT&T in January 1991 and successfully completed an initial public offering of the Company Common Stock in November 1991.

  Since early 1993, material disagreements have arisen between Mr. Prior and Mr. Prosser pertaining to the management and direction of the Company and its businesses. These disagreements related to many aspects of the Company's business, including: (i) the merits of various acquisition opportunities, (ii) the level of expenditures for acquisition exploratory efforts, (iii) the timing and structuring of long term financing for the Company, (iv) strategy and tactics in dealing with regulatory issues in the Virgin Islands and Guyana and before the FCC, (v) strategy and tactics in dealing with litigation involving the Company, (vi) whether and how to sell or terminate the Company's former business of providing cellular telephone services to ships in coastal waters, (vii) whether and how to sell or terminate the Company's former long distance telephone business in the Virgin Islands, (viii) how to sell or terminate the Company's former long distance telephone business in Puerto Rico, and (ix) whether to enter the cable television business or the business of "wireless cable television" distribution in the Virgin Islands, and (x) a number of executive personnel issues.

  These disagreements created a management deadlock which resulted in extensive litigation between Mr. Prior and Mr. Prosser from June 1995 to February 1996 and has significantly impaired the Company's ability to function other than in the ordinary course of business. The management deadlock has hindered strategic and corporate planning and hiring of employees relating to the Company's businesses and has contributed to the Company's failure to complete any additional significant acquisitions or to undertake any other major initiatives out of the ordinary course of business (other than Vitelco's making major repairs to its telecommunications network following damage from a hurricane in September 1995). Since October 1993, Mr. Prosser, Mr. Prior and the Company Board have devoted considerable time and effort to resolving these differences, with limited success.

  In early February 1996, Mr. Prior and Mr. Prosser entered into a Global Settlement Agreement and Release in which they agreed to terminate, settle with prejudice and release all claims they had against each other and the other parties to such litigation, without admitting any wrongdoing or liability. In connection with this settlement, the Company hired two nationally recognized investment banking firms, Prudential Securities Incorporated and PaineWebber Incorporated, to find an acquirer for the Company. After contacting 36 potential acquirers, it became apparent by the latter part of 1996 that an acquirer for the Company as a whole or any substantial part of the Company on economically attractive terms could not be found. Shortly thereafter, on January 29, 1997, Mr. Prosser, Mr. Prior and the Company Board approved a Principal Terms Agreement (the "Principal Terms Agreement") for the Transaction, the consummation of which will result in two separate public companies: ECI, which will own all of the Company's Virgin Islands operations and will be controlled by Mr. Prosser; and New ATN which will continue to own the Company's Guyana operations and will be controlled by Mr. Prior.

  The basic economic terms of the Transaction were established by arms-length negotiation between Mr. Prosser and Mr. Prior. The major objective of these negotiations was that as a result of the consummation of the Transaction: (i) Mr. Prosser and Mr. Prior would not have any economic interest in the company controlled by the other; (ii) the public stockholders of the Company would not have any reduction in their economic interest in the Company's businesses as a result of the Transaction; and (iii) the agreed value received or retained in the Transaction by each of Mr. Prosser, Mr. Prior, and the public stockholders would be equal to the agreed value of their current respective interests in the Company's businesses. In these negotiations, Mr. Prosser and Mr. Prior recognized that the value of the Company's businesses to be transferred to ECI in the Transaction would significantly exceed the value of the businesses to be retained by New ATN, and that immediately prior to the consummation of the transaction, the outstanding shares of Company Common Stock would be held as follows:

         Mr. Prior............................  3,692,600 shares
         Mr. Prosser..........................  3,325,000 shares
         Others...............................  5,254,900 shares
                                               -----------------
           TOTAL.............................. 12,272,500 shares

The foregoing share ownership numbers include as shares owned by Mr. Prior and Mr. Prosser, respectively, shares owned by the Trust and by Mr. Prosser's children and certain additional shares as to which Mr. Prosser holds an option to purchase.

  By arm's length negotiation during late 1996 and January 1997, Mr. Prosser and Mr. Prior reached agreement that the Company's Virgin Islands operations had a value equivalent to $13.00 per share of Company Common Stock and that the Company's Guyana operations had a value of $9.48 per share of Company Common Stock. On this basis, the value of Mr. Prior's interest in the Company's Guyana operations was approximately $31,500,000, the value of Mr. Prior's interest in the Company's Virgin Islands operations was approximately $48,000,000, and for Mr. Prior to receive securities in the Transaction equivalent to the interest in the Virgin Islands operations which he then owned, he would need to receive $16.5 million in value of securities in the company (ECI) which would own the Company's Virgin Islands operations. At $13.00 per share, this would have amounted to approximately 1,269,000 shares or slightly in excess of 10% of the ECI Common Stock to be outstanding after consummation of the Transaction.

  On January 29, 1997, the Company Board, including Mr. Prior and Mr. Prosser, unanimously approved the Principal Terms Agreement, establishing basic terms for the Transaction. The Principal Terms Agreement provided that the Company would transfer to a newly-organized corporation substantially the same assets and liabilities as are to be transferred to ECI in the Transaction and that the stock of this newly-organized corporation would be distributed to the stockholders in such fashion that Mr. Prior would own or control approximately 60% of the outstanding voting securities of the Company and Mr. Prosser would own or control approximately 60% of the outstanding voting securities of the newly-organized corporation. Under the Principal Terms Agreement, Mr. Prosser or the newly organized corporation was to purchase from Mr. Prior for $16,500,000 the approximately 1,269,000 share interest in the newly-organized corporation which Mr. Prior would otherwise have been entitled to receive in the Transaction. The Principal Terms Agreement also specifically contemplated that the purchase by Mr. Prosser of Mr. Prior's excess shares would be treated as long term capital gain for income tax purposes. The Principal Terms Agreement contained summary provisions, substantially the same in purpose and intent as the Subscription Agreement and Exhibits thereto attached to this Proxy Statement--Prospectus, with regard to closing adjustments, the allocation of employees between the Company and the newly-organized corporation, responsibility for unknown or contingent liabilities, non-competition by Mr. Prosser with the Company in the audiotext business, use of the name "Atlantic Tele-Network, Inc." and a prohibition on Mr. Prior from acquiring more than 5% of the outstanding voting securities of ECI and on Mr. Prosser from acquiring more than 5% of the outstanding voting securities of the Company. Although, the Principal Terms Agreement expired by its terms on March 31, 1997, Mr. Prosser and Mr. Prior continued thereafter to negotiate the agreements for the Transaction.

  Subsequent to the execution of the Principal Terms Agreement, Mr. Prosser determined that ECI, rather than he personally, should obtain the financing for the funds needed to purchase Mr. Prior's excess interest in the Company as contemplated by the Principal Terms Agreement, and there was a concern that a sale by Mr. Prior of his interest to Mr. Prosser would be inconsistent with the transaction qualifying as a tax-free spin-off for

U.S. federal income tax purposes. Accordingly, three refinements were made to the terms of the Transaction as established by the Principal Terms Agreement: first, the Company, with funds borrowed by ECI or its subsidiary ATN-VI, is to repurchase the excess interest which Mr. Prior currently holds in the Company, and this repurchase will be taxable to Mr. Prior as ordinary income to the extent of the earnings and profits of the Company for 1997 (and for 1998 if the Transaction does not close in 1997), rather than being taxable entirely as long-term capital gain (this change appears to be consistent with the transaction qualifying as a tax-free spin-off); second, the price to be paid to Mr. Prior was increased to $17.4 million to compensate for the additional income taxes estimated to be payable by Mr. Prior in respect of this repurchase (to accomplish the price increase, the agreed value of the Company's Virgin Islands operations was increased from $13.00 to $13.2484 per share of the Company Common Stock); and third, the number of shares in ECI to be held by Mr. Prosser immediately after the transaction was reduced from 7,017,600 (58%) to 5,704,231 (52%) to reflect the fact that ECI, rather than Mr. Prosser personally, would be financing the Company's acquisition of Mr. Prior's excess shares. The economic effect on ECI and its stockholders of this reduction in the number of ECI shares is the same as if ECI had issued one share for each outstanding share of the Company and then repurchased 1,313,369 shares of ECI Common Stock at $13.2484 per share. The repurchase price to be paid to Mr. Prior and the Trust is $22.7284 per share of Company Common Stock (i.e. the sum of the agreed values of $9.48 and $13.2484 for the Company's Guyana and Virgin Islands operations). These values were established by arms-length bargaining between Mr. Prosser and Mr. Prior.

  In negotiating and agreeing on these values, Mr. Prosser and Mr. Prior each relied on his own knowledge of the business and affairs of the Company. They each took note of the fact that the shares of the Company common stock traded at prices in excess of $22.7284 per share on many days in 1996, during the period when the Company was seeking to find an acquiror. No detailed financial analysis of the values of the Company's Guyana or Virgin Islands operations was prepared by Mr. Prior or Mr. Prosser in connection with their negotiations of these values, and neither of them was assisted in these negotiations by any professional financial advisor. The agreed values established by Mr. Prosser and Mr. Prior as outlined above are indicative only of the intrinsic values each of them place on the assets and businesses of the Company. They are not necessarily indicative of what the market price of Company Common Stock, New ATN Common Stock or ECI Common Stock will be immediately prior to the Transaction, immediately after the Transaction or at any other time. The agreed value of $13.2484 per share of Company Common Stock for the Company's Virgin Islands operations is within the range of implied per share values ($7.12 to $14.92) determined by Prudential Securities in arriving at the Opinion discussed under "Opinion of Investment Banker" below, while the agreed value of $9.48 per share of Company Common Stock for the Company's Guyana operations is significantly higher than the implied per share value determined by Prudential Securities for the New ATN Common Stock (this valuation per share of Company Common Stock amounts to $2.69 to $4.69 after multiplying Prudential Securities' derived implied per share valuation of the New ATN Common Stock of $6.72 to $11.73 by 0.4 to reflect the 60% reduction in the number of outstanding shares of the Company as a result of the Transaction).

RECOMMENDATION OF THE COMPANY BOARD

  At its July 7, 1997 meeting, the Company Board unanimously (with Mr. Prosser and Mr. Prior abstaining) approved the Transaction and found that the Transaction, considered as a whole, was fair to the public stockholders of the Company (i.e., all stockholders of the Company other than Mr. Prior, the Trust and Mr. Prosser and his family) and recommended that stockholders vote for the approval of the Transaction and the various documents needed to consummate the Transaction. In making their determination and recommendation, the members of the Company Board other than Mr. Prosser and Mr. Prior (the "disinterested directors"), took into account (i) the opinion of Prudential Securities discussed below (see "Opinion of Investment Banker"), (ii) the comparable company analysis employed by Prudential Securities to establish an implied valuation range for the ECI Common Stock and the discounted cash flow analysis employed by Prudential Securities to establish an implied valuation for the ECI Common Stock and for the New ATN Common Stock, as discussed below under "Opinion of Investment Banker," (iii) the then current market value of the Company Common Stock, and (iv) the prices at which the Company Common Stock traded in the past. The disinterested directors, also took into account (i) the legal, political and regulatory problems facing GT&T, (ii) the resources which New ATN would have standing alone to fund regulatory and court proceedings necessary to protect its interests, (iii) the fact that the Transaction was structured so that public shareholders would increase their percentage interests in ECI and would retain their current percentage in New ATN, and (iv) the fact that the Transaction would be consummated only if a favorable Tax Ruling was obtained. The disinterested directors also took into account the terms of the Non-Competition Agreement, the Indemnity Agreement, the Technical Assistance Agreement, the Tax Sharing and Indemnification Agreement, and the Employee Benefits Agreement, but did not consider these agreements to have any material impact on the fairness of the Transaction, considered as a whole, to the public stockholders. In considering the Transaction, the disinterested directors did not assign relative weights or priorities to the various factors considered by them.

  The Opinion of Prudential Securities discussed below addresses only the basic economic terms of the Transaction as provided for in the Subscription Agreement, the Recapitalization Agreement and the Merger Agreement, and not the legal, operational and other terms set forth therein and in the various ancillary agreements related thereto, while Section 6.04 of the Subscription Agreement contemplates generally an opinion that the Transaction is fair from a financial point of view to the public stockholders of the Company. The disinterested directors accepted Prudential Securities' opinion as fully complying in scope and substance with the intent and meaning of Section 6.04 and Prudential Securities' engagement agreement with the Company.

OPINION OF INVESTMENT BANKER

  On July 7, 1997, Prudential Securities Incorporated ("Prudential Securities") delivered an opinion (the "Opinion") to the Company Board that, as of such date, the basic economic terms of the transaction as provided for in the Subscription Agreement, the Recapitalization Agreement and the Merger Agreement, were fair from a financial point of view to the public stockholders of the Company (i.e., all stockholders of the Company other than Mr. Prior, the Trust, and Mr. Prosser and his family) (the "Public Stockholders"). Prudential Securities made a presentation of the financial analysis underlying the Opinion at a meeting of the Company Board on July 7, 1997. This analysis, as presented to the Company Board, is summarized below. All of the members of the Company Board were present at the meeting (one via teleconference) and had an opportunity to ask questions regarding the presentation and the Opinion. At one point, Mr. Prior, Mr. Prosser, and their respective counsel withdrew and the remaining directors had an opportunity to ask questions regarding the presentation and the Opinion and to discuss the economic terms of the transaction, as provided for in the Subscription Agreement, the Recapitalization Agreement and the Merger Agreement, in the absence of these persons. Prudential Securities discussed with the Company Board the financial data and other factors considered by Prudential Securities in conducting its analysis, all of which are summarized below. On December 5, 1997, Prudential Securities confirmed its Opinion as of that date.

  In requesting the Opinion, the Company Board did not give any special instructions to Prudential Securities or impose any limitations upon the scope of the investigation that Prudential Securities deemed necessary to enable it to deliver the Opinion. A copy of the Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Proxy Statement-Prospectus as Annex B and is incorporated herein by reference. The summary of the Opinion set forth below is qualified in its entirety by reference to the full text of the Opinion. The Public Stockholders are urged to read the Opinion in its entirety.

  THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE BASIC ECONOMIC TERMS OF THE TRANSACTION, AS PROVIDED FOR IN THE SUBSCRIPTION AGREEMENT, THE RECAPITALIZATION AGREEMENT AND THE MERGER AGREEMENT, TO THE PUBLIC STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. THE OPINION DOES NOT ADDRESS ANY OF THE PROVISIONS OF THE SUBSCRIPTION AGREEMENT, THE RECAPITALIZATION AGREEMENT OR THE MERGER AGREEMENT WHICH ARE NOT SPECIFICALLY SUMMARIZED UNDER THE CAPTIONS "DOCUMENTATION FOR THE TRANSACTION--DIVISION OF PROPERTIES AND ASSETS, --DIVISION OF LIABILITIES, --CLOSING ADJUSTMENTS, --REPURCHASE AND RECAPITALIZATION, OR --MERGER" OR ANY OF THE PROVISIONS OF THE NON-COMPETITION AGREEMENT, THE INDEMNITY AGREEMENT, THE TECHNICAL ASSISTANCE AGREEMENT, THE TAX SHARING AND INDEMNIFICATION AGREEMENT AND THE EMPLOYEE BENEFITS AGREEMENT. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

  In conducting its analysis and arriving at the Opinion, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including, among others, the following: (i) drafts, dated June 16, 1997, of the Subscription Agreement (excluding the schedules to the Subscription Agreement), the Recapitalization Agreement, the Merger Agreement and certain ancillary agreements and exhibits to the Subscription Agreement;
(ii) a draft dated June 27, 1997 of the Proxy Statement-Prospectus; (iii) a copy of the Rural Telephone Finance Cooperative loan commitment letter, dated April 14, 1997; (iv) certain publicly-available historical financial and operating data of the Company, including, but not limited to, (a) the Annual Reports on Form 10-K of the Company for the fiscal years ended December 31, 1994, 1995 and 1996, (b) the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 1997, (c) the Proxy Statement for the Annual Meeting of the Company Stockholders held on April 30, 1997; (v) certain information relating to New ATN and ECI, including projected income statements, balance sheets and cash flow data for the fiscal years ending December 31, 1997, 1998, 1999 and 2000 which were prepared by the management of the Company; (vi) publicly available financial, operating, and stock market data concerning certain companies engaged in businesses Prudential Securities deemed comparable to ECI, or otherwise relevant to Prudential Securities' inquiry; (vii) the historical stock prices and trading volumes, and current trading multiplies of the Company Common Stock; and (viii) such other financial studies, analyses, reviews and investigations that Prudential Securities deemed appropriate. Prudential Securities assumed, with the Company's consent, that the drafts of the Subscription Agreement, the Recapitalization Agreement and the Merger Agreement which Prudential Securities reviewed would conform in all material respects to those documents when in final form. In connection with its confirmation of the Opinion on , 1997, Prudential Securities reviewed (i) executed copies of the Subscription Agreement, the Recapitalization Agreement and the Merger Agreement, and (ii) the forms of the Indemnity Agreement, the Technical Assistance Agreement and the Tax Sharing and Indemnification Agreement attached as Annex A to this Proxy Statement-Prospectus (which agreements Prudential Securities assumed, with the Company's consent, would conform in all material respects to those agreements when finally executed at or prior to the Effective Date).

  Prudential Securities met with the senior management of the Company to discuss (i) the prospects for the respective businesses of New ATN and ECI,
(ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the transaction as provided for by the Subscription Agreement, the Recapitalization Agreement and the Merger Agreement on the respective companies and (iv) such other matters that Prudential Securities deemed relevant.

  In connection with its review and analysis and in arriving at the Opinion, Prudential Securities assumed and relied upon the accuracy and completeness of the financial and other information provided to it by the Company, and Prudential Securities has not assumed any responsibility for the verification of such information or any independent valuation or appraisal of any of the assets or liabilities of New ATN or these to be transferred to or assumed by ECI. With respect to certain projected financial data provided to Prudential Securities by the Company for New ATN and for ECI, Prudential Securities has assumed that such information (and the assumptions and bases therefor) has been reasonably prepared and represents management's best currently available estimate as to the future financial performance of New ATN and of ECI. The Opinion is predicated on (i) the Company's transfer of certain of its assets and liabilities to ECI qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the distribution of ECI Common Stock to the holders of the Company Common Stock being treated as tax-free for federal income tax purposes to the Company under Section 355(c)(1) or 361(c)(1) of the Code and to such holders under Section 355(a) of the Code. Further, the Opinion is necessarily based on economic, financial and market conditions as they existed, and can only be evaluated, as of the date of the Opinion.

  The Opinion does not address nor should it be construed to address the relative merits of the Transaction as compared to other strategic alternatives. In addition, the Opinion does not in any manner address the prices at which the New ATN Common Stock or the ECI Common Stock will trade following consummation of the Transaction.

  In arriving at the Opinion, Prudential Securities performed a variety of financial analyses, including those summarized herein. The summary set forth below of the analyses presented to the Company Board at the July 7,

1997 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analyses or summary description. Prudential Securities believes that its analysis must be considered as a whole and that selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, New ATN and ECI. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented by Prudential Securities to the Company Board in connection with the Opinion.

  Comparable Company Analysis. A comparable company analysis was employed by Prudential Securities to establish an implied per share valuation range for the ECI Common Stock. Prudential Securities analyzed publicly-available historical and projected financial results, including multiples of current stock price to latest twelve months ("LTM") net income ("LTM Net Income"), projected calendar year 1997 earnings per share ("1997 EPS") and projected calendar year 1998 earnings per share ("1998 EPS"), enterprise value (defined as current stock price multiplied by the number of shares outstanding plus net indebtedness) to LTM earnings before interest and taxes ("LTM EBIT") and LTM earnings before interest, taxes, depreciation and amortization ("LTM EBITDA") of certain companies considered by Prudential Securities to be reasonably similar to ECI. The companies analyzed included: Alltel Corporation, Aliant Communications, Inc., Cincinnati Bell Telephone Company, Century Telephone Enterprises, Inc., Frontier Corporation and Southern New England Telecommunications Corporation (together, the "Comparable Companies"). All of the trading multiples of the Comparable Companies were based on closing stock prices on July 3, 1997 (the "July 3rd Closing Price") and all of the earnings per share estimates of the Comparable Companies were published by First Call, an on-line data service available to subscribers which compiles estimates developed by research analysts. The estimates published by First Call were not prepared in connection with the Transaction or at the request of Prudential Securities. The Company provided the projected 1997 EPS and 1998 EPS estimates of ECI.

  The Comparable Companies were found to have a July 3rd Closing Price estimated to be equal to 13.2x to 16.3x LTM Net Income, 12.6x to 21.6x 1997 EPS and 12.5x to 18.6x 1998 EPS, and an enterprise value estimated to be equal to 7.6x to 10.9x LTM EBIT and 4.8x to 9.8x LTM EBITDA. Applying such multiples to ECI's pro forma LTM Net Income ($6.8 million), 1997 EPS ($0.81), 1998 EPS ($0.96), pro forma LTM EBIT ($18.0 million) and pro forma LTM EBITDA ($33.6 million) resulted in an implied per share valuation of the ECI Common Stock of $7.12 to $14.29.

  None of the companies utilized in the above analysis for comparative purposes is, of course, identical to ECI. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading value of the Comparable Companies as well as that of ECI.

  Discounted Cash Flow Analysis--ECI. A discounted cash flow analysis was employed by Prudential Securities to establish an implied per share valuation for the ECI Common Stock. Prudential Securities calculated the net present value of ECI's projected four-year stream of unlevered free cash flows and projected fiscal year 2000 terminal values, which in turn, were based on a range of multiples of ECI's projected fiscal year 2000 earnings before interest, taxes, depreciation and amortization ("EBITDA"). The Company provided the financial projections that Prudential Securities utilized in this analysis. Prudential Securities applied discount rates ranging from 6.0% to 8.0% and multiples of fiscal year 2000 EBITDA ranging from 5.75x to 7.00x. The discount rates utilized reflect ECI's pro forma cost of capital, and the terminal EBITDA multiples reflect the range of trading multiples of the Comparable Companies. Based on this analysis, Prudential Securities derived an implied per share valuation of the ECI Common Stock of $9.86 to $14.92.

  Discounted Cash Flow Analysis--New ATN. A discounted cash flow analysis was employed by Prudential Securities to establish an implied per share valuation for the New ATN Common Stock. Prudential Securities calculated the net present value of New ATN's projected four year stream of unlevered free cash flows and projected fiscal year 2000 terminal values, which in turn, were based on a range of multiples of New ATN's projected fiscal year 2000 EBITDA. The Company provided the financial projections that Prudential Securities utilized in this analysis. Prudential Securities applied discount rates ranging from 20.0% to 30.0% and multiples of fiscal year 2000 EBITDA ranging from 2.50x to 3.50x. The discount rates and terminal multiples reflect the declining profit margins and volumes associated with audiotext and certain political and regulatory risks. Prudential Securities adjusted for the 20% minority interest in Guyana Telephone & Telegraph Company Limited. Prudential Securities derived an implied per share valuation of the New ATN Common Stock of $6.72 to $11.73.

  Projected financial and other information concerning New ATN and ECI are not necessarily indicative of future results. All projected financial information is subject to numerous contingencies, many of which are beyond the control of management of the Company, New ATN and ECI.

  Stock Trading History and Current Trading Multiples. Prudential Securities also analyzed the history of the trading prices and volume for the Company Common Stock. Prudential Securities observed that between the Company's initial public offering on November 14, 1991 and July 2, 1997, the Company Common Stock traded in the range of $6.375 and $27.250 a share. Prudential Securities also analyzed the trading multiples (as of July 2, 1997) of the Company Common Stock. Prudential Securities analyzed that the Company was trading (as of July 2, 1997) at 7.2x LTM earnings per share, 4.1x LTM EBITDA, and 5.9x LTM EBIT.

  The Company selected Prudential Securities to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes, because it has substantial experience in transactions similar to the Transaction and because it already had substantial information about the Company as a result of its engagement by the Company in 1996 as described below. The engagement letter with Prudential Securities provides that Prudential Securities will be paid an advisory fee equal to $500,000. In addition, the engagement letter with Prudential Securities provides that Prudential Securities will be reimbursed for its out-of-pocket expenses and the Company, New ATN and ECI will indemnify Prudential Securities and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the Transaction or its engagement. The Company has also agreed to engage Prudential Securities for a fee of $50,000 to evaluate the relative values of certain assets of ATN-VI in connection with the Company's application for the Tax Ruling. In 1996, the Company engaged Prudential Securities as its financial advisor in connection with the Company's exploration of strategic alternatives. In the ordinary course of business, Prudential Securities may actively trade the shares of the Company Common Stock for its own account and for the accounts of customers and accordingly, may at any time hold a long or short position in such security.

DOCUMENTATION FOR THE TRANSACTION

  The Transaction will be effected pursuant to the Subscription Agreement, Recapitalization Agreement, Merger Agreement, Charter Amendment, Non-Competition Agreement, Indemnity Agreement, Technical Assistance Agreement, Tax Sharing and Indemnification Agreement and Employee Benefits Agreement (collectively, the "Agreements"), copies of which are attached as Annex A to this Proxy Statement-Prospectus. The following description of the terms and conditions of these Agreements is qualified in its entirety by reference to the Agreements. In the event of any inconsistency between the provisions of any of the Agreements and the description thereof in this Proxy Statement-Prospectus, the provisions of the Agreements shall control.

  Division of Properties and Assets. The Subscription Agreement defines the properties and assets to be transferred to ECI or retained by New ATN. Pursuant to the Subscription Agreement, the Company will transfer to ECI the following properties and assets of the Company in exchange for 10,959,131 shares of ECI Common Stock which will be distributed to Mr. Prosser and all other holders of Company Common Stock other than Mr. Prior and the Trust:

    (i) all of the outstanding capital stock of ATN-VI, which together with its subsidiaries, Vitelco, Vitel Cellular and Vitelcom, currently conduct all of the Company's Virgin Islands operations;

    (ii) all of the outstanding capital stock of Atlantic Aircraft, Inc., a subsidiary of the Company which owns and operates a jet aircraft and a propeller aircraft used in the Company's business;

    (iii) all indebtedness of any of the foregoing subsidiaries of the Company (the "Transferred Subsidiaries") to the Company except $23 million (the "Retained Indebtedness") currently owing from ATN-VI to the Company (the remaining balance of Retained Indebtedness after giving effect to the Closing Adjustment discussed below will be transferred to ECI); and

    (iv) certain miscellaneous assets.

  New ATN will retain:

    (i) all of the Company's stock and debt investments in the Guyana Telephone & Telegraph Company Limited ("GT&T");

    (ii) the Company's advisory agreement with GT&T, pursuant to which the Company provides a wide variety of managerial, technical, sales and marketing services to GT&T for a fee equal to 6% of GT&T's revenues; and

    (iii) certain miscellaneous assets.

  Division of Liabilities. Pursuant to the Subscription Agreement, (i) ECI will assume all liabilities of the Company pertaining to the Transferred Subsidiaries, the lease and other liabilities pertaining to the Company's St. Croix executive office, and certain miscellaneous liabilities, (ii) New ATN will remain responsible for all liabilities of the Company pertaining to GT&T, the lease and other liabilities pertaining to the Company's St. Thomas executive office, and certain miscellaneous liabilities and (iii), except as otherwise described under "Indemnity" below, ECI and New ATN will each be responsible for one-half of all remaining liabilities of the Company on the Effective Date including contingent liabilities arising out of events occurring on or prior to the Effective Date.

  Closing Adjustments. The Subscription Agreement provides that ECI will cause ATN-VI to pay New ATN in repayment of the $23 million of Retained Indebtedness (or ECI will pay directly to New ATN if the Retained Indebtedness is exhausted) $17.4 million plus (or minus) a Closing Adjustment. After the Closing Adjustment has been finally determined and paid, New ATN will transfer to ECI any remaining Retained Indebtedness. As the Closing Adjustment, ECI will be credited with one-half of the carrying value on the Company's unconsolidated balance sheet as of April 30, 1997 of all assets of the Company other than capital stock of GT&T or the Transferred Subsidiaries or the principal amount of indebtedness of GT&T or any of the Transferred Subsidiaries to the Company, and ECI will be charged with one half of all accrued liabilities on the unconsolidated balance sheet of the Company as of April 30, 1997. Credits or charges also will be made for various cash transfers to or from GT&T or the Retained Subsidiaries and for operating expenses of the Company between April 30, 1997 and the Effective Date.

  Repurchase and Recapitalization. In accordance with the terms of the Recapitalization Agreement, the Company will repurchase 416,998 shares of Company Common Stock owned by Mr. Prior and 348,564 shares of Company Common Stock owned by the Trust at a repurchase price of $22.7284 per share, Mr. Prior will exchange all of his remaining 2,927,038 shares of Company Common Stock for a like number of shares of a new class of common stock of the company to be designated Class B Common Stock, and Mr. Prosser will exchange all of his 3,325,000 shares of Company Common Stock for a like number of shares of a new class of common stock of the Company to be designated Class A Common Stock. The Company will adopt the Charter Amendment to create Company Class A Common Stock and Company Class B Common Stock to be exchanged with Mr. Prior and Mr. Prosser, respectively, for their shares of Company Common Stock as described above. The Class A Common Stock and Class B Common Stock will vote together with the Company Common Stock (except where a separate class vote is required by law) and will otherwise have the same attributes as the Company Common Stock except that each of the new classes of Common Stock will be entitled to receive different consideration than the other class or the Company Common Stock receives in a merger, consolidation or liquidation of the Company as determined by the Company Board.

  Merger. In accordance with the terms of the Merger Agreement, Mergerco will be merged with and into the Company with the Company surviving the Merger, each share of Company Common Stock (but not the newly created Class A Common Stock and Class B Common Stock to be issued prior to the Merger) will be converted into the right to receive four-tenths (0.4) of a share of Company Common Stock and one share of ECI Common Stock; the outstanding shares of Class A Common Stock of the Company will be converted into the right to receive in the aggregate 5,704,231 shares of ECI Common Stock, and the outstanding shares of Class B Common Stock of the Company will be converted into the right to receive in the aggregate 2,807,040 shares of Company Common Stock. Immediately after the Merger, the outstanding common stock of New ATN and ECI will be held as follows:

                                                  NEW ATN             ECI
                                              ---------------- -----------------
                                               SHARES     %      SHARES     %
                                              --------- ------ ---------- ------
      Mr. Prosser............................       --     --   5,704,231  52.05
      Mr. Prior.............................. 2,807,040  57.18        --     --
      Public................................. 2,101,960  42.82  5,254,900  47.95
                                              --------- ------ ---------- ------
        Total................................ 4,909,000 100.00 10,959,131 100.00
                                              ========= ====== ========== ======

  In the Merger, the Certificate of Incorporation of the Company will be amended (i) to eliminate the Class A and Class B Common Stock created by the Charter Amendment and (ii) to eliminate Article Eleventh of the current Certificate of Incorporation (a provision added in February 1996 which required supermajority votes of stockholders or directors for certain corporate actions and which expired by its terms in February 1997).

  Non-Competition. Pursuant to the Non-Competition Agreement, ECI and Mr. Prosser are to agree not to engage in, or assist others in engaging in any business which competes anywhere in the world in any material respect with the provision by New ATN or any of its subsidiaries of telecommunications services to persons who generate international audiotext telecommunications traffic (except for the provision of any telecommunications services as a common carrier which does not involve the installation of special equipment to facilitate the generation of international audiotext telecommunications traffic or the payment of any fee, commission or other compensation through sharing of accounting or settlement rates, rate discounts or otherwise to persons generating such traffic). The term of the Non-Competition Agreement will be a period of 10 years after the Effective Date. The telecommunications service covered by the Non-Competition Agreement include both carrying and/or terminating telecommunications traffic. The agreement covers the provision of services directly, or indirectly through service bureaus or other intermediaries, to persons who generate the traffic, and the traffic covered includes both telephone and computer traffic. Although international audiotext traffic accounts for only a small percentage of the total minutes of telecommunications traffic (including both local and international traffic) carried by GT&T and although this traffic utilizes only a small fraction of GT&T's physical facilities, international audiotext traffic generated approximately 72% of GT&T's total revenues in 1996 and approximately 61% of its total revenues in the first six months of 1997. In the Non-Competition Agreement, ECI and Mr. Prosser will also agree to hold in strict confidence all information of the proprietary nature relating to GT&T's and New ATN's business of providing telecommunications services with regard to international audiotext traffic.

  Indemnity. In accordance with the provisions of the Indemnity Agreement:

    (i) Mr. Prosser is to agree to indemnify New ATN, its subsidiaries after the Effective Date, their respective officers, directors and agents and Mr. Prior, individually and as Trustee of the Trust, from and against any and all losses, liabilities, damages, costs and expenses ("Losses") relating to or arising out of (a) any action, suit or proceeding brought by or on behalf of any stockholder of the Company or of ECI arising out of or relating to the repurchase by the Company of shares of Company Common Stock owned by Mr. Prior and/or the Trust pursuant to the Recapitalization Agreement or the number of shares of ECI Common Stock to be received by Mr. Prosser or members of his family pursuant to the Merger Agreement or (b) any action, suit or proceeding of any kind arising out of or relating to any untrue or alleged untrue statement of a material fact contained in this Proxy Statement-Prospectus, or the omission or alleged omission to state herein a material fact required to be stated herein or necessary to make the statements herein not misleading, but the indemnity described in this clause (b) applies only with respect to the biographical information of Mr. Prosser contained in this Proxy Statement-Prospectus and the information contained herein concerning the beneficial ownership of Company Common Stock by Mr. Prosser and the members of his family and his or their affiliates,

    (ii) Mr. Prior has agreed to indemnify ECI, the entities that will become its subsidiaries after the Effective Date, their respective officers, directors and agents and Mr. Prosser from and against any and all Losses relating to or arising out of (a) any action, suit or proceeding brought by or on behalf of any stockholder of the Company or ECI arising out of or relating to the number of shares of Company Common Stock to be received by Mr. Prior or members of his family pursuant to the Merger Agreement or (b) any action, suit or proceeding of any kind arising out of or relating to any untrue or alleged untrue statement of a material fact contained in this Proxy Statement-Prospectus, or the omission or alleged omission to state herein a material fact required to be stated herein or necessary to make the statements herein not misleading, but the indemnity described in this clause (b) applies only with respect to the biographical information of Mr. Prior contained in this Proxy Statement-Prospectus and the information contained herein concerning the beneficial ownership of Company Common Stock by Mr. Prior and the members of his family and his or their affiliates,

    (iii) ECI has agreed to indemnify New ATN, its subsidiaries after the Effective Date, their respective officers, directors and agents and Mr. Prior from and against any and all Losses relating to or arising out of (a) the business or operations of ECI and the Transferred Subsidiaries before or after the Effective Date or any other subsidiaries of ECI after the Effective Date, or any of the liabilities specifically to be assumed by ECI pursuant to the Subscription Agreement or (b) any action, suit or proceeding arising out of or relating to any untrue or alleged untrue statement of a material fact contained in this Proxy Statement-Prospectus or the omission or alleged omission to state herein a material fact required to be stated herein or necessary to make the statements herein not misleading, but the indemnity described in this clause (b) applies only with respect to the information contained in this Proxy Statement-Prospectus concerning the business, prospects or planned or proposed activities of ECI and its Subsidiaries after the Effective Date, the activities of ECI or the Transferred Subsidiaries after April 30, 1997, and prospective acquisitions of businesses or other transactions not in the ordinary course of business planned or contemplated by ECI, the Transferred Subsidiaries or Mr. Prosser.

    (iv) New ATN has agreed to indemnify ECI and the entities which will become its subsidiaries after the Effective Date, their respective officers, directors and agents and Mr. Prosser from and against any and all Losses relating to or arising out of (a) the business or operations conducted by GT&T before or after the Effective Date or the business and operations of New ATN after the Effective Date, or any of the liabilities of the Company specifically excluded by the Subscription Agreement from the liabilities to be assumed by ECI or (b) any action, suit or proceeding arising out of or relating to any untrue or alleged untrue statement of a material fact contained in this Proxy Statement-Prospectus or the omission or alleged omission to state herein a material fact required to be stated herein or necessary to make the statements herein not misleading, but the indemnity described in this clause (b) applies only with respect to the information contained in this Proxy Statement-Prospectus concerning the business, prospects or planned or proposed activities of New

  ATN and its Subsidiaries after the Effective Date, the activities of GT&T and New ATN with respect to GT&T after April 30, 1997, and prospective acquisitions of businesses or other transactions not in the ordinary course of business planned or contemplated by GT&T or Mr. Prior.

  Technical Assistance. New ATN and the Transferred Subsidiaries are to enter into a Technical Assistance Agreement in connection with the Transaction. In accordance with the terms of the Technical Assistance Agreement, each of the Transferred Subsidiaries will agree to provide, at the request of the Company, personnel and facilities to assist and support the Company in carrying out the Company's continuing obligations to provide technical and professional service, advice and assistance under an advisory contract it has entered into with GT&T. The Transferred Subsidiaries are to be paid approximately 200% of the direct compensation cost incurred by them in performing services at the request of New ATN under the Technical Assistance Agreement and 100% of all "out-of-pocket" expenses incurred by them in performing such services.

  Tax Sharing and Indemnification. In accordance with the terms of the Tax Sharing and Indemnification Agreement:

    (i) New ATN, ECI, Mr. Prior and Mr. Prosser will each agree not to take certain actions after the Effective Date which might jeopardize the Transaction qualifying for tax-free treatment under the Code. Under the terms of the Tax Sharing Agreement, unless otherwise approved by the IRS or legal counsel or agreed to by both the Company and ECI, the Company and ECI will not at any time after the Effective Date take any action which may be inconsistent with the tax treatment of the Transaction as contemplated in the Company's Ruling request. Without limiting the generality of the foregoing, the Company and ECI will not, within two years after the Effective Date: (a) liquidate or merge with or into any other corporation;
  (b) issue any capital stock that in the aggregate exceeds 45%, by vote or value, of its capital stock issued and outstanding immediately after the Distribution; (c), with certain exceptions, redeem, purchase or otherwise reacquire its capital stock issued and outstanding immediately after the Distribution; (d) make a material disposition or cessation of operations by means of a sale or exchange of assets or capital stock, a distribution to stockholders, or otherwise, of the assets constituting the trades or businesses relied upon in the Company's Ruling request to satisfy Section 355(b) of the Code; or (e) discontinue the active conduct of the trades or businesses relied upon in the Ruling request to satisfy Section 355(b) of the Code.

    (ii) New ATN is to agree to be liable for, and shall indemnify and hold harmless ECI and its affiliates from and against, (a) any taxes resulting from any income or gain recognized as a result of the Transaction, including any taxes resulting from any income or gain recognized as a result of the Transaction failing to qualify for tax-free treatment under the Code, which arise from any breach by New ATN of its representations or covenants under the Tax Sharing and Indemnification Agreement, or from certain actions by New ATN or its affiliates which may be inconsistent with the tax treatment of the Transaction as contemplated in the application for the Tax Ruling, or the inaccuracy of any factual statements or representations made in or in connection with the application for the Tax Ruling with respect to the activities of New ATN and its affiliates after the Effective Date, (b) any taxes taken into account as debits for purposes of calculating the Final Closing Adjustment under the terms of the Subscription Agreement, (c) certain taxes arising from the Company's operations between April 30, 1997 and the Effective Date, (d) any withholding of foreign income taxes imposed with respect to payments from GT&T to the Company and (e) fifty percent (50%) of all other taxes of the Company or Aircraft Corp. with respect to any period prior to and including the Effective Date, except for taxes described in clauses (a), (b) or (c) of the following section (iii).

    (iii) ECI is to agree to be liable for, and shall indemnify and hold harmless New ATN and its affiliates from and against, (a) any taxes resulting from any income or gain recognized as a result of the Transaction, including any taxes resulting from any income or gain recognized as a result of the Transaction failing to qualify for tax-free treatment under the Code, which arise from any breach by ECI of its representations or covenants under the Tax Sharing and Indemnification Agreement, or from certain actions by ECI or its affiliates which may be inconsistent with the tax treatment of the Transaction as contemplated the application for the Tax Ruling, or the inaccuracy of any factual statements or representations made in or in connection with the application for the Tax Ruling with respect to the activities of ECI and its affiliates after the Effective Date, (b) one hundred percent (100%) of all taxes of ECI (computed on a separate company basis) with respect to any period prior to and including the Effective Date, (c) any withholding of foreign income taxes imposed with respect to payments from ATN-VI or any of its subsidiaries to the Company except to the extent taken into account as debits for purposes of computing the Final Closing Adjustment under the terms of the Subscription Agreement, and (d) fifty percent (50%) of all other taxes of the Company or Aircraft Corp. with respect to any period prior to and including the Effective Date, except for taxes described in clauses (a), (b), (c) and (d) of the preceding section (ii).

    (iv) Mr. Prior is to agree to be liable for, and to indemnify and hold harmless the Company, ECI, and their respective affiliates from and against, any taxes resulting from any income or gain recognized as a result of the Transaction, including any taxes resulting from any income or gain recognized as a result of the Transaction failing to qualify for tax-free treatment under the Code, which arise from (a) any breach of Mr. Prior's representations and covenants under the Tax Sharing and Indemnification Agreement or (b) the inaccuracy of any factual statements or representations relating to Mr. Prior or members of Mr. Prior's family made in the application for the Tax Ruling or in any certificate provided by Mr. Prior in connection with the application for the Tax Ruling or in connection with an opinion of tax counsel with respect to the Transaction.

    (v) Mr. Prosser is to agree to be liable for, and to indemnify and hold harmless the Company, ECI, and their respective affiliates from and against any liability for any taxes resulting from any income or gain recognized as a result of the Transaction, including any taxes resulting from any income or gain recognized as a result of the Transaction failing to qualify for tax-free treatment under the Code, which arise from (a) any breach of Mr. Prosser's representations and covenants under the Tax Sharing and Indemnification Agreement or (b) the inaccuracy of any factual statements or representations relating to Mr. Prosser or members of Mr. Prosser's family made in the application for the Tax Ruling or in any certificate provided by Mr. Prosser in connection with the application for the Tax Ruling or in connection with an opinion of tax counsel with respect to the Transaction.

  Employee Benefits. The Company and ECI are to enter into an Employee Benefits Agreement in connection with the Transaction. In accordance with the terms of the Employee Benefits Agreement, ECI is to agree to adopt as its own the Company's Defined Benefit Plan for Salaried Employees, the Company's Management Employees' Savings Plan, and the Company's Employees' Stock Ownership Plan, each of the trusts (and all assets thereof) forming a part of such plans will be assumed by ECI, and ECI and the Company are to agree to take all necessary actions, including amendments to such plans (or the trusts forming a part thereof) in order for ECI to be the sponsor and "Employer" as defined under such plans. All employee benefit plans previously maintained by ATN-VI or Vitelco will continue to be sponsored by such entities after the Effective Date. As of the Effective Date, employees of New ATN and its subsidiaries will cease participation in all the employee benefit plans maintained by ECI or any of its subsidiaries.

THE CREDIT FACILITY

  In order to finance the repurchase of Company Common Stock from Mr. Prior and the Trust, ATN-VI will enter into the Credit Facility with Rural Telephone Finance Corporation ("RTFC"), as lender (the "Lender"). A copy of the form of Credit Facility has been filed as an exhibit to the Registration Statement of which this Proxy Statement--Prospectus forms a part, and the following summary of the material terms of the Credit Facility is qualified in its entirety by reference thereto.

  Borrower. The borrower under the Credit Facility will be ATN-VI (the "Borrower").

  Structure. The Credit Facility will consist of a fifteen year secured term loan facility in the amount of $18,315,789, including $915,789 for the purchase of RTFC 5% Subordinated Capital Certificates ("SCCs"). Borrowings under the Credit Facility will be utilized by the Borrower to fund the repurchase of 765,562 shares of Company Common Stock currently owned by Mr. Prior and the Trust.

  Availability. The funds will be immediately available upon the satisfaction of customary terms and conditions contained in the Credit Facility but in no event later than the second anniversary of the date of the Credit Facility.

  Security. The Credit Facility will be secured (i) by a first mortgage lien on the assets and revenue of the Borrower and; (ii) pledges from the Borrower of all of the present and future outstanding common stock of Vitelco, Vitelcom and Vitel Cellular owned by the Borrower.

  Interest. Borrowings under the term loan facility will bear interest at Lender's standard variable rate and/or fixed rate for long-term loans with 5% SCC's. As of December 5, 1997, these rates were 6.65% and 7.90% per annum, respectively. The Borrower may, at any time, convert all or a portion of outstanding loan funds from a variable rate to a fixed interest rate for a Borrower-specified period of time without a fee.

  Equity Requirement. The Borrower will be required to purchase a non-interest bearing amortizing SCC equal to 5% of the total amount borrowed. The SCC is amortized annually, beginning one year after purchase of the SCC, in order to maintain a 5% SCC-to-outstanding loan ratio. Amounts amortized are paid in cash to the Borrower. The Borrower may elect to purchase the SCC using either
(a) the Borrowing Option pursuant to which the SCC is included in the loan amount and is purchased with each advance of loan funds or (b) the Installment Plan Option pursuant to which the Borrower purchases the SCCs in full with its general funds over 5 years in 20 equal quarterly installments. If the Borrower elects this option, the amount of equity requirement will be reduced to equal 5% of the loan proceeds.

  Patronage Capital. Subject to approval of the Lender, Borrower will receive a share of Lender's net margins in the form of patronage capital refunds. Patronage capital is allocated annually to Borrower based on the percentage that Borrower's interest payments contributed to Lender's gross margins. Patronage capital is currently paid in cash (retired) in the following two classes: Class One pursuant to which 70% of the allocation will be retired during the year in which it is allocated and Class Two pursuant the balance of the allocation will be retired on RTFC's Board approval rotation cycle (currently 15 years).

  Commitment Fee. A refundable commitment fee of $36,632 was paid to the Lender. The total commitment fee will be refunded in its entirety at the time of the final advance of the Loan. If the Loan if not fully advanced the fee will be refunded on a pro rata basis. The commitment fee will also be refunded if the Transaction does not occur for reasons that, in Lender's reasonable belief, are beyond the Borrower's control. Under all other circumstances, the Commitment Fee will be retained by RTFC.

  Covenants. The Credit Facility will contain the following material covenants that restrict the Borrower from, among other things (i) with certain exceptions, engaging in consolidations, mergers and sales of assets; (ii) with certain exceptions, creating, incurring, assuming or suffering to exist other indebtedness; (iii) with certain exceptions, making investments or loans in any other person or entity; (iv) acquiring assets or capital stock of other entities except for certain permitted acquisitions; and (v) redeeming, retiring or purchasing capital stock of the Borrower or declaring or paying dividends on the capital stock of the Borrower, without, in each case, the prior written approval of the Lender. In addition, the Credit Facility will also require the Borrower to maintain (a) a specified average "TIER," defined as, for a single year, interest on total net income plus income taxes plus interest payable on long-term debt for such year divided by interest on long-term debt payable for such year, as measured on a consolidated basis for the two highest of the last three years and (b) a specified average "DSC" ratio, defined, for a single year, as total net income plus depreciation and amortization plus interest payable on long-term debt for such years divided by principal and interest payable on long-term debt in such year, as measured on a consolidated basis for the two highest of the last three years. Such ratios are determined by averaging each of the two highest annual ratios during the three most recent fiscal years. The Credit Facility requires the Borrower to maintain a TIER of not less than 1.50 and a DSC of not less than 1.25. For the twelve months ended December 31, 1996, the Borrower's TIER was 1.84 and it's DSC was 1.80.

MANNER OF EFFECTING THE TRANSACTION

  The Transaction will occur promptly following the satisfaction of the conditions described herein.

  Prior to the Effective Date, the Company will select The Bank of New York (or such other person or persons reasonably satisfactory to the Company) to act as Exchange Agent for the Merger (the "Exchange Agent"). As soon as practicable after the Effective Date, the Company will make available, and each holder of record of Company Common Stock will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates ("Certificates") representing such Company Common Stock for cancellation, certificates representing the number of shares of New ATN Common Stock and ECI Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares.

  No certificates representing less than one full share of Company Common Stock will be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to the Merger. In lieu of any such fractional share, each holder of record of Company Common Stock who would otherwise have been entitled to a fraction of a share of Company Common Stock upon surrender of Certificates for exchange pursuant to the Merger will be paid upon such surrender cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Company Common Stock issued pursuant to the Merger.

  As soon as practicable following the Effective Date, the Exchange Agent shall determine the excess of (i) the number of full shares of Company Common Stock delivered to the Exchange Agent by the Company over (ii) the aggregate number of full shares of Company Common Stock to be distributed to holders of record of Company Common Stock (such excess being herein called the "Excess Shares") pursuant to the Merger, and the Exchange Agent, as agent for the former holders of record of Company Common Stock, will sell the Excess Shares at the prevailing prices on the American Stock Exchange ("AMEX"). The sale of the Excess Shares by the Exchange Agent will be executed on the AMEX through one or more member firms of the AMEX and will be executed in round lots to the extent practicable. New ATN and ECI will each bear one-half of the cost of all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former holders of record of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former stockholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former holders of record of Company Common Stock in lieu of any fractional interests, the Exchange Agent will make available in accordance with the Merger Agreement such amount to such former stockholders.

  No holder of Company Common Stock will be required to pay cash or other consideration for the shares of ECI Common Stock received in the Merger.

LISTING AND TRADING OF ECI COMMON STOCK

  There is currently no public market for ECI Common Stock. Prices at which ECI Common Stock may trade prior to the Transaction on a "when-issued" basis or after the Transaction cannot be predicted. Until the ECI Common Stock is fully distributed and an orderly market develops, the price at which trading in such stock occurs may fluctuate significantly. The prices at which ECI Common Stock trades will be determined by the marketplace and may be influenced by many factors, including among others, the depth and liquidity of the market for ECI Common Stock, investor perception of ECI and the Virgin Islands economy generally, ECI's dividend policy and general economic and market conditions.

  ECI Common Stock has been approved for listing, on notice of issuance, on the AMEX under the symbol "ECM."

  Shares of ECI Common Stock distributed to the Company's stockholders in the Transaction will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of ECI within the meaning of Rule 145 under the Securities Act of 1933 as amended (the "Securities Act"). Such affiliates may not publicly offer or sell the ECI Common Stock received in connection with the Transaction except pursuant to a registration statement under the Securities Act or pursuant to Rule 145 under the Securities Act.

LISTING AND TRADING OF NEW ATN COMMON STOCK

  It is a condition to the Transaction that the Company Common Stock will continue to be listed and traded on the AMEX after the Transaction under the symbol "ANK." Following the Transaction, because of the transfer of the Virgin Islands' operations of the Company to ECI, which will be a separate publicly-traded company, New ATN's consolidated earnings will be substantially lower than the Company's consolidated earnings prior to the Transaction. Accordingly, as a result of the Transaction, the aggregate market value of New ATN Common Stock immediately after the Effective Date is expected to be significantly lower than the aggregate market value of Company Common Stock immediately prior to the Effective Date. However, since the number of outstanding shares of New ATN will be only 40% of the number of outstanding shares immediately prior to the Effective Date, the Company is unable to predict whether the trading price of one share of New ATN Common Stock will be less than, equal to or more than the trading price of one share of Company Common Stock prior to the Effective Date.

  The combined trading prices of four-tenths (0.4) of a share of New ATN Common Stock and one share of ECI Common Stock after the distribution of ECI Common Stock to the holders of Company Common Stock and Class A Common Stock (the "Distribution") may be less than, equal to or greater than the trading price of the Company Common Stock prior to the Distribution. The prices at which New ATN Common Stock trades after the Distribution will be determined by the marketplace and may be influenced by many factors, including, among others, the continuing depth and liquidity of the market for New ATN Common Stock, investor perception of New ATN, investment conditions in Guyana generally and general economic and market conditions.

EXPENSES

  New ATN and ECI will each pay fifty percent (50%) of all costs and expenses incurred by the Company, Mr. Prosser or Mr. Prior in connection with the Transaction.

CONDITIONS; TERMINATION

  The Transaction is conditioned upon (i) approval of the Transaction at the Special Meeting by the holders of a majority of the outstanding shares of Company Common Stock, (ii) completion of $17.4 million of long-term financing by ECI or ATN-VI, (iii) receipt of the Tax Ruling from the Internal Revenue Service ("IRS") with respect to the tax-free treatment for U.S. federal income tax purposes of the transactions contemplated by the Subscription Agreement and the Merger Agreement to the Company and ECI and to the holders of Company Common Stock and Class A Common Stock, (iv) the absence of any material adverse changes in the businesses to be conducted after the Effective Date by New ATN or ECI, respectively, (v) the Registration Statement on Form S-4 under the Securities Act filed by ECI with the SEC having become effective and no stop order being in effect, (vi) the listing of ECI Common Stock on the AMEX, and (vii) the continued listing of New ATN Common Stock on the AMEX. The Tax Ruling has been received. Even if all conditions are satisfied, Mr. Prior, Mr. Prosser and the Company Board may, if they all agree, abandon, defer or modify the Transaction at any time prior to the Effective Date. The Company Board will not, however, consent to any changes in the terms of the Transaction after the Transaction is approved by stockholders unless the Company Board determines that such changes would not be materially adverse to the Company's stockholders.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary description of the material U.S. federal income tax consequences of the Transaction. This summary is for general information purposes only and is not intended as a complete description of all of the tax consequences of the Transaction and does not discuss tax consequences under the laws of any state or local government or of any other jurisdiction. Moreover, the tax treatment of a stockholder may vary depending upon his, her or its particular situation. In this regard, certain stockholders (including, without limitation, (i) insurance companies, tax-exempt organizations, financial institutions or broker-dealers, certain U.S. expatriates and persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign trusts or estates as defined for U.S. federal income tax purposes, and (ii) stockholders that hold shares as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes and stockholders with a "functional currency" other than the U.S. dollar) may be subject to special rules not discussed below. In addition, this summary applies only to shares which are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

  THE FOLLOWING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, FINAL AND TEMPORARY TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE WHICH MAY OR MAY NOT BE RETROACTIVE, AND ANY SUCH CHANGES COULD AFFECT THE VALIDITY OF THE FOLLOWING DISCUSSION.

  EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTION DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES OF APPLICABLE TAX LAWS.

  Tax Ruling The Company has received the Tax Ruling from the IRS, to the effect, among other things, that for U.S. federal income tax purposes:

    (a) the Company's transfer of certain of its assets and liabilities to ECI (the "Contribution") will be a tax-free reorganization under Section 368(a)(1)(D) of the Code and, therefore, will be tax-free to the Company and ECI; and

    (b) the distribution of ECI Common Stock to the holders of Company Common Stock and Class A Common Stock (the "Distribution") will be tax-free to the Company under Section 355(c)(1) or 361(c)(1) of the Code and to such holders under Section 355(a) of the Code.

  The Company's request for the Tax Ruling contains certain representations as to factual matters, including among other representations, that (i) there is no plan or intention by Mr. Prior or Mr. Prosser, and the management of the Company, to its best knowledge, is not aware of any plan or intention on the part of any particular remaining shareholder of the Company, to sell, exchange, transfer by gift, or otherwise dispose of any stock in either the Company or ECI after the Transaction, (ii) there is no plan or intention by either the Company or ECI to purchase any of its outstanding stock after the Transaction (subject to certain exceptions), and (iii) there is no plan or intention to liquidate either the Company or ECI, to merge either the Company or ECI with any other corporation, or to sell or otherwise dispose of the assets of either the Company or ECI after the Transaction, except in the ordinary course of business. The Company's request for the Tax Ruling also contains certain factual statements regarding the Company's provision of a wide variety of managerial, technical, sales and marketing services to GT&T pursuant to the advisory agreement with GT&T and a representation to the effect that the Company will continue to provide such services to GT&T as described in the request for the Tax Ruling.

  The Tax Ruling, while generally binding on the IRS, may under certain circumstances be retroactively revoked or modified by the IRS. The Tax Ruling will be based on the facts and representations contained in the Company's request for the Tax Ruling. Generally, the Tax Ruling would not be revoked or modified retroactively provided that (i) there has been no misstatement or omission of material facts, (ii) the facts at the time of the Transaction are not materially different from the facts upon which the Tax Ruling was based,
(iii) the representations upon which the Tax Ruling was based are not incomplete or untrue in any material respect, and

(iv) there has been no change in the applicable law. See "Risk Factors--Risks Relating to the Transaction--Potential Federal Income Tax Liabilities."

  The Contribution. The Tax Ruling provides that the Contribution will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code. Assuming that the Contribution so qualifies, (i) no gain or loss will be recognized by, and no amount will be included in the income of, the Company or ECI as a result of the Contribution, (ii) the tax basis of the property received by ECI in the Contribution will be the same as the tax basis of such property in the hands of the Company immediately prior to the Contribution, and (iii) the holding period of the property received by ECI in the Contribution will include the period during which such property was held by the Company.

  The Repurchase. It is expected that, assuming the Transaction is consummated in 1997, the cash received by Mr. Prior and the Trust pursuant to the repurchase of all of the Trust's and certain of Mr. Prior's shares of Company Common Stock will be treated as a dividend to the extent of the Company's earnings and profits (as calculated for U.S. federal income tax purposes) for 1997 (the Company had no accumulated earnings and profits as of the beginning of 1997) and, to the extent the cash received exceeds the sum of the Company's earnings and profits for 1997 and the tax basis of Mr. Prior's and the Trust's shares so repurchased, as gain from the sale of the shares so repurchased.

  The Distribution. The Tax Ruling provides that the Distribution will qualify as a tax-free distribution under Section 355 of the Code. Assuming that the Distribution so qualifies, (i) the holders of Company Common Stock will not recognize any gain or loss upon receipt solely of shares of ECI Common Stock,
(ii) each holder of Company Common Stock will allocate his, her or its aggregate tax basis in the Company Common Stock immediately before the Distribution between the Company Common Stock and the ECI Common Stock in proportion to their respective fair market values at the time of the Distribution, (iii) the holding period of each holder of Company Common Stock for the ECI Common Stock will include the holding period for his, her or its Company Common Stock, provided that the Company Common Stock is held as a capital asset at the time of the Distribution, and (iv) the Company will not recognize any gain or loss as a result of the Distribution. The tax consequences to Mr. Prosser upon his receipt of shares of ECI Common Stock will be similar to those described above with respect to the holders of Company Common Stock (except for clause (ii)).

  Current Treasury regulations require that each holder of stock of the Company which receives ECI Common Stock pursuant to the Distribution to attach to his, her or its U.S. federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate to show the applicability of Section 355 of the Code to the Distribution. The Company will provide each stockholder with the information necessary to comply with this requirement.

  If the Distribution did not qualify as a tax-free distribution under Section 355 of the Code, then each holder of Company Common Stock who received shares of ECI Common Stock in the Distribution, other than Mr. Prosser, would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the ECI Common Stock received. Such distribution would be treated as (i) a dividend to the extent of such stockholder's pro rata share of the Company's earnings and profits for 1997 (the computation of which would include any gain recognized by the Company on the Distribution, as discussed below), then (ii) a reduction in such stockholder's tax basis in Company Common Stock to the extent the amount received exceeded the amount referenced in clause (i), and then (iii) gain from the sale or exchange of Company Common Stock to the extent the amount received exceeded the sum of the amounts referenced in clauses (i) and (ii). As a result of the complete termination of Mr. Prosser's interest in the Company, the distribution of ECI Common Stock to Mr. Prosser would be treated as capital gain to the extent that the fair market value of the ECI Common Stock received by him exceeded his tax basis in the stock of the Company exchanged therefor. Each stockholder's tax basis in his, her or its ECI Common Stock would be equal to the fair market value of such stock at the time of the Distribution.

  In addition, if the Distribution did not qualify as a tax-free distribution under Section 355 of the Code, then, in general, a corporate level U.S. federal income tax would be payable by the consolidated group of which the Company is the common parent based upon the gain (computed as the difference between the fair market value of the ECI Common Stock distributed and the Company's adjusted tax basis in such stock) recognized by the Company on the Distribution. Under the terms of the Tax Sharing Agreement, each of ECI and the Company would be liable for 50% of any such additional taxes incurred by the Company by reason of the Distribution being taxable. However, if the Distribution failed to qualify for tax-free treatment under Section 355 of Code as a result of the inaccuracy of certain factual statements or representations made with respect to Mr. Prior or Mr. Prosser in connection with the request for the Tax Ruling or as a result of Mr. Prior or Mr. Prosser taking any action which was inconsistent with any factual statements or representations or the tax treatment of the Distribution as contemplated in the Tax Ruling, then Mr. Prior or Mr. Prosser, as the case may be, would be required to indemnify each of ECI and the Company for any such additional taxes incurred by the Company. If the Distribution failed to qualify for tax-free treatment under Section 355 of Code as a result of the inaccuracy of certain factual statements or representations made with respect to ECI or the Company in connection with the request for the Tax Ruling or as a result of ECI or the Company taking any action which was inconsistent with any factual statements or representations or the tax treatment of the Distribution as contemplated in the Tax Ruling, then ECI or the Company, as the case may be, would be liable for 100% of any such additional taxes incurred by the Company. See the discussion of the Tax Sharing Agreement under "The Transaction-- Documentation for the Transaction."

  Disqualifying Acquisitions. Under an amendment to the Code generally effective after April 16, 1997, if the distributing corporation or the controlled corporation in a transaction otherwise qualifying as a tax-free distribution under Section 355 of the Code is acquired pursuant to a plan or arrangement in existence on the date of the distribution to acquire that corporation (a "Disqualifying Acquisition"), then the distributing corporation will recognize taxable gain immediately before the distribution in an amount equal to the excess of the fair market value of the stock of the controlled corporation over the distributing corporation's adjusted tax basis in that stock. A Disqualifying Acquisition would be treated as occurring if a person or persons acquired 50% or more of the stock of the distributing corporation or the controlled corporation, as the case may be, pursuant to such a plan or arrangement, and a plan or arrangement to acquire that corporation would be presumed to exist on the date of the distribution if the acquisition occurred during the four-year period commencing two years prior to the distribution (unless it could be demonstrated that the acquisition was unrelated to the distribution).

  The Tax Sharing Agreement contains provisions which are intended to prevent the occurrence of such a Disqualifying Acquisition during the two-year period following the date of the Distribution. Under the terms of the Tax Sharing Agreement, unless otherwise approved by the IRS or legal counsel or agreed to by both the Company and ECI, the Company and ECI will not at any time after the Effective Date take any action which may be inconsistent with the tax treatment of the Transaction as contemplated in the Company's Ruling request. Without limiting the generality of the foregoing, the Company and ECI will not, within two years after the Effective Date: (a) liquidate or merge with or into any other corporation; (b) issue any capital stock that in the aggregate exceeds 45%, by vote or value, of its capital stock issued and outstanding immediately after the Distribution; (c), with certain exceptions, redeem, purchase or otherwise reacquire its capital stock issued and outstanding immediately after the Distribution; (d) make a material disposition or cessation of operations by means of a sale or exchange of assets or capital stock, a distribution to stockholders, or otherwise, of the assets constituting the trades or businesses relied upon in the Company's Ruling request to satisfy Section 355(b) of the Code; or (e) discontinue the active conduct of the trades or businesses relied upon in the Ruling request to satisfy Section 355(b) of the Code. Accordingly, it can be expected that New ATN, ECI, Mr. Prior and Mr. Prosser will not enter into any transaction which might constitute a Disqualifying Acquisition, and, consequently, the ability of New ATN and ECI to enter into business combinations with other companies or to issue additional stock may be restricted.

  Fractional Shares. No fractional shares of New ATN Common Stock will be issued in the Transaction. A holder of Company Common Stock who receives cash in lieu of fractional shares of New ATN Common Stock will be treated as having received such fractional shares of New ATN Common Stock in the Transaction and then as having received such cash in a sale of such fractional shares of New ATN Common Stock. Such holder generally will recognize gain or loss pursuant to such deemed sale equal to the difference (if any) between the amount of cash received and such holder's adjusted tax basis in the fractional share of New ATN Common Stock deemed to be received and then sold. Such gain or loss will be capital gain or loss (provided the Company Common Stock is held as a capital asset at the Effective Date).

ACCOUNTING TREATMENT OF THE TRANSACTION

  For accounting purposes the Transaction is a non-pro rata split-off of a business and is accounted for at fair value. New ATN is considered to be the split-off entity and accounted for at fair value since it is anticipated ECI will have greater market capitalization (based on the Opinion), ECI will have greater asset value, ECI will retain more of the top management of the Company, and ECI had greater net income for the nine months ended September 30, 1997. Accordingly, the historical consolidated financial statements of the Company included elsewhere in this Proxy Statement-Prospectus will become the historical financial statements of ECI after the Transaction. After the Transaction, ECI financial statements will reflect the split-off as of the Effective Date and will not be restated to remove the effects of the prior operating results of New ATN. The combined financial results of New ATN included elsewhere in this Proxy Statement-Prospectus are the separate financial statements relating to the Company's business and operations in Guyana. The historical financial statements of New ATN for reporting purposes after the Transaction will consist solely of the separate combined financial statements of New ATN and will not correspond to the historical consolidated financial statements of the Company. After the Transaction, the net assets of New ATN will be adjusted to their fair value based on the average market price of New ATN common stock during a short period after the Effective Date. This adjustment is likely to reduce the carrying value of New ATN's fixed assets significantly below their historical cost and replacement value; and significantly reduce New ATN's charges for depreciation after the Effective Date. Therefore, historical depreciation expense after the Transaction will not be a reliable indicator of New ATN's cost of replenishing its assets.

               SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

  The following selected historical financial data of the Company and its subsidiaries as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 have been derived from the Company's audited consolidated financial statements. The following selected historical financial data for the nine months ended September 30, 1997 and 1996 have been derived from the Company's unaudited consolidated condensed interim financial statements which, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation. The selected historical consolidated financial data should be read in conjunction with the Company's audited consolidated financial statements and related notes thereto, as of December 31, 1996 and for each of the three years in the period ended December 31, 1996 and the Company's unaudited consolidated condensed financial statements and notes thereto as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 which are included elsewhere in this Proxy Statement-Prospectus. The selected historical consolidated financial data for the nine months ended September 30, 1997 are not necessarily indicative of the operating results to be expected for the entire fiscal year. All dollar amounts are in thousands, except per share data.

             SELECTED STATEMENT OF OPERATIONS DATA OF THE COMPANY

                                                                        NINE MONTHS
                                                                           ENDED
                                 YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                         -------------------------------------------  ----------------
                          1992     1993     1994     1995     1996     1996     1997
                         -------  -------  -------  -------  -------  -------  -------
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Local exchange service. $22,846  $22,345  $23,836  $22,966  $25,585  $18,906  $21,749
 Access charges.........  13,493   14,845   14,689   13,608   16,124   11,618   12,714
 International long-
  distance revenues (1).  37,495   44,299   76,820  128,939  145,080  112,259   92,977
 Universal Service Fund.  11,168   13,201   12,081   12,151   11,360    8,406   10,494
 Billing and other
  revenues..............   4,427    4,490    4,525    4,238    5,290    3,722    4,185
 Directory advertising..   3,420    3,020    2,916    2,730    2,563    1,938    1,332
 Cellular services......   2,657    2,808    3,616    5,910    5,480    4,457    2,894
 Product sales and         4,479    4,489    4,879    5,128    5,435    3,931    3,380
  rental................ -------  -------  -------  -------  -------  -------  -------
 Total revenue..........  99,985  109,497  143,362  195,670  216,917  165,237  149,725
Total expense...........  63,702   84,975  105,214  149,193  172,863  131,505  116,683
                         -------  -------  -------  -------  -------  -------  -------
Income from continuing
 operations before
 interest expense,
 income taxes and
 minority interest......  36,283   24,522   38,148   46,477   44,054   33,732   33,042
Interest expense, net...   9,109   11,837   12,798   11,540   10,831   (8,285)  (7,743)
                         -------  -------  -------  -------  -------  -------  -------
Income from continuing
 operations before
 income taxes and
 minority interest......  27,174   12,685   25,350   34,937   33,223   25,447   25,299
Income taxes (2)........   9,562    5,458   10,465   15,250   13,039   10,484    (739)
                         -------  -------  -------  -------  -------  -------  -------
Income from continuing
 operations before
 minority interest......  17,612    7,227   14,885   19,687   20,184   14,963   26,038
Minority interest.......  (2,056)  (1,030)  (1,743)  (2,477)  (2,177)  (1,860)  (1,358)
                         -------  -------  -------  -------  -------  -------  -------
Income from continuing   $15,556  $ 6,197  $13,142  $17,210  $18,007  $13,103  $24,680
 operations............. =======  =======  =======  =======  =======  =======  =======
Income per share from
 continuing operations.. $  1.27  $  0.50  $  1.07  $  1.40  $  1.47  $  1.07  $  2.01
Dividends per share..... $  0.32  $  0.20      --       --       --       --       --
Weighted average number
 of shares..............  12,273   12,273   12,273   12,273   12,273   12,273   12,273

                  SELECTED BALANCE SHEET DATA OF THE COMPANY

                                       AT DECEMBER 31,                AT SEPTEMBER 30,
                         -------------------------------------------- ----------------
                           1992     1993     1994     1995     1996         1997
                         -------- -------- -------- -------- -------- ----------------
BALANCE SHEET DATA:
Fixed assets, net....... $225,886 $249,415 $242,548 $226,660 $251,996     $251,648
Total assets............  315,019  336,564  340,113  371,939  389,324      391,819
Short-term debt
 (including current
 portion of long-term
 debt)..................   10,540   19,362   19,249   24,841   30,095       29,217
Long-term debt, net.....  159,637  152,453  141,214  128,362  116,227      106,469
Stockholders' equity....   99,959  101,300  114,861  130,956  149,791      174,471

--------
(1) In September 1997, the Guyana High Court denied an order which the Consumer Advisory Bureau had sought to temporarily enjoin GT&T from putting into effect a surcharge to recover approximately $9.5 million of lost revenues over a period of 18 months relating to an October 1995 PUC order which temporarily reduced rates for outbound long-distance calls to certain countries. These reduced rates were in effect for the period of October 1995 through January 1997. In January 1997, on an appeal by GT&T, the Guyana High Court voided the PUC's order in regards to the reduced rates described above and rates were returned to the rates in existence in October 1995. GT&T put such surcharge into effect on October 1, 1997 pending an ultimate trial on the merits. The Company has recognized the approximately $9.5 million of lost revenues in the nine months ended September 30, 1997.
(2) In May 1997, Vitelco received approval from the Virgin Islands Industrial Development Commission for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company has adjusted its deferred tax assets and liabilities to reflect the change in tax rates applicable to Vitelco during the benefit period. This change resulted in the Company recording a non-recurring credit to income tax expense of approximately $10.9 million ($.89 per share) in the nine months ended September 30, 1997.

(3) Does not reflect the estimated pro-forma non-recurring loss of $55 million on the split-off and fair valuation of the net assets of New ATN upon consummation of the Transaction.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONAND RESULTS OF
                           OPERATIONS OF THE COMPANY

INTRODUCTION

  The Company's revenues and income from operations have been derived principally from the operations of its telephone subsidiaries, Vitelco and GT&T. Vitelco derives most of its revenues from local telephone and long-distance access services. GT&T derives almost all of its revenues from international telephone services. Other operations include VitelCellular, which provides cellular telephone service in the U.S. Virgin Islands; and Vitelcom, which supplies customer premises equipment in the U.S. Virgin Islands.

  The principal components of operating expenses for the Company's telephone operations are plant specific operations expenses, plant non-specific operations expenses, customer operations expenses, corporate operations expenses, international long-distance expenses and taxes other than income taxes. These categories are consistent with FCC accounting practices. Plant specific operations expenses relate to support and maintenance of telephone plant and equipment and include vehicle expense, land and building expense, central office switching expense and cable and wire expense. Plant non-specific operations expenses consists of depreciation charges for telephone plant and equipment and expenses related to telephone plant and network administration, engineering, power, materials and supplies, provisioning and plan network testing. Customer operations expenses relate to marketing, providing operator services for call completion and directory assistance, and establishing and servicing customer accounts. Corporate operations expenses include Vitelco's and GT&T's expenses for executive management and administration, corporate planning, accounting and finance, external relations, personnel, labor relations, data processing, legal services, procurement and general insurance. International long-distance expenses consist principally of charges from international carriers for outbound international calls from Guyana and payments to audiotext providers from whom GT&T derives international audiotext traffic. Taxes other than income taxes include gross receipts taxes, property taxes, and other miscellaneous taxes. Cellular services and product sales and rentals expense includes the operating expense of VitelCellular and Vitelcom. General and administrative expenses consist principally of parent company overheads and amortization.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

  Operating revenues for the nine months ended September 30, 1997 were $149.7 million as compared to $165.2 million for the corresponding period of the prior year, a decrease of $15.5 million, or 9%.

  The decrease was principally due to a $31.8 million, or 38%, decrease in audiotext traffic revenues at GT&T for the nine months ended September 30, 1997. GT&T's volume of audiotext traffic fluctuated between 9 and 10 million minutes per month in 1996. Through the first nine months of 1997, the volume of audiotext traffic has averaged about 16% less than in the comparable period of 1996. The reduction in traffic volume is estimated to account for approximately $13.6 million, or 43% of the $31.8 million decrease in audiotext revenues. Chargebacks from a carrier for the nine months ended September 30, 1997 approximated $4.3 million, representing 13% of the decline in revenues in audiotext traffic. While subject to change, the Company anticipates that it will experience chargebacks in the future as a proportion of audiotext revenue similar to that experienced for the nine months ended September 30, 1997. The remaining $13.9 million, or 44% of the decrease in audiotext revenue, resulted from a combination of the following: the mislabeling of the origin of certain traffic, changes in the traffic mix, certain accounting rate reductions, and the strength of the U.S. dollar against foreign currencies. Mislabeling of the origin of traffic occurs when a carrier reports traffic as coming from one country when it actually originated in another. Changes in traffic mix refers to the mix between countries of origins which have different accounting rates, and accounting rate reductions occur when the Company and a foreign administration (telephone company) agree to a change in rates. The changes in volume of traffic and lower collection rates are subject to a number of influences beyond the Company's control, and may change significantly in the future, positively or negatively. As a result of the above factors, GT&T's profit margins from this traffic also declined. Given the Company's recent experience, the Company expects the negative trend in audiotext revenues to continue (which could have a material adverse impact on the Company's total revenues), although the Company is unable to predict the magnitude of the decline in future revenues with any degree of certainty.

  GT&T's outbound international revenues for the nine months ended September 30, 1997 increased $13.2 million, principally as a result of the recognition of approximately $9.5 million of revenues relating to outbound international long distance revenues at GT&T for the period from October 1995 to January 1997. See "Regulatory Matters" for further discussion.

  Vitelco's telephone operations revenues increased $5.5 million for the nine months ended September 30, 1997. This increase is primarily the result of the recovery from Hurricane Marilyn in September 1995 and an increase in Universal Service Fund revenues of $2.1 million for the nine months ended September 30, 1997, as a result of increased investment in net fixed assets. At September 30, 1997 Vitelco had 61,326 lines in service compared to 58,431 at the corresponding date in the prior year.

  Operating expenses for the nine months ended September 30, 1997 were $116.7 million, a decrease of $14.8 million, or 11%, from operating expenses of $131.5 million for the corresponding period of the prior year. The decrease was due principally to a decrease in audiotext and outbound traffic expense at GT&T of $15.2 million for the nine months ended September 30, 1997, due to decreased traffic volumes. Somewhat offsetting the decrease was an increase in plant non-specific expenses which increased as a result of increased plant in service. General and administrative expenses decreased $1.3 million for the nine months ended September 30, 1997. This decrease was principally due to a non-recurring charge of $2.8 million in the first three months of 1996 for the Company's obligation to reimburse its two Co-Chief Executive Officers for certain litigation expenses in connection with a management dispute settled in February 1996, offset by a $1.3 million charge related to the suspension of the acquisition of the Congo national phone system in the second quarter of 1997. As a percentage of operating revenues, operating expenses decreased to approximately 78% for the nine month period ended September 30, 1997 from approximately 80% for the corresponding period of 1996.

  Income from operations before interest expense, income taxes and minority interest decreased $690,000 for the nine months ended September 30, 1997, as a result of the factors affecting operating revenues and expenses discussed above. GT&T's contribution to income from operations decreased $5.0 million, or 18%, for the nine months ended September 30, 1997, even though GT&T recognized approximately $9.5 million of revenues relating to outbound international long distance revenues for the period October 1995 to January 1997 discussed above. Vitelco's contribution to income from operations increased by $4.7 million, or 38%, for the same period. Other operations contribution to income from operations decreased by $1.8 million, or 77%, for the same period, principally from decreased cellular operations.

  With a $542,000 decrease in net interest expense due to reduced debt, income before income taxes and minority interest decreased $148,000 for the nine months ended September 30, 1997.

  As discussed in Note C to the Consolidated Condensed Financial Statements, Vitelco received approval from the Virgin Islands Industrial Development Commission for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company has adjusted its deferred tax assets and liabilities to reflect the change in the tax rates applicable to Vitelco during the benefit period. This change has resulted in the Company recording a non-recurring credit to income tax expense of approximately $10.9 million in the nine months ended September 30, 1997. The effect of the tax exemption on future current taxes payable during the benefit period will be reflected in the Company's financial statements during the benefit period. On October 9, 1997 the Virgin Islands Public Service Commission ("PSC") instituted a proceeding to determine whether Vitelco's rates were just and reasonable in light of this tax rebate. There can be no assurance as to the outcome of this proceeding.

  Before giving effect to the change in deferred taxes discussed above, the Company's effective tax rate for the nine months ended September 30, 1997 was 40.2% as compared to 41.2% for the corresponding period of the prior year.

  The minority interest in earnings consists primarily of the Guyana government's 20% interest in GT&T.

YEARS ENDED DECEMBER 31, 1995 AND 1996

  Operating revenues for the year ended December 31, 1996 were $216.9 million as compared to $195.7 million for the prior year, an increase of $21.2 million (11%). The increase was due principally to a $14.9 million increase in audiotext traffic revenues at GT&T and a $4.3 million increase in local exchange and access charges at Vitelco for the year ended December 31, 1996. Vitelco's telephone operations revenues increased $4.3 million for the year ended December 31, 1996, principally as a result of restored lines in service to pre-Hurricane Marilyn levels. Hurricane Marilyn struck the Virgin Islands putting approximately 37,800 of Vitelco's approximately 60,000 access lines out of service on September 15, 1995. At December 31, 1996 Vitelco had 59,470 lines in service.

  Operating expenses increased $23.7 million (16%) for the year ended December 31, 1996. This increase was due principally to increases in audiotext and outbound traffic expenses at GT&T of $20.1 million due to increased traffic volume. As a result of a rate decrease ordered by the Guyana PUC on October 11, 1995, GT&T's outbound international traffic increased by approximately 44% during the year ended December 31, 1996 resulting in an approximately $6.5 million increase in outbound traffic expenses. An additional factor contributing to the increase in operating expenses was plant specific expense which increased as a result of increased plant in service, although certain expenses at Vitelco were reduced in the first quarter of 1996 as Vitelco's work force was shifted from maintenance activities to repairing the damage caused by Hurricane Marilyn.

  Overall, income from telephone operations decreased $3.2 million (6%) for the year ended December 31, 1996. The decrease occurred principally because of negative margins on outbound traffic at GT&T which in turn, was caused principally by rate decreases ordered by the PUC in October 1995. In January 1997, the Guyana High Court voided the PUC's order and permitted GT&T to restore its rates for outbound traffic to their pre-October 1995 level. While these rates are also less than the associated outbound expense, had these rates been in effect throughout 1996, the Company estimates that GT&T's income from telephone operations in 1996 would have been approximately $8.5 million greater than it was, assuming GT&T's volume of traffic remained unchanged. Audiotext traffic increased 20.7 million minutes and other GT&T inbound paid and outcollect traffic increased 2.4 million minutes for the year ended December 31, 1996. These revenue increases at GT&T were more than offset by increased international long distance, plant, and other operating expenses. This resulted in a decrease in GT&T's contribution to income from telephone operations of $4.6 million (12%) for the year ended December 31, 1996. This was offset by a $1.4 million increase in the contribution to income from telephone operations at Vitelco caused by the restoration of lines in service after Hurricane Marilyn's impact discussed above.

  GT&T's audiotext traffic increased sharply in the first 8 months of 1995 hitting a peak of 11.7 million minutes for the month of August 1995. From August 1995 through December 1996 audiotext traffic fluctuated between approximately 9 million and 11 million minutes per month. Profit margins from this traffic decreased approximately 4% in 1996 principally due to a shift in traffic mix to less profitable countries and reductions some in accounting rates. In addition, margins are expected to decrease in 1997 as certain foreign carriers insist that terminating carriers of audiotext traffic bear a portion of the risk of non-collection associated with such traffic.

  Net interest expense declined $709,000 due to decreased interest rates and lower outstanding debt. This resulted in income before income taxes and minority interest decreasing $1.7 million (5%) for the year ended December 31, 1996.

  The Company's effective tax rate for the year ended December 31, 1996 was 39.2% as compared to 43.6% for the prior year. The $2.2 million decrease in income tax expense is principally due to lower taxable income at GT&T which has a higher effective tax rate than the balance of the Company.

  The minority interest in earnings consists primarily of the Guyana government's 20% interest in GT&T.

YEARS ENDED DECEMBER 31, 1994 AND 1995

  Operating revenues for the year ended December 31, 1995 were $195.7 million as compared to $143.4 million for the prior year, an increase of $52.3 million (36%). The increase was due to a $52 million increase in audiotext traffic revenues at GT&T for the year ended December 31, 1995. Vitelco's telephone operations revenues decreased $3.2 million for the year ended December 31, 1995, principally as a result of Hurricane Marilyn which put approximately 37,800 of Vitelco's approximately 60,000 access lines out of service on September 15, 1995. See "Business--Vitelco." At December 31, 1995 Vitelco had 40,761 lines in service. Principally as a result of the impact of Hurricane Marilyn on Vitelco's lines in service in the fourth quarter of 1995, Vitelco's local exchange revenues decreased by $1.7 million (8%) and Vitelco's interstate access charge revenues decreased by $1.1 million for the year ended December 31, 1995.

  Operating expenses increased $44 million (42%) for the year ended December 31, 1995. This increase was due principally to increased audiotext and outbound traffic expenses at GT&T of $38.4 million, due to increased traffic volume. In addition, plant specific and plant non-specific expenses increased as a result of increased plant in service, although certain expenses at Vitelco were reduced in the fourth quarter of 1995 as Vitelco's work force was shifted from maintenance activities to repairing the damage caused by Hurricane Marilyn.

  Overall, income from operations increased $8.5 million (19%) for the year ended December 31, 1995. The increase occurred principally because of increased audiotext traffic at GT&T. Audiotext traffic increased 62.5 million minutes and other GT&T inbound paid and outcollect traffic increased 2.1 million minutes for the year ended December 31, 1995. These revenue increases at GT&T were partially offset by increased international long distance, plant, and other operating expenses. This resulted in an increase in GT&T's contribution to income of $11.1 million (40%) for the year ended December 31, 1995. This was offset by an approximately $1.5 million decrease in the contribution to income from telephone operations at Vitelco caused by the impact of Hurricane Marilyn on Vitelco's revenues and expenses discussed above.

  Net interest expense decreased $1.3 million due to decreased rates and debt resulting in income before income taxes and minority interest increasing $9.6 million (38%) for the year ended December 31, 1995.

  The Company's effective tax rate for the year ended December 31, 1995 was 43.6% as compared to 41.3% for the prior year. The $4.8 million increase in income tax expense is principally due to higher taxable income.

  The minority interest in earnings consists primarily of the Guyana government's 20% interest in GT&T.

REGULATORY CONSIDERATIONS

  Upon the acquisition of GT&T in January 1991, GT&T entered into an agreement with the government of Guyana to expand significantly GT&T's existing facilities and telecommunications operations and to improve service within a three-year period pursuant to an expansion and service improvement plan (the "Plan"). The Plan was modified in certain respects and the date for completion of the Plan was extended to February 1995. The government has referred to the Guyana Public Utilities Commission ("PUC") the failure of GT&T to complete the Plan by February 1995. The PUC is currently holding hearings on this matter. Failure to timely fulfill the terms of the Plan could result in monetary penalties, cancellation of the License, or other action by the PUC or the government which could have a material adverse affect on the Company's business and prospects. It is possible that, if the Company ceased doing business within a short period of time (e.g., six months) after the consummation of the Transaction as a result of a termination of the License, the IRS might revoke the Tax Ruling retroactively, with the result that the distribution of ECI Common Stock might not be tax free for U.S. federal income tax purposes to the Company and the holders of Common Stock and Class A Common Stock. See "The Transaction--Certain U.S. Federal Income Tax Consequences."

  In October 1995, the Guyana Public Utilities Commission ("PUC") issued an order that rejected the request of GT&T for substantial increases in all telephone rates and temporarily reduced rates for outbound long-distance calls to certain countries. In most cases, the existing rates were already less than GT&T's payment obligations to foreign carriers. In January 1997, on an appeal by GT&T, the Guyana High Court voided the PUC's order in regard to rates and the rates were returned to the rates in existence in October 1995. The lost revenue was approximately $9.5 million for the period when the order was effective. GT&T initially instituted such a surcharge effective May 1, 1997, but temporarily withdrew it when the Guyana Consumers Advisory Bureau (a non-governmental group in Guyana) instituted a suit to block it. In May 1997 the Consumer Advisory Bureau sought an injunction from the Guyana High Court restoring telephone rates to those imposed by the PUC in its October 1995 order. The Consumer Advisory Bureau's application is still pending. In September 1997, the Guyana High Court denied an order which the Consumer Advisory Bureau had sought to temporarily enjoin GT&T from putting into effect a surcharge to recover the approximately $9.5 million over a period of 18 months. GT&T put such surcharge into effect on October 1, 1997 pending an ultimate trial on the merits, and the Company recognized the approximately $9.5 million of lost revenues in the third quarter of 1997.

  In January 1997, the PUC ordered GT&T to cease paying advisory fees to the Company and to recover from the Company approximately $25 million of such fees paid by GT&T to the Company since January 1991. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

  At December 31, 1996, GT&T owed the Company approximately $23 million for advances made from time to time for the working capital and capital expenditure needs of GT&T. GT&T's indebtedness to the Company was evidenced by a series of promissory notes. In March 1997, the PUC voided all of the promissory notes then outstanding for failure to comply with certain provisions of the PUC law. The PUC ordered that no further payments be made on any of the outstanding notes and that GT&T recover from the Company all amounts theretofore paid. The order also provided that the PUC would be willing to authorize the payment of any amounts properly proven to the satisfaction of the PUC to be due and payable from GT&T to the Company. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

  In late April 1997, the PUC applied to the Guyana High Court for orders prohibiting GT&T from paying any monies to the Company on account of intercompany debt, advisory fees or otherwise pending the determination of GT&T's appeals from the January 1997 and March 1997 orders mentioned above. The PUC's application is still pending.

  In October 1997, the PUC ordered GT&T to increase the number of telephone lines in service to a total of 69,278 lines by the end of 1998, 89,054 lines by the end of 1999 and 102,126 by the end of the year 2000, to allocate and connect an additional 9,331 telephone lines before the end of the 1998 and to provide to subscribers who request them facilities for call diversion, call waiting, reminder call and three-way calling by the end of the year 1998. In issuing this order, the PUC did not hear evidence or make any findings on the cost of providing these lines and services, the adjustment in telephone rates which may be necessary to give GT&T a fair return on its investment or the ways and means of financing the requirements of the PUC's order. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

  In June 1997, GT&T received an assessment of approximately $3.9 million from the Commissioner of Inland Revenue for taxes for 1996 based on the disallowance as a deduction for income tax purposes of five-sixths of the advisory fees payable by GT&T to the Company. The deductibility of these advisory fees in an earlier year had been upheld in a decision of the High Court in August 1995. In July 1997, GT&T applied to the High Court for an order prohibiting the Commissioner of Inland Revenue from further proceeding with this assessment on the grounds that the assessment was arbitrary and unreasonable and capriciously contrary to the

August 1995 decision of the Guyana High Court, and GT&T obtained an order of the High Court effectively prohibiting any action on the assessment pending the determination by the court of the merits of GT&T's application.

  In November 1997, GT&T received an assessment of approximately $14 million from the Commissioner of Inland Revenue for taxes for the years 1991 through 1996. It is GT&T's understanding that this assessment stems from the same audit commenced in May 1997 which the Guyana High Court stayed in its July 1997 order referred to above. Apparently because the audit was cut short as a result of the Court's July 1997 order, GT&T did not receive notice of and an opportunity to respond to the proposed assessments as is the customary practice in Guyana, and substantially all of the issues raised in the assessment appear to be based on mistaken facts. GT&T has applied to the Guyana High Court for an order prohibiting the Commissioner of Inland Revenue from enforcing the assessment on the grounds that the origin of the audit with the Minister of Trade and the failure to give GT&T notice of and opportunity to respond to the proposed assessment violated Guyana law. The Guyana High Court has issued an order effectively prohibiting any action on the assessment pending the determination by the Court of the merits of GT&T's application.

  The principal issues raised by the November 1997 assessment are as follows:

    (a) The disallowance of interest on intercompany debt which was accrued but not paid in relevant tax years (approximately U.S.$4.1 million of taxes);

    (b) Treatment of adjustments made in GT&T's revenue estimation and accrual process as improper bad debt write-offs (approximately U.S.$2.1 million of taxes);

    (c) Disallowance of five-sixths of the advisory fees payable by GT&T to the Company for the year 1995 in apparent contradiction of the High Court's decision in August 1995 referred to above (approximately U.S.$2.9 million of taxes);

    (d) Disallowance of depreciation deductions arising from a disagreement as to the proper historical cost of certain of GT&T's depreciable assets (approximately U.S.$1.6 million of taxes)

  Approximately U.S.$1.7 million of the assessment appears to arise from a failure to credit GT&T with the full amount of taxes paid by GT&T in one of the years under audit. GT&T believes that it should prevail on substantially all of the issues raised in the November tax assessment if given the opportunity to present the facts to the Commissioner of Inland Revenue. However, there can be no assurance as to the ultimate outcome of any of the above described pending tax issues.

  As a result of the decline in GT&T's revenues and profits from audiotext traffic in 1997 as previously discussed, GT&T is preparing to file an application with the PUC for a significant increase in local and outbound international rates. There can be no assurance as to whether or when GT&T will receive any such rate increase.

LIQUIDITY AND CAPITAL RESOURCES

  The Company depends upon funds received from subsidiaries to meet its capital needs, including servicing existing debt and its ongoing program of seeking to acquire telecommunications licenses and businesses. The major sources of funds for the Company has been advisory fees received from GT&T and interest payments by GT&T and ATN-VI on intercompany debt.

  The Company has filed a Registration Statement dated August 12, 1997 and amended October 20, 1997, November 19, 1997 and December 5, 1997, which includes a Proxy Statement-Prospectus to consider and vote upon a proposed transaction to divide the Company into two separate publicly-owned companies ( the "Transaction"). Emerging Communications, Inc. (ECI) will contain all the outstanding stock of Atlantic Tele-Network Co. (ATN-VI), which owns and conducts the Company's business and operations in the U.S. Virgin Islands, and certain other assets and liabilities. The Company will retain its business and operations in Guyana and certain other assets and liabilities. The Transaction is conditioned upon, among other things, approval of the

Transaction by the holders of a majority of the outstanding shares of the Company Common Stock, completion of $17.4 million of long-term financing by ECI or ATN-VI, the listing of ECI Common Stock on the AMEX and the continued listing of the Company Common Stock on the AMEX and the absence of any material adverse change in the business of the Companies. In October 1997 a tax ruling was received by the Company from the Internal Revenue Service to the effect that the transfer of assets and liabilities to ECI and the distribution of ECI Common Stock to shareholders of the Company will be tax free for federal income tax purposes to the Company and its shareholders.

  As a result of the Transaction, the Company's liquidity and capital resources may change significantly, and the Company will have fewer resources and significantly reduced operations. On the Effective Date of the Transaction, Atlantic Tele-Network, Inc. will record a loss on the split-off and fair valuation of the net assets of New ATN which on a pro forma basis is estimated to be $55 million. Accordingly, equity of Atlantic Tele-Network, Inc. will decrease by the loss recorded on the split-off and fair valuation of the net assets of New ATN on the Effective Date. The Company's primary sources of funds will be advisory fees, repayment of loans, and interest from GT&T. The PUC orders in January, March, and October 1997, discussed above under "Regulatory Matters", could have a material adverse impact on the Company's liquidity.

  GT&T is not subject to any contractual restrictions on the payment of dividends. However, GT&T's own capital needs and debt service obligations have precluded GT&T from paying any significant funds to the Company other than the advisory fees and interest on intercompany debt mentioned above.

  If and when the Company settles outstanding issues with the Guyana government and the PUC with regard to GT&T's Expansion Plan and its rates for service, GT&T may require additional external financing to enable GT&T to further expand its telecommunications facilities. The Company has not estimated the cost to comply with the October 1997 PUC order to increase the number of telephone lines in service, but believes such a project would require significant capital expenditures that would require external financing. There can be no assurance that the Company will be able to obtain any such financing.

  The continued expansion of GT&T's network is dependent upon the ability of GT&T to purchase equipment with U.S. dollars. A portion of GT&T's taxes in Guyana may be payable in U.S. dollars or other hard currencies. The Company anticipates that GT&T's foreign currency earnings will enable GT&T to service its debt and pay its hard currency tax obligations. There are no Guyana legal restrictions on the conversion of Guyana's currency into U.S. dollars or on the expatriation of foreign currency from Guyana.

  Until the effective date of the Transaction, other potential sources of funds to the Company are from repayment of loans or dividends from ATN-VI. However, the RTFC Loan limits the payment of dividends by ATN-VI unless ATN-VI meets certain financial ratios (which were not met at September 30, 1997). Consequently ATN-VI was restricted from paying dividends at that date. At September 30, 1997, the Company also holds a note of ATN-VI in the amount of approximately $24 million which may be repaid by ATN-VI in whole or in part without regard to the limit on the payment of dividends by ATN-VI.

  However, ATN-VI's ability to service its debt is dependent on funds from its parent or its subsidiaries . The RUS loan and applicable RUS regulations restrict Vitelco's ability to pay dividends based upon certain net worth tests except for limited dividend payments authorized when specific security instrument criteria are unable to be met. Settlement agreements made in 1989 and 1991 with the PSC also contain certain restrictions on dividends by Vitelco which, in general, are more restrictive than those imposed by the RUS. Dividends by Vitelco are generally limited to 60% of its net income, although additional amounts are permitted to be paid for the sole purpose of servicing ATN-VI's debt to the RTFC. Under the above restrictions, at September 30, 1997, Vitelco's dividend paying capacity was approximately $8.8 million in excess of the amounts permitted for servicing ATN-VI debt.

  The RTFC Loan and RUS Loan agreements also require, among other things, maintenance of minimum debt service and times interest earned coverage and restrictions on issuance of additional long-term debt. As of

September 30, 1997, the Company was in compliance with all covenants contained in its long-term debt agreements.

  At September 30, 1997, Vitelco had outstanding $5 million of borrowings under a $5 million line of credit with the RTFC expiring in March 2000, and an additional $5 million under a $15 million line of credit with the RTFC expiring in October 1998. These borrowings were incurred to finance part of the costs of repairing damage to Vitelco's telephone plant caused by Hurricane Marilyn in September 1995. Vitelco has also received approval from the RUS for $35.7 million of long-term financing, which may be used to repay Vitelco's outstanding line of credit borrowings from the RTFC. Borrowings under Vitelco's $5 million line of credit are required to be repaid within 12 months of the date of the borrowing, but may be repaid from the proceeds of borrowings under the $15 million line of credit. Borrowings under Vitelco's $15 million line of credit will mature on October 31, 1998, at which date, if long-term loan funds from RUS have not yet been made available to Vitelco, Vitelco will have the option of rolling the outstanding amount borrowed under that line of credit into a 15-year term loan from RTFC having terms substantially similar to those contained in Vitelco's existing long-term loan from the RTFC.

  The Company's short term bank credit facility, under which the Company has $5.5 million of loans outstanding, expired on October 1, 1994. The bank has orally agreed to renew this facility until October 1, 1998 and to waive the prohibition on borrowing under the facility during the first thirty days of the renewal period.

IMPACT OF DEVALUATION AND INFLATION

  Although the majority of GT&T's revenues and expenditures are transacted in U.S. dollars or other hard currencies, the results of operations nevertheless may be affected by changes in the value of the Guyana dollar. From February 1991 until early 1994, the Guyana dollar remained relatively stable at the rate of approximately 125 to the U.S. dollar. In 1994, however, the Guyana dollar has declined in value to the current rate of approximately 142 to the U.S. dollar, and it has remained relatively stable at approximately that rate since 1994.

  The effect of inflation on the Company's financial results of telephone operations in the U.S. Virgin Islands has not been significant in recent years. The effect of inflation on the cost of providing telephone service in the U.S. Virgin Islands has generally been offset (without any increase in local subscribers' rates) by increased revenues resulting from growth in the number of subscribers and from regulatory cost recovery practices in determining access revenues.

                 SELECTED HISTORICAL FINANCIAL DATA OF NEW ATN

  The following selected historical financial data have been derived from the audited combined financial statements of New ATN, which include the Company's business and operations in Guyana, as of December 31, 1996 and for each of the three years ended December 31, 1996 and from the New ATN unaudited combined financial statements for the years ended December 31, 1993 and 1992. The following selected historical financial data for the nine months ended September 30, 1997 and 1996 have been derived from the unaudited combined condensed interim financial statements of New ATN which, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation. The selected historical combined financial data should be read in conjunction with the audited combined financial statements and related notes thereto of New ATN, as of December 31, 1996 and for each of the three years in the period ended December 31, 1996 and New ATN's unaudited combined condensed interim financial statements and notes thereto as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 which are included elsewhere in this Proxy Statement-Prospectus. The combined financial data for the nine months ended September 30, 1997 are not necessarily indicative of the operating results to be expected for the entire fiscal year. All dollar amounts are in thousands.

               SELECTED STATEMENT OF OPERATIONS DATA OF NEW ATN

                                                                            NINE MONTHS
                                  YEAR ENDED DECEMBER 31,               ENDED SEPTEMBER 30,
                         ---------------------------------------------  ---------------------
                          1992     1993     1994      1995      1996       1996       1997
                         -------  -------  -------  --------  --------  ----------  ---------
STATEMENT OF OPERATIONS
DATA:
Revenues:
 Local exchange service. $   375  $   566  $   754  $  1,631  $  2,463  $    1,823  $   2,123
 International long-
  distance revenues (2).  37,495   44,299   76,820   128,939   145,080     112,259     92,977
 Other revenues.........     430      280      582       600       710         536        598
                         -------  -------  -------  --------  --------  ----------  ---------
 Total revenue..........  38,300   45,145   78,156   131,170   148,253     114,618     95,698
Total expense...........  21,866   30,951   57,782    99,745   121,222      93,422     77,560
                         -------  -------  -------  --------  --------  ----------  ---------
Income from continuing
 operations before
 interest expense,
 income taxes and
 minority interest......  16,434   14,194   20,374    31,425    27,031      21,196     18,138
Interest (income)
 expense, net...........  (1,117)   1,669    3,278     2,678     1,749       1,357      1,125
                         -------  -------  -------  --------  --------  ----------  ---------
Income from continuing
 operations before
 income taxes and
 minority interest......  17,551   12,525   17,096    28,747    25,282      19,839     17,013
Income taxes............   5,989    5,211    7,411    13,619    10,824       8,643      7,558
                         -------  -------  -------  --------  --------  ----------  ---------
Income from continuing
 operations before
 minority interest......  11,562    7,314    9,685    15,128    14,458      11,196      9,455
Minority interest.......  (2,043)  (1,008)  (1,696)   (2,390)   (2,096)     (1,779)    (1,371)
                         -------  -------  -------  --------  --------  ----------  ---------
Income from continuing
 operations............. $ 9,519  $ 6,306  $ 7,989  $ 12,738  $ 12,362  $    9,417  $   8,084
                         =======  =======  =======  ========  ========  ==========  =========

                    SELECTED BALANCE SHEET DATA OF NEW ATN

                                      AS OF DECEMBER 31,              AT SEPTEMBER 30,
                         -------------------------------------------- ----------------
                           1992     1993     1994     1995     1996         1997
BALANCE SHEET DATA:      -------- -------- -------- -------- -------- ----------------
Fixed assets, net....... $ 75,167 $ 88,672 $ 91,025 $ 92,102 $ 97,780     $ 99,360
Total assets............  133,789  159,297  162,688  185,481  194,493      198,434
Short-term debt
 (including current
 portion of
 long-term debt)........    3,183   10,903   11,515   15,626   11,047       11,047
Long-term debt, net.....   37,199   37,830   34,720   25,969   20,398       16,427
Stockholders' equity....   77,711   77,537   85,526   98,264  110,626      118,710

--------
(1) Historical income and dividend per share amounts have not been presented as this information is not considered meaningful.
(2) In September 1997, the Guyana High Court denied an order which the Consumer Advisory Bureau had sought to temporarily enjoin GT&T from putting into effect a surcharge to recover approximately $9.5 million of lost revenues over a period of 18 months relating to an October 1995 PUC order which temporarily reduced rates for outbound long-distance calls to certain countries. These reduced rates were in effect for the period of October 1995 through January 1997. In January 1997, on an appeal by GT&T, the Guyana High Court voided the PUC's order in regards to the reduced rates described above and rates were returned to the rates in existence in October 1995. GT&T put such surcharge into effect on October 1, 1997 pending an ultimate trial on the merits. The Company has recognized the approximately $9.5 million of lost revenues in the nine months ended September 30, 1997.

(3) Does not reflect the estimated pro-forma non-recurring loss of $55 million on the split-off and fair valuation of the net assets of New ATN upon the consummation of the Transaction.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF NEW ATN

INTRODUCTION

  The Company's revenues and income from operations are derived principally from the operations of its telephone subsidiary, GT&T. GT&T derives almost all of its revenues from international telephone services.

  The principal components of operating expenses for the Company's telephone operations are plant specific operations expenses, plant non-specific operations expenses, customer operations expenses, corporate operations expenses, international long-distance expenses and taxes other than income taxes. These categories are consistent with FCC accounting practices. Plant specific operations expenses relate to support and maintenance of telephone plant and equipment and include vehicle expense, land and building expense, central office switching expense and cable and wire expense. Plant non-specific operations expenses consist of depreciation charges for telephone plant and equipment and expenses related to telephone plant and network administration, engineering, power, materials and supplies, provisioning and plant network testing. Customer operations expenses relate to marketing, providing operator services for call completion and directory assistance, and establishing and servicing customer accounts. Corporate operations expenses include GT&T's expenses for executive management and administration, corporate planning, accounting and finance, external relations, personnel, labor relations, data processing, legal services, procurement and general insurance. International long-distance expenses consist principally of charges from international carriers for outbound international calls from Guyana and payments to audiotext providers from whom GT&T derives international audiotext traffic. Taxes other than income taxes include gross receipts taxes, property taxes, and other miscellaneous taxes. General and administrative expenses consist principally of parent company overheads and amortization.

RESULTS OF OPERATIONS

 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

  Operating revenues for the nine months ended September 30, 1997 were $95.7 million as compared to $114.6 million for the corresponding period of the prior year, a decrease of $18.9 million, or 17%.

  The decrease was principally due to a $31.8 million, or 38%, decrease in audiotext traffic revenues at GT&T for the nine months ended September 30, 1997. GT&T's volume of audiotext traffic fluctuated between 9 and 10 million minutes per month in 1996. Through the first nine months of 1997, the volume of audiotext traffic has averaged about 16% less than in the comparable period of 1996. The reduction in traffic volume is estimated to account for approximately $13.6 million, or 43% of the $31.8 million decrease in audiotext revenues. Chargebacks from a carrier for the nine months ended September 30, 1997 approximated $4.3 million, representing 13% of the decline in revenues in audiotext traffic. While subject to change, the Company anticipates that it will experience chargebacks in the future as a proportion of audiotext revenue similar to that experienced for the nine months ended September 30, 1997. The remaining $13.9 million, or 44% of the decrease in audiotext revenues, results from a combination of the following: the mislabeling of the origin of certain traffic, changes, in the traffic mix, certain accounting rate reductions, and the strength of the U.S. dollar against certain foreign currencies. Mislabeling of the origin of traffic occurs when a carrier reports traffic as coming from one country when it actually originated in another. Changes in traffic mix refers to the mix between countries of origins which have different accounting rates, and accounting rate reductions occur when the Company and a foreign administration (telephone company) agree to a change in rates. The changes in volume of traffic and lower collection rates are subject to a number of influences beyond the Company's control, and may change significantly in the future, positively or negatively. As a result of the above factors, GT&T's profit margins from this traffic also declined. Given the Company's recent experience, the Company expects the negative trend in audiotext revenues to continue (which could have a material adverse impact on the Company's total revenues), although the Company is unable to predict the magnitude of the decline in future revenues with any degree of certainty.

  GT&T's outbound international revenues for the nine months ended September 30, 1997 increased $13.2 million principally as a result of the recognition of $9.5 million in revenues relating to outbound international long distance revenues at GT&T for the period from October 1995 to January 1997. See "Regulatory Matters" for further discussion.

  Operating expenses for the nine months ended September 30, 1997 were $77.6 million, a decrease of $15.9 million or 17%, from operating expenses of $93.4 million for the corresponding period of the prior year. The decrease was due principally to a decrease in audiotext and outbound traffic expense at GT&T of $15.2 million for the nine months ended September 30, 1997, due to decreased traffic volumes. Somewhat offsetting the decrease was an increase in plant specific and plant non-specific expenses which increased as a result of increased plant in service. General and administrative expenses decreased $1.9 million for the nine months ended September 30, 1997. This decrease was principally due to a non-recurring charge of $2.8 million in the first three months of 1996 for the companies obligation to reimburse its two Co-Chief Executive Officers for certain litigation expenses in connection with a management dispute settled in February 1996, offset by a $1.3 million charge related to the suspension of the acquisition of the Congo national phone system in the second quarter of 1997. As a percentage of operating revenues, operating expenses decreased to approximately 81% for the nine month period ended September 30, 1997 from approximately 82% for the corresponding period of 1996.

  Income from operations before interest expense, income taxes and minority interest for the nine months ended September 30, 1997 was $18.1 million, a decrease of $3.1 million or 14%, from income from telephone operations of $21.2 million for the corresponding period of the prior year, as a result of factors affecting revenues and operating expenses discussed above, even though GT&T recognized approximately $9.5 million of revenues relating to outbound international long distance revenues for the period October 1995 to January 1997 discussed above.

  Net interest expense decreased $232,000 due to reduced debt resulting in income before income taxes and minority interest for the nine months ended September 30, 1997 of $17.0 million, a decrease of $2.8 million or 14%, compared to $19.8 million for the corresponding period of the prior year.

  The Company's effective tax rate for the nine months ended September 30, 1997 was 44.4% as compared to 43.6% for the corresponding period of the prior year.

  The minority interest in earnings consists of the Guyana government's 20% interest in GT&T.

 YEARS ENDED DECEMBER 31, 1995 AND 1996

  Operating revenues for the year ended December 31, 1996 were $148.3 million as compared to $131.2 million for the prior year, an increase of $17.1 million, or 13%. The increase was due principally to a $14.9 million increase in audiotext traffic revenues at GT&T.

  Operating expenses for the year ended December 31, 1996 were $121.2 million as compared to $99.7 million for the prior year, an increase of $21.5 million, or 22%. This increase was due principally to increases in audiotext and outbound traffic expenses at GT&T of $20.1 million due to increased traffic volume. As a result of a rate decrease ordered by the Guyana PUC on October 11, 1995, GT&T's outbound international traffic increased by approximately 44% during the year ended December 31, 1996 resulting in an approximately $6.5 million increase in outbound traffic expenses. An additional factor contributing to the increase in operating expenses was plant specific expense which increased as a result of increased plant in service, which resulted from a substantial increase in traffic volume.

  Overall, income from operations before interest expense, income taxes and minority interest for the year ended December 31, 1996 was $27.0 million as compared to $31.4 million for the prior year, a decrease of $4.4 million, or 14%. The decrease occurred principally because of negative margins on outbound traffic at GT&T which in turn, was caused principally by rate decreases ordered by the PUC in October 1995. In January 1997, the Guyana High Court voided the PUC's order and permitted GT&T to restore its rates for outbound traffic to their pre-October 1995 level. While these rates are also less than the associated outbound expense, had these rates been in effect throughout 1996, the Company estimates that GT&T's income from telephone operations in 1996 would have been approximately $8.5 million greater than it was, assuming GT&T's volume of traffic remained unchanged. Audiotext traffic increased 20.7 million minutes and other GT&T inbound paid and outcollect traffic increased
2.4 million minutes for the year ended December 31, 1996. However, these revenue increases at GT&T were more than offset by increased international long distance, plant, and other operating expenses discussed above.

  GT&T's audiotext traffic increased sharply in the first 8 months of 1995 hitting a peak of 11.7 million minutes for the month of August 1995. From August 1995 through December 1996 audiotext traffic fluctuated between approximately 9 million and 11 million minutes per month. Profit margins from this traffic decreased approximately 4% in 1996 principally due to a shift in traffic mix to less profitable countries and reductions some in accounting rates. In addition, margins are expected to decrease in 1997 as certain foreign carriers insist that terminating carriers of audiotext traffic bear a portion of the risk of non-collection associated with such traffic.

  Income before income taxes and minority interest for the year ended December 31, 1996 was $25.3 million as compared to $28.7 million for the prior year, a decrease of $3.5 million, or 12%. The significant factors that contributed to this decrease for the year ended December 31, 1996 were the $4.4 million decrease in income from operations discussed above and the $929,000 decrease in net interest expense due to decreased interest rates and lower outstanding debt.

  The Company's effective tax rate for the year ended December 31, 1996 was 42.8% as compared to 47.4% for the prior year. The $2.8 million decrease in income tax expense was principally due to lower taxable income.

  The minority interest in earnings consists of the Guyana government's 20% interest in GT&T.

 YEARS ENDED DECEMBER 31, 1994 AND 1995

  Operating revenues for the year ended December 31, 1995 were $131.2 million as compared to $78.2 million for the prior year, an increase of $53.0 million, or 68%. The increase was principally due to a $52.0 million increase in audiotext traffic revenues at GT&T for the year ended December 31, 1995.

  Operating expenses for the year ended December 31, 1995 were $99.7 million as compared to $57.8 million for the prior year, an increase of $42 million or 73%. This increase was due principally to increases in audiotext and outbound traffic expenses at GT&T of $38.4 million due to increased traffic volume. In addition, plant specific and plant non-specific expenses increased as a result of increased plant in service. As a percentage of operating revenues combined operating expenses increased to approximately 76% for the year ended December 31, 1995, from approximately 74% for the prior year.

  Overall, income from operations before interest expense, income taxes and minority interest for the year ended December 31, 1995 was $31.4 million as compared to $20.3 million for the prior year, an increase of $11.1 million, or 54%. The increase occurred principally because of increased audiotext traffic at GT&T. Audiotext traffic increased 62.5 million minutes and other GT&T inbound paid and outcollect traffic increased 2.1 million minutes for the year ended December 31, 1995. These revenue increases at GT&T were partially offset by increased international long distance, plant, and other operating expenses.

  Income before income taxes and minority interest for the year ended December 31, 1995 was $28.7 million as compared to $17.1 million for the prior year, an increase of $11.7 million, or 68%.. The significant factors that contributed to this for the year ended December 31, 1995 were the $11.1 million increase in income from operations discussed above and the $600,000 decrease in interest expense due to decreased rates and lower outstanding debt.

  The Company's effective tax rate for the year ended December 31, 1995 was 47.4% as compared to 43.3% for the prior year. The $6.2 million increase in income tax expense is principally due to higher taxable income in the current year.

  The minority interest in earnings consists of the Guyana government's 20% interest in GT&T.

REGULATORY CONSIDERATIONS

  Upon the acquisition of GT&T in January 1991, GT&T entered into an agreement with the government of Guyana to expand significantly GT&T's existing facilities and telecommunications operations and to improve service within a three-year period pursuant to an expansion and service improvement plan (the "Plan"). The Plan was modified in certain respects and the date for completion of the Plan was extended to February 1995. The government has referred to the Guyana Public Utilities Commission ("PUC") the failure of GT&T to complete the Plan by February 1995. The PUC is currently holding hearings on this matter. Failure to timely fulfill the terms of the Plan could result in monetary penalties, cancellation of the License, or other action by the PUC or the government which could have a material adverse affect on the Company's business and prospects. It is possible that, if the Company ceased doing business within a short period of time (e.g., six months) after the consummation of the Transaction as a result of a termination of the License, the IRS might revoke the Tax Ruling retroactively, with the result that the distribution of ECI Common Stock might not be tax free for U.S. federal income tax purposes to the Company and the holders of Common Stock and Class A Common Stock. See "The Transaction--Certain U.S. Federal Income Tax Consequences."

  In October 1995, the Guyana Public Utilities Commission ("PUC") issued an order that rejected the request of GT&T for substantial increases in all telephone rates and temporarily reduced rates for outbound long-distance calls to certain countries. In most cases, the existing rates were already less than GT&T's payment obligations to foreign carriers. In January 1997, on an appeal by GT&T, the Guyana High Court voided the PUC's order in regard to rates and the rates were returned to the rates in existence in October 1995. The lost revenue was approximately $9.5 million for the period when the order was effective. GT&T initially instituted such a surcharge effective May 1, 1997, but temporarily withdrew it when the Guyana Consumers Advisory Bureau (a non-governmental group in Guyana) instituted a suit to block it. In May 1997 the Consumer Advisory Bureau sought an injunction from the Guyana High Court restoring telephone rates to those imposed by the PUC in its October 1995 order. The Consumer Advisory Bureau's application is still pending. In September 1997, the Guyana High Court denied an order which the Consumer Advisory Bureau had sought to temporarily enjoin GT&T from putting into effect a surcharge to recover the approximately $9.5 million over a period of 18 months. GT&T put such surcharge into effect on October 1, 1997 pending an ultimate trial on the merits, and the Company recognized the approximately $9.5 million of lost revenues in the third quarter of 1997.

  In January 1997, the PUC ordered GT&T to cease paying advisory fees to the Company and to recover from the Company approximately $25 million of such fees paid by GT&T to the Company since January 1991. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

  At December 31, 1996, GT&T owed the Company approximately $23 million for advances made from time to time for the working capital and capital expenditure needs of GT&T. GT&T's indebtedness to the Company was evidenced by a series of promissory notes. In March 1997, the PUC voided all of the promissory notes then outstanding for failure to comply with certain provisions of the PUC law. The PUC ordered that no further payments be made on any of the outstanding notes and that GT&T recover from the Company all amounts theretofore paid. The order also provided that the PUC would be willing to authorize the payment of any amounts properly proven to the satisfaction of the PUC to be due and payable from GT&T to the Company. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

  In late April 1997, the PUC applied to the Guyana High Court for orders prohibiting GT&T from paying any monies to the Company on account of intercompany debt, advisory fees or otherwise pending the determination of GT&T's appeals from the January 1997 and March 1997 orders mentioned above. The PUC's application is still pending.

  In October 1997, the PUC ordered GT&T to increase the number of telephone lines in service to a total of 69,278 lines by the end of 1998, 89,054 lines by the end of 1999 and 102,126 by the end of the year 2000, to allocate and connect an additional 9,331 telephone lines before the end of the 1998 and to provide to subscribers who request them facilities for call diversion, call waiting, reminder call and three-way calling by the end of the year 1998. In issuing this order, the PUC did not hear evidence or make any findings on the cost of providing these lines and services, the adjustment in telephone rates which may be necessary to give GT&T a fair return on its investment or the ways and means of financing the requirements of the PUC's order. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

  In June 1997, GT&T received an assessment of approximately $3.9 million from the Commissioner of Inland Revenue for taxes for 1996 based on the disallowance as a deduction for income tax purposes of five-sixths of the advisory fees payable by GT&T to the Company. The deductibility of these advisory fees in an earlier year had been upheld in a decision of the High Court in August 1995. In July 1997, GT&T applied to the High Court for an order prohibiting the Commissioner of Inland Revenue from further proceeding with this assessment on the grounds that the assessment was arbitrary and unreasonable and capriciously contrary to the August 1995 decision of the Guyana High Court, and GT&T obtained an order of the High Court effectively prohibiting any action on the assessment pending the determination by the court of the merits of GT&T's application.

  In November 1997, GT&T received an assessment of approximately $14 million from the Commissioner of Inland Revenue for taxes for the years 1991 through 1996. It is GT&T's understanding that this assessment stems from the same audit commenced in May 1997 which the Guyana High Court stayed in its July 1997 order referred to above. Apparently because the audit was cut short as a result of the Court's July 1997 order, GT&T did not receive notice of and an opportunity to respond to the proposed assessments as is the customary practice in Guyana, and substantially all of the issues raised in the assessment appear to be based on mistaken facts. GT&T has applied to the Guyana High Court for an order prohibiting the Commissioner of Inland Revenue from enforcing the assessment on the grounds that the origin of the audit with the Minister of Trade and the failure to give GT&T notice of and opportunity to respond to the proposed assessment violated Guyana law. The Guyana High Court has issued an order effectively prohibiting any action on the assessment pending the determination by the Court of the merits of GT&T's application.

  The principal issues raised by the November 1997 assessment are as follows:

    (a) The disallowance of interest on intercompany debt which was accrued but not paid in relevant tax years (approximately U.S.$4.1 million of taxes);

    (b) Treatment of adjustments made in GT&T's revenue estimation and accrual process as improper bad debt write-offs (approximately U.S.$2.1 million of taxes);

    (c) Disallowance of five-sixths of the advisory fees payable by GT&T to the Company for the year 1995 in apparent contradiction of the High Court's decision in August 1995 referred to above (approximately U.S.$2.9 million of taxes);

    (d) Disallowance of depreciation deductions arising from a disagreement as to the proper historical cost of certain of GT&T's depreciable assets (approximately U.S.$1.6 million of taxes)

  Approximately U.S.$1.7 million of the assessment appears to arise from a failure to credit GT&T with the full amount of taxes paid by GT&T in one of the years under audit. GT&T believes that it should prevail on substantially all of the issues raised in the November tax assessment if given the opportunity to present the facts to the Commissioner of Inland Revenue. However, there can be no assurance as to the ultimate outcome of any of the above described pending tax issues.

  As a result of the decline in GT&T's revenues and profits from audiotext traffic in 1997 as previously discussed, GT&T is preparing to file an application with the PUC for a significant increase in local and outbound international rates. There can be no assurance as to whether or when GT&T will receive any such rate increase.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has depended upon funds received from subsidiaries to meet its capital needs, including servicing existing debt and its ongoing program of seeking to acquire telecommunications licenses and businesses. The major sources of funds for the Company have been advisory fees received from GT&T and interest payments by GT&T and ATN-VI on intercompany debt.

  The Company has filed a Registration Statement dated August 12, 1997 and amended October 20, 1997, November 19, 1997 and December 5, 1997, which includes a Proxy Statement-Prospectus to consider and vote upon a proposed transaction to divide the Company into two separate publicly-owned companies ( the "Transaction"). Emerging Communications, Inc. (ECI) will contain all the outstanding stock of Atlantic Tele-Network Co. (ATN-VI), which owns and conducts the Company's business and operations in the U.S. Virgin Islands, and certain other assets and liabilities. New ATN will retain its business and operations in Guyana and certain other assets and liabilities. The Transaction is conditioned upon, among other things, approval of the Transaction by the holders of a majority of the outstanding shares of the Company Common Stock, completion of $17.4 million of long-term financing by ECI or ATN-VI, the listing of ECI Common Stock on the AMEX and the continued listing of the Company Common Stock on the AMEX and the absence of any material adverse change in the business of the Companies. In October 1997 a tax ruling was received by the Company from the Internal Revenue Service to the effect that the transfer of assets and liabilities to ECI and the distribution of ECI common stock to shareholders of the Company will be tax free for federal income tax purposes to the Company and its shareholders.

  As a result of the Transaction, the Company's liquidity and capital resources may change significantly, and the Company will have fewer resources and significantly reduced operations. On the Effective Date of the Transaction, Atlantic Tele-Network, Inc. will record a loss on the split-off and fair valuation of the net assets of New ATN which on a pro forma basis is estimated to be $55 million. Accordingly, equity of Atlantic Tele-Network, Inc. will decrease by the loss recorded on the split-off and fair valuation of the net assets of New ATN on the Effective Date. The Company's primary sources of funds will be advisory fees, repayment of loans, and interest from GT&T. The PUC orders in January, March, and October 1997, discussed above under "Regulatory Matters", could have a material adverse impact on the Company's liquidity.

  GT&T is not subject to any contractual restrictions on the payment of dividends. However, GT&T's own capital needs and debt service obligations have precluded GT&T from paying any significant funds to the Company other than the advisory fees and interest on intercompany debt mentioned above.

  If and when the Company settles outstanding issues with the Guyana government and the PUC with regard to GT&T's Expansion Plan and its rates for service, GT&T may require additional external financing to enable GT&T to further expand its telecommunications facilities. The Company has not estimated the cost to comply with the October 1997 PUC order to increase the number of telephone lines in service, but believes such a project would require significant capital expenditures that would require external financing. There can be no assurance that the Company will be able to obtain any such financing.

  The continued expansion of GT&T's network is dependent upon the ability of GT&T to purchase equipment with U.S. dollars. A portion of GT&T's taxes in Guyana may be payable in U.S. dollars or other hard currencies. The Company anticipates that GT&T's foreign currency earnings will enable GT&T to service its debt and pay its hard currency tax obligations. There are no Guyana legal restrictions on the conversion of Guyana's currency into U.S. dollars or on the expatriation of foreign currency from Guyana.

  The Company's short term bank credit facility, under which the Company has $5.5 million of loans outstanding, expired on October 1, 1994. The bank has orally agreed to renew this facility until October 1, 1998 and to waive the prohibition on borrowing under the facility during the first thirty days of the renewal period. This indebtedness is to be assumed by ECI in the Transaction.

IMPACT OF DEVALUATION AND INFLATION

  Although the majority of GT&T's revenues and expenditures are transacted in U.S. dollars or other hard currencies, the results of operations nevertheless may be affected by changes in the value of the Guyana dollar.
From February 1991 until early 1994, the Guyana dollar remained relatively stable at the rate of approximately 125 to the U.S. dollar. In 1994, however, the Guyana dollar has declined in value to the current rate of approximately 142 to the U.S. dollar, and it has remained relatively stable at approximately that rate since 1994.

                                    NEW ATN

                           PRO FORMA FINANCIAL DATA

  The following are unaudited pro forma combined condensed statements of operations and combined condensed balance sheet for New ATN. The pro forma combined condensed balance sheet as of September 30, 1997 gives effect to the Transaction, as if it occurred on September 30, 1997. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 gives effect to the Transaction, as if it occurred on January 1, 1996. The Transaction is accounted for as a non-pro rata split-off of New ATN, and accordingly New ATN is accounted for at fair value. New ATN is considered to be the split-off entity since it is anticipated that ECI will have larger market capitalization (based on the Opinion), ECI will have greater asset value, ECI will retain more of the top management of the Company, and ECI had greater net income for the nine months ended September 30, 1997. The pro forma adjustments are described in the accompanying notes hereto. The pro forma combined condensed balance sheet and statements of operations should be read in conjunction with New ATN's combined financial statements and notes thereto, as of December 31, 1996 and for each of the three years in the period ended December 31, 1996 and the New ATN's unaudited combined condensed interim financial statements and notes thereto as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 which are included elsewhere in this Proxy Statement-Prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transaction had occurred on January 1, 1996 or September 30, 1997, respectively, nor is it necessarily indicative of future operating results or financial position. All dollar amounts are in thousands, except per share data.

                                    NEW ATN

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1997

                                 (IN THOUSANDS)

                                                              PRO FORMA     PRO FORMA
                          NEW ATN    PRO FORMA               FAIR VALUE        AS
                         HISTORICAL ADJUSTMENTS    PRO FORMA ADJUSTMENTS    ADJUSTED
                         ---------- -----------    --------- -----------    ---------
ASSETS
Cash....................  $  9,229   $    818 (1)  $ 10,047                 $ 10,047
Accounts receivable.....    44,162       (205)(1)    43,957                   43,957
Other current assets....     3,592                    3,592                    3,592
                          --------   --------      --------   --------      --------
Total current assets....    56,983        613        57,596                   57,596
Net fixed assets........    99,360       (392)(1)    98,968    (69,922)(3)    29,046(6)
Due from ECI............    28,340    (28,340)(2)         0                        0
Other assets............    13,751                   13,751                   13,751
                          --------   --------      --------   --------      --------
                          $198,434   $(28,119)     $170,315   $(69,922)     $100,393
                          ========   ========      ========   ========      ========
LIABILITIES AND STOCK-
 HOLDERS' EQUITY
Current liabilities.....  $ 28,718   $ (5,588)(1)  $ 23,130                 $ 23,130
Long-term debt..........    16,427       (122)(1)    16,305                   16,305
Other liabilities and
 minority interest......    34,579                   34,579    (18,907)(3)    15,672(6)
Total stockholders'
 equity.................   118,710      5,931 (1)    96,301    (51,015)(3)    45,286
                                      (28,340)(2)
                          --------   --------      --------   --------      --------
                          $198,434   $(28,119)     $170,315   $(69,922)     $100,393
                          ========   ========      ========   ========      ========


         The accompanying notes are an integral part of this statement.

                                    NEW ATN

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                             YEAR ENDED DECEMBER 31, 1996
                  -----------------------------------------------------------
                                                      PRO FORMA
                   NEW ATN   PRO FORMA                FAIR VALUE    PRO FORMA
                  HISTORICAL  ADJUST-                  ADJUST-         AS
                   RESULTS     MENTS       PRO FORMA    MENTS       ADJUSTED
                  ---------- ---------     ---------  ----------    ---------
Net revenues....   $148,253                $148,253                 $148,253
Net expenses....    121,222                 121,222     (3,077)(5)   118,145
                   --------  --------      --------    -------      --------
Income from
continuing
operations
before interest
expense,
minority
interest and
income taxes....     27,031                  27,031      3,077        30,108
Interest ex-
pense, net......      1,749     1,650 (4)     3,399                    3,399
                   --------  --------      --------    -------      --------
Income from
continuing
operations
before income
taxes and
minority
interest........     25,282    (1,650)       23,632      3,077        26,709
Income taxes....     10,824      (561)(4)    10,263      1,384 (5)    11,647
                   --------  --------      --------    -------      --------
Income from
continuing
operations
before
minority
interest........     14,458    (1,089)       13,369      1,693        15,062
Minority inter-
est.............     (2,096)                 (2,096)                  (2,096)
                   --------  --------      --------    -------      --------
Income from con-
tinuing opera-
tions...........   $ 12,362   $(1,089)     $ 11,273    $ 1,693      $ 12,966
                   ========  ========      ========    =======      ========
Income per share
from continuing
operations......                                                    $   2.64
                                                                    ========
Weighted average
shares outstand-
ing.............                                                       4,909
                                                                    ========
                         NINE MONTHS ENDED SEPTEMBER 30, 1997
                  -----------------------------------------------------------
                                                      PRO FORMA
                               PRO FORMA              FAIR VALUE    PRO FORMA
                  HISTORICAL    ADJUST-                ADJUST-         AS
                   RESULTS       MENTS      PRO FORMA   MENTS       ADJUSTED
                  ------------ ------------ --------- ------------- ---------
Net revenues....   $95,698(7)                $95,698                 $95,698
Net expenses....    77,560                    77,560    (2,307)(5)    75,253
                  ------------ ------------ --------- ------------- ---------
Income from
continuing
operations
before interest
expense,
minority
interest and
income taxes....    18,138                    18,138     2,307        20,445
Interest ex-
pense, net......     1,125        1,275 (4)    2,400                   2,400
                  ------------ ------------ --------- ------------- ---------
Income from
continuing
operations
before income
taxes and
minority
interest........    17,013       (1,275)      15,738     2,307        18,045
Income taxes....     7,558         (434)(4)    7,124     1,038 (5)     8,162
                  ------------ ------------ --------- ------------- ---------
Income from
continuing
operations
before
minority
interest........     9,455         (841)       8,614     1,269         9,883
Minority inter-
est.............    (1,371)                   (1,371)                 (1,371)
                  ------------ ------------ --------- ------------- ---------
Income from con-
tinuing opera-
tions...........   $ 8,084      $ (841)      $ 7,243   $ 1,269       $ 8,512
                  ============ ============ ========= ============= =========
Income per share
from continuing
operations......                                                     $  1.73
                                                                    =========
Weighted average
shares outstand-
ing.............                                                       4,909
                                                                    =========

        The accompanying notes are an integral part of this statement.

                                    NEW ATN

                       NOTES TO PRO FORMA FINANCIAL DATA

  The Transaction is accounted for as a non-pro rata split-off of New ATN, and New ATN is accounted for at fair value. New ATN is considered to be the split-off entity since management anticipates that ECI will have greater market capitalization (based on the Opinion), ECI will have greater asset value, ECI will retain more of the top management of the Company, and ECI had greater net income for the nine months ended September 30, 1997.

  There is a significant difference between pre-Transaction historical costs and the pro-forma allocated fair values of net fixed assets of New ATN. As a regulated entity, GT&T's costs, including all of its pre-Transaction historical costs, are recoverable from cash flows created through rates. The allocated fair value of net fixed assets in the pro-forma financial statements of New ATN is based on an implied value derived by Prudential Securities in connection with the Opinion (See Note 3 below) by applying significant discounts to these cash flows to account for the declining volumes and profit margins associated with audiotext and certain political and regulatory risks, which causes the differences noted above. After the Transaction, the net assets of New ATN will be adjusted to their fair value based on the average market price of New ATN common stock during a short period after the Effective Date. This adjustment is likely to reduce the carrying value of New ATN's fixed assets significantly below their historical cost and replacement value and significantly to reduce New ATN's charges for depreciation after the Effective Date.

  The non-recurring loss on the split-off and fair valuation of the net assets of New ATN of $55 million (loss on split-off of New ATN of $51 million plus assumed transaction costs of $4 million) is not reflected in the pro forma combined condensed statement of operations as this is a non-recurring expense directly associated with the Transaction.

 (1) To reflect the payment of the final closing adjustment of $4,818,000 under the Subscription Agreement (based on the assumed transaction costs of $4 million), the assumption of certain bank indebtedness by ECI of $5,710,000, the net transfer of miscellaneous assets and the payment of assumed transaction costs of $4 million.

 (2) To reflect the extinguishment in the Transaction of the intercompany indebtedness of ECI. The payment of intercompany debt of $17.4 million and use of proceeds to acquire 765,564 shares of Company common stock are not reflected in the pro forma combined condensed financial statements of New ATN as these are transactions of the Company, which is the accounting predecessor of ECI, and as such will be reflected by ECI.

 (3) To record the split-off of New ATN at fair value. Previously recorded deferred tax liabilities of $18.9 million, which represents all the deferred taxes related to basis differences in property, plant and equipment, have been reversed and recorded in "other liabilities and minority interest." The assumed fair value of the net assets of New ATN is $9.23 per share, which is the midpoint in the range of implied values for New ATN common stock determined by Prudential Securities in connection with the Opinion (See "The Transaction--Opinion of Investment Banker") and represents management's current best estimate of fair value. The Transaction will be accounted for on the basis of the average market price of New ATN common stock during a short period after the Effective Date. That average market price may vary significantly from $9.23 per share, and the use of $9.23 per share should not be viewed as a prediction of the future market price of New ATN common stock.

 (4) To reflect the reversal of (a) interest income paid by the Transferred Subsidiaries to the Company of $2,155,000 and $1,659,000, (b) interest expense on certain bank indebtedness to be assumed by ECI of $505,000 and $384,000 and (c) the related tax impact of such items of $561,000 and $434,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

 (5) To record the amortization of fair value adjustments and the related tax impact of such. Fair value adjustments were amortized over 23 years which is the average useful life of property, plant and equipment at GT&T. The amortization of the fair value adjustments after the Effective Date will reduce future depreciation expense, which as a result of such reduction may be significantly less in the aggregate than the replacement cost of New ATN's depreciable assets.

 (6) The pro forma fair value adjustments are estimates that affect the pro forma financial statements, including net fixed assets, tax liabilities and expenses. The fair value estimate of the net assets of New ATN is based upon the implied value which Prudential Securities determined in connection with the Opinion (See "The Transaction--Opinion of Investment Banker") and represents management's current best estimate of fair value. The amounts the Company will ultimately record upon consummation of the Transaction as fair value could differ significantly from the estimates in the pro forma financial statements and thus could significantly affect pro forma net fixed assets, tax liabilities and expenses.

 (7) In September 1997, the Guyana High Court denied an order which the Consumer Advisory Bureau had sought to temporarily enjoin GT&T from putting into effect a surcharge to recover approximately $9.5 million of lost revenues over a period of 18 months relating to an October 1995 PUC order which temporarily reduced rates for outbound long-distance calls to certain countries. These reduced rates were in effect for the period of October 1995 through January 1997. In January 1997, on an appeal by GT&T, the Guyana High Court voided the PUC's order in regards to the reduced rates described above and rates were returned to the rates in existence in October 1995. GT&T put such surcharge into effect on October 1, 1997 pending an ultimate trial on the merits. The Company has recognized the approximately $9.5 million of lost revenues in the nine months ended September 30, 1997.

 (8) ECI shares certain general and administrative costs with New ATN. These shared costs have historically been allocated in approximately the same proportion as operating revenues bear to the Company's total operating revenues. Management believes the allocation methods used are reasonable. However, such costs are not necessarily indicative of the costs that would have been incurred if the companies had been operated as unaffiliated entities. It is not practical to estimate these costs on a stand-alone basis.

                      BUSINESS AND PROPERTIES OF NEW ATN

  On and immediately after the Effective Date, New ATN's sole operating subsidiary will be the Guyana Telephone & Telegraph Company Limited ("GT&T"). GT&T provides all local service and domestic long-distance telecommunications service within the Co-operative Republic of Guyana and international telephone service between Guyana and foreign points. During 1996, approximately $148 million, or 100% (on a pro forma basis), of New ATN's total revenues was derived from the operations of GT&T.

  The Company acquired 80% of the capital stock of GT&T from the government of Guyana for $16.5 million on January 28, 1991 (the "GT&T Acquisition"). The government of Guyana owns the remaining 20% of the capital stock of GT&T. In 1991, GT&T was a newly organized company that had acquired substantially all of the assets and certain liabilities of Guyana Telecommunication Corporation ("GTC"), a corporation wholly owned by the government of Guyana. GTC had been the exclusive provider of telecommunications services in Guyana for more than 20 years.

  The Company also provides managerial, technical, sales and marketing services to GT&T in exchange for advisory fees equal to 6% of Revenues. See "Risk Factors--Risks Relating to New ATN--Regulatory Risks."

  New ATN expects from time to time to evaluate opportunities for establishing or acquiring other telecommunications business through privatization of government-owned business or otherwise in the Caribbean area and in developing countries in other parts of the world, and may make investments in such businesses in the future. New ATN expects to focus its attention on wire line and cellular telephone business and cable television.

INTERNATIONAL TRAFFIC

  GT&T's revenues and earnings are highly dependent upon international long-distance calls, particularly international audiotext traffic, other calls originating outside of Guyana and collect calls from Guyana to foreign points.

  The following table sets forth data with respect to the volume of GT&T's international traffic for the periods indicated:

                INTERNATIONAL TRAFFIC (IN THOUSANDS OF MINUTES)

                                   YEAR ENDED DECEMBER 31,            NINE MONTHS ENDED SEPTEMBER 30,
                         ------------------------------------------- ---------------------------------
                             1994           1995           1996            1996             1997
                         ------------- -------------- -------------- ---------------- ----------------
Inbound Paid and
 Outbound Collect....... 35,784  (38%)  37,920  (24%)  40,350  (21%)   29,797   (21%)   32,750   (25%)
Audio Text.............. 39,291  (42%) 101,763  (63%) 122,476  (64%)   93,217   (64%)   78,147   (60%)
                         ------ ------ ------- ------ ------- ------ -------- ------- -------- -------
Total Inbound........... 75,075  (80%) 139,683  (87%) 162,826  (85%)  123,014   (85%)  110,897   (85%)
Outbound................ 18,368  (20%)  20,725  (13%)  29,768  (15%)   21,593   (15%)   18,848   (15%)
                         ------ ------ ------- ------ ------- ------ -------- ------- -------- -------
  Total................. 93,443 (100%) 160,408 (100%) 192,594 (100%)  144,607  (100%)  129,745  (100%)
                         ====== ====== ======= ====== ======= ====== ======== ======= ======== =======

  GT&T has agreements with foreign telecommunications administrations and private carriers covering all international calls into or out of Guyana. These agreements govern the rates of payment by GT&T to the foreign carriers for the use of their facilities in connecting international calls billed in Guyana, and by the foreign carriers to GT&T for the use of its facilities in connecting international calls billed abroad. The rates of payment under such agreements are negotiated with each foreign carrier and are known as "accounting rates."

  The different classes of international traffic described in the above table produce significantly different profit margins for GT&T. In the case of regular inbound traffic and outbound collect traffic, GT&T receives a payment from the foreign telecommunications carrier equal to one-half of the applicable "accounting rate" (e.g., in the case of traffic from the United States, a payment of 85 cents per minute), and GT&T has no significant direct expenses associated with such traffic except for earth station, satellite and tropospheric system costs which are applicable to all of GT&T's international traffic. In the case of audiotext traffic, GT&T receives a payment from the foreign carrier equal to one-half of the applicable accounting rate, and GT&T pays a fee or commission to the audiotext traffic provider at rates which are negotiated from time to time and are typically more than half of the amount received by GT&T from the foreign carrier. In the case of outbound international traffic, GT&T must pay the foreign carrier one-half of the applicable international accounting rate, and GT&T collects from its subscriber a rate which is regulated by the PUC. Currently, the amount which GT&T collects from its subscribers for outbound international traffic is usually less than the amount which GT&T is required to pay the foreign carrier (e.g., for the United States, GT&T collects approximately $.74 per minute and pays the carrier $.85 per minute). GT&T does not allow a significant volume of collect calls into Guyana.

  Historically, the volume of calls into Guyana from the United States, Canada and the United Kingdom (including credit card and collect calls from Guyana) has greatly exceeded the volume of paid outbound calls from Guyana to these countries. Except for audiotext traffic, the volume of traffic with other countries has been more evenly balanced. Management of GT&T believes that the disparity in traffic with these countries, which has produced a steady stream of hard currency revenues for GT&T, stems from the fact that the vast majority of GT&T's traffic with these countries consists of personal calls between Guyanese expatriates and their friends and family in Guyana and that the average income of most Guyanese residents is substantially lower than that of their Guyanese expatriate friends or relatives in these countries. There can be no assurance that, as GT&T expands and improves its local telephone facilities and changes occur in the Guyanese economy, inbound international traffic will continue to be as significant a part of GT&T's total revenues. Any decrease in the net margin of inbound over outbound traffic is likely to have an adverse effect on GT&T's earnings. In addition, in August 1997 the FCC issued a Report and Order requiring significant reductions over the next four years in the accounting rates used by U.S. carriers in paying GT&T for terminating U.S. traffic in Guyana. See "--Regulation."

  In 1996, GT&T's outbound traffic increased 44% over the prior year while inbound and outbound collect traffic (other than audiotext) increased only 6%. GT&T believes that this was due to a substantial reduction in GT&T's rates for outbound traffic which was ordered by the PUC in October 1995. This PUC order was voided by the Guyana High Court in January 1997, which had the result of reinstating for the time being GT&T's rates for outbound traffic which existed prior to October 1995. Also, in October 1997 GT&T instituted a surcharge on its rates for outbound traffic designed to recover approximately $9.5 million of revenues lost by GT&T during the period from October 1995 to January 1997 when the PUC's invalid order was in effect.

  A significant portion of GT&T's international traffic arises from the provision by GT&T of telecommunications services to audiotext providers in a number of foreign countries. GT&T began providing telecommunications services to audiotext providers in June 1992 and its audiotext traffic has increased significantly since that date. GT&T's audiotext revenues amounted to approximately $39 million, $91 million, and $106 million in 1994, 1995 and 1996, respectively. GT&T's volume of audiotext traffic peaked in August 1995 at slightly in excess of 10 million minutes per month and fluctuated between approximately 9 million and 10 million minutes per month in 1996.

  Audiotext traffic and audiotext revenues averaged about 16 percent less and 38 percent less, respectively, in the first nine months of 1997, compared to the same period a year earlier. GT&T's profit margins from audiotext also significantly declined. Management attributes these declines to increased competition, changes in the traffic mix, reduction in some accounting rates, the strength of the U.S. dollar against certain foreign currencies, and a foreign carrier's mislabeling the origin of certain traffic. Also, from late 1996 through the current year, a foreign carrier required GT&T to bear part of the risk of non-collection for audiotext calls. Previously, this risk was assumed by the sending carrier.

  Audiotext providers offer telephone information services comparable to those available in the United States on an area code 900 basis. By making a telephone call, the caller can obtain information (generally in the form of a recorded message) on subjects such as weather, sports, business news or material of a sexual nature. Some audiotext providers also establish "chat lines" on which the callers can talk to one another. Audiotext traffic utilizes only excess capacity on GT&T's international circuits and GT&T's main switch in Georgetown. No use of GT&T's local network within Guyana is involved, and none of the telephone numbers assigned to audiotext providers by GT&T can be accessed by a normal telephone call made in Guyana.

  GT&T competes with many telephone companies around the world that provide telecommunications services to international audiotext providers. GT&T's agreements with audiotext providers are subject to termination by either party on short notice, and an audiotext provider can readily shift its operations to another foreign telecommunications carrier merely by changing the telephone numbers in its advertisements, if the other carrier provides better service or higher compensation. In connection with the Opinion, with the intention of being conservative in view of the volatile nature and many uncertainties which affect audiotext revenues and profit margins (including substantial competition which impacts on GT&T's volume of audiotext traffic and the profitability of that traffic and regulatory proceedings which seek to reduce the rates paid to GT&T and to eliminate audiotext traffic of a sexual nature (see "Risk Factors--Risks Relating to New ATN--Regulatory Risks")), the management of the Company furnished to Prudential Securities projections which projected that GT&T's operating results from audiotext traffic would continue to sharply decline in 1998 and the next two years. However, because of these same uncertainties, the Company is unable to predict whether this decline will in fact occur. As is discussed below under "Regulation," GT&T is entitled under the GT&T Agreement and the PUC Law to a minimum return of 15% per annum on its rate base. However, there can be no assurance as to whether or when GT&T would receive any rate increase which might be warranted by a continuing decline in operating results from audiotext traffic. The failure of GT&T to receive such a rate increase, if accompanied by the projected decline in operating results from audiotext traffic, could have a material adverse effect on New ATN's financial condition and results of operations.

  At the present time, in the United States and many other countries, audiotext calls to GT&T or another foreign telecommunications carrier are treated as ordinary international traffic and are not subject to the regulations applicable to domestic audiotext traffic. GT&T's agreements with audiotext providers obligate such providers to comply with applicable regulations in the countries in which they advertise their services and to refrain from using obscene or indecent material. From time to time a country's regulatory authorities or national telecommunications carrier have taken steps to restrict or eliminate international audiotext traffic.

  Because a substantial portion of GT&T audiotext traffic involves material of a sexual nature, GT&T has from time to time been subject to criticism and pressure from governmental and other sources in Guyana to limit or cease carrying this traffic. In 1994 the National Frequency Management Unit (the "NFMU") an agency of the Guyana government, notified GT&T that the agency considered GT&T's provision of telecommunication services to audiotext providers to be a violation of the Telecommunications Act and GT&T's license. After consulting with counsel, GT&T advised the NFMU that it believed that its actions were lawful and that it was precluded by the Telecommunications Act from modifying or interfering with any telecommunications messages sent over its facilities. Since then, no further communications have been received from the NFMU. Moreover, in an order in October 1995, the Guyana PUC prohibited GT&T from discontinuing the carrying of audiotext traffic. In September 1996, the Washington Post published an article which dealt generally with international audiotext traffic and emphasized the "phone sex" nature of much of the traffic. In this article, the Post stated that Guyana "now is tied with the Netherlands Antilles as the world leader" in the international audiotext traffic market. Following publications of this article, President Cheddi Jagan of Guyana severely criticized GT&T for handling this traffic, threatened to call in interested investors from the United States to buy out GT&T if the firm continued its phone sex international traffic, and noted that GT&T's agreements with the previous government of Guyana could be broken by Parliament although, President Jagan said, his administration "does not want to do that." The Trade Minister of Guyana, Michael Shree Chan (who has responsibility for the telecommunications sector) also called on GT&T to cease carrying audiotext traffic. In March and April 1997, the Trade Minister announced the appointment of a task force to probe whether GT&T should have paid withholding taxes on the fees paid by it to international audiotext providers. An audit initiated by this task force has currently been stayed by the

Guyana High Court. See "Taxation--Guyana". Except for this tax audit, GT&T is not the subject of any governmental investigation or inquiry at the present time with regard to its provision of telecommunications services to international audiotext providers.

DOMESTIC SERVICE

  At December 31, 1996, GT&T had 50,190 subscriber access lines in service. This number of access lines represents approximately 7 lines per 100 inhabitants. Of all lines in service, 52% were in the area of Georgetown (the nation's capital), and 85% were in the largest urban areas, consisting of Georgetown, Linden, New Amsterdam, Diamond and Beterverwagting. Ninety percent of Guyana's population lives on the coastal plain where Georgetown, Beterverwagting, and New Amsterdam are located. Most rural areas do not have telephone service.

  GT&T's revenues from local telephone and other services, which are not significant (accounting for approximately 2% of GT&T's total revenues in 1996), consist of installation charges for new lines, monthly line rental charges, monthly measured service charges based on the number and duration of calls and other charges for maintenance and other customer services. For each category of revenues, rates differ for residential and commercial customers. Residential and commercial customers have contributed approximately equally to GT&T's revenues from local service. GT&T's current monthly charge per access line is approximately $.25 for residential customers and approximately $.60 for business customers, and the average monthly bill for residential and business service (excluding charges for international calls and cellular service) is $1.99 and $2.61, respectively. See "Business and Properties of New ATN--Regulation."

  In December 1991, GT&T inaugurated a mobile cellular telephone system within a thirty-mile radius of Georgetown. Prior to July 15, 1995, there was no charge for local mobile cellular telephone service. Commencing July 15, 1995, the PUC approved tariffs. See "Business and Properties of New ATN-- Regulation." Cellular subscribers are offered various calling plans and are charged a monthly fee plus air time based on the selected plan. GT&T's current average monthly charge per cellular subscriber is approximately $89 including monthly rental and airtime charges. As of December 31, 1996, GT&T had approximately 1,300 active mobile cellular subscribers.

  In the second quarter of 1997 GT&T completed a test installation of a Northern Telecom Proximity I fixed wireless network in a rural area about 60 kilometers west of Georgetown. GT&T is currently in the process of installing this wireless telephone service to about 2,000 subscribers in the same area. GT&T may use this system in lieu of wireline network for much of GT&T's future expansion of its network. The normal rates for land line telephones apply to GT&T's fixed cellular and fixed wireless network services.

EXPANSION PROGRAM

  Pursuant to the purchase agreement between the government of Guyana and the Company (the "GT&T Agreement") and GT&T's license from the government of Guyana (the "License"), the Company and GT&T agreed to implement an expansion plan (the "Expansion Plan"), which required substantially expanding and improving the service provided by GT&T's predecessor. Pursuant to the Expansion Plan, GT&T has significantly expanded and rebuilt its telecommunications network. The number of access lines has increased from approximately 13,000 working lines in January 1991 to 50,190 lines at December 31, 1996. Approximately 95% of GT&T's access lines are now digitally switched lines. The Intelsat B earth station, which provides the principal link with Guyana and the rest of the world, was upgraded and digitalized to increase the number of circuits in operation from 75 in January 1991 to 1,026 currently.

  GT&T has installed public telephones in over 150 locations across the country providing telecommunications for both local and international calls to areas that had not previously enjoyed service. Currently, in addition to the public telephones, GT&T maintains three public "telephone centers" at which the public can, upon payment of the charges in cash to GT&T personnel who staff these centers, use an ordinary residential-type telephone to make international and domestic calls.

  GT&T has purchased capacity in two international fiber optic cables--the Americas I cable, which runs from Brazil to Trinidad, the United States Virgin Islands and the United States mainland, and the Columbus II cable, which runs from the Caribbean region to the Azores and Spain. The Company is presently participating in talks with other international carriers to expand the capacity of Americas I cable and to build an Americas II cable that would provide a leg to Guyana, Suriname and French Guyana.

  The Company and GT&T were originally required to complete the Expansion Plan by January 28, 1994. With the Government's consent, this date was extended first to August 28, 1994 and then to February 28, 1995. The Company and GT&T repeatedly advised the government that their inability to obtain adjusted rates fully to compensate for the 1991 devaluation in Guyana's currency severely hampered their ability to obtain financing needed to complete the Expansion Plan. The Company and GT&T also repeatedly sought to negotiate changes in the Expansion Plan in order to reflect current needs and technology. Through December 31, 1996, GT&T had expended nearly $86 million on the Expansion Plan and the Company had advanced an aggregate of approximately $23 million to GT&T principally for the Expansion Plan.

  A proceeding initiated by the government of Guyana with regard to the noncompletion of the Expansion Plan by its scheduled completion date of February 28, 1995, is pending before the PUC. See "--Regulation."

OTHER SERVICES

  GT&T is also licensed to provide various telephone-related services that extend beyond basic telephone service, including yellow pages and other directory services, and it has an exclusive license to sell, lease or service various kinds of telecommunications equipment. Under the License, GT&T's rates for most of these services must be specified in a tariff approved by the PUC. See "--Regulation."

SIGNIFICANT REVENUE SOURCES

  Revenues from the following carriers of international traffic to Guyana constituted the following percentages of GT&T's revenues in the past three years:

                                                                  1994 1995 1996
                                                                  ---- ---- ----
      AT&T....................................................... 42%  37%  36%
      MCI........................................................ 17%  21%  21%
      British Telecom............................................ 13%  19%  12%
      Teleglobe (Canada)......................................... 26%  13%  12%

  A significant portion of GT&T's international long distance revenue discussed above is generated by GT&T's audiotext providers which operate as service bureaus or intermediaries for a number of audiotext information providers. The following service bureaus accounted for more than 10% of GT&T's total revenues in the years indicated below:

                                                                  1994 1995 1996
                                                                  ---- ---- ----
      Beylen Telecommunications, Ltd............................. 40%  60%  57%
      Islands Telephone Company Limited.......................... --   10%  14%

  No other revenue source accounted for more than 10% of GT&T's total revenues in 1994, 1995 or 1996.

POLITICAL RISK INSURANCE

  At the time of its initial investment in GT&T, the Company obtained political risk insurance with respect to its investment in GT&T (including its guarantee of GT&T's obligations to Northern Telecom International Finance, B.V. ("NTIF") from the Overseas Private Investment Corporation ("OPIC"), an agency of the United States Government. While OPIC has not formally announced that is has suspended writing political risk insurance or guarantees for U.S. investments in Guyana, it is the Company's understanding that since the beginning of 1993 OPIC has provided no new insurance or guarantees for investments in that country because of its concern about developments between the Guyana government and two U.S. companies which had been insured by OPIC. The Company's difficulties in obtaining rate increases from the PUC was one of OPIC's concerns. Separately, in December 31, 1996, OPIC terminated the Company's political risk insurance because of

OPIC's objections to GT&T's provision of telecommunication services to international audiotext providers. Following such termination, the Company obtained other political risk insurance with respect to its investment in GT&T in the private insurance market. Under the Company's current insurance policies, the Company is insured against risks of currency inconvertibility, expropriation and political violence. The Company's current insurance is limited to 60% of the book value of the affected property up to a maximum insured amount of $35 million plus 100% in the first year and 85% thereafter of any amounts which the Company is called upon to pay with respect to its guaranty of GT&T obligations to NTIF as a result of an insured risk. The insurance policies cover only specified risks and contain a number of limitations and exclusions. The aggregate insurance coverage is significantly less than the fair market value of the Company's investment in GT&T.

REGULATION

  Prior to the Company's acquisition of its 80% interest in GT&T in January 1991, the government of Guyana had no experience in regulating a privately-owned public utility. GT&T is subject to regulation in Guyana by virtue of the provisions of the License and of the Guyana Public Utilities Commission Bill 1990 ("PUC Law") and the Guyana Telecommunications Bill 1990 ("Telecommunications Law"). Certain provisions of the License, the PUC Law, and the Telecommunications Law applicable to GT&T are summarized below.

  License. The License, which was issued on December 19, 1990, grants GT&T an exclusive franchise to provide in Guyana (i) for a period of 20 years (renewable for 20 years at the option of GT&T), public telephone, radio telephone (except private radio telephone systems which do not interconnect with GT&T's network) and pay station telephone services and national and international voice and data transmission, sale of advertising in any directories of telephone subscribers and switched or non-switched private line service; and (ii) for a period of 10 years (renewable for 10 years on a non-exclusive basis at the option of GT&T) supply of terminal and customer premises equipment and telefax, telex and telegraph service and telefax network service (without prejudice to the right of any other person to undertake any of the following operations: (a) sale of telefax or teleprinter machines, (b) maintenance of telefax or teleprinter equipment, or (c) operation of any facility for the sending or receiving of telefax copies or teleprinter messages). In addition, GT&T was granted a non-exclusive license to provide, for a period of 20 years (renewable for 20 years at the option of GT&T), cellular radio telephone service provided that the license does not prejudice the right of Guyana's Institute of Applied Sciences and Technology to make provision for, or to provide, any telecommunications services in the course of, or in connection with, the carrying out of its functions.

  The Telecommunications Law, the GT&T Agreement and the License include various provisions under which the License may be terminated before its scheduled expiration date. Under the applicable Guyana law and the GT&T Agreement, Guyana's director of telecommunications may cause early termination of the License in certain cases, including contravention of any of the provisions of the Telecommunications Law or the conditions of the License, or the failure of GT&T to implement the Expansion Plan in a timely fashion. See "Business and Properties of New ATN--Expansion Program." If GT&T believes that the License has been terminated unlawfully, it may appeal to the courts of Guyana. Pursuant to the GT&T Agreement, upon non-renewal of the License, the government will be entitled to purchase the Company's interest in GT&T or the assets of GT&T on such terms as may be agreed upon by the Company and the government or, upon failure to reach such agreement, as determined by arbitration conducted by the International Centre for the Settlement of Investment Disputes. The PUC is currently holding hearings in a proceeding initiated by the government of Guyana, with regard to the noncompletion of the Expansion Plan by its scheduled completion date of February 28, 1995. Under the PUC Law, GT&T will have the opportunity to explain why the Expansion Plan is unfinished. If the PUC concludes that GT&T failed or refused to complete the Expansion Plan in a timely manner without legal justification, it may impose a fine, which could range from $71 (G $10,000) up to the cost of completing the Expansion Plan (which GT&T estimates to be no more than $5 million). The PUC could also recommend to the government that it cancel the License. The Guyana government is not bound to act on a PUC recommendation. GT&T will have the right of appeal to the Guyana High Court from any adverse ruling of the PUC. It is possible that, if the Company ceased doing business within a short period of time (e.g., six months) after the consummation of the

Transaction as a result of a termination of the License, the IRS might revoke the Tax Ruling retroactively, with the result that the distribution of ECI Common Stock might not be tax free for U.S. federal income tax purposes to the Company and the holders of Company Stock and Class A Common Stock. See "The Transaction--Certain U.S. Federal Income Tax Consequences."

  PUC Law and Telecommunications Law. The PUC Law and the Telecommunications Law provide the general framework for the regulation of telecommunications services in Guyana. The PUC Law provides the basis for setting the rates of a telecommunications licensee. Subject to the certain limitations, applicable to the years 1991-1994, GT&T is entitled, pursuant to the GT&T Agreement and the PUC Law, to a minimum return to GT&T of 15% per annum on its rate base. Pursuant to an amendment to the PUC Law enacted in 1994, the PUC is required to "act in a manner that is consistent with, and gives effect to, the provisions of" the GT&T Agreement.

  The PUC is an independent statutory body with the principal responsibility for regulating telecommunications services in Guyana. The PUC has broad powers to monitor GT&T's compliance with the License and to require GT&T to supply it with such technical, administrative and financial information as it may request.

  Since GT&T commenced operations as a subsidiary of the Company in 1991, GT&T has had difficulties in obtaining from the PUC the rate increases to which it believed it was entitled. In February 1991 the official rate of exchange for Guyanese currency was changed, allowing the currency to float. This resulted in a devaluation of approximately 184 percent, and in April 1991, GT&T filed for a rate increase of 184 percent to compensate for the devaluation. The PUC in November 1991 granted GT&T, in principal, an increase in rates for international calls which amounted to approximately 160 percent or less and, in principal, authorized GT&T to impose a surcharge on these rates in order to recover over a period of not less than 30 months, the approximately $3.5 million difference between the rates actually in effect from May 1991 through December 31, 1991 and the revenue which GT&T would have received during this period if the newly approved rates had been in effect.

  Shortly after the issuance of its initial November 1991 order, the PUC authorized the collection of the new rates (but not any surcharge) for calls to the United Kingdom, Canada, the United States and Antigua. The PUC declined to authorize any increase in rates to 165 other countries covered by GT&T's application on the grounds that GT&T had not submitted original documentary evidence to the PUC regarding the accounting rates then in effect with these countries. GT&T's failure to submit such documentation arose because neither it nor its predecessor, the government-owned telephone company, had such documentation in their records.

  In October 1992, elections were held in Guyana and a new party came to power. Shortly thereafter, several changes occurred in the membership of the PUC. After considerable negotiation with the new government and further applications to the PUC, in December 1993 the PUC authorized 70 percent of the surcharges requested by GT&T on calls to the United States, United Kingdom, Canada and Antigua, and in January 1994 the PUC temporarily authorized rate adjustments in respect of 83 of the remaining countries which amounted to 70 percent or less of the rate increases approved in principal by the PUC in its initial November 1991 order. Later in 1994, the PUC authorized full surcharges as requested by GT&T for the United Kingdom, Canada, the United States, and Antigua, and in 1995, the PUC finally authorized full rates and surcharges for the 83 countries covered by its temporary order of January 1994 and rejected GT&T's application for any rate increases on the remaining 82 countries.

  In May 1995, GT&T applied to the PUC for substantial increases in all of its telephone rates to enable it to earn the minimum return of 15% per annum on its rate base to which it is entitled under the terms of the GT&T Agreement, and the PUC Law. On October 11, 1995 the PUC issued an order that rejected GT&T's application for increased rates and temporarily reduced rates for outbound international calls by 10%, and during off-peak hours by an additional 50% of the reduced rate. GT&T filed a motion against the October 11, 1995 order to the Guyana High Court and in January 1997 obtained an order voiding the PUC's order in respect of these rates. When the PUC thereafter scheduled a hearing to consider fixing new temporary rates for GT&T and inquiring into the propriety of GT&T's reinstating its pre-October 11, 1995 rates, the Guyana High Court granted a further stay of all PUC proceedings on these subjects. In May 1997, the Consumer Advisory Bureau (a non-governmental group in Guyana) sought an injunction from the Guyana High Court, restoring telephone rates to those imposed by the PUC in its October 1995 order. At the date of this Proxy Statement-Prospectus, the Consumer Advisory Bureau's application are still pending. In September 1997 the Guyana High Court denied an order which the Consumer Advisory Bureau had sought to temporarily enjoin GT&T from putting into effect a surcharge to recover the approximately $9.5 million of lost revenues from the period October 1995 to January 1997. GT&T put such surcharge into effect as of October 1, 1997 pending an ultimate trial on the merits.

  Since January 1991, the Company has had an agreement with GT&T, which was approved at its inception by several officials of the Guyana government as well as the government's representatives on GT&T's Board of Directors, pursuant to which GT&T paid the Company an advisory fee equal to 6% of GT&T's revenues for a variety of managerial and advisory services furnished by the Company to GT&T. On January 2, 1997, the PUC ordered GT&T to cease paying these advisory fees to the Company and to recover from the Company approximately $25 million of fees paid under the agreement since January 1991. GT&T has filed a motion against the PUC's order in the Guyana High Court and has obtained an order staying the effectiveness of the PUC's order pending determination of that motion.

  At December 31, 1996, GT&T owed the Company approximately $23 million for advances made from time to time for working capital and capital expenditure needs of GT&T. The PUC law requires permission of the PUC for GT&T to issue any debentures or any other evidence of indebtedness payable more than one year from the date of issue. GT&T's indebtedness to the Company was evidenced by a series of promissory notes, many of which through clerical error had a maturity of more than one year from the date of issue. In March 1997, the PUC rejected GT&T's contention of clerical error and voided all of the promissory notes then outstanding, including a number which had less than one year maturities but were issued in consolidation or renewal of earlier notes which had a more than one year maturity. The PUC ordered that no payments be made on any of the outstanding notes, and that GT&T recover from the Company all amounts theretofore paid. The order also provided that the PUC would be willing to authorize the payment for any amounts properly proven to the satisfaction of the PUC to be due and payable from GT&T to the Company. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

  In late April 1997, the PUC applied to the Guyana High Court for orders prohibiting GT&T from paying any monies to the Company on account of intercompany debt, advisory fees or otherwise pending the determination of GT&T's appeals from the January 1997 and March 1997 PUC orders mentioned above. At the date of this Proxy Statement-Prospectus, the PUC's application is still pending.

  In October 1997, the PUC ordered GT&T to increase the number of telephone lines in service to a total of 69,278 lines by the end of 1998, 89,054 lines by the end of 1999 and 102,126 by the end of the year 2000, to allocate and connect an additional 9,331 telephone lines before the end of 1998 and to provide to subscribers who request them facilities for call diversion, call waiting, reminder call and three-way calling by the end of the year 1998. In issuing this order, the PUC did not hear evidence or make any findings on the cost of providing these lines and services, the adjustment in telephone rates which may be necessary to give GT&T a fair return on its investment or the ways and means of financing the requirements of the PUC's order. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

  As a result of the decline in 1997 in GT&T's revenues and profits from audiotext traffic, GT&T is preparing to file an application to the PUC for a significant increase in local and outbound international rates. There can be no assurance as to whether or when GT&T will receive any such rate increase.

  FCC Matters. On August 7, 1997, the FCC issued a Report and Order in a rulemaking procedure which it initiated in December 1996, in which it adopted mandatory international accounting and settlement rate benchmarks for many countries, including Guyana. The FCC classified countries as low-income, middle-income or high-income based upon World Bank data. Guyana is classified as a low-income country. The FCC adopted a mandatory settlement rate benchmark of $.23 per minute for low-income countries and required that settlement rates between the U.S. and low-income countries be reduced to $.23 per minute by January 1, 2002. The FCC stated in the release that it expects U.S. licensed carriers to negotiate proportionate annual reductions.

  Numerous foreign carriers and Government authorities have opposed the FCC's proceedings in this area, and GT&T and a number of other carriers have filed an appeal from the FCC's August 7, 1997 Report and Order to the U.S. Court of Appeals for the District of Columbia. In general, those parties believe that accounting and settlement rates should continue to be established, as they are today, through bilateral negotiations between carriers. Opponents of the FCC's proposal believe that the proposal is contrary to binding treaty obligations of the United States relating to duly-constituted multilateral organizations, and that the FCC does not possess the necessary legal authority to adopt such proposals. Opponents also believe that the FCC's proposals are legally and factually deficient in other ways.

  The FCC stated in the release that it encourages foreign governments and carriers to work with the United States toward an effective international agreement that achieves lower settlement rates, and that it may refrain from enforcing its Order if a satisfactory multilateral solution can be reached that will produce substantially equivalent results in a timely manner.

  The current settlement rate for U.S.-Guyana traffic is $.85 per minute. AT&T has previously sought the Company's agreement to a reduction in that settlement rate. GT&T has taken the position that the settlement rate was fixed through bilateral negotiations and sees no reason to change the rate at this time. GT&T believes that the rate should remain the same until the parties mutually agree to change it. The Company is unable to predict or what actions the FCC or U.S. carriers may take in an effort to secure lower settlement rates on the U.S.-Guyana route.

  Since inbound traffic from the United States to Guyana significantly exceeds outbound traffic from Guyana to the United States, any significant reduction in the settlement rate for U.S.-Guyana traffic could have a significant adverse impact on GT&T's earnings. Any significant reduction in the settlement rate also might make it difficult for GT&T to continue to attract audiotext traffic from the United States on a profitable basis. Any of these events would provide GT&T with a basis to seek a rate increase so as to permit GT&T to earn its contractually provided 15% rate of return. However, there can be no assurance as to when or whether GT&T would receive such a rate increase.

  FTC Matters. The Federal Trade Commission ("FTC") has pending a proceeding in which it has asked parties for comments and information as to whether the FTC should expand the definition of "pay-per-call" services to include audiotext services such as those which GT&T terminates in Guyana. The FTC has received formal comments and conducted a workshop in connection with the proceeding but has taken no action. It is unclear what the exact impact would be if the FTC were to include international audiotext traffic from the United States in the definition of "pay-per-call." Two requirements which currently apply in the United States to area code 900 traffic, but not to international audiotext traffic which, in general, is treated like any other international telephone call, are: (i) the caller must receive a short preamble at the beginning of the call advising the caller of the cost of the call and permitting the caller to terminate the call without charge if terminated immediately, and (ii) local telephone companies are not permitted to disconnect a subscriber's telephone service for failure to pay charges for area code 900 calls. If the effect of the FTC's including international audiotext traffic from the United States in the definition of "pay-per-call" were to apply these requirements to international audiotext traffic from the United States, it would probably be technically impossible for recipients of international audiotext traffic, such as GT&T, to comply with the free preamble requirement. Moreover, the loss of the collection advantage which international audiotext has under existing regulations may make it difficult for international audiotext providers who use Guyana and other foreign telephone companies to compete on a cost basis with domestic U.S. providers of area code 900 services.

TAXATION--UNITED STATES

  As a U.S. corporation, the Company is subject to U.S. federal income tax on its worldwide net income, currently at rates up to 35%. GT&T will be classified as a controlled foreign corporation ("CFC") for purposes of the Subpart F provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Under those provisions, the Company may be required to include in income certain earnings and profits ("E&P") of a CFC subsidiary at the time such E&P are earned by the subsidiary, or at certain other times, prior to their being distributed to the Company. At present, no material amount of such subsidiary E&P is includible in the U.S. taxable income of the Company before being distributed to it. Pursuant to the foreign tax credit provisions of the Code, and subject to complex limitations contained in those provisions, New ATN would be entitled to credit foreign withholding taxes on dividends or interest received, and foreign corporate income taxes of its subsidiaries paid with respect to income distributed as dividends or deemed distributed under Subpart F from such subsidiaries, against New ATN's U.S. federal income tax.

  A U.S. corporation is classified as a Personal Holding Company ("PHC") if
(a) more than 50% of its capital stock is owned directly or indirectly by or for five or fewer individuals (or pension plans); and (b) at least 60% of its adjusted ordinary gross income consists of certain types of income (principally passive income, including interest and dividends) included in the Code definition of "PHC Income." For any taxable year that a corporation is a PHC, the "undistributed personal holding company income" of such corporation for that year (i.e., the net income of the corporation as reflected on its U.S. corporate income tax return, with certain adjustments, minus, in general, federal income tax and dividends distributed or deemed distributed for this purpose) would be subject to an additional PHC tax of 39.6%. The Company currently satisfies, and immediately upon the consummation of the Transaction will continue to satisfy, the above ownership criterion but the Company believes that it does not satisfy the income criterion for classification as a PHC.

TAXATION--GUYANA

  In 1991, GT&T's worldwide income was subject to Guyanese tax at an overall rate of 45%. The tax rate was reduced to 35% effective for GT&T as of January 1, 1992 and was again increased to 45% effective for GT&T as of January 1, 1993. The GT&T Agreement provides that the repatriation of dividends to the Company and the payment of interest on GT&T debt denominated in foreign currency are not subject to withholding taxes. It also provides that fees payable by GT&T to the Company or any of its subsidiaries for management services they are engaged to render shall be payable in foreign currency and that their repatriation to the United States shall not be subject to currency restrictions.

  In May 1997, GT&T received a letter from the Guyanese department of Inland Revenue indicating that GT&T's tax returns for 1992 through 1996 had been selected for an audit under the direct supervision of the Trade Minister with particular focus on the withholding tax on payments to international audiotext providers. In March and April 1997, the Guyanese Trade Minister publicly announced that he had appointed a task force to probe whether GT&T should pay withholding taxes on fees paid by GT&T to international audiotext providers. The Minister announced that if GT&T were found guilty of tax evasion it could owe as much as $40 million in back taxes. In July 1997, GT&T applied to the Guyana High Court for an order prohibiting this audit on the grounds that the decision of the Minister of Trade to set up this task force and to control and direct its investigation was beyond his authority, violated the provisions of the Guyanese Income Tax Act, interfered with the independence of the Commissioner of Inland Revenue and was done in bad faith, and the court issued an order effectively staying the audit pending a determination by the court of the merits of GT&T's application.

  In June 1997, GT&T received an assessment of approximately $3.9 million from the Commissioner of Inland Revenue for taxes for 1996 based on the disallowance as a deduction for income tax purposes of five-sixths of the advisory fees payable by GT&T to the Company. The deductibility of these advisory fees in an earlier year had been upheld in a decision of the High Court in August 1995. In July 1997, GT&T applied to the High Court for an order prohibiting the Commissioner of Inland Revenue from further proceeding with this assessment on the grounds that the assessment was arbitrary and unreasonable and capriciously contrary to the

August 1995 decision of the Guyana High Court, and GT&T obtained an order of the High Court effectively prohibiting any action on the assessment pending the determination by the court of the merits of GT&T's application.

  In November 1997, GT&T received an assessment of approximately $14 million from the Commissioner of Inland Revenue for taxes for the years 1991 through 1996. It is GT&T's understanding that this assessment stems from the same audit commenced in May 1997 which the Guyana High Court stayed in its July 1997 order referred to above. Apparently because the audit was cut short as a result of the Court's July 1997 order, GT&T did not receive notice of and an opportunity to respond to the proposed assessments as is the customary practice in Guyana, and substantially all of the issues raised in the assessment appear to be based on mistaken facts. GT&T has applied to the Guyana High Court for an order prohibiting the Commissioner of Inland Revenue from enforcing the assessment on the grounds that the origin of the audit with the Minister of Trade and the failure to give GT&T notice of and opportunity to respond to the proposed assessment violated Guyana law. The Guyana High Court has issued an order effectively prohibiting any action on the assessment pending the determination by the Court of the merits of GT&T's application.

  The principal issues raised by the November 1997 assessment are as follows:

  (a) The disallowance of interest on intercompany debt which was accrued but not paid in relevant tax years (approximately U.S.$4.1 million of taxes);

  (b) Treatment of adjustments made in GT&T's revenue estimation and accrual process as improper bad debt write-offs (approximately U.S.$2.1 million of taxes);

  (c) Disallowance of five-sixths of the advisory fees payable by GT&T to the Company for the year 1995 in apparent contradiction of the High Court's decision in August 1995 referred to above (approximately U.S.$2.9 million of taxes);

  (d) Disallowance of depreciation deductions arising from a disagreement as to the proper historical cost of certain of GT&T's depreciable assets (approximately U.S.$1.6 million of taxes).

  Approximately U.S.$1.7 million of the assessment appears to arise from a failure to credit GT&T with the full amount of taxes paid by GT&T in one of the years under audit. GT&T believes that it should prevail on substantially all of the issues raised in the November tax assessment if given the opportunity to present the facts to the Commissioner of Inland Revenue.

  However, there can be no assurance as to the ultimate outcome of any of the above described pending tax issues.

EMPLOYEES

  As of December 31, 1996, GT&T employed approximately 745 persons of whom approximately 565 are represented by the Guyana Postal and Telecommunications Workers Union. GT&T's current contract with this union expired on March 31, 1997, and GT&T is currently in negotiations with the union on a new contract. The Company considers its employee relations to be satisfactory. The Clerical & Commercial Workers Union, in February 1996, sought recognition to represent supervisors, junior managers and senior managers employed by GT&T. These levels of employees are not now unionized, but the Clerical & Commercial Workers Union has claimed that more than 50% of this level of staff are members of the Union. GT&T has responded that its current policy does not provide for collective bargaining of its management employees, and has requested evidence of the more that 50% membership.

PROPERTIES

  At December 31, 1996, GT&T utilized approximately 254,000 square feet of building space on approximately 41 acres of land in various locations throughout Guyana, all of which is owned by GT&T. In addition, GT&T leases approximately 3,000 square feet of office space in Georgetown, Guyana. For additional information, see "Business and Properties of New ATN--Expansion Program." GT&T carries insurance against damage to equipment and buildings, but not to outside plant.

                 SELECTED HISTORICAL FINANCIAL DATA OF ATN-VI

  The following selected historical financial data have been derived from the audited consolidated financial statements of ATN-VI and its subsidiaries, which includes the Company's operations in the U.S. Virgin Islands to which ECI will succeed, as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992. The following selected historical financial data for the nine months ended September 30, 1997 and 1996 have been derived from the unaudited consolidated condensed interim financial statements of ATN-VI which, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation. The selected historical consolidated financial data should be read in conjunction with the audited consolidated financial statements and related notes thereto of ATN-VI, as of December 31, 1996 and for each of the three years in the period ended December 31, 1996 and ATN-VI's unaudited consolidated condensed interim financial statements and notes thereto as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 which are included elsewhere in this Proxy Statement-Prospectus. The consolidated financial data for the nine months ended September 30, 1997 are not necessarily indicative of the operating results to be expected for the entire fiscal year. All dollar amounts are in thousands.

  For accounting purposes the Transaction is a non-pro rata split-off of New ATN. Accordingly the historical consolidated financial statements of the Company included elsewhere in this Proxy Statement-Prospectus will become the historical financial statements of ECI after the Transaction. After the Transaction, ECI financial statements will reflect the split-off as of the Effective Date and will not be restated to remove the effects of the prior operating results of New ATN.

                SELECTED STATEMENT OF OPERATIONS DATA OF ATN-VI

                                                                          NINE MONTHS
                                 YEAR ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                         -------------------------------------------  --------------------
                          1992     1993     1994     1995     1996      1996       1997
                         -------  -------  -------  -------  -------  ---------  ---------
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Local exchange serv-
  ice................... $22,471  $21,779  $23,082  $21,335  $23,122  $  17,083  $  19,626
 Access charges and rev-
  enues.................  13,493   14,845   14,689   13,608   16,124     11,618     12,714
 Universal Service Fund.  11,168   13,201   12,081   12,151   11,360      8,406     10,494
 Billing and other reve-
  nues..................   3,997    4,210    3,943    3,638    4,580      3,186      3,587
 Directory advertising..   3,420    3,020    2,916    2,730    2,563      1,938      1,332
 Cellular services......   2,657    2,808    3,616    5,910    5,480      4,457      2,894
 Product sales and rent-
  al....................   4,479    4,489    4,879    5,128    5,435      3,931      3,380
                         -------  -------  -------  -------  -------  ---------  ---------
 Total revenue..........  61,685   64,352   65,206   64,500   68,664     50,619     54,027
Total expense...........  41,704   53,550   47,522   49,538   51,731     38,150     39,189
                         -------  -------  -------  -------  -------  ---------  ---------
Income from continuing
 operations before in-
 terest expense, income
 taxes and minority in-
 terest.................  19,981   10,802   17,684   14,962   16,933     12,469     14,838
Interest expense, net...  10,053   10,054    9,520    8,862    9,082      6,928      6,618
                         -------  -------  -------  -------  -------  ---------  ---------
Income from continuing
 operations before in-
 come taxes and
 minority interest......   9,928      748    8,164    6,100    7,851      5,541      8,220
Income taxes (2)........   3,659      352    3,054    1,631    2,215      1,841     (8,297)
                         -------  -------  -------  -------  -------  ---------  ---------
Income from continuing
 operations before mi-
 nority interest........   6,269      396    5,110    4,469    5,636      3,700     16,517
Minority interest.......     (14)     (23)     (47)     (87)     (81)       (81)        13
                         -------  -------  -------  -------  -------  ---------  ---------
Income from continuing
 operations............. $ 6,255  $   373  $ 5,063  $ 4,382  $ 5,555    $ 3,619  $  16,530
                         =======  =======  =======  =======  =======  =========  =========
Dividends per share.....     --       --       --       --       --         --         --

                     SELECTED BALANCE SHEET DATA OF ATN-VI

                                       AT DECEMBER 31,                AT SEPTEMBER 30,
                         -------------------------------------------- ----------------
                           1992     1993     1994     1995     1996         1997
                         -------- -------- -------- -------- -------- ----------------
BALANCE SHEET DATA:
Fixed assets, net....... $145,010 $154,940 $146,706 $129,810 $149,574     $147,633
Total assets............  203,789  200,906  199,206  211,918  216,817      216,799
Short-term debt
 (including current
 portion of long-term
 debt)..................    6,807    7,909    7,184    8,665   18,498       17,620
Long-term debt, net.....  117,488  110,223  102,644   99,093   93,079       87,567
Stockholders equity.....   27,058   26,751   32,233   35,500   41,883       58,413

--------
-------------------------------------------------------------------------------
(1) Historical income per share amounts have not been presented as this information is not considered meaningful.
(2) In May 1997, Vitelco received approval from the Virgin Islands Industrial Development Commission for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company has adjusted its deferred tax assets and liabilities to reflect the change in tax rates applicable to Vitelco during the benefit period. This change resulted in the Company recording a non-recurring credit to income tax expense of approximately $10.9 million in the nine months ended September 30, 1997.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF ATN-VI

INTRODUCTION

  ATN-VI includes the Company's operations in the U.S. Virgin Islands to which ECI will succeed. ATN-VI's revenues and income from continuing operations are derived principally from the operations of its telephone subsidiary, Vitelco. Vitelco derives most of its revenues from local telephone and long-distance access services. Other operations in ATN-VI's Consolidated Statements of Operations include: Vitelcom Cellular, Inc. d/b/a VitelCellular, which provides cellular telephone service in the U.S. Virgin Islands; and Vitelcom, which supplies customer premises equipment in the U.S. Virgin Islands.

  The principal components of operating expenses for ATN-VI's telephone operations are plant specific operations expenses, plant non-specific operations expenses, customer operations expenses, corporate operations expenses, and taxes other than income taxes. These categories are consistent with FCC accounting practices. Plant specific operations expenses relate to support and maintenance of telephone plant and equipment and include vehicle expense, land and building expense, central office switching expense and cable and wire expense. Plant non-specific operations expenses consist of depreciation charges for telephone plant and equipment and expenses related to telephone plant and network administration, engineering, power, materials and supplies, provisioning and plant network testing. Customer operations expenses relate to marketing, providing operator services for call completion and directory assistance, and establishing and servicing customer accounts. Corporate operations expenses include Vitelco's expenses for executive management and administration, corporate planning, accounting and finance, external relations, personnel, labor relations, data processing, legal services, procurement and general insurance. Taxes other than income taxes include gross receipts taxes, property taxes, and other miscellaneous taxes. Cellular services and product sales and rentals expense includes the operating expense of VitelCellular and Vitelcom. General and administrative expenses consist primarily of parent company overheads and amortization.

RESULTS OF OPERATIONS


 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

  Operating revenues for the nine months ended September 30, 1997 were $54.0 million as compared to $50.6 million for the corresponding period of the prior year, an increase of $3.4 million, or 7%. The increase is primarily the result of the recovery from Hurricane Marilyn in September 1995 and an increase in Universal Service Fund revenues of $2.1 million for the nine months ended September 30, 1997, as a result of increased investment in net fixed assets. At September 30, 1997 Vitelco had 61,326 lines in service compared to 58,431 at the corresponding date in the prior year. Offsetting this was a decrease in cellular revenue of $1.5 million.

  Operating expenses for the nine months ended September 30, 1997 were $39.2 million, an increase of $1.0 million, or 3%, from telephone operating expenses of $38.2 million for the corresponding period of the prior year. The increase is principally the result of a $1.2 million increase in plant non-specific operations, as depreciation increased due to increased telephone plant in service. As a percentage of revenues, operating expenses decreased to approximately 73% for the nine month period ended September 30, 1997, from approximately 75% for the corresponding period of 1996.

  Income from operations before interest expense, income taxes and minority interest for the nine months ended September 30, 1997 was $14.8 million as compared to $12.5 million for the corresponding period of the prior year, an increase of $2.4 million, or 19%. The change occurred principally as a result of factors affecting operating revenues and expenses discussed above.

  Income before income taxes and minority interest for the nine months ended September 30, 1997 was $8.2 million as compared to $5.5 million for the corresponding period of the prior year, an increase of $2.7 million, or 48% as net interest expense decreased $310,000 due to reduced debt.

  As discussed in Note C to the Consolidated Condensed Financial Statements, Vitelco received approval from the Virgin Islands Industrial Development Commission for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company has adjusted its deferred tax assets and liabilities to reflect the change in the tax rates applicable to Vitelco during the benefit period. This change has resulted in ATN-VI recording a non-recurring credit to income tax expense of approximately $10.9 million in the nine months ended September 30, 1997. The effect of the tax exemption on future current taxes payable during the benefit period will be reflected in ATN-VI's financial statements during the benefit period. On October 9, 1997, the Virgin Islands Public Service Commission instituted a proceeding to determine whether Vitelco's rates are just and reasonable in light of this tax rebate. There can be no assurance as to the outcome of this proceeding.

  Before giving effect to the change in deferred taxes discussed above, ATN-VI's effective tax rate for the nine months ended September 30, 1997 was 32% as compared to 33% for the corresponding period of the prior year.

 YEARS ENDED DECEMBER 31, 1996 AND 1995

  Operating revenues for the year ended December 31, 1996 were $68.7 million, an increase of $4.2 million, or 7%, from revenues of $64.5 million for the year ended December 31, 1995. The increase was primarily the result of increases of $1.8 million, or 8%, in local exchange revenues and $2.5 million, or 18%, in access charge revenues at Vitelco for the year ended December 31, 1996. The increase in these revenues is a result of restored lines in service to pre-Hurricane Marilyn levels. At December 31, 1996 Vitelco had 59,470 lines in service.

  Operating expenses for the year ended December 31, 1996 were $51.7 million, an increase of $2.2 million, or 4%, from operating expenses of $49.5 million for the year ended December 31, 1995. The increase was primarily the result of increases in plant-specific expenses of $2.5 million, or 27%, as a result of additional maintenance costs related to Hurricane Marilyn and subsequent storms and an increase of $884,000, or 6%, in plant non-specific expenses due to increased depreciation as a result of additional telephone plant in service, partially offset by the capitalization of certain expenses at Vitelco in the first quarter of 1996 as Vitelco's work force was shifted from maintenance activities to repairing the damage caused by Hurricane Marilyn. As a percentage of revenues, operating expenses were approximately 75% for the year ended December 31, 1996 as compared to 76.8% for the year ended December 31, 1995.

  Income from operations before interest expense, income taxes and minority interest for the year ended December 31, 1996 was $16.9 million, an increase of $1.9 million, or 4%, from income from operations of $15.0 million for the year ended December 31, 1995. The increase resulted from the increase in operating revenues discussed above, partially offset by the increase in operating expenses as the restoration of lines in service after Hurricane Marilyn's impact progressed to a pre-hurricane level.

  Income before income taxes and minority interest for the year ended December 31, 1996 was $7.9 million, an increase of $1.8 million, or 29%, from $6.1 million for the year ended December 31, 1995 as net interest expense increased $220,000 as a result of a decrease in interest income due to reduced cash on hand resulting from hurricane repair expenditures.

  ATN-VI's effective tax rate for the year ended December 31, 1996 was 28.2% as compared to 26.7% for the year ended December 31, 1995.

 YEARS ENDED DECEMBER 31, 1995 AND 1994

  Revenues for the year ended December 31, 1995 were $64.5 million, a decrease of $706,000, or 1% from $65.2 million for the prior year. The decrease was primarily the result of Hurricane Marilyn which put approximately 37,800 of Vitelco's approximately 60,000 access lines out of service on September 15, 1995. At December 31, 1995, Vitelco had 40,761 lines in service. Principally as a result of the impact of Hurricane Marilyn on Vitelco's lines in service in the fourth quarter, Vitelco's local exchange revenues decreased by $1.7 million, or 8%, and Vitelco's access charge revenues decreased by $1.1 million, or 7%, for the year ended December 1995.

  Operating expenses for the year ended December 31, 1995 were $49.5 million, an increase of $2.0 million, or 4%, from expenses of $47.5 million for the year ended December 31, 1994. This increase was primarily the result of an $859,000 increase in general and administrative expenses due to increased corporate activity, and a $1.8 million increase in cellular services primarily due to increased cellular revenues in the aftermath of Hurricane Marilyn. Offsetting this was a decrease in telephone expenses which resulted from a shifting in the fourth quarter of 1995 of Vitelco's work force from maintenance activities to repairing the damage caused by Hurricane Marilyn. As a percentage of revenues, operating expenses increased to approximately 77% for the year ended December 31, 1995 from approximately 73% for the year ended December 31, 1994.

  Income from operations before interest expense, income taxes and minority interest for the year ended December 31, 1995 was $15.0 million, a decrease of $2.7 million, or 15%, from income from operations of $17.7 million for the year ended December 31, 1994. The decrease resulted primarily from the $706,000 decrease in operating revenues, combined with the $2.0 million increase in operating expenses discussed above.

  Income before income taxes and minority interest for the year ended December 31, 1995 was $6.1 million, a decrease of $2.1 million, or 25%, from $8.2 million for the year ended December 31, 1994, as net interest expense decreased $658,000 due to increased cash on hand.

  ATN-VI's effective tax rate for the year ended December 31, 1995 was 26.7% as compared to 37.4% for the year ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

  ECI will depend upon funds received from its subsidiaries to meet its capital needs, including servicing debt and financing of any future acquisitions.

  In the Transaction ECI will assume approximately $5.5 million of bank debt of the Company which is currently outstanding under a short-term credit facility which under an oral agreement with the bank expires October 1, 1998.

  In connection with the Transaction, ATN-VI will borrow approximately $17.4 million, net, from the RTFC under the 15 year Credit Facility. This facility will provide for quarterly amortization of principal and interest of approximately $500,000 commencing on the first full billing cycle after disbursement. For additional information on the Credit Facility, see "The Transaction--The Credit Facility."

  ATN-VI's loan agreements with the RTFC will limit the payment of dividends by ATN-VI to ECI unless ATN-VI maintains an average times interest expense coverage ("TIER") of at least 1.5 for two of the past three fiscal years and, after giving effect to the dividend, shows a consolidated shareholders equity for ATN-VI and its subsidiaries that is not less than 30% of its total assets on a consolidated basis as shown on its most recent quarterly balance sheet, provided, however, that ATN-VI may make an otherwise prohibited dividend payment if, after giving effect to such dividend payment, the consolidated stockholders equity of ATN-VI and its subsidiaries will not be less than 20% of total assets on a consolidated basis and aggregate dividend payments for the fiscal year do not exceed 50% of total net income for the prior fiscal year. At September 30, 1997, ATN-VI would have been able to pay approximately $2.8 million of dividends to ECI under this limitation.

  A portion of the amount outstanding on the ATN-VI note payable to the RTFC bears interest at RTFC's standard variable rate, which at September 30, 1997 was 6.65% for $1.3 million outstanding, with the balance of $16.9 bearing interest at a fixed rate of 8%. Interest on the $11.1 million and $10.3 million outstanding on the Vitelco notes payable to RTFC is fixed at 9.75% and 8%, respectively.

  ATN-VI's ability to service its debt will be dependent on funds from its parent or its subsidiaries, primarily Vitelco. The RUS loan and applicable RUS regulations restricts Vitelco's ability to pay dividends based upon certain net worth tests except for limited dividend payments authorized when specific security instrument criteria are unable to be met. Settlement agreements made in 1989 and 1991 with the PSC also contain certain restrictions on dividends by Vitelco which, in general, are more restrictive than those imposed by the RUS. Dividends by

Vitelco are generally limited to 60% of its net income, although additional amounts are permitted to be paid for the sole purpose of servicing ATN-VI's debt to the RTFC. Under the above restrictions, at September 30, 1997, Vitelco's dividend paying capacity was approximately $8.8 million in excess of the amounts permitted for servicing ATN-VI debt.

  The RUS Loan Agreement calls for fixed monthly principal and interest payments of $7.04 per $1,000 of loan balance with any remaining balance due May 2012. At September 30, 1997, the amount outstanding was $55.0 million, bearing interest at a fixed rate of 5%.

  The RTFC Loan and RUS Loan agreements also require, among other things, maintenance of minimum debt service ("DSC") and TIER and restrictions on issuance of additional long-term debt. The RTFC Loan Agreement requires ATN-VI to maintain a DSC of at least 1.35 and a TIER of at least 1.5 for each fiscal year and Vitelco to maintain DSC of at least 1.25 and a TIER of at least 1.5 for two the last three fiscal years. Vitelco may incur additional debt with RUS without prior approval from RTFC if Vitelco maintains a DSC of not less than 1.25 and a TIER of not less than 1.5.

  The RTFC Loan Agreement contains covenants, which, with certain exceptions, restrict: (i) Vitelco from entering into any business venture with respect to business in which it is not currently engaged and ATN-VI from entering into any business venture other than as a holding company for its subsidiaries;
(ii) ATN-VI from selling and permitting any liens upon the capital stock of Vitelco, (iii) ATN-VI from incurring additional indebtedness, (iv) ATN-VI from declaring or paying any dividends, unless certain criteria are met, (v) ATN-VI and Vitelco from engaging in mergers or consolidations, (vi) ATN-VI from making or committing to make any investment in any person except as otherwise permitted, (vii) ATN-VI from creating, assuming, incurring or suffering to exist any lien upon any of its property or assets or the property or assets of Vitelco, (viii) ATN-VI from forming or acquiring any subsidiaries, and (ix) ATN-VI from permitting any subsidiary to sell or transfer any asset for purposes of effecting a lease.

  The RUS Loan Agreements contain covenants, which, with certain exceptions restrict Vitelco from: (i) engaging in mergers and consolidations, (ii) selling, leasing or transferring any capital assets, (iii) entering into any contract for the management of its business or operations or maintenance of its properties, (iv) declaring or paying dividends, unless certain criteria are met, (v) guaranteeing or incurring additional indebtedness, and (vi) making investments except as otherwise permitted. As of September 30, 1997, ATN-VI and Vitelco were in compliance with all covenants contained in their long-term debt agreements.

  At September 30, 1997, Vitelco had outstanding $5 million of borrowings under a $5 million line of credit with the RTFC expiring in March 2000, and an additional $5 million under a $15 million line of credit with the RTFC expiring in October 1998, each with interest rates of 7.25%. These borrowings were incurred to finance part of the costs of repairing damage to Vitelco's telephone plant caused by Hurricane Marilyn in September 1995. Vitelco has also received approval from the RUS for $35.7 million of long-term financing, which may be used to repay Vitelco's outstanding line of credit borrowings from the RTFC. Borrowings under Vitelco's $5 million line of credit are required to be repaid within 12 months of the date of the borrowing, but may be repaid from the proceeds of borrowings under the $15 million line of credit. Borrowings under Vitelco's $15 million line of credit will mature on October 31, 1998, at which date, if long-term loan funds from RUS have not yet been made available to Vitelco, Vitelco will have the option of rolling the outstanding amount borrowed under that line of credit into a 15-year term loan from RTFC having terms substantially similar to those contained in Vitelco's existing long-term loan from RTFC.

IMPACT OF INFLATION

  The effect of inflation on ATN-VI's financial results of telephone operations in the U.S. Virgin Islands has not been significant in recent years. The effect of inflation on the cost of providing telephone service in U.S. Virgin Islands has generally been offset (without any increase in local subscribers' rates) by increased revenues resulting from growth in the number of subscribers and from regulatory cost recovery practices in determining access revenues.

                                      ECI

                           PRO FORMA FINANCIAL DATA

  The following are unaudited pro forma consolidated condensed statements of operations data and consolidated condensed balance sheet data for ECI. The pro forma consolidated condensed balance sheet data as of September 30, 1997 gives effect to the Transaction, as if it occurred on September 30, 1997. The unaudited pro forma consolidated condensed statement of operations data for the year ended December 31, 1996 and the nine months ended September 30, 1997 gives effect to the Transaction, as if it occurred on January 1, 1996. The Transaction is accounted for as a non-pro rata split-off of New ATN and New ATN is accounted for at fair value. New ATN is considered to be the split-off entity since it is anticipated that ECI will have greater market recapitalization (based on the Opinion), ECI will have greater asset value, ECI will retain more of the top management of the Company, and ECI had greater net income for the nine months ended September 30, 1997. The pro forma adjustments are described in the accompanying notes hereto. The pro forma consolidated condensed balance sheet and statements of operations data should be read in conjunction with the consolidated financial statements and notes thereto of the Company and ATN-VI, which includes the Company's operations in the U.S. Virgin Islands to which ECI will succeed, as of December 31, 1996 and for each of the three years in the period ended December 31, 1996 and the Company's and ATN-VI's unaudited consolidated condensed interim financial statements and notes thereto as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 which are included elsewhere in this Proxy Statement-Prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transaction had occurred on January 1, 1996 or September 30, 1997, respectively, nor is it necessarily indicative of future operating results or financial position. All dollar amounts are in thousands, except per share amounts.

                                      ECI

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1997

                                 (IN THOUSANDS)

                                          FRO FORMA
                                           SPLIT-          OTHER
                                COMPANY    OFF OF        PRO FORMA
                               HISTORICAL  NEW ATN      ADJUSTMENTS    PRO FORMA
                               ---------- ---------     -----------    ---------
ASSETS
 Cash.........................  $ 15,150  $  (9,229)(1)  $ 17,400 (2)  $  1,103
                                                          (17,400)(3)
                                                           (4,818)(4)
 Accounts receivable..........    57,948    (44,162)(1)       205 (4)    13,991
 Other current assets.........    15,128     (3,592)(1)                  11,536
                                --------  ---------      --------      --------
 Total current assets.........    88,226    (56,983)       (4,613)       26,630
 Net fixed assets.............   251,648    (99,360)(1)       392 (4)   152,680
 Due to Atlantic Tele-Network,
  Inc. .......................              (28,340)(1)    28,340 (4)         0
 Regulatory Asset.............    21,923                                 21,923
 Other assets.................    30,022    (13,751)(1)       916 (2)    17,187
                                --------  ---------      --------      --------
                                $391,819  $(198,434)     $ 25,035      $218,420
                                ========  =========      ========      ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
 Current liabilities..........  $ 66,180  $ (28,718)(1)  $  5,588 (4)  $ 43,050
 Long-term debt...............   106,469    (16,427)(1)    18,316 (2)   108,480
                                                              122 (4)
 Other liabilities and minor-
  ity interest................    44,699    (34,579)(1)                  10,120
 Total stockholders' equity...   174,471   (118,710)(1)   (17,400)(3)    56,770
                                                           18,409 (4)
                                --------  ---------      --------      --------
                                $391,819  $(198,434)     $ 25,035      $218,420
                                ========  =========      ========      ========


         The accompanying notes are an integral part of this statement.

                                      ECI

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                YEAR ENDED DECEMBER 31, 1996                 NINE MONTHS ENDED SEPTEMBER 30, 1997
                         ------------------------------------------------ ---------------------------------------------------
                                    PRO FORMA                                           PRO FORMA
                          COMPANY    SPLIT-          OTHER      PRO FORMA  COMPANY       SPLIT-          OTHER      PRO FORMA
                         HISTORICAL  OFF OF        PRO FORMA       AS     HISTORICAL     OFF OF        PRO FORMA       AS
                          RESULTS    NEW ATN      ADJUSTMENTS   ADJUSTED   RESULTS       NEW ATN      ADJUSTMENTS   ADJUSTED
                         ---------- ---------     -----------   --------- ----------    ---------     -----------   ---------
Net revenues............  $216,917  $(148,253)(1)                $68,664   $149,725     $(95,698)(1)                 $54,027
Net expenses............   172,863   (121,222)(1)      349 (7)    51,990    116,683      (77,560)(1)       262 (7)    39,385
                          --------  ---------       ------       -------   --------     --------        ------       -------
Income from continuing
 operations before
 interest expense,
 minority interest and
 income taxes...........    44,054    (27,031)        (349)       16,674     33,042      (18,138)         (262)       14,642
Interest expense, net...    10,831     (1,749)(1)    1,282 (5)     8,714      7,743       (1,125)(1)       962 (5)     6,305
                                                    (1,650)(6)                                          (1,275)(6)
                          --------  ---------       ------       -------   --------     --------        ------       -------
Income from continuing
 operations before
 income taxes and
 minority interest......    33,223    (25,282)          19         7,960     25,299      (17,013)           51         8,337
Income taxes............    13,039    (10,824)(1)     (480)(5)     2,250       (739)(8)   (7,558)(1)      (360)(5)    (8,256)
                                                       634 (6)                                             490 (6)
                                                      (119)(7)                                             (89)(7)
                          --------  ---------       ------       -------   --------     --------        ------       -------
Income from continuing
 operations before
 minority interest......    20,184    (14,458)        (16)         5,710     26,038       (9,455)           10        16,593
Minority interest.......    (2,177)     2,096 (1)                    (81)    (1,358)       1,371(1)                       13
                          --------  ---------       ------       -------   --------     --------        ------       -------
Income from continuing
 operations.............  $ 18,007  $ (12,362)      $  (16)      $ 5,629   $ 24,680     $ (8,084)       $   10       $16,606
                          ========  =========       ======       =======   ========     ========        ======       =======
Income per share from
 continuing operations..                                         $  0.51                                             $  1.52
                                                                 =======                                             =======
Weighted average shares
 outstanding............                                          10,959                                              10,959
                                                                 =======                                             =======


         The accompanying notes are an integral part of this statement.

                                      ECI

                       NOTES TO PRO FORMA FINANCIAL DATA

  The Transaction is accounted for as a non-pro rata split-off of New ATN and New ATN is accounted for at fair value. New ATN is considered to be the split-off entity since it is anticipated that ECI will have greater market recapitalization (based on the Opinion), ECI will have greater asset value, ECI will retain more of the top management of the Company, and ECI had greater net income for the nine months ended September 30, 1997.

  The non-recurring loss on the split-off and fair valuation of the net assets of New ATN of $55 million (loss on split-off of New ATN of $51 million plus assumed transaction costs of $4 million) is not reflected in the pro forma consolidated condensed statement of operations as this is a non-recurring expense directly associated with the Transaction.

(1) To reflect the split-off of New ATN.

(2) To reflect the $18.3 million of long-term financing under the Credit Facility, and the related acquisition of Subordinated Capital
    Certificates.

(3) To reflect the purchase of 765,564 shares of Company stock.

(4) To reflect (a) the payment of the final closing adjustment under the Subscription Agreement (based on assumed transaction costs of $4 million) of $4,818,000, (b) the assumption of certain bank indebtedness by ECI of $5,710,000 (c) the transfer of miscellaneous assets to ECI from New ATN and (d) the extinguishment in the transaction of the indebtedness of ECI of $28,340,000 to ATN.

(5) To record interest expense and related tax benefit on the new borrowing of $18.3 million net under the Credit Facility.

(6) To reflect (a) the reversal of interest expense paid on intercompany debt owed by ECI to the Company of $2,155,000 and $1,659,000, (b) interest expense on certain bank indebtedness to be assumed by ECI of $505,000 and $384,000 and (c) the related income tax impacts of $634,000 and $490,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

(7) To record additional compensation expense in accordance with ECI's employment agreement with Jeffrey J. Prosser and the related income tax benefit.

(8) In May 1997, Vitelco received approval from the Virgin Islands Industrial Development Commission for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company has adjusted its deferred tax assets and liabilities to reflect the change in tax rates applicable to Vitelco during the benefit period. This change resulted in the Company recording a non-recurring credit to income tax expense of approximately $10.9 million ($.99 per share on a pro forma basis) in the nine months ended September 30, 1997.

(9) ECI shares certain general and administrative costs with New ATN. These shared costs have historically been allocated in approximately the same proportion as operating revenues bear to the Company's total operating revenues. Management believes the allocation methods used are reasonable. However, such costs are not necessarily indicative of the costs that would have been incurred if the companies had been operated as unaffiliated entities. It is not practical to estimate these costs on a stand-alone basis.

                        BUSINESS AND PROPERTIES OF ECI

  ECI is a newly formed Delaware corporation, incorporated in 1997, which, following the Effective Date, will own and operate the Company's business and operations in the Virgin Islands. On and immediately after the Effective Date, ECI's principal subsidiary will be Vitelco. Vitelco is the exclusive provider of local telephone service in the U.S. Virgin Islands. Vitelco provides subscribers with local telephone service in the U.S. Virgin Islands, access to long-distance companies for interstate and international telephone service, and provides those companies with access to its local network. ECI will also be engaged, through its wholly owned subsidiary ATN-VI in selling and leasing telecommunications equipment in the US Virgin Islands (a business now conducted by Vitelcom) and, through its 90 percent owned subsidiary, VitelCellular, in providing cellular telephone service in the U.S. Virgin Islands to land-based and marine subscribers.

  It is the intention of Mr. Prosser, as the controlling stockholder of ECI, after the Effective Date to endeavor to expand ECI's operations through the acquisition of other businesses. ECI cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences of any such acquisition would be. The evaluation and negotiation of such business acquisitions may involve significant expenditures by ECI. There can be no assurance that ECI will be able to acquire or successfully integrate any such businesses, and acquisitions that are consummated may involve the incurrence of significant amounts of debt by ECI and/or the dilution of existing stockholders' interests in ECI through the issuance of additional shares of ECI capital stock. No assurances can be given that any acquisitions will be consummated or that, if completed, they will be successful. Furthermore, there can be no assurance that ECI's management will be able to manage effectively any resulting business or that any acquisition will benefit ECI. Depending upon the nature, size and timing of acquisitions, ECI may be required to raise financing. There can be no assurance that the Credit Facility, or any other loan agreements to which ECI or its subsidiaries may become a party will permit such additional financing or that such additional financing will be available to ECI on terms acceptable to management or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of ECI--Liquidity and Capital Resources."

LOCAL SERVICE

  In 1995, based upon access line data provided by the United States Telephone Association (the "USTA"), Vitelco was the 28th largest local telephone company of more than 1,000 local telephone companies in the United States. Approximately 40% of Vitelco's total revenue in 1996 was derived from the provision of local service.

  ECI believes that Vitelco's telephone business is essentially non-cyclical, and (except for its growth in access lines) is not materially reduced in times of recession. In 1996, Vitelco's growth rate in access lines was 2%. ECI believes that future growth in access lines will occur primarily as a result of construction of new residential and commercial properties in the U.S. Virgin Islands. However, growth should also occur from an increase in the number of households that have telephones, and an increase in lines per subscriber is anticipated as facsimile machines, computer data communication and other technological innovations become more widespread. All of these factors affecting the rate of growth of access lines are likely to be sensitive to changes in general economic conditions.

  As of December 31, 1996, approximately 67% of Vitelco's 59,470 access lines were residential lines, and the remainder were business lines. Vitelco's current monthly charge per access line, which includes unlimited calls between points in St. Croix, St. John and St. Thomas and is regulated by the U.S. Virgin Islands Public Services Commission (the "PSC"), is $18.55 for residential customers and $49.85 for business customers. In June 1987, when the Company acquired Vitelco, Vitelco's residential rate was $21.90, and its business rate was $58.45.

ACCESS FOR LONG-DISTANCE SERVICES

  In addition to providing local service, Vitelco provides subscribers with access to long-distance companies for interstate and international services and provides those companies with access to its local network and, thereby, to local subscribers. Vitelco is compensated for providing this access by long-distance carriers and by its subscribers in accordance with tariffs, which are subject to review by the FCC. See "Business and Properties of ECI-- Regulation." The principal long-distance carrier in the U.S. Virgin Islands is AT&T of the Virgin Islands, Inc., a local subsidiary of AT&T ("AT&T-VI"). Approximately 28% of Vitelco's total revenues in 1996 was derived from access charges.

OTHER SERVICES

  During 1996 Vitelco received approximately 12% of its revenues from providing billing and collection services for long distance carriers and from yellow-pages directory advertising. Vitelco's current billing and collection contract with AT&T-VI expires in May 2000.

SIGNIFICANT REVENUE SOURCES

  Revenues from AT&T, derived principally from interstate network access and billing and collection services of Vitelco, comprised approximately 13%, 12% and 13% of ATN-VI's consolidated total revenues in 1994, 1995 and 1996, respectively. No other revenue source accounted for more than 10% of ATN-VI's total revenues in 1994, 1995 or 1996.

PHYSICAL PLANT

  Vitelco operates a modern, fully digital telecommunications network in the U.S. Virgin Islands. Vitelco initiated a modernization program with the installation of its first fiber-optic cable in 1981 and its first digital switch in 1982. Upon the completion of the modernization program in 1987, Vitelco's network became the first multi-switch, all digital telephone system in the Caribbean. Modern digital systems, which are more cost effective and permit higher quality transmissions than analog systems, permit speech, text and computer data to be transmitted simultaneously and on the same network.

  Vitelco's policy is to upgrade plant and equipment, as necessary or appropriate, pursuant to an ongoing construction and development program. The program allows Vitelco to increase revenues and reduce costs, while enhancing service, by taking advantage of technological developments in the telecommunications industry, such as digital switching and fiber optics.

  On September 17, 1989, a substantial portion of Vitelco's outside plant was destroyed by Hurricane Hugo, which was the first hurricane to inflict substantial damage in the U.S. Virgin Islands since 1928. While Hurricane Hugo did relatively little damage to Vitelco's switching equipment, it resulted in a decrease in the number of access lines in service from 46,968 to fewer than 12,000. Within seven months following the hurricane, Vitelco substantially completed the restoration of the damaged and destroyed plant. On St. Croix, which suffered the most damage, Vitelco replaced a substantial portion of its aerial cable, including all cables connecting its remote switches on St. Croix, with approximately 125 miles of underground cables, which have greater capacity than the lines in place prior to the hurricane. On St. Thomas, where the hurricane damage was less substantial, Vitelco replaced all damaged outside plant, and, in addition, upgraded its network by installing an underground fiber-optic cable to connect its microwave facility with its main switch. In addition to greater capacity, underground cable provides greater reliability and reduces the destructive impact of the elements, including the impact of hurricanes. The total cost to Vitelco for replacement of plant due to Hurricane Hugo was approximately $60 million. The Company received approximately $23.6 million in respect of insurance coverage for damages resulting from Hurricane Hugo.

  On September 15, 1995, Hurricane Marilyn struck the U.S. Virgin Islands again causing extensive damage to Vitelco's outside telephone plant. Hurricane Marilyn put out of service approximately 37,800 lines. The damage was most extensive in St. Thomas and St. John, where respectively 90% and 50% of the access lines were damaged as compared with the loss of only 30% in St. Croix. The total cost to Vitelco for replacement of plant due to Hurricane Marilyn was approximately $41 million.

  The Company had been unable to obtain insurance coverage for any of its outside plant or for any damage caused by windstorm at commercially reasonable rates. However, the Company recently obtained insurance coverage for windstorm damage in the amount of $30 million per storm and $55 million in the aggregate.

CELLULAR AND OTHER OPERATIONS

  The Company is engaged in other telecommunications operations, including providing cellular telephone service in the U.S. Virgin Islands and selling and leasing telecommunications equipment in the U.S. Virgin Islands.

  VitelCellular provides cellular telephone service to land-based and marine customers in the U.S. Virgin Islands. In September 1989, following Hurricane Hugo, VitelCellular was granted special temporary authority by the FCC to construct and operate cellular systems in the two U.S. Virgin Islands Rural Service Areas (as defined by the FCC) and, as such, was the second cellular system to become operational in a Rural Service Area in the United States. Since late 1990, VitelCellular has been providing service in such Rural Service Areas pursuant to regular authority from the FCC.

  Comsat Mobile Investments, Inc. ("CMI"), a subsidiary of Communications Satellite Corporation ("Comsat"), owns 10% of the common stock of VitelCellular which it purchased in October 1990 for $1.4 million. Pursuant to the agreement by which CMI acquired its stock interest in VitelCellular, CMI was entitled to representation on the board of directors of VitelCellular and CMI's approval was required for annual budgets and certain other corporate actions. The Company has advised CMI that, in the Company's opinion, CMI materially breached that agreement by failing to maintain a representative on VitelCellular's board of directors, failing to consider request for approvals in good faith in the best interest of VitelCellular and its shareholders and refusing to give formal consent to an equipment purchase and related financing which had previously been approved by CMI's former board representative in an effort to force the Company to buy out CMI's investment in VitelCellular at an exorbitant price, and that the Company has terminated that agreement by reason of CMI's breach. CMI has disputed the Company's assertion of material breach, but neither CMI nor the Company have initiated any proceedings to resolve the issue.

  Vitelcom earns revenues from the sale, lease and servicing of customer premises equipment, facsimile machines, radio paging devices and private branch exchanges in the U.S. Virgin Islands. Vitelcom recently participated in the FCC auction process for Personal Communication Services ("PCS") spectrum in the U.S. Virgin Islands Basic Trading Area ("BTA") and was awarded and purchased the 10 MHz "E" block of spectrum for the U.S. Virgin Islands. The Company is currently evaluating the build-out of this service and has until April 2002 to build out the system.

  In November 1996, the Company won a privatization bid to acquire 67% ownership of the telephone system of the Republic of Congo, subject to reaching agreement on a number of material points. However, direct negotiations between the Company and the Congolese government did not result in a final agreement. As of the second quarter of 1997, the Company ceased all negotiations and wrote-off all the capital expenditures surrounding this transaction which amounted to approximately $1.3 million.

COMPETITION

  The 1996 Telecommunications Act ("1996 Act") worked a fundamental restructuring of the telecommunications industry in the United States. Its primary effect will be to enable a number of companies to enter new telecommunications market segments where they were formerly precluded from competing.

  Prior to the 1996 Act, local telephone companies had state-protected monopolies for the provision of local and intrastate toll telephone service. This precluded other companies from offering the same services over wire.

Since 1980, however, cellular telephone companies could provide local telecommunications service that, to a limited extent, replaced local wired telephone service. In addition, telephone companies were precluded from providing cable TV services in their telephone service territories unless they operated in communities of less than 10,000 persons or received a waiver from the FCC.

  The 1996 Act broke down these industry segment barriers. States are now precluded from preventing other companies from offering local and intrastate toll telephone services. It also permits telephone companies to provide cable TV service within their service territories. The 1996 Act also opens up other telecommunications segments to competition by a greater number of industry segments. For example, Bell operating companies can now qualify to enter the long distance business in their own telephone service territories. The collective impact of these procompetition laws will be to increase both the opportunities and risks for all industry segments and players, including Vitelco.

  Vitelco's previous protection as the sole provider of wired local telephone service in the U.S. Virgin Islands is no longer in effect. Therefore, Vitelco may be subject to competition in the provision of its local telephone services in the future. No company currently is providing competing wired local telephone services in the U.S. Virgin Islands. Two cellular companies are currently operating in the U.S. Virgin Islands, one of which is controlled by Vitelco's parent company, ATN-VI. A third company, operating from the British Virgin Islands, provides cellular service to boats in U.S. Virgin Islands waters. Additional wireless providers, using personal communications service frequencies, have been awarded FCC licenses and may become operational in the future. One such company executed an interconnection agreement with Vitelco in June 1997.

  AT&T recently completed the installation of an underwater fiber optic cable connecting St. Croix to St. Thomas, where the connection between the two islands had heretofore been solely by Vitelco's microwave facilities. The terms and conditions of the cable license do not prohibit AT&T or other carriers from routing telephone calls over the cable. Thus, some traffic between these islands may be provided on facilities other than Vitelco's, and may reduce access charges that otherwise would be paid to Vitelco.

  Vitelco is also required under the 1996 Act to provide potential competitors with interconnection to Vitelco's telephone network to enable others to offer telecommunications services, including local telephone service.

  Pursuant to Section 251(b) of the 1996 Act, local exchange carriers ("LECs"), including both existing telephone companies and new competitive carriers, are required to (1) allow others to resell their services at retail rates, (2) ensure that customers can keep their telephone numbers when changing carriers, (3) ensure that competitors' customers can use the same number of digits when dialing and to provide nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listing, (4) ensure access to telephone poles, ducts, conduits and rights of way, and (5) compensate competitors for the competitors' costs of completing calls to competitors' customers. Competitors are required to compensate the local telephone company for the cost of providing these interconnection services.

  Pursuant to Section 251(f)(2) Vitelco, as a small carrier, is eligible to request exemption, suspension or modification of any or all of these Section 251(b) requirements from the Virgin Islands Public Service Commission ("VIPSC"). Vitelco expects to request such exemption, suspension or modification from some or all of these requirements in the future. The VIPSC may grant such a petition to the extent that it determines that such suspension or modification is necessary to avoid a significant averse economic impact on telecommunications users, to avoid imposing a requirement that is unduly economically burdensome or to avoid imposing a requirement that is technically infeasible and that such suspension or modification is consistent with the public interest. It is not known at this time how the VIPSC will respond to such a request. If the VIPSC denies some or all of that request and if the VIPSC does not allow Vitelco adequate compensation for the costs of providing the interconnection, Vitelco's costs could increase. In addition, with such a denial competitors could enjoy benefits that would make their services more attractive than if they did not receive such interconnection rights.

  Pursuant to Section 251(c) of the 1996 Act, incumbent LECs ("ILECs"), which only include local telephone companies like Vitelco, are required to (1) interconnect their facilities and equipment with any requesting telecommunications carrier at any technically feasible point, (2) unbundle and provide nondiscriminatory access to network elements (e.g., local loops, switches and transport facilities) at nondiscriminatory rates and on nondiscriminatory terms and conditions, (3) offer their retail services for resale at wholesale rates, (4) provide reasonable notice of changes in the information necessary for transmission and routing of services over the ILEC's facilities or to information necessary for interoperability, and (5) to provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to unbundled network elements at the premises of the ILEC. Competitors are required to compensate the local telephone company for the cost of providing these interconnection services.

  Pursuant to Section 251(f)(l) Vitelco, as a rural carrier, is automatically exempt from Section 251(c)'s interconnection requirements. This exemption can be lifted or modified by the VIPSC if a competing carrier files a bona fide request for such interconnection. No such request is pending before the VIPSC. If such a request is filed, Vitelco would ask the VIPSC to retain the exemption. The VIPSC may grant such a petition to the extent that it determines such interconnection request is not unduly economically burdensome, is technically feasible and is consistent with universal service obligations. It is not known how the VIPSC would rule on these requests. If the VIPSC lifts such exemption in whole or in part and if the VIPSC does not allow Vitelco adequate compensation for the costs of providing the interconnection, Vitelco's costs could significantly increase and it could suffer a significant loss of customers to competition. Finally, the FCC issued an order in May 1997 that directed that incumbent local exchange carriers could not impose access charges on long distance and other carriers that purchased unbundled network elements from the incumbent. This decision could serve to reduce access revenues for Vitelco and other incumbents. Several parties have appealed this and other aspects of the FCC's May 1997 order, but Vitelco is unable to determine the outcome of such appeals at this time.

  The risk to Vitelco from competitive entry for local telephone services must be weighed against any new opportunities Vitelco could take advantage of in terms of new service offerings, such as interstate, Internet access, personal communications or other wireless service, cable TV, or international services. These new service offerings could produce revenues that could offset lost revenues due to local service competition.

REGULATION

  The Company's long-distance access services and its radio-based services in the U.S. Virgin Islands are regulated by the FCC; Vitelco's local telephone service in the U.S. Virgin Islands is regulated by the PSC. The 1996 Act may significantly change many aspects of the regulation of Vitelco's business.

  Franchise. Vitelco provides basic local telephone service in the U.S. Virgin Islands pursuant to a franchise granted by the government of the Virgin Islands on October 9, 1959. The franchise is for an indefinite term unless and until terminated by the government of the U.S. Virgin Islands upon two years' prior written notice. In the event of such a termination, the franchise provides that the U.S. Virgin Islands government shall expropriate the entire business, plant and facilities of Vitelco. Vitelco has no reason to believe that the government of the U.S. Virgin Islands intends to exercise its right of termination in the foreseeable future. Vitelco derives local telephone service revenues from fixed monthly local service charges to subscribers at rates regulated by the PSC.

  The FCC. The FCC has jurisdiction over the rates for access services provided by local exchange carriers to long-distance carriers, as well as other matters relating to these services and has established a system of access charges to compensate local exchange carriers for the costs of originating and terminating long-distance services, including a fair return on investment. The FCC established the National Exchange Carrier Association, Inc. ("NECA") to prepare and file access charge tariffs for both traffic sensitive and non-traffic sensitive rate elements on behalf of all telephone companies that do not file separate tariffs or concur in a joint access tariff of another telephone company for all access elements and to administer the Universal Service Fund ("USF"), a pool funded by long-distance carriers, which is intended to assist local exchange carriers with higher than average non-traffic sensitive costs. Vitelco files its own access tariff with the FCC, which specifies Vitelco's charges to long-distance carriers for traffic sensitive access elements and references the NECA tariff for non-traffic sensitive access elements. Vitelco participates in and receives reimbursement from the non-traffic sensitive access charge revenue pool administered by NECA.

  The non-traffic sensitive portion of Vitelco's costs allocated to long-distance service is recovered through (i) flat-rate per line monthly access charges to subscribers and (ii) allocations to Vitelco from NECA's non-traffic sensitive pool of receipts from long-distance carriers. The revenues derived from the USF are considered to be local revenues for ratemaking purposes, rather than long-distance revenues, thereby reducing the rates payable by local subscribers.

  In May 1997, the FCC issued a decision modifying its rules and policies governing interstate exchange access services of incumbent local exchange carriers. That decision applied, with limited exceptions, solely to incumbent local exchange carriers who are governed by the FCC's price cap system of regulation. As regards incumbent local exchange carriers (such as Vitelco) who are subject to federal rate-of-return regulation, the FCC stated that it plans to initiate a separate access reform proceeding later this year. Vitelco is not in a position to speculate on what reforms the FCC will propose in that proceeding or what impact such reforms might have on the Company's business. Vitelco also is not in a position to speculate on the outcome of the pending petitions for reconsideration or the court appeals filed by various parties regarding the FCC's May 1997 decision.

  In May 1997, the FCC also issued a decision modifying its federal universal service rules and policies pursuant to Section 254 and other provisions of the new law. In that decision, the FCC adopted rules defining universal service, establishing the eligibility criteria for carriers other than incumbent local exchange carriers to receive universal service support, establishing the criteria to determine which carriers must contribute to universal service support and the manner in which such contributions will be determined and administered, moving long term support from interstate exchange access charges to universal service support, and establishing new universal service mechanisms for schools, libraries and health care providers. At the present time, no carrier other than Vitelco qualifies to receive federal universal service support in the U.S. Virgin Islands.

  With respect to federal high cost support, the FCC held that rural carriers in high cost areas, such as Vitelco, should continue to receive universal service support through existing mechanisms, with some modifications, based upon such carriers' embedded costs. As stated in the FCC's May 1997 and subsequent decisions, those modifications include, among other things, an indexed cap on the growth of the high cost fund and limitations on the corporate operations expenses that qualify for universal service support. Such modifications may limit the federal universal service support available to Vitelco now and in the future and could adversely impact Vitelco's operations in the future. Additionally, until the FCC has ruled on pending reconsiderations of these decisions, the final outcome remains uncertain.

  The FCC endorsed the policy that universal service support for all high cost carriers should be determined based upon forward-looking economic costs rather than embedded costs. However, the FCC deferred adopting such a requirement for rural carriers such as Vitelco pending further FCC and other proceedings. The FCC stated that it would commence a proceeding by October 1998 to establish forward-looking economic cost mechanisms for rural carriers. The FCC stated that any such requirement that it might adopt in the future would not apply to rural carriers such as Vitelco until at least January 1, 2001. Vitelco believes that, while the use of forward-looking economic cost mechanisms to determine universal service support could have an adverse impact upon Vitelco, it would be premature for Vitelco to predict the potential impact of the FCC's new and prospective universal service rules and policies.

  With respect to carriers serving insular areas, the FCC deferred deciding whether such carriers should be required to shift to universal service support mechanisms based upon forward-looking economic costs at the same time as other rural carriers. Various parties have filed petitions for reconsideration and appeals of the FCC's decision adopting universal service rules and policies. Vitelco is unable to predict the impact that these future decisions might have upon its business interests.

  Cellular licenses and other public land mobile licenses are issued by the FCC for a term of ten years. Near the conclusion of the term, licensees must file applications for renewal to obtain authority to operate for an additional ten-year term. These applications may be denied for cause and other parties may file competing applications for the authorization. On March 11, 1993, the FCC adopted an order regarding the standards to be applied in cellular license renewal proceedings, which may involve a hearing if qualified competitors for the authorization file applications.

  The PSC. Vitelco's local telephone operations, including the services offered and the rates for those services, are subject to the jurisdiction of the PSC, which has jurisdiction over public utilities and transportation in the U.S. Virgin Islands pursuant to Title 30 of the U.S. Virgin Islands Code. Under Title 30 of the U.S. Virgin Islands Code and the rules and regulations promulgated thereunder, Vitelco is allowed to charge local service rates that will permit it to earn a reasonable return on investment and to recover its operating expenses. The rate of return is the amount of money earned by a utility in excess of operating costs, stated as a percentage of the utility's rate base, which is the value of the utility's property devoted to the provision of telephone service minus accumulated depreciation. The rate of return must be adequate to permit the utility to maintain its credit and to attract new capital. Vitelco may file new rates thirty days prior to the time the rates are intended to be effective. The new rates will become effective unless the PSC suspends them and initiates an investigation into their reasonableness. If the PSC determines that the proposed rates are unreasonable, the PSC may order that rates for the future be reduced. The PSC also may initiate an investigation of existing rates if it believes that these rates are unreasonable. In May 1997, Vitelco received a five year rebate of 90% of its Virgin Islands income taxes and 100% of its Virgin Islands gross receipts, excise and property taxes from the Virgin Islands Industrial Development Commission. On October 9, 1997 the PSC instituted a proceeding to determine whether Vitelco's rates were just and reasonable in light of this tax rebate. There can be no assurance as to the outcome of this proceeding.

  Between 1987, when the Company acquired Vitelco, and 1992 the Company and certain of its subsidiaries were involved in numerous legal and administrative proceedings with the PSC and entered into several settlement agreements with the PSC. These agreements resulted in rate reductions in 1989 (retroactive to 1988) and September 1, 1992. The latest agreement between Vitelco and the PSC with respect to rates provided that Vitelco's local rates would remain unchanged until January 1, 1995 at the earliest and that, if Vitelco earned more than an 11.5% return on its local rate base during the years 1993 to 1994, it would reduce its local rate base (and telephone plant on which depreciation is computed) in the following years by an amount equal to 50% of such excess earnings. These agreements also (i) require the prior approval of the PSC for any direct or indirect transfer of 51% or more of Vitelco's common stock, (ii) contain certain restrictions on intercompany transactions between Vitelco and its affiliated companies and on advisory fees, (iii) prohibit loans to or payments on behalf of affiliated companies by Vitelco, (iv) where allocation of expense between Vitelco and an affiliate is necessary, require the affiliate to repay Vitelco within 60 days with interest at 1% above the prime rate, (v) require Vitelco to maintain an equity ratio of 25%, (vi) except for payments to service ATN-VI's debt obligations to the RTFC, prevent Vitelco from paying dividends in excess of 60% of net income so long as its equity ratio is below 40%, (vii) except for payments to service ATN-VI's debt obligations to RTFC, prohibit from paying any dividends if its equity ratio falls below 25% and (viii) require that the chief executive officer of Vitelco not be an employee, executive or member of the board of directors of any affiliate of Vitelco or have any ownership interest in excess of 5% in any affiliate of Vitelco and that such chief executive officer be allowed the normal range of discretion for a chief executive officer of a public utility. Although the latest agreement between Vitelco and the PSC essentially expired on January 1, 1995, Vitelco has been operating since that date at the rates established in that Agreement.

  The PSC does not currently regulate cellular telephone service or rates; however, in April 1993, the PSC reopened a proceeding, originally initiated in 1990, to consider whether and to what extent to regulate cellular rates and services and whether to direct Vitelco to tariff interconnection rates. On August 10, 1993, Congress enacted an amendment to the Communications Act of 1934 that preempts state regulation of cellular rates and entry. Although states may petition the FCC to continue or initiate rate regulation, the FCC has stated that a petitioning state will have to clear substantial hurdles to be allowed to regulate rates for cellular service.

TAXATION--UNITED STATES

  As a U.S. corporation, ECI will be subject to U.S. federal income tax on its worldwide net income, currently at rates up to 35%. ECI's Virgin Islands subsidiaries will be classified as controlled foreign corporations ("CFCs") for purposes of the Subpart F provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Under those provisions, ECI may be required to include in income certain earnings and profits ("E&P") of a CFC subsidiary at the time such E&P are earned by the subsidiary, or at certain other times, prior to their being distributed to ECI. At present, no material amount of such subsidiary E&P is includible in the U.S. taxable income of the Company before being distributed to it. Pursuant to the foreign tax credit provisions of the Code, and subject to complex limitations contained in those provisions, ECI would be entitled to credit foreign withholding taxes on dividends or interest received, and foreign corporate income taxes of its subsidiaries paid with respect to income distributed as dividends or deemed distributed under Subpart F from such subsidiaries, against ECI's U.S. federal income tax. The 10% Virgin Islands withholding tax applicable to dividends from the Virgin Islands is likely to constitute an additional cost of distributing any such dividends, because, after credit for allocable Virgin Islands corporate tax, ECI may not benefit from the potential credit for the withholding tax.

  A U.S. corporation is classified as a Personal Holding Company ("PHC") if
(a) more than 50% of its capital stock is owned directly or indirectly by or for five or fewer individuals (or pension plans); and (b) at least 60% of its adjusted ordinary gross income consists of certain types of income (principally passive income, including interest and dividends) included in the Code definition of "PHC Income." For any taxable year that a corporation is a PHC, the "undistributed personal holding company income" of such corporation for that year (i.e., net income as reflected on the corporation's U.S. corporate income tax return, with certain adjustments, minus, in general, federal income tax and dividends distributed or deemed distributed for this purpose) would be subject to an additional PHC tax of 39.6%. Immediately after consummation of the Transactions, ECI will satisfy the above ownership criterion but ECI believes that it will not satisfy the income criterion for classification as a PHC.

TAXATION--U.S. VIRGIN ISLANDS

  Although the U.S. Virgin Islands is a taxing jurisdiction separate from the United States, the U.S. Internal Revenue Code of 1986, as amended, is the controlling taxing statute in the U.S. Virgin Islands, with the words "Virgin Islands" substituted for the words "United States" where appropriate. A corporation organized under the laws of the U.S. Virgin Islands is generally taxed at a 35% marginal rate on its worldwide income, subject to reduction by foreign tax credits, if available, plus a surcharge equal to 10% of the basic tax (i.e., an additional 3.5%). A corporation which is not organized under the laws of the U.S. Virgin Islands is generally subject to corporate income tax at a 35% rate, plus an additional 3.5% surcharge, on income effectively connected with a trade or business in the U.S. Virgin Islands, and to an 11% branch profits tax on effectively connected earnings and profits which are not reinvested in its U.S. Virgin Islands trade or business. Corporations not organized in the U.S. Virgin Islands are generally subject to a 10% U.S. Virgin Islands withholding tax on interest or dividends received from sources within the U.S. Virgin Islands (other than any dividends received from a corporation not organized under the laws of the U.S. Virgin Islands). Further,
Section 1274(b) of the Tax Reform Act of 1986 authorized the U.S. Virgin Islands to enact non-discriminatory local income taxes. Corporations and other taxpayers are also generally subject to property, gross receipts, excise and stamp taxes in the U.S. Virgin Islands. Under the U.S. Virgin Islands Industrial Development Commission (the "IDC"), the U.S. Virgin Islands may offer tax benefits to qualifying businesses for the purpose of promoting the growth, development and diversification of the U.S. Virgin Islands economy.

  ATN-VI, Vitelco, Vitelcom and VitelCellular (the "ATN-VI Group") file a consolidated income tax return in the U.S. Virgin Islands. Pursuant to the IDC and subject to the satisfaction of certain conditions by Vitelco,

Vitelco was granted the following tax benefits through September 30, 1996: (i) a rebate of 11.25% of Vitelco's U.S. Virgin Islands income tax, income tax surcharge and customs duties and other taxes on raw materials which are attributable to the operations of Vitelco; and (ii) an exemption from 12.5% of Vitelco's U.S. Virgin Islands real property, gross receipts and excise taxes. The amount of these benefits in 1996 was $329,000. In May 1997 Vitelco was granted a rebate of 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes for the five year period beginning October 1, 1998. On June 19, 1997 the Virgin Islands' Senate unanimously passed a resolution calling on the PSC to reduce Vitelco's rates by 20%. On October 9, 1997 the PSC instituted a proceeding to determine whether Vitelco's rates were just and reasonable in light of this tax rebate. There can be no assurance as to the outcome of this proceeding.

  Dividends from ATN-VI to ECI and interest payments from any member of the ATN-VI Group of companies to ECI or any affiliates not organized in the U.S. Virgin Islands may be subject to a 10% U.S. Virgin Islands withholding tax.

EMPLOYEES

  At December 31, 1996, Vitelco employed approximately 409 individuals. Approximately 274 of Vitelco's employees are represented by the United Steel Workers of America (the "Steel Workers"). Vitelco's contract with the Steel Workers expires on September 30, 1999.

PROPERTIES

  At December 31, 1996, Vitelco, VitelCellular and Vitelcom utilized approximately 132,000 square feet of building space on approximately 16 acres of land in various locations throughout the U.S. Virgin Islands. Of this space, approximately 116,000 square feet of building space on approximately 12 acres was owned (subject to a first priority security interest securing certain indebtedness to the RTFC and the Rural Utilities Service, an agency of the U.S. government) and 16,000 square feet on approximately 4 acres was leased. Vitelco carries insurance in an aggregate amount of $50 million against damage to any of its property and business interruption insurance for damage to any of its properties other than telephone poles, cables and lines ("outside plant"). In addition, ATN-VI has insurance with respect to its outside plant in the amount of $30 million per storm and $55 million in the aggregate.

  Vitelco's network system principally utilizes the ITT System 1210 Digital Switch (the "1210 Switch") interconnected by fiber optic cable (on an intra-island basis) and digital microwave radio (on an inter-island basis). In addition, in January 1989, Vitelco purchased a DMS-100 switch (the "DMS-100 Switch") from Northern Telecom (CALA) Corporation and installed the switch in July 1989 in its main office in St. Thomas. The DMS-100 Switch has increased Vitelco's capacity to serve access lines.

  VitelCellular's system in the U.S. Virgin Islands consists of four full power cell sites and one high power enhancer on St. Thomas, a full power cell site and a high power enhancer on St. John, and two full power cell sites and one high power enhancer on St. Croix, which cover most of the land area of the islands and the surrounding waters. Despite the small land area of the islands, the mountainous terrain requires multiple radio sites for adequate coverage. The mobile telephone switching office that controls all of the radio sites is located on St. Thomas. All of VitelCellular's switching equipment is manufactured by Northern Telecom, Inc.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          OF THE COMPANY COMMON STOCK

PRINCIPAL STOCKHOLDERS

  As of August 11, 1997, the Company knows of no person who may be deemed to own beneficially more than 5% of the Company Common Stock except as set forth below:

                                       ACTUAL                PRO FORMA(1)
                              ------------------------- -----------------------
                              AMOUNT AND
                               NATURE OF                AMOUNT OF
NAME AND ADDRESS              BENEFICIAL    PERCENT OF  BENEFICIAL  PERCENT OF
OF BENEFICIAL OWNER            OWNERSHIP   COMMON STOCK OWNERSHIP  COMMON STOCK
-------------------           -----------  ------------ ---------- ------------
Cornelius B. Prior, Jr....... 3,693,400(2)     30.1%    2,807,040      57.2%
P.O. Box 6100
48A Kronprindsens Gade
Charlotte Amalie
St. Thomas
U.S. Virgin Islands 00801
Jeffrey J. Prosser........... 3,325,000(3)     27.1%          --        --
Chase Financial Center
P.O. Box 1730
St. Croix
U.S. Virgin Islands 00821
Fidelity Management & Re-
 sources Corp................ 1,056,700(4)      8.6%      422,680       8.6%
82 Devonshire Street
Boston, MA 02109
Chancellor L.G.T. Asset Man-
 agement, Inc................   633,000(4)      5.1%      253,200       5.1%
50 California, 27th Floor
San Francisco, CA 94111

--------
(1) After giving effect to the Transaction.
(2) Includes 300 shares owned by Mr. Prior's children, as to which Mr. Prior disclaims beneficial ownership. Also includes 500 shares owned by Gertrude Prior, Mr. Prior's wife, as to which Mr. Prior disclaims beneficial ownership. Also includes 348,564 shares held by the 1994 Prior Charitable Remainder Trust as to which Mr. Prior is the sole Trustee.
(3) Includes 56,750 shares owned by Mr. Prosser's children, as to which Mr. Prosser disclaims beneficial ownership, and 257,000 shares as to which Mr. Prosser holds an option to purchase.
(4) Based on available public filings and conversations with Fidelity Management & Resources Corp. and Chancellor L.G.T. Asset Management, Inc.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  Set forth below is the ownership, as of August 11, 1997, of the number of shares and percentage of the Company Common Stock beneficially owned by (i) each director of the Company, (ii) the President and Co-Chief Executive Officer and each of the six other most highly compensated executive officers of the Company, and (iii) all executive officers and directors of the Company.

                                                       SHARES OF
                                                          THE       PERCENT OF
                                                        COMPANY     THE COMPANY
                                                        COMMON        COMMON
                                                         STOCK         STOCK
      DIRECTORS                                          OWNED      OUTSTANDING
      ---------                                        ---------    -----------
      Andrew F. Lane..................................       --         --
      Robert A.R. Maclennan...........................       --         --
      Cornelius B. Prior, Jr.......................... 3,693,400(1)      30%
      Jeffrey J. Prosser.............................. 3,325,000(2)      27%
      Sir Shridath S. Ramphal.........................       --         --
      John P. Raynor..................................       --         --
      EXECUTIVE OFFICERS
      ------------------
      James J. Heying.................................    11,057(3)       *
      Craig A. Knock..................................     1,000          *
      Sharon Smalls...................................       453(3)       *
      David L. Sharp..................................     2,454(3)       *
      Thomas Minnich..................................       --         --
      All executive officers and directors as a group
       (11)........................................... 7,033,814         57%

--------
  * Less than 1%

(1) Includes 300 shares owned by Mr. Prior's children, as to which Mr. Prior disclaims beneficial ownership. Also includes 500 shares owned by Gertrude Prior, Mr. Prior's wife, as to which Mr. Prior disclaims beneficial ownership. Also includes 348,564 shares held by the 1994 Prior Charitable Remainder Trust as to which Mr. Prior is the sole Trustee.
(2) Includes 56,750 shares owned by Mr. Prosser's children, as to which Mr. Prosser disclaims beneficial ownership, and 257,000 shares as to which Mr. Prosser holds an option to purchase.
(3) All of the shares owned by Ms. Smalls, 937 of the shares owned by Mr. Heying and 554 of the shares owned by Mr. Sharp are allocated to them as participants in the Company's Employees' Stock Ownership Plan.

                      DIRECTORS AND MANAGEMENT OF NEW ATN

DIRECTORS OF NEW ATN

  Following the Transaction, the Board of Directors of New ATN (the "New ATN Board") is expected to consist of five individuals. Of the current members of the Company Board, it is intended that Andrew F. Lane, Robert A.R. Maclennan and Cornelius B. Prior, Jr., will serve as directors of New ATN, and Jeffrey
J. Prosser, John P. Raynor and Sir Shridath S. Rampal will resign from the Company Board. The remaining members of the New ATN Board will be James B. Ellis and Henry Wheatley.

  CORNELIUS B. PRIOR, JR., 63, has been Co-Chief Executive Officer and President of the Company since June 1987, when the Company, through ATN-VI, acquired Vitelco. He was Chairman of the Board of Vitelco from June 1987 to March 1997 and became Chairman of the Board of GT&T in April 1997. From 1980 until June 1987, Mr. Prior was a managing director and stockholder of Kidder, Peabody & Co. Incorporated, where he directed the Telecommunications Finance Group.

  ANDREW F. LANE, 62, has been a director of the Company since February 1, 1992. Mr. Lane has practiced law in Boston, Massachusetts for more than the past five years and was a partner in the law firm of Warner and Stackpole from 1991 to May 1996.

  ROBERT A.R. MACLENNAN, 60, has been a director of the Company since February 1, 1992. He has been a member of the British Parliament since 1966. Mr. Maclennan is the president of the Liberal Democrat party and the party's spokesman in the House of Commons on the National Heritage, Art, Broadcasting and the Constitution. From 1981 through 1989, he was European counsel to the New York law firm, Proskauer, Rose, Goetz & Mendelsohn.

  JAMES B. ELLIS, 57, has been President and Treasurer of MLB Resources Inc., an investment, real estate and construction firm, since 1987. Prior to 1992, Mr. Ellis was an executive of SBC Communications Inc. (formerly known as Southwestern Bell), a telecommunications firm based in the United States. From 1960 until 1992, Mr. Ellis worked in the telecommunications business, primarily at Southwestern Bell, where he was President of SBC Communications-Oklahoma Division from 1990 to 1992.

  HENRY WHEATLEY, 65, has been a director of Vitelco since 1994. Since 1973 he has been the President of Wheatley Realty Corporation, where he manages the development of shopping centers. Mr. Wheatley is also Chairman of the Board of Coral World (Virgin Islands), Inc., and has been vice president and trustee of Islands Resources Foundation since 1972.

EXECUTIVE OFFICERS OF NEW ATN

  Following the Transaction, Cornelius B. Prior, Jr., Co-Chief Executive Officer and President of the Company is expected to be Chairman of the Board and Chief Executive Officer of New ATN, Craig Knock is expected to be Treasurer and the Chief Financial Officer, and H. William Humphrey is expected to be Vice President, Guyana Operations.

  For information concerning Mr. Prior, see "Directors of New ATN"

  CRAIG KNOCK has been Chief Financial Officer and Vice-President of the Company since April 1993. From July 1992 until April 1993, he was an Assistant Controller of the Company. From 1987 to 1992, Mr. Knock was a C.P.A. and Audit Manager at Deloitte & Touche LLP, an international accounting firm. Mr. Knock obtained a B.B.A. degree in accounting from the University of Iowa in 1986.

  H. WILLIAM HUMPHREY will join ATN on December 1, 1997 as Vice President, Guyana Operations. His responsibilities will include providing advice and direction to the General Manager and senior management of GT&T. For more than the past five years, prior to his employment with GT&T, Mr. Humphrey was a self-employed telecommunications consultant providing project management and consulting services to telecommunications companies domestically and internationally. Mr. Humphrey also has more than 20 years of experience with Southern Bell, where he achieved the position of Manager, Outside Plant Construction Installation and Maintenance.

EXECUTIVE OFFICERS OF GT&T

  The following employees of GT&T are expected to make significant contributions to New ATN's business.

  RAYMOND ROOPNAUTH, General Manager of GT&T--Mr. Roopnauth was appointed General Manager of GT&T in October 1997. He had been Director of Technical Operations at GT&T since 1991. His responsibilities include overseeing switching, national and international transmission, power systems, external plant and operator services. Mr. Roopnauth has formerly held the position of Senior Engineer for network development and international systems at Guyana Telephone Co. He has more than 24 years experience in the field of telecommunications engineering.

  TERRENCE HOLDER, Deputy General Manager, Human Resources and Public Relations--Mr. Holder has been Deputy General Manager of GT&T since 1991. His responsibilities entail public relations communications, advertising, public notifications, press releases and all other communications on behalf of GT&T. Mr. Holder has formerly held positions as President--Caribbean Broadcasting Union, Chairman of the Board of the Guyana Broadcasting Corporation, Ministry of Information--Guyana. He has more than 15 years of experience in broadcasting and public relations with the Guyana Broadcasting Corporation, where he achieved the position of General Manager.

  SONITA JAGAN, Deputy General Manager, Finance--Ms. Jagan joined GT&T in March 1993 as Assistant Controller and was promoted to Controller in May 1994. Her responsibilities include reporting financial position and results of operations, internal management reporting, and providing internal accounting control mechanisms over purchasing, warehousing, receipts and disbursements, among other duties. Prior to her employment with GT&T, Ms. Jagan resided in Canada, where she was employed at GN Navtel (Canada) Inc., as Controller. Ms. Jagan has a Bachelors of Business Administration majoring in Finance and Economics from University of Western Ontario.

  GODFREY S. STATIA, Deputy General Manager, Legal and Regulatory Affairs--Mr. Statia has been with GT&T from June 1993, joining as Manager--Revenue and Taxation. He was promoted to the position of Treasurer in May 1994. As Treasurer, Mr. Statia is responsible for cash flow forecasting, revenue accounting, regulatory matters, tax compliance and planning, and financing and debt service. Mr. Statia works closely with the Controller in carrying out their various responsibilities. Before joining GT&T, he was the Senior Deputy commissioner of Inland Revenue for the Inland Revenue Department for Guyana, where he had acquired nearly 22 years of working experience. Mr. Statia holds an MBA in Accounting and Finance from Rutgers University, a CPA Certificate, and is a member of the American Institute of Certified Public Accountants and the Illinois Society of Certified Public Accountants.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF ECI COMMON STOCK

  Following the Transaction, the number of shares and percentage of ECI Common Stock beneficially owned by (i) each director of ECI, (ii) each executive officer of ECI and (iii) persons who may be deemed to own beneficially more than 5% of ECI Common Stock will be as follows:

      NAMES AND ADDRESS OF 5%                          SHARES
      STOCKHOLDERS, DIRECTORS                       BENEFICIALLY    PERCENT OF
      AND EXECUTIVE OFFICERS                           OWNED       COMMON STOCK
      -----------------------                       ------------   ------------
      DIRECTORS:
      Jeffrey J. Prosser...........................  5,704,231(1)       52%
      Richard N. Goodwin...........................        --          --
      Salvatore Muoio..............................      4,600           *
      John P. Raynor...............................        --          --
      Sir Shridath S. Ramphal......................        --          --
      John G. Vondras..............................        --          --
      EXECUTIVE OFFICERS:
      Jeffrey J. Prosser ..........................  5,704,231(1)       52%
      Chairman, Chief Executive Officer, Secretary
       and acting Chief Financial Officer
      Thomas R. Minnich............................        --          --
      Chief Operating Officer
      Edwin Crouch.................................      8,014(2)        *
      Vice President
      James J. Heying..............................     11,057(3)        *
      Executive Vice President for Acquisitions
      All Directors and Executive
       Officers as a Group (8 persons).............  5,715,738          52%
      5% BENEFICIAL OWNERS:
      Fidelity Management & Resources Corp.
       82 Devonshire Street
       Boston, MA 02109............................  1,056,700(4)      9.6%
      Chancellor L.G.T. Asset
       Management, Inc.
       50 California, 27th Floor
       San Francisco, CA 94111.....................    633,000(4)      5.8%

--------
  * Less than 1% ownership.

(1) Includes 97,358 shares owned by Mr. Prosser's children, as to which Mr. Prosser disclaims ownership, and assumes that Mr. Prosser exercises the option he currently holds to purchase 257,000 shares of ATN Common Stock.
(2) Includes 288 shares owned by Mr. Crouch that are allocated to him as a participant in the Company's Employee Stock Ownership Plan, 1,726 shares owned by Mr. Crouch pursuant to his IRA, and 6,000 shares owned by the Edwin C. Crouch Revocable Trust.
(3) Includes 937 shares owned by Mr. Heying that are allocated to him as a participant in the Company's Employee Stock Ownership Plan.
(4) Based on available public filings and conversations with Fidelity Management & Resources Corp. and Chancellor L.G.T. Asset Management, Inc.

                        DIRECTORS AND MANAGEMENT OF ECI

                    EXECUTIVE OFFICERS AND DIRECTORS OF ECI

NAME                         AGE                      TITLE
----                         ---                      -----
Jeffrey J. Prosser.......... 40  Chairman of the Board, Chief Executive Officer,
                                 Secretary and Acting Chief Financial Officer
Thomas R. Minnich........... 60  Chief Operating Officer
Edwin Crouch................ 49  Vice President
James J. Heying............. 43  Executive Vice President for Acquisitions
Richard N. Goodwin.......... 63  Director
Salvatore Muoio............. 38  Director
Sir Shridath Ramphal........ 69  Director
John P. Raynor.............. 46  Director
John G. Vondras............. 50  Director

DIRECTORS OF ECI

  Following the Transaction, the Board of Directors of ECI (the "ECI Board") is expected to consist of six individuals. Of the current members of the Company Board, it is intended that Jeffrey J. Prosser, John P. Raynor and Sir Shridath S. Rampal will resign from the Company Board upon consummation of the Transaction and will be directors of ECI. The remaining directors of ECI are intended to be Salvatore Muoio, John G. Vondras and Richard N. Goodwin.

  JEFFREY J. PROSSER, 40, has been Chairman of the Board, Co-Chief Executive Officer and Secretary of the Company since June 1987. He was the Chairman of the Board of GT&T from January 1991 to April 1997 and was President of Vitelco from June 1987 through February 1992. He became Chairman of the Board of Vitelco in April 1997. From 1980 until 1987, Mr. Prosser was a managing shareholder of Prosser & Prosser, P.C. ("Prosser & Prosser"), an accounting firm.

  RICHARD N. GOODWIN, 63, is an author, columnist and a member of the Massachusetts Bar, who has also spent much of his life in public service. Mr. Goodwin serves as a consultant to the Government of the U.S. Virgin Islands and to several private corporations and has done so since 1985. Mr. Goodwin is an occasional columnist for the Los Angeles Times, and is the author of "Triumph or Tragedy: Reflections on Vietnam," "The Sowers Seed--a Tribute to Adlai Stevenson," "Promises to Keep--A Call for a New American Revolution," and "Remembering America," and the to-be-published "The Hinge of the World." In the 1960s, he served as Special Consultant to House Subcommittee on Legislative Oversight, where he conducted investigation of rigged television quiz show, Assistant Special Counsel to President John F. Kennedy, Deputy Assistant Secretary of State for Inter-American Affairs, and Special Assistant to President Lyndon Johnson. Mr. Goodwin also served as a law clerk to Mr. Justice Felix Frankfurter, U.S. Supreme Court in 1959.

  SALVATORE MUOIO, 38, is a principal and general partner of S. Muoio and Co. LLC. He was a securities analyst for Lazard Freres & Co. LLC from 1995 to 1996 in the telecommunications and media sectors, and for Gabelli & Co., Inc. from 1985 to 1995, serving as a generalist and in the communications sector. From 1993 to 1995, Mr. Muoio was portfolio manager for Gabelli Global Telecommunications Fund, Inc. and from 1990 to 1995 also served as Director of Research for GAMCO Investors. He has been a director of Lynch Corporation since November 1995.

  JOHN P. RAYNOR, 46, has been a director of the Company since June 1987. From March 1, 1982 to March 31, 1987, Mr. Raynor was a partner of Schumacher & Gilroy, a law firm located in Omaha, Nebraska. Since April 1, 1987, Mr. Raynor has been a partner of Raynor, Rensch & Pfeiffer (or its predecessors), a law firm located in Omaha, Nebraska.

  SIR SHRIDATH S. RAMPHAL, 69, has been a director of the Company since February 1, 1992. An international consultant, he has been chancellor of the University of Warwick (United Kingdom) and chancellor of the University of the West Indies since 1989. He is also currently co-chairman of the international commission on Global Governance and chairman of the Leadership for Environmental and Developmental (LEAD) Programs. He was president of the International Union for the Conservation of Nature from December 1990 to January 1994, chairman of the West Indian Commission from July 1990 to February 1993, and chancellor of the University of Guyana from 1988 to 1992. He was secretary-general of the British Commonwealth from 1975 to 1990. A native of Guyana, Sir Shridath served as Guyana's attorney general and minister of Foreign Affairs from 1965 to 1975.

  JOHN G. VONDRAS, 50, is President Director of PT ARIAWEST International, the joint venture company operating the West Java KSO partnership with PT TELKOM. Prior to October, 1995, Mr. Vondras was Executive Director--Finance (Auditing) and Executive Director--International Network Strategies (May 1992 to November
1993) for U.S. West Inc. He has over 25 years experience in the telecommunications industry in both line and staff functions.

ECI BOARD COMMITTEES

  On or before the Effective Date, the ECI Board will establish an Audit Committee and a Compensation Committee. The members and functions of these committees are as follows:

  The Audit Committee, a majority of which will be independent directors, has the authority, among other things, to appoint the auditors of ECI and to approve their audit fee, to review all financial statements and report to the ECI Board and to review and assess ECI's internal audit program and the adequacy of ECI's accounting, financial and operating policies and controls. The members of the Audit Committee will be John P. Raynor and John G. Vondras.

  The Compensation Committee, a majority of which will be independent directors, has the authority, among other things, to review recommendations from the Chief Executive Officer regarding (i) general compensation and contractual policies to be applied to the Directors and Executive Officers and
(ii) options and incentive schemes, and to submit recommendations to the Board of Directors on those areas as well as to determine the compensation and employment conditions for the Chief Executive Officer and Chairman and to approve the service contracts of Directors. The members of the Compensation Committee will be Salvatore Muoio, Sir Shridath S. Ramphal and John P. Raynor.

OFFICERS OF ECI

  For information regarding Mr. Prosser, see "--Directors of ECI".

  Thomas R. Minnich has been employed by the Company since August 1995 and was named General Manager--GT&T in March 1996. From September 1994 until August 1995, he was Senior Vice President-- Telecommunications & Government Affairs for ICS Communications. From 1985 to 1994, Mr. Minnich was President and CEO of Mantanuska Telephone Association, one of Alaska's primary telephone companies. Previously, Mr. Minnich worked in various capacities for GTE for over 30 years.

  James J. Heying has been Chief Operating Officer and Vice President of the Company since April 1993. Previously, from January 1990 until April 1993, Mr. Heying was Chief Financial Officer and Treasurer of both the Company and Vitelco. From 1981 until 1983, Mr. Heying was a staff accountant and a tax consultant at Touche Ross & Co. (a predecessor of Deloitte & Touche LLP, an international accounting firm), and, from 1983, until 1989, was employed by Prosser & Prosser, P.C. as a manager and Certified Public Accountant. Mr. Heying also served as a financial advisor to the Company and Vitelco from 1987 until 1989. Mr. Heying obtained a B.B.A. degree in accounting and an M.A. degree in accounting from the University of Iowa in 1979 and 1981, respectively.

  Edwin Crouch has been Vice President, Investor Relations of the Company since 1990.

                   COMPENSATION OF EXECUTIVE OFFICERS OF ECI

  The following Summary Compensation Table sets forth the individual compensation information for the Chairman of the Board and Chief Executive Officer the other two executive officers of ECI who were paid compensation by the Company in excess of $100,000 for all services rendered in all capacities to the Company and its subsidiaries for each of the prior three years.

                          SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                                                                   ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR SALARY(a)   BONUS COMPENSATION(b)
---------------------------              ---- ---------   ----- ---------------
Jeffrey J. Prosser...................... 1996  250,667                 --
 Chairman of the Board, Chief Executive
 Officer, Secretary and Acting Chief Fi- 1995  250,667                 --
 nancial Officer                         1994  250,665                 --
Thomas R. Minnich....................... 1996  195,825                 --
 Chief Operating Officer                 1995   46,321(c)              --
                                         1994                          --
James J. Heying......................... 1996  188,673               4,750
 Executive Vice President for Acquisi-   1995  237,142               4,620
 tions                                   1994  155,672               4,607
David L. Sharp.......................... 1996  173,067               4,750
 President of Vitelco                    1995  173,066               4,620
                                         1994  181,521               4,607
Edwin Crouch............................ 1996  166,305               4,750
 Vice President--Investor Relations      1995   93,640               2,465
                                         1994   75,670               2,250

--------
(a) Includes salary deferrals under the Company's 401(k) profit sharing plan (the "401(k) Plan").
(b) Consists of Company matching contributions under the 401(k) Plan.
(c) Reflects salary of Mr. Minnich from July 1995, when Mr. Minnich joined the Company, through December 31, 1995.

EMPLOYMENT AGREEMENT

  ECI's employment agreement (the "Employment Agreement") with Mr. Prosser will be for an initial five year term and will be renewable for successive five year terms thereafter. The Employment Agreement will provide for a base salary of $600,000 for the first year, subject to annual review and adjustment in the subsequent years. In addition to the base salary, an annual bonus may be awarded at the discretion of the ECI Board or any duly authorized committee thereof. The Employment Agreement also provides for a grant of options to purchase 2.5% of the total outstanding shares of ECI Common Stock pursuant to ECI's 1997 Long Term Incentive and Share Award Plan. In the event Mr. Prosser's employment is terminated for other than cause or disability by ECI or for good reason by Mr. Prosser, Mr. Prosser will be entitled to receive a lump sum severance payment equal to 500% of the sum of his base salary for the year including the date of termination and his highest annual bonus earned during the five years immediately preceding the date of termination.

  The Employment Agreement also provides that, so long as Mr. Prosser beneficially owns at least 3% of the outstanding shares of Common Stock of ECI, ECI will, at its own expense and subject only to Mr. Prosser's bearing his own pro rata share of all underwriting commissions and discounts incurred in connection with any offering of registrable stock (as defined in the Employment Agreement), (1) prepare and file with the SEC registration statements and other documents as may be necessary to permit a public offering and sale of Mr. Prosser's registrable stock and (2) include in any registration statement of ECI (other than a registration statement on Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to the existing shareholders or employees of ECI) such number of Mr. Prosser's registrable stock as he may elect to include. In the event that Mr. Prosser's registrable stock is included in a registration statement, ECI will indemnify Mr. Prosser against certain claims or liabilities under the Securities Act.

STOCK OPTION PLANS

  Prior to the Transaction, ECI will adopt the ECI 1997 Long Term Incentive And Share Award Plan (the "Plan"). The purpose of the plan is to provide a means to attract, retain and motivate employees and directors of ECI upon whose judgment, initiative and efforts the continued success, growth and development of ECI depends.

  The plan will be administered by the Compensation Committee of the ECI Board or such other committee designated by the ECI Board; consisting of two or more non-employee directors (the "Committee"). Any employee of ECI or its affiliate who is responsible for or contributes to the management, growth or profitability of ECI or its affiliate will be eligible to participate in the Plan. Subject to the terms of the Plan, the Compensation Committee will select the participants and determine the terms and conditions of the awards, including the type of award granted, the number of shares granted and the type of consideration to be paid to ECI upon exercise of the awards. The total number of shares reserved for awards under the Plan is 1,095,913. In the event of a stock split, reverse stock split, reorganization, merger or similar capital adjustment, the Committee may adjust the total number of shares covered under the Plan, the number of shares covered by each award and the exercise price, grant price or purchase price to prevent dilution or enlargement of the rights under the Plan. In the event of a change of control of ECI, all outstanding awards shall become fully exercisable subject to conditions in the Plan. For a period of 60 days following a change of control, participants in the Plan may also elect to surrender any outstanding awards and receive cash payments based on either the change of control price of any shares or the fair market value of any property other than shares relating to such award.

  The Committee is authorized to grant awards which may consist of incentive stock options ("ISOs"), nonqualified stock options ("NQSOs") and stock appreciation rights ("SARs") as well as other types of awards. At the discretion of the Committee, awards granted under the Plan may be granted alone or in addition to, in tandem with, or in exchange or substitution for, any other award granted under the Plan or under any other plan or agreement of ECI The Committee shall have the authority to determine the exercise price, the time or times at which an option may be exercised in whole or in part, the methods by which such exercise price may be paid and the form of such payment. The Committee may impose on any award or exercise thereof, additional terms and conditions not inconsistent with the provisions of the Plan.

  The Board generally has the power to amend, alter, suspend, discontinue or terminate the Plan or the Committee's authority to grant awards under the Plan without the approval of the ECI's shareholders; provided that the Board shall not amend the Plan to materially and adversely affect rights therefore granted to a participant without the consent of such participant.

                             CERTAIN TRANSACTIONS

  The law firm of Raynor, Rensch & Pfeiffer has from time to time performed legal services for the Company, for which it has received its customary fees. Following the Transaction, such legal services likely will be performed for ECI. John P. Raynor, who will be a director of ECI following the Transaction, is a partner in this firm. In 1996, Raynor, Rensch & Pfeiffer was paid $533,000 for such legal services.

                       PRICE RANGE AND DIVIDEND HISTORY
                          OF THE COMPANY COMMON STOCK

  The Company Common Stock is traded on the AMEX (symbol "ANK").

  The high and low prices of the Company Common Stock for each quarter during 1995, 1996, the first three quarters of 1997, and through December 5, for the fourth quarter of 1997 were as follows (in U.S. dollars):

                                              FIRST   SECOND     THIRD   FOURTH
                                              -----   ------     -----   ------
1995
  Market prices
    High.....................................   9 3/4   8 5/8     12 5/8  12 1/4
    Low......................................   6 1/4   6          8 1/4  10
1996
  Market prices
    High.....................................  23 1/4  27 1/2     25 3/4  22
    Low......................................  10 5/8  20 1/2     18      14 5/8
1997
  Market prices
    High.....................................  17 1/2  13 13/16   14 1/4  13 3/8
    Low......................................  11      10 1/4     11      11 3/4

  The Company has not paid cash dividends in the past and does not intend to pay cash dividends in the foreseeable future.

                     DESCRIPTION OF NEW ATN CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  New ATN's authorized capital stock will consist of 20,000,000 shares of Common Stock, par value $.01 per share, of which 4,909,000 shares will be outstanding immediately after the consummation of the Transaction, and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), none of which will be outstanding immediately after the consummation of the Transaction.

NEW ATN COMMON STOCK

  All of the outstanding shares of the New ATN's Common Stock after the consummation of the Transaction will be fully paid and nonassessable. Each outstanding share is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. Subject to the preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor, and will be entitled to receive pro rata all assets of the New ATN upon the liquidation, dissolution or winding up of the New ATN. Holders of Common Stock will have no redemption, conversion or preemptive rights to purchase or subscribe for securities of the New ATN.

NEW ATN PREFERRED STOCK

  The New ATN Board of Directors will be authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The New ATN Board of Directors could, without stockholder approval, issue Preferred Stock with voting rights and other rights that could adversely affect the voting power of holders of Common Stock and could be used to prevent a hostile takeover of New ATN. New ATN has no present plans to issue any shares of Preferred Stock.

                       DESCRIPTION OF ECI CAPITAL STOCK

  The following discussion reflects an amendment and restatement of ECI's Certificate of Incorporation and By-laws which will be adopted prior to the Effective Date.

AUTHORIZED CAPITAL STOCK

  Under ECI's Restated Certificate of Incorporation (the "Certificate"), ECI's authorized capital stock will consist of 40,000,000 shares of ECI Common Stock and 10,000,000 shares of Preferred Stock, par value $.01 per share ("ECI Preferred Stock").

ECI COMMON STOCK

  The holders of ECI Common Stock will be entitled to one vote for each share on all matters on which stockholders generally are entitled to vote, and except as otherwise required by law or provided in any resolution adopted by the ECI Board with respect to any series of ECI Preferred Stock, the holders of ECI Common Stock will possess 100% of the voting power. The Certificate does not provide for cumulative voting.

  Subject to the preferential rights of any outstanding ECI Preferred Stock that may be created by the ECI Board under the Certificate, the holders of ECI Common Stock will be entitled to such dividends as may be declared from time to time by the ECI Board and paid from funds legally available therefor, and the holders of ECI Common Stock will be entitled to receive pro rata all assets of the Company available for distribution upon liquidation. All shares of ECI Common Stock issued in connection with the Transaction will be fully paid and nonassessable, and the holders thereof will not have any preemptive rights.

  There is no established public trading market for ECI Common Stock, although a "when issued" market is expected to develop prior to the Effective Date. On October 16, 1997, the American Stock Exchange approved the listing of such shares upon notice of issuance.

  The declaration of dividends on ECI Common Stock will be at the discretion of the ECI Board. The ECI Board has not adopted a dividend policy as such. Subject to legal and contractual restrictions, its decisions regarding dividends will be based on all considerations that in its business judgment are relevant at the time, including past and projected earnings, cash flows, economic, business and securities market conditions and anticipated developments concerning ECI's business and operations.

  ECI's cash flow and the consequent ability of ECI to pay any dividends on ECI Common Stock will be substantially dependent upon ECI's earnings and cash flow available after its debt service and the availability of such earnings to ECI by way of dividends, distributions, loans and other advances. ECI does not intend to pay any dividends on the ECI Common Stock in the foreseeable future.

ECI PREFERRED STOCK

  Under the Certificate, the ECI Board is authorized to issue ECI Preferred Stock, in one or more series, and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. See "--Antitakeover Effects of Certain Provisions of the Certificate and By-laws."

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE AND BY-LAWS

  The Certificate and ECI's By-laws contain certain provisions, that could make the acquisition of ECI by means of a tender offer, a proxy contest or otherwise more difficult. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate and the By-laws, which are attached as exhibits to ECI's Registration Statement on Form S-4 relating to the ECI Common Stock.

  Classified Board of Directors. The Certificate provides that the ECI Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The ECI Board consists of the persons referred to in "Directors of ECI" above. The Certificate provides that, of the initial directors of ECI, approximately one-third will continue to serve until the first succeeding annual meeting of ECI's stockholders, approximately one-third will continue to serve until the second succeeding annual meeting of ECI's stockholders following the effectiveness of the Certificate and approximately one-third will continue to serve until the second succeeding annual meeting of ECI's stockholders following the effectiveness of the Certificate. Of the initial directors, Salvatore Muoio and Richard Goodwin will serve until such first succeeding annual meeting of ECI's stockholders, John G. Vondras and Sir Shridath S. Ramphal will serve until such second succeeding annual meeting of ECI's stockholders and Jeffrey J. Prosser and John P. Raynor will serve until such third succeeding annual meeting of ECI's stockholders. At each annual meeting of ECI's stockholders, successors to the class of directors whose term expires at the annual meeting will be elected for a term expiring at the third succeeding annual meeting of stockholders.

  The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the ECI Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the members of the ECI Board. Such a delay may help ensure that ECI's directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the ECI Board would be beneficial to ECI and its stockholders and whether or not a majority of ECI's stockholders believe that such a change would be desirable.

  The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of ECI, even though such an attempt might be beneficial to ECI and its stockholders. The classification of the ECI Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of ECI's Common Stock by purchasers whose objective is to take control of ECI and remove a majority of the members of the ECI Board, the classification of the ECI Board could tend to reduce the likelihood of fluctuations in the market price of ECI Common Stock that might result from accumulations of large blocks for such a purpose. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of ECI Common Stock at a higher market price than might otherwise be the case.

  Notwithstanding the foregoing, the Certificate provides that whenever the holders of any one or more series of ECI Preferred Stock have the right, voting separately as a class or series, to elect directors, such directors will not be classified, unless expressly provided by the terms of such series of ECI Preferred Stock.

  Number of Directors; Removal; Filling Vacancies. The Certificate provides that the business and affairs of ECI will be managed by or under the direction of a board of directors, consisting of not less than three nor more than fifteen directors, the exact number thereof to be determined from time to time by affirmative vote of a majority of the entire ECI Board. In addition, the Certificate provides that any vacancy on the ECI Board that results from an increase in the number of directors, and any other vacancy occurring in the ECI Board only may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

  Under the Delaware General Corporation Law (the "DGCL"), unless otherwise provided in the Certificate, directors serving on a classified board may only be removed by the stockholders for cause. The Certificate does not provide that directors may be removed without cause.

  Notwithstanding the foregoing, the Certificate provides that whenever the holders of any one or more series of ECI Preferred Stock have the right, voting separately as a class or series, to elect directors, the election, removal, term of office, filling of vacancies and other features of such directorships will be governed by the terms of the Certificate applicable thereto.

  Special Meetings. The By-laws provide that special meetings of stockholders will be called by the ECI Board. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purposes specified in the notice of meeting given by ECI.

  Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. The By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of directors, or to bring other business before an annual meeting of stockholders of ECI (the "Stockholder Notice Procedure").

  The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the ECI Board, or by a stockholder who has given timely written notice to the Secretary of ECI prior to the meeting at which directors are to be elected, will be eligible for election as directors of ECI. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the ECI Board or by a stockholder who has given timely written notice to the Secretary of ECI of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for stockholder notice in respect of the annual meeting of ECI's stockholders to be timely, such notice must be delivered to the Secretary of ECI not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

  Under the Stockholder Notice Procedure, a stockholder's notice to ECI proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of ECI that are beneficially owned by such stockholder and, as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of ECI that are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14A under the Exchange Act. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of ECI beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at any such meeting, as the case may be.

  By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the ECI Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the ECI Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the ECI Board, will provide the ECI Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations of the ECI Board regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the By-laws do not give the ECI Board any power to approve or disapprove stockholder nominations for the election of directors or proper stockholder proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to ECI and its stockholders.

  Stockholder Meetings. The By-laws provide that the ECI Board and the chairman of a meeting may adopt rules for the conduct of stockholder meetings and specify the types of rules that may be adopted (including the establishment of an agenda, rules relating to presence at the meeting of persons other than stockholders, restrictions on entry at the meeting after commencement thereof and the imposition of time limitations for questions by participants at the meeting).

  ECI Preferred Stock. The Certificate authorizes the ECI Board to provide for series of ECI Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting power (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

  ECI believes that the ability of the ECI Board to issue one or more series of ECI Preferred Stock will provide ECI with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of ECI Preferred Stock, as well as shares of ECI Common Stock, will be available for issuance without further action by ECI's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which ECI's securities may be listed or traded. The American Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in a 20% increase in the number of shares of common stock outstanding or in the amount of voting securities outstanding. If the approval of ECI's stockholders is not required for the issuance of shares of ECI Preferred Stock or ECI Common Stock, the ECI Board may determine not to seek stockholder approval.

  Although the ECI Board has no intention at the present time of doing so, it could issue a series of ECI Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The ECI Board will make any determination to issue such shares based on its judgment as to the best interests of ECI and its stockholders. The ECI Board, in so acting, could issue ECI Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the ECI Board, including a tender offer or other transaction that some, or a majority, of ECI's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

  Amendment of Certain Provisions of the Certificates and By-laws. Under the DGCL, the stockholders of a corporation have the right to adopt, amend or repeal the by-laws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, if the certificate of incorporation so provides, the by-laws may be adopted, amended or repealed by the board of directors. The Certificate provides that the By-laws may be amended by the ECI Board or by the stockholders.

  Elimination of Liability of Directors. The Certificate provides that a director of ECI will not be personally liable to ECI or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to ECI or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transactions from which the director derived an improper personal benefit.

                                 LEGAL MATTERS

  Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, counsel to the Company, ECI, and Mr. Prosser has delivered its opinion to the effect that the ECI Common Stock to be distributed to holders of Company Common Stock in the Transaction, when distributed in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

                                    EXPERTS

  The financial statements of Atlantic Tele-Network, Inc., New ATN and Atlantic Tele-Network Co. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Proxy Statement-Prospectus and the related financial statement schedules included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES OF ATLANTIC TELE-NETWORK,
 INC. AND SUBSIDIARIES--AS OF DECEMBER 31, 1995 AND 1996 AND FOR THE
 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
  Independent Auditors' Report...........................................   F-2
  Consolidated Balance Sheets............................................   F-3
  Consolidated Statements of Operations..................................   F-4
  Consolidated Statements of Stockholders' Equity........................   F-5
  Consolidated Statements of Cash Flows..................................   F-6
  Notes to Consolidated Financial Statements.............................   F-7
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS OF ATLANTIC TELE-NETWORK,
 INC. AND SUBSIDIARIES--AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS
 ENDED SEPTEMBER 30, 1996 AND 1997
  Consolidated Condensed Balance Sheets..................................  F-21
  Consolidated Condensed Statements of Operations........................  F-22
  Consolidated Condensed Statements of Cash Flows........................  F-23
  Notes to Consolidated Condensed Financial Statements...................  F-24
COMBINED FINANCIAL STATEMENTS OF NEW ATN--AS OF DECEMBER 31, 1995 AND
 1996 AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
  Independent Auditors' Report...........................................  F-28
  Combined Balance Sheets................................................  F-29
  Combined Statements of Operations......................................  F-30
  Combined Statements of Stockholders' Equity............................  F-31
  Combined Statements of Cash Flows......................................  F-32
  Notes to Combined Financial Statements.................................  F-33
COMBINED CONDENSED FINANCIAL STATEMENTS OF NEW ATN--AS OF SEPTEMBER 30,
 1997 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
  Combined Condensed Balance Sheets......................................  F-41
  Combined Condensed Statements of Operations............................  F-42
  Combined Condensed Statements of Cash Flows............................  F-43
  Notes to Combined Condensed Financial Statements.......................  F-44
CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES OF ATLANTIC TELE-NETWORK
 CO. AND SUBSIDIARIES--AS OF DECEMBER 31, 1995 AND 1996 AND FOR THE YEARS
 ENDED DECEMBER 31, 1994, 1995 AND 1996
  Independent Auditors' Report...........................................  F-48
  Consolidated Balance Sheets............................................  F-49
  Consolidated Statements of Income......................................  F-50
  Consolidated Statements of Stockholder's Equity........................  F-51
  Consolidated Statements of Cash Flows..................................  F-52
  Notes to Consolidated Financial Statements.............................  F-53
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS OF ATLANTIC TELE-NETWORK CO.
 AND SUBSIDIARIES--AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED
 SEPTEMBER 30, 1996 AND 1997
  Consolidated Condensed Balance Sheets..................................  F-62
  Consolidated Condensed Statements of Operations........................  F-63
  Consolidated Condensed Statements of Cash Flows........................  F-64
  Notes to Consolidated Condensed Financial Statements...................  F-65

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Atlantic Tele-Network, Inc. and subsidiaries

  We have audited the accompanying consolidated balance sheets of Atlantic Tele-Network, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Atlantic Tele-Network, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Atlantic Tele-Network, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Omaha, Nebraska

March 25, 1997

                  ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                             1995       1996
                                                           ---------  --------
ASSETS
Current assets:
 Cash..................................................... $  18,822  $ 11,540
 Accounts receivable, net.................................    63,353    63,660
 Materials and supplies...................................     8,656     9,658
 Prepayments and other current assets.....................     5,781     4,110
                                                           ---------  --------
    Total current assets..................................    96,612    88,968
Fixed assets:
 Property, plant and equipment............................   286,856   328,895
 Less accumulated depreciation............................  (101,729) (117,031)
 Franchise rights and cost in excess of underlying book
  value, less accumulated amortization of $9,769,000 and
  $11,170,000.............................................    41,533    40,132
                                                           ---------  --------
    Net fixed assets......................................   226,660   251,996
Property costs recoverable from future revenues, less
   accumulated amortization of $1,406,000 in 1996.........    20,000    22,905
Uncollected surcharges....................................     4,339     3,119
Other assets..............................................    24,328    22,336
                                                           ---------  --------
                                                           $ 371,939  $389,324
                                                           =========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable............................................ $   6,969  $ 17,153
 Accounts payable.........................................    19,568    25,021
 Accrued taxes............................................     6,177     2,457
 Advance payments and deposits............................     2,719     2,701
 Other current liabilities................................     8,815     8,231
 Current portion of long-term debt........................    17,872    12,942
                                                           ---------  --------
    Total current liabilities.............................    62,120    68,505
Deferred income taxes and tax credits.....................    28,188    33,066
Long-term debt, excluding current portion.................   128,362   116,227
Pension and other long-term liabilities...................     9,457     6,702
Minority interest.........................................    12,856    15,033
Contingencies and commitments (Notes J and K)
Stockholders' equity:
Preferred stock, par value $.01 per share; 10,000,000
 shares authorized; none issued and outstanding...........       --        --
Common stock, par value $.01 per share; 20,000,000 shares
 authorized; 12,272,500 shares issued and outstanding.....       123       123
Paid-in capital...........................................    81,852    81,852
Retained earnings.........................................    48,981    67,816
                                                           ---------  --------
    Total stockholders' equity............................   130,956   149,791
                                                           ---------  --------
                                                           $ 371,939  $389,324
                                                           =========  ========

                See notes to consolidated financial statements.

                  ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
             (COLUMNAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    1994      1995      1996
                                                  --------  --------  --------
Revenues:
  Local exchange service......................... $ 23,836  $ 22,966  $ 25,585
  Access charges.................................   14,689    13,608    16,124
  International long-distance revenues...........   76,820   128,939   145,080
  Universal Service Fund.........................   12,081    12,151    11,360
  Billing and other revenues.....................    4,525     4,238     5,290
  Directory advertising..........................    2,916     2,730     2,563
  Cellular services..............................    3,616     5,910     5,480
  Product sales and rentals......................    4,879     5,128     5,435
                                                  --------  --------  --------
    Total revenues...............................  143,362   195,670   216,917
Expenses:
  Plant specific operations......................   11,655    12,879    16,447
  Plant nonspecific operations...................   19,336    21,530    22,487
  Customer operations............................    5,355     5,657     6,399
  Corporate operations...........................   13,993    13,085    12,081
  International long-distance expenses...........   35,969    74,335    94,457
  Taxes other than income........................    3,012     3,089     3,303
  Cellular services and product sales and rental
   expenses......................................    6,553     8,399     8,231
  General and administrative expenses............    9,341    10,219     9,458
                                                  --------  --------  --------
    Total expenses...............................  105,214   149,193   172,863
                                                  --------  --------  --------
    Income from operations.......................   38,148    46,477    44,054
Interest Expense and Interest Income:
  Interest expense...............................  (13,044)  (12,511)  (11,289)
  Interest income................................      246       971       458
                                                  --------  --------  --------
  Interest expense, net..........................  (12,798)  (11,540)  (10,831)
                                                  --------  --------  --------
Income before income taxes and minority inter-
 est.............................................   25,350    34,937    33,223
Income taxes.....................................  (10,465)  (15,250)  (13,039)
Minority interest................................   (1,743)   (2,477)   (2,177)
                                                  --------  --------  --------
Net income....................................... $ 13,142  $ 17,210  $ 18,007
                                                  ========  ========  ========
Net income per share............................. $   1.07  $   1.40  $   1.47
                                                  ========  ========  ========
Weighted average shares outstanding..............   12,273    12,273    12,273
                                                  ========  ========  ========

                See notes to consolidated financial statements.

                  ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                        (COLUMNAR AMOUNTS IN THOUSANDS)

                              TOTAL
                                              COMMON PAID-IN RETAINED STOCKHOLDERS'
                                              STOCK  CAPITAL EARNINGS    EQUITY
                                              ------ ------- -------- -------------
Balance, January 1, 1994....................... $123 $81,852 $19,325  $101,300
  Minimum pension liability adjustment, net of
   income taxes of $250,000....................  --      --      419       419
    Net income.................................  --      --   13,142    13,142
                                                ---- ------- -------  --------
Balance, December 31, 1994.....................  123  81,852  32,886   114,861
  Minimum pension liability adjustment, net of
   income tax benefit of $666,000..............  --      --   (1,115)   (1,115)
    Net income.................................  --      --   17,210    17,210
                                                ---- ------- -------  --------
Balance, December 31, 1995.....................  123  81,852  48,981   130,956
  Minimum pension liability adjustment, net of
   income taxes of $494,000....................  --      --      828       828
    Net income.................................  --      --   18,007    18,007
                                                ---- ------- -------  --------
Balance, December 31, 1996..................... $123 $81,852 $67,816  $149,791
                                                ==== ======= =======  ========


                See notes to consolidated financial statements.

                  ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                     1994      1995     1996
                                                   --------  --------  -------
Cash flows from operating activities:
  Net income...................................... $ 13,142  $ 17,210  $18,007
  Adjustments to reconcile net income to net cash
   flows from operating activities:
    Depreciation and amortization.................   17,319    18,584   19,272
    Deferred income taxes.........................    6,118     4,651    5,528
    Minority interest.............................    1,743     2,477    2,177
    Changes in operating assets and liabilities:
      Accounts receivable.........................  (12,235)  (29,733)    (307)
      Materials, supplies and other current
       assets.....................................    1,856       743     (512)
      Uncollected surcharges......................     (508)    2,946    1,220
      Accounts payable............................   (2,640)    7,248    5,453
      Accrued taxes...............................      357     4,659   (3,720)
      Other.......................................    4,314     2,321     (317)
                                                   --------  --------  -------
        Net cash flows from operating activities..   29,466    31,106   46,801
Cash flows from investing activities:
  Capital expenditures............................  (18,368)  (22,539) (47,202)
  Insurance proceeds..............................   10,074       --       --
                                                   --------  --------  -------
        Net cash flows from investing activities..   (8,294)  (22,539) (47,202)
Cash flows from financing activities:
  Repayment of long-term debt.....................  (11,402)  (12,436) (18,401)
  Issuance of long-term debt......................       18     5,291    1,336
  Net borrowings (repayments) on notes............       32      (115)  10,184
                                                   --------  --------  -------
        Net cash flows from financing activities..  (11,352)   (7,260)  (6,881)
                                                   --------  --------  -------
Net change in cash................................    9,820     1,307   (7,282)
Cash, Beginning of Year...........................    7,695    17,515   18,822
                                                   --------  --------  -------
Cash, End of Year................................. $ 17,515  $ 18,822  $11,540
                                                   ========  ========  =======
Supplemental cash flow information:
  Interest paid................................... $ 12,299  $ 12,090  $10,920
                                                   ========  ========  =======
  Income taxes paid............................... $  3,409  $  4,113  $11,186
                                                   ========  ========  =======
Non-cash activities:
  Change in minimum pension liability............. $   (918) $  1,842  $(1,071)
                                                   ========  ========  =======
  Change in pension intangibles................... $   (249) $     61  $   251
                                                   ========  ========  =======

                See notes to consolidated financial statements.

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)
A. SIGNIFICANT ACCOUNTING POLICIES

  GENERAL--Atlantic Tele-Network, Inc. (the Company or ATN) is engaged principally in providing telecommunications services, including local telephone service, access to long-distance service, and cellular service, in the U.S. Virgin Islands and the Cooperative Republic of Guyana.

  BASIS OF PRESENTATION--The consolidated financial statements include the accounts of the Company, and all of its wholly-owned subsidiaries, including Atlantic Tele-Network Co. (ATN-VI) and its subsidiary, the Virgin Island Telephone Corporation (Vitelco), and majority-owned subsidiaries, including Guyana Telephone and Telegraph Company Limited (GT&T). All material intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to the 1994 and 1995 financial statements to conform with the 1996 presentation.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REGULATORY ACCOUNTING--The Company's telephone subsidiaries account for costs in accordance with the accounting principles for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, Accounting for the Affects of Certain Types of Regulation (SFAS 71). This accounting recognizes the economic effects of rate regulation by recording cost and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly under SFAS 71, plant and equipment is depreciated over lives approved by regulators and certain costs and obligations are deferred based upon approvals received from regulators to permit recovery of such amounts in future years. GT&T's audiotext revenues are not subject to regulation but are never-the-less taken into account by the regulator in setting regulated rates which permit the recovery of GT&T's costs and a return on investment. These unregulated revenues and any costs which pertain solely to these unregulated revenues are not accounted for under SFAS 71 principles.

  CASH--For purposes of the statement of cash flows, the Company considers all investments with a maturity at acquisition of three months or less to be cash equivalents.

  MATERIALS AND SUPPLIES--Materials and supplies are carried in inventory principally at weighted average cost.

  FIXED ASSETS--The original cost of fixed assets in service and under construction includes an allocation of indirect costs applicable to construction. Fixed assets also include the acquisition cost of Vitelco in excess of underlying book value and the acquisition of GT&T franchises, all of which are being amortized over forty years on the straight-line method.

  DEBT ISSUANCE COSTS--Costs relating to the issuance of debt are being amortized over the term of the debt.

  DEPRECIATION--The Company provides for depreciation using the straight-line and equal life group methods. This has resulted in a composite annualized rate of 6.4%, 6.9% and 6.3% for Vitelco and 4.7%, 4.7% and 4.1% for GT&T for the years ended December 31, 1994, 1995 and 1996, respectively. With respect to regulated subsidiaries, the original cost of depreciable property retired, together with removal cost less any salvage realized, is charged to accumulated depreciation. No gain or loss is recognized in connection with ordinary retirements of depreciable property. Repairs and replacements of minor items of property are charged to maintenance expense.

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

  REVENUE--Local exchange service, exchange access charges and international long-distance revenues are recognized when earned, regardless of the period in which they are billed. In determining revenue, the Company estimates usage by foreign exchanges of the Company's local exchange network to determine the appropriate rate to apply to long distance minutes carried by the Company. Additionally, the Company establishes reserves for possible unreported or uncollectible minutes from foreign exchange carriers and doubtful accounts from customers. The amounts the company will ultimately realize upon settlement could differ significantly in the near term from the amounts assumed in estimating these revenues and the related accounts receivable.

  INCOME TAXES--The Company uses an asset and liability approach for reporting of income taxes and measures deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using enacted tax rates. The Company and its U.S. subsidiary file a consolidated U.S. tax return. ATN-VI files a consolidated U.S. Virgin Islands income tax return with its Virgin Islands subsidiaries and GT&T files in Guyana. Investment tax credits related to regulated telephone operations have been deferred and are being amortized into income over the service lives of the related property.

  FOREIGN CURRENCY TRANSACTIONS--With regard to GT&T operations, for which the U.S. dollar is the functional currency, foreign currency transaction gains and losses are included in determining net income for the period in which the transaction is settled. At each balance sheet date, balances denominated in Guyana currency are adjusted to reflect the current exchange rate. Currency transaction losses approximated $673,000 for the period ended December 31, 1994 and have not been material for any of the other periods presented.

  IMPAIRMENT OF LONG-LIVED ASSETS--In 1996, the Company adopted Statement of Financial Accounting Standards No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets. Under provisions of the Statement, impairment losses are recognized when expected future cash flows are less than the assets' carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of property, plant and equipment and intangibles in relation to the operating performance and future undiscounted cash flows of the underlying business. The Company adjusts the net book value of the underlying assets if the sum of expected future cash flows is less than book value. The adoption of SFAS 121 did not have a material effect on the Company's financial statements.

  INCOME PER SHARE--Income per share is computed on the basis of the weighted average number of shares outstanding.

  RECLASSIFICATIONS--Certain reclassifications have been made to the 1994 and 1995 amounts to conform to the 1996 presentation.

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

B. ACCOUNTS RECEIVABLE

  Accounts receivable consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
     Subscribers and installment sales, net of allowance for
      doubtful
      accounts of $3,004,000 and $2,145,000...................  $13,464 $12,577
     Connecting companies.....................................   48,173  49,636
     Uncollected surcharges--current portion..................      632     632
     Other....................................................    1,084     815
                                                                ------- -------
                                                                $63,353 $63,660
                                                                ======= =======

C. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1996
                                                              -------- --------
     Used in Telephone Operations:
       Outside plant......................................... $124,530 $158,860
       Central office equipment..............................   72,520   80,936
       Land and building.....................................   19,953   21,124
       Station equipment.....................................    9,151    9,739
       Furniture and office equipment........................    5,168    5,493
       Construction in process...............................   17,504   15,603
       Other.................................................   13,823   11,593
                                                              -------- --------
         Total used in telephone operations..................  262,649  303,348
                                                              -------- --------
       Used in Other Operations..............................   24,207   25,547
                                                              -------- --------
                                                              $286,856 $328,895
                                                              ======== ========

  All property, plant and equipment used in telephone operations are recorded at the original cost of the acquired company except for the property, plant and equipment of GT&T at the date of GT&T's acquisition which were recorded at their fair market value of $16,052,000.

D. PROPERTY COSTS RECOVERABLE FROM FUTURE REVENUES

  On September 15, 1995, Hurricane Marilyn struck the Virgin Islands causing extensive damage to the outside telephone plant of Vitelco. None of the damage was covered by insurance. Vitelco's estimate of the historical cost of the facilities damaged or destroyed by Hurricane Marilyn is approximately $26.3 million with associated accumulated depreciation of approximately $9.1 million. These costs have been removed from the property accounts and along with certain excess maintenance costs and costs of removal of $7.1 million have been classified as property costs recoverable from future revenues because the Company anticipates that future revenue in an amount at least equal to the capitalized cost will result from inclusion of these costs in allowable costs for rate making purposes. Vitelco has received approval from the Federal Communications Commission to include the interstate portion of these costs in its rate base and amortize them over a five year period. The

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)
Company believes that it is probable that future revenue in an amount at least equal to the intrastate portion of these costs will result from inclusion of these costs in allowable costs for rate making purposes.

E. OTHER ASSETS

  Other assets consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
     Rural Telephone Finance Corporation subordinated capital
      certificates............................................. $ 8,065 $ 6,490
     Rural Telephone Finance Corporation patronage capital
      certificates and patronage dividends receivable..........   5,057   5,781
     Debt service reserve fund and escrow account..............   3,900   3,900
     Pension and retirement plan intangibles...................   2,741   1,877
     Debt issuance costs.......................................   1,937   1,626
     Deferred costs and intangibles, net.......................     685     872
     Other.....................................................   1,943   1,790
                                                                ------- -------
                                                                $24,328 $22,336
                                                                ======= =======

F. NOTES PAYABLE

  The Company has in place a $5.5 million line of credit, bearing interest at 0.75% over prime rate, which has expired and has been verbally extended to October 1997. The interest rate was 9.25% and 9% at December 31, 1995 and 1996, respectively. As of December 31, 1995 and 1996, $5.5 million was outstanding under this arrangement.

  At December 31, 1995 and 1996, Vitelco had short-term notes payable to an insurance company of $457,000 and $431,000, respectively, with interest rates of 5.5% and 5.7%, respectively.

  Vitelco has a $5 million revolving line of credit with a variable rate of interest with the Rural Telephone Finance Corporation (RTFC) which expires in March 2000 and a $15 million revolving line of credit with a variable rate of interest also with the RTFC expiring April 1997. As of December 31, 1995, no amounts were borrowed under these lines of credit. At December 31, 1996, Vitelco has borrowings of $5 million for the line of credit expiring in March 2000 and $6 million for the line of credit expiring April 1997, both with interest rates of 6.9%.

  At December 31, 1995 and 1996, the Company had demand notes payable to a stockholder of $1,012,000 and $222,000, respectively, with an interest rate of 9.58%.

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

G. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1995     1996
                                                               -------- --------
COMPANY:
  Note payable to ITT, paid January 1996.....................  $  4,000 $    --
SUBSIDIARIES:
  Notes payable to RTFC, with principal and interest payments due quarterly through December 30, 2002:
    ATN-VI...................................................    21,203   19,098
    Vitelco..................................................    27,934   24,142
                                                               -------- --------
                                                                 49,137   43,240
Notes payable to Rural Utilities Service ("RUS") with
 principal and interest payments due monthly through 2012....    57,594   56,901
Notes payable to Northern Telecom International Finance B.V.
 ("NTIF") by GT&T under an $11,500,000 supply loan (the "GT&T
 Supply Loan") and $34 million equipment financing agreement
 (the "GT&T Equipment Loan").................................    30,465   25,447
Note payable to be repaid with semi-annual payments and a
 balloon payment of $1,925,000 on December 31, 1999..........     3,850    3,300
Other........................................................     1,188      281
                                                               -------- --------
                                                                146,234  129,169
Less current portion.........................................    17,872   12,942
                                                               -------- --------
                                                               $128,362 $116,227
                                                               ======== ========

  Interest on the Vitelco note payable to RTFC is fixed at 9.75%. On the ATN-VI note payable, $1.4 million and $1.3 million with a variable interest rate of 6.35% and 6.3% was outstanding at December 31, 1995 and 1996, respectively, with the balance bearing a fixed rate of 8%.

  The RUS note arrangement calls for fixed monthly principal and interest payments of $7.04 per $1,000 of loan balance with any remaining balance due May 2012. The interest rate on these notes is fixed at 5%.

  The RUS and RTFC debt agreements contain provisions which may require prepayments of RTFC debt in the event of future advances from the RUS. Vitelco has received approval from the RUS for an additional $35.7 million of long-term financing under terms similar to its existing RUS debt.

  The RTFC and RUS agreements require, among other things, maintenance of minimum debt service and times interest earned coverages and restrictions on issuance of additional long-term debt. The RTFC agreement also limits the payment of dividends by ATN-VI to 40% of ATN-VI's consolidated net income, contingent upon ATN-VI's ability to meet certain financial ratios (which were not met at December 31, 1996). Therefore, ATN-VI was prohibited from paying dividends. At December 31, 1996, the ability of ATN-VI to service its debt was dependent on funds from its parent or its subsidiaries. The RUS loan and applicable RUS regulations restrict

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)
Vitelco's ability to pay dividends based upon certain net worth tests with an exception for limited dividend payments authorized when specific security instrument criteria are unable to be met. Settlement agreements made in 1989 and 1991 with the U.S. Virgin Islands Public Service Commission (PSC) also contain restrictions on dividends by Vitelco which, in general, are more restrictive than those imposed by the RUS. Dividends by Vitelco are generally limited to 60% of its net income, although additional amounts are permitted to be paid for the sole purpose of servicing ATN-VI's debt to the RTFC. Under the above restrictions, at December 31, 1996, Vitelco had approximately $200,000 of retained earnings available for dividends.

  As a condition of being granted the RTFC loan, the Company was required to invest in subordinated capital certificates with the RTFC (included in other assets). No capital certificates were amortized during 1995. In 1996, the Company received a cash repayment of $1,575,000. These certificates are non-interest bearing. As a member of the RTFC, the Company shares proportionately in the net earnings of the RTFC. The Company's share of RTFC earnings, included as an offset to interest expense, was $532,000, $528,000 and $551,000 for the years ended December 31, 1994, 1995 and 1996, respectively. RTFC distributions of net earnings are made primarily through issuances of patronage capital certificates (included in other assets) which are redeemed at the option of the RTFC.

  The GT&T Supply Loan, which had a balance of $6,034,000 and $4,314,000 at December 31, 1995 and 1996, respectively, requires monthly principal and interest payments with final maturity on January 15, 1999. The GT&T Supply Loan was fixed at 11.75%. The GT&T Equipment Loan, which had a balance of $24,431,000 and $21,133,000 at December 31, 1995 and 1996, respectively, require monthly principal payments totaling $275,000 plus interest with all outstanding balances maturing in 2004 through 2005. The interest rates on the GT&T Equipment Loan are at fixed rates from 9.17% to 11.29%.

  The GT&T Equipment Loan is guaranteed by the Company and secured by a pledge of all the GT&T stock owned by the Company and a security interest in all net toll revenues due to GT&T from U.S., British and Canadian carriers. GT&T is also required to maintain a debt service reserve fund under this loan agreement. The balance of this fund, included in other assets, was $3.9 million at December 31, 1995 and 1996. The GT&T Supply Loan is secured by a security interest in certain of GT&T's international net toll revenues.

  The $3.3 million note payable is collateralized by property with a book value of $6.9 million as of December 31, 1996. The variable interest rate was 7.2% at December 31, 1996.

  The annual requirements for principal payments are as follows:

        YEARS ENDING                                                     TOTAL
        ------------                                                    --------
        1997........................................................... $ 12,940
        1998...........................................................   13,683
        1999...........................................................   12,235
        2000...........................................................   12,520
        2001...........................................................   13,065
        Thereafter.....................................................   64,726
                                                                        --------
                                                                        $129,169
                                                                        ========

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

H. INCOME TAXES

  The following is a reconciliation from the tax computed at statutory income tax rates to the Company's income tax expense:

                                                       YEARS ENDED DECEMBER
                                                                31,
                                                      ------------------------
                                                       1994     1995    1996
                                                      -------  ------- -------
     Tax computed at statutory U.S. federal income
      tax rates.....................................  $ 8,872  $12,228 $11,628
     Guyana income taxes in excess of statutory U.S.
      rate..........................................    1,613    2,906   2,038
     Other, net.....................................      (20)     116    (627)
                                                      -------  ------- -------
     Income tax expense.............................  $10,465  $15,250 $13,039
                                                      =======  ======= =======

  The components of income tax expense are comprised of the following:

                                                      YEARS ENDED DECEMBER
                                                               31,
                                                     -------------------------
                                                      1994     1995     1996
                                                     -------  -------  -------
     Current:
       United States and U.S. Virgin Islands........ $ 2,011  $ 1,210  $ 3,096
       Foreign......................................   2,696   10,370    4,948
     Deferred.......................................   6,118    4,651    5,528
     Amortization of regulatory liability and in-
      vestment
      tax credits...................................    (360)    (981)    (533)
                                                     -------  -------  -------
                                                     $10,465  $15,250  $13,039
                                                     =======  =======  =======

  The significant components of deferred tax liabilities and assets are as follows:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
Deferred tax liabilities:
  Differences between book and tax basis of property........... $20,823 $24,887
  Revenues not recognized for tax purposes.....................   2,229   1,680
  Property costs recoverable from future revenues..............   7,480   8,566
  Other........................................................     --       73
                                                                ------- -------
Deferred tax assets:
  Non-deductible expense.......................................   1,602   1,067
  Operating loss carryforwards.................................   3,309     --
  Pension costs not currently deductible.......................     929     507
  Regulatory liability.........................................   1,510   1,297
  Other........................................................     344     --
                                                                ------- -------
                                                                  7,694   2,871
                                                                ------- -------
    Total deferred tax liability...............................  22,838  32,335
  Valuation allowance..........................................     834     --
                                                                ------- -------
    Net deferred tax liabilities............................... $23,672 $32,335
                                                                ======= =======

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

  Upon the adoption of SFAS 109, the Company recorded regulatory assets and liabilities for the cumulative effect of the adoption on the Company's regulated subsidiaries since it was anticipated that these amounts would be recovered from or returned to customers through future rates. At December 31, 1995 and 1996 the Company has a regulatory liability of approximately $4.0 million and $3.5 million which is included in other long term liabilities in the consolidated balance sheet.

  At December 31, 1996, unremitted earnings of foreign subsidiaries were approximately $81,178,000. Since it is the Company's intention to indefinitely reinvest these earnings, no U.S. taxes have been provided. The determination of the amount of U.S. tax which would be payable if such unremitted foreign earnings were repatriated through dividend remittances is not practicable in that any U.S. taxes payable on such dividends would be significantly offset by foreign tax credits. Additionally, distributions from ATN-VI and its subsidiaries could be subject to 10% withholding taxes imposed by the U.S. Virgin Islands. ATN-VI has not paid any dividends to the Company in the past and does not intend to remit any dividends in the foreseeable future. The cumulative undistributed earnings of ATN-VI amounted to $38,883,000 as of December 31, 1996. Pursuant to the term of the purchase agreement with the government of Guyana, there are no withholding taxes applicable to distributions from GT&T.

I. RETIREMENT PLANS

  The Company has noncontributory defined benefit pension plans for eligible hourly union employees and salaried employees who are not members of a collective bargaining unit, and who meet certain age and employment criteria. The funding policy is to contribute to the Plan such amounts that are necessary to fund the Plan in accordance with funding requirements of ERISA. Contributions are intended to provide not only for benefits attributed for service to date, but also for those expected to be earned in the future. The benefits are based on the participants' average salary for the "salaried plan" and credited service years for the "hourly plan."

  Net periodic pension cost was:

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1994      1995      1996
                                                   --------  --------  --------
     Service cost................................. $    711  $    600  $    811
     Interest on projected benefit obligation.....      774       890     1,061
     Actual return on assets......................     (130)   (1,292)   (1,331)
     Net amortization and deferral................      276     1,052     1,085
                                                   --------  --------  --------
     Net periodic pension cost.................... $  1,631  $  1,250  $  1,626
                                                   ========  ========  ========

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

  The following table sets forth the funded status, the amounts recognized in the balance sheet of the Company at December 31, 1995 and 1996, and the principal assumptions of the Company's plans:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
     Actuarial present value of benefit obligations:
       Vested benefits.....................................  $ 11,894  $ 13,681
       Nonvested benefits..................................       509        39
                                                             --------  --------
     Accumulated plan benefits.............................  $ 12,403  $ 13,720
                                                             ========  ========
     Projected benefit obligation..........................  $(13,977) $(16,027)
     Fair value of plan assets.............................     9,973    12,389
                                                             --------  --------
     Plan projected benefit obligation in excess of assets.    (4,004)   (3,638)
     Unrecognized net loss.................................     3,481     2,699
     Unrecognized prior service costs......................       793     1,257
     Unrecognized net obligation at January 1, 1987........     1,096       939
                                                             --------  --------
     Pension prepaid included in the balance sheet.........  $  1,366  $  1,257
                                                             ========  ========

  For Vitelco, ATN-VI and ATN, Inc. the discount rate was 7.0% and 7.4% at December 31, 1995 and 1996 and the expected rate return on invested assets was 8.0% for both years. The Guyana discount rate was 15.0% and 13.0% and the expected Guyana rate of return on invested assets was 12% and 10.0% for the GT&T plan at December 31, 1995 and 1996.

  In accordance with Statement of Financial Accounting Standards No. 87, at December 31, 1995 and 1996, the Company has recorded an additional minimum pension liability equal to the unfunded pension benefit obligation of $4,303,000 and $3,234,000, and an intangible asset (to the extent of the additional liability) equal to the aggregate of the prior service cost and transition obligation of $1,622,000 and $1,877,000. The change in the excess of the minimum pension liability over the intangible of $669,000, $(1,781,000) and $1,322,000 at December 31, 1994, 1995 and 1996, respectively, has been recorded as a credit to (reduction in) equity, net of taxes (benefits) of $250,000, $(666,000) and $494,000.

  In addition, the Company and its subsidiaries have an investment and savings plan for all salaried employees which covers all employees of the Company and its subsidiaries (except GT&T) who are not members of a collective bargaining unit and who meet certain age and employment criteria. With respect to such plan, the Company expensed $158,000, $178,000 and $181,000 for the years ended December 31, 1994, 1995 and 1996, respectively. The Company also has a 401(k) plan for hourly union employees who meet certain age and employment requirements. Employee contributions are elective and no contributions are required by the Company.

  In 1991, the Company established an Employees' Stock Ownership Plan ("ESOP") to provide a means for employees to participate in the ownership of the Company. All non-craft salaried and hourly employees of the Company and its participating affiliates who are not members of a collective bargaining unit and who have attained age 21 and completed one year of service are eligible to participate in the ESOP.

  The Company may make discretionary contributions to the ESOP in the form of Company stock (or cash which is used to acquire stock of ATN, Inc., either on the open market or directly from the Company). The ESOP

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)
is permitted to borrow money to purchase Company stock. No Company contributions were made in 1994, 1995 or 1996.

  In addition to providing pension benefits, the Company provides unfunded noncontributory defined medical, dental, vision and life benefits for both retired, hourly and salaried employees (except GT&T) who meet certain age and employment criteria. The cost of these postretirement benefits is accrued during the employee's active service period.

  Net postretirement benefit cost was:

                                                                        YEARS
                                                                        ENDED
                                                                      DECEMBER
                                                                         31,
                                                                      ---------
                                                                      1995 1996
                                                                      ---- ----
      Service cost................................................... $ 68 $ 73
      Interest cost..................................................  108  116
      Transition obligation..........................................   38   38
      Net other amortization and deferral............................   51   68
                                                                      ---- ----
        Net postretirement benefit cost.............................. $265 $295
                                                                      ==== ====

  The following table sets forth the funded status and the amounts recognized in the balance sheet of the Company:

                                                                DECEMBER 31,
                                                                --------------
                                                                 1995    1995
                                                                ------  ------
     Accumulated postretirement benefit obligation:
       Retirees................................................ $  251  $  281
       Eligible actives........................................    338     412
       Non-eligible actives....................................  1,127   1,053
                                                                ------  ------
                                                                 1,716   1,746
     Fair value of plan assets.................................    --      --
     Accumulated benefit obligation in excess of assets........ (1,716) (1,746)
     Unrecognized net loss (gain)..............................   (143)   (263)
     Unrecognized prior service costs..........................    615     543
     Unrecognized net obligation...............................    643     605
                                                                ------  ------
     Pension liability included in the balance sheet........... $ (601) $ (861)
                                                                ======  ======

  In determining the accumulated postretirement benefit obligations, the discount rate was assumed to be 7.0% in 1995 and 7.4% in 1996. For 1996, the assumed health care cost trend rate was 9.9% and 8.9% for pre-age 65 and post-age 65 participants, respectively, declining gradually to 5.5% and 5.75% over the next 15 years. A 1% increase in assumed health care cost trend rate would increase the service and interest cost expense by $19,000 for 1996 and increase the accumulated postretirement benefits obligations by $163,000.

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

J. REGULATORY MATTERS

  In October 1995, the Guyana Public Utilities Commission ("PUC") issued an order that rejected the request of GT&T for substantial increases in all telephone rates and temporarily reduced rates for outbound long-distance calls to certain countries. In most cases, the existing rates were already less than GT&T's payment obligations to foreign carriers. In January 1997, on an appeal by GT&T, the Guyana High Court voided the PUC's order in regard to rates and the rates were returned to the rates in existence in October 1995. The lost revenue was approximately $10 million for the period when the order was effective. In March 1997, GT&T notified the PUC that it would be putting into effect a surcharge on long distance rates designed to recover these lost revenues over a period of 18 months. The PUC has taken the position that GT&T may not put the surcharge into effect without the permission of the PUC, and this matter has not yet been resolved.

  In January 1997, the PUC ordered GT&T to cease paying advisory fees to the Company and to recover from the Company approximately $25 million of fees paid by GT&T to the Company since January 1991. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

  At December 31, 1996, GT&T owed the Company approximately $23 million for advances made from time to time for working capital and capital expenditure needs of GT&T. GT&T's indebtedness to the Company was evidenced by a series of promissory notes. In March 1997, the PUC voided all of the promissory notes then outstanding for failure to comply with certain provisions of the PUC law. The PUC ordered that no payments be made on any of the outstanding notes, and that GT&T recover from ATN all amounts theretofore paid. The order also provided that the Commission would be willing to authorize the payment for any amounts properly proven to the satisfaction of the PUC to be due and payable from GT&T to ATN. GT&T is planning to appeal the PUC's order to the Guyana High Court.

K. CONTINGENCIES AND COMMITMENTS

  The Company presently has no coverage for its outside plant or for damages caused by wind storms. The Company continues to explore various alternatives to enable it to insure these risks in whole or in part, but believes that such insurance is currently not available at commercially reasonable terms.

  Upon the acquisition of GT&T in January 1991, GT&T entered into an agreement with the government of Guyana to expand significantly GT&T's existing facilities and telecommunications operations and to improve service within a three-year period pursuant to an expansion and service improvement plan (the
Plan). The Plan was modified in certain respects and the date for completion of the Plan was extended to February 1995. The government has referred to the PUC the failure of GT&T to complete the Plan by February 1995. However, all proceedings by the PUC with respect to GT&T's obligations under its Expansion Plan were stayed by the Guyana High Court during GT&T's appeal to the Court from the PUC's October, 1995 order with regard to telephone rates discussed in Note J. As a result of the High Court's decision in January 1997 on this appeal, the stay is no longer in effect. The PUC scheduled a hearing on this matter for March 1997 and at GT&T's request, the hearing has been postponed and has not yet been rescheduled. Failure to timely fulfill the terms of the Plan could result in monetary penalties, cancellation of the License, or other action by the PUC or the government which could have a material adverse affect on the Company's business and prospects.

  The Company has various litigation cases and claims in the normal course of business the resolution of which, in the opinion of management, is not expected to have a material effect on the financial statements.

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

L. FAIR VALUE DISCLOSURE

  Management has determined the carrying amounts of cash, accounts receivable, accounts payable and notes payable are a reasonable estimate of fair value. The fair value of long-term debt is estimated using a discounted cash flow analysis. At December 31, 1995 and 1996, the carrying value of long-term debt was $146,234,000 and $129,169,000 and the estimated fair value was $140,205,000 and $127,783,000, respectively.

M. GEOGRAPHIC AND CREDIT CONCENTRATIONS

  Geographic data:

                                                   UNITED
                                                   STATES   GUYANA  CONSOLIDATED
                                                  -------- -------- ------------
     1996 Telephone operations:
       Total revenues............................ $ 57,749 $148,253   $206,002
       Income from telephone operations..........   16,837   33,991     50,828
       Identifiable assets.......................  230,714  158,610    389,324
     1995 Telephone operations
       Total revenues............................ $ 53,462 $131,170   $184,632
       Income from telephone operations..........   15,461   38,596     54,057
       Identifiable assets.......................  223,428  148,511    371,939

  Revenues from AT&T comprised approximately 25%, 27% and 29% of consolidated total revenues in 1994, 1995 and 1996, respectively. Revenues from MCI comprised approximately 13% and 15% in 1995 and 1996, respectively. British Telecom comprised approximately 11% of consolidated total revenues in 1995. These revenues consist principally of international and long distance service, interstate network access, and billing and collection service revenues. No other revenue source accounted for more than 10% of total revenues for the years presented.

  A significant portion of the Company's international long-distance revenue discussed above is generated by GT&T's audiotext providers, which operate as service bureaus or intermediaries for a number of audiotext information providers. One such audiotext provider accounted for $28 million, $78 million and $83 million of these revenues for the years ended December 31, 1994, 1995 and 1996, respectively.

                  ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

N. QUARTERLY FINANCIAL DATA (UNAUDITED)

  Following is a summary of the Company's quarterly results of operations for the years ended December 31, 1996 and 1995:

                                                 THREE MONTHS ENDED
                                      -----------------------------------------
                                      MARCH 31 JUNE 30 SEPTEMBER 30 DECEMBER 31
                                      -------- ------- ------------ -----------
   1996
   Revenues.......................... $52,320  $55,882   $57,035      $51,680
   Expenses..........................  42,892   43,468    45,145       41,358
                                      -------  -------   -------      -------
   Income from operations............   9,428   12,414    11,890       10,322
   Interest expense, net.............   2,726    2,777     2,782        2,546
                                      -------  -------   -------      -------
   Income before income taxes and
    minority interest................   6,702    9,637     9,108        7,776
   Income taxes......................   2,924    3,952     3,608        2,555
                                      -------  -------   -------      -------
   Income before minority interest...   3,778    5,685     5,500        5,221
   Minority interest.................     592      680       588          317
                                      -------  -------   -------      -------
   Net income........................ $ 3,186  $ 5,005   $ 4,912      $ 4,904
                                      =======  =======   =======      =======
   Net income per share.............. $  0.26  $  0.41   $  0.40      $  0.40
                                      =======  =======   =======      =======
   Weighted average shares outstand-
    ing..............................  12,273   12,273    12,273       12,273
                                      =======  =======   =======      =======
                                                 THREE MONTHS ENDED
                                      -----------------------------------------
                                      MARCH 31 JUNE 30 SEPTEMBER 30 DECEMBER 31
                                      -------- ------- ------------ -----------
   1995
   Revenues.......................... $40,179  $48,102   $52,117      $55,272
   Expenses..........................  30,144   37,006    41,063       40,980
                                      -------  -------   -------      -------
   Income from operations............  10,035   11,096    11,054       14,292
   Interest expense, net.............   3,007    2,898     2,850        2,785
                                      -------  -------   -------      -------
   Income before income taxes and
    minority interest................   7,028    8,198     8,204       11,507
   Income taxes......................   2,885    3,485     3,467        5,413
                                      -------  -------   -------      -------
   Income before minority interest...   4,143    4,713     4,737        6,094
   Minority interest.................     457      637       594          789
                                      -------  -------   -------      -------
   Net income........................ $ 3,686  $ 4,076   $ 4,143      $ 5,305
                                      =======  =======   =======      =======
   Net income per share.............. $  0.30  $  0.33   $  0.34      $  0.43
                                      =======  =======   =======      =======
   Weighted average shares
    outstanding......................  12,273   12,273    12,273       12,273
                                      =======  =======   =======      =======

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

O. SUBSEQUENT EVENT

  On January 29, 1997 the Company announced that its Board of Directors and its two principal stockholders had approved the terms of the split-up of the Company into two separate public companies. One, a new company, will contain all of the Company's Virgin Islands operations. The other will continue the Company's Guyana operations. As a condition to the transaction, the new company is required to raise in excess of $17.4 million which will be paid to the Company in repayment of certain intercompany indebtedness and will be used by the Company to redeem a portion of the stock held by one of the principal stockholders. The split-up is subject to the execution of definitive documentation, the receipt of certain regulatory approvals, including a ruling from the Internal Revenue Service that the distribution of shares of the new company will be tax free for federal income tax purposes to the Company and its stockholders under Section 355 of the Internal Revenue Code of 1986, as amended, and an opinion from an investment banking firm as to the fairness of the split-up from a financial point of view to the public stockholders of the Company.

                  ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash.............................................    $ 11,540     $ 15,150
  Accounts receivable, net.........................      63,660       57,948
  Materials and supplies...........................       9,658        9,570
  Prepayments and other current assets.............       4,110        5,558
                                                       --------     --------
    Total current assets...........................      88,968       88,226
Fixed assets:
  Property, plant and equipment....................     328,895      341,306
  Less accumulated depreciation....................    (117,031)    (128,739)
  Franchise rights and cost in excess of underlying
   book value, less accumulated amortization of
   $11,170,000 and $12,221,000.....................      40,132       39,081
                                                       --------     --------
    Net fixed assets...............................     251,996      251,648
Property costs recoverable from future revenues....      22,905       21,923
Uncollected surcharges.............................       3,119        6,328
Other assets.......................................      22,336       23,694
                                                       --------     --------
                                                       $389,324     $391,819
                                                       ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable....................................    $ 17,153     $ 16,281
  Accounts payable.................................      25,021       21,558
  Accrued taxes....................................       2,457        7,341
  Advance payments and deposits....................       2,701        3,163
  Other current liabilities........................       8,231        4,901
  Current portion of long-term debt................      12,942       12,936
                                                       --------     --------
    Total current liabilities......................      68,505       66,180
Deferred income taxes and tax credits..............      33,066       21,980
Long-term debt, excluding current portion..........     116,227      106,469
Pension and other long-term liabilities............       6,702        6,329
Minority interest..................................      15,033       16,390
Contingencies and commitments (Note E)
Stockholders' equity:
Preferred stock, par value $.01 per share;
 10,000,000 shares authorized; none issued and out-
 standing..........................................         --           --
Common stock, par value $.01 per share; 20,000,000
 shares authorized; 12,272,500 shares issued and
 outstanding.......................................         123          123
Paid-in capital....................................      81,852       81,852
Retained earnings..................................      67,816       92,496
                                                       --------     --------
    Total stockholders' equity.....................     149,791      174,471
                                                       --------     --------
                                                       $389,324     $391,819
                                                       ========     ========

           See notes to consolidated condensed financial statements.

                  ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 (UNAUDITED)
                                                                 NINE MONTHS
                                                               ENDED SEPTEMBER
                                                                     30,
                                                               ----------------
                                                                1996     1997
Revenues:
  Local exchange service...................................... $18,906  $21,749
  Access charges..............................................  11,618   12,714
  International long-distance revenues........................ 112,259   92,977
  Universal Service Fund......................................   8,406   10,494
  Billing and other revenues..................................   3,722    4,185
  Directory advertising.......................................   1,938    1,332
  Cellular services...........................................   4,457    2,894
  Product sales and rentals...................................   3,931    3,380
                                                               -------  -------
    Total revenues............................................ 165,237  149,725
Expenses:
  Plant specific operations...................................  12,483   12,435
  Plant nonspecific operations................................  16,148   18,122
  Customer operations.........................................   4,836    4,968
  Corporate operations........................................   8,950    8,727
  International long-distance expenses........................  71,797   56,550
  Taxes other than income.....................................   2,406    2,646
  Cellular services and product sales and rental expenses.....   6,084    5,737
  General and administrative expenses.........................   8,801    7,498
                                                               -------  -------
    Total expenses............................................ 131,505  116,683
    Income from operations....................................  33,732   33,042
Interest Expense and Interest Income:
  Interest expense............................................  (8,537)  (7,979)
  Interest income.............................................     252      236
                                                               -------  -------
    Interest expenses, net....................................  (8,285)  (7,743)
                                                               -------  -------
Income before income taxes and minority interest..............  25,447   25,299
Income taxes..................................................  10,484     (739)
                                                               -------  -------
Income before minority interest...............................  14,963   26,038
Minority interest.............................................  (1,860)  (1,358)
                                                               -------  -------
Net income.................................................... $13,103  $24,680
                                                               =======  =======
Net income per share.......................................... $  1.07  $  2.01
                                                               =======  =======
Weighted average shares outstanding...........................  12,273   12,273
                                                               =======  =======

           See notes to consolidated condensed financial statements.

                  ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                (UNAUDITED)
                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
Net cash flows provided by operating activities............. $ 26,631  $ 29,151
Cash flows from investing activities:
  Capital expenditures......................................  (33,515)  (14,905)
                                                             --------  --------
    Net cash used in investing activities...................  (33,515)  (14,905)
Cash flows from financing activities:
  Repayment of long-term debt...............................  (14,804)   (9,764)
  Issuance of long-term debt................................    1,335       --
  Net borrowings (repayments) on notes......................   10,533      (872)
                                                             --------  --------
    Net cash flows used by financing activities.............   (2,936)  (10,636)
                                                             --------  --------
Net increase (decrease) in cash.............................   (9,820)    3,610
Cash, Beginning of Period...................................   18,822    11,540
                                                             --------  --------
Cash, End of Period......................................... $  9,002  $ 15,150
                                                             ========  ========
Supplemental cash flow information:
  Interest paid............................................. $  8,542  $  7,730
                                                             ========  ========
  Income taxes paid......................................... $  9,621  $  4,308
                                                             ========  ========
  Depreciation and Amortization Expense..................... $ 14,518  $ 16,502
                                                             ========  ========


           See notes to consolidated condensed financial statements.

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
A. GENERAL

 Significant Accounting Policies

  The consolidated condensed balance sheet of Atlantic Tele-Network, Inc. and subsidiaries (the Company) at December 31, 1996 has been taken from audited financial statements at that date. All other consolidated condensed financial statements contained herein have been prepared by the Company and are unaudited. The consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere herein.

  The unaudited interim consolidated condensed financial statements furnished herein reflect all adjustments, which are, in the opinion of management, necessary to fairly present the financial results for the interim periods presented. The results for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the operating results for the full year not yet completed.

  Reclassifications--Certain reclassifications have been made to the 1996 amounts to conform to the 1997 presentation.

B. PROPERTY COSTS RECOVERABLE FROM FUTURE REVENUES

  On September 15, 1995, Hurricane Marilyn struck the Virgin Islands causing extensive damage to the outside telephone plant of Vitelco. None of the damage was covered by insurance. The historical cost of the facilities damaged or destroyed by Hurricane Marilyn was approximately $26.3 million with associated accumulated depreciation of approximately $9.1 million. These costs have been removed from the property accounts and along with certain excess maintenance costs and costs of removal of $7.1 million have been classified as property costs recoverable from future revenues because the Company anticipates that future revenue in an amount at least equal to the capitalized cost will result from inclusion of these costs in allowable costs for rate making purposes. Vitelco has received approval from the Federal Communications Commission to include the interstate portion of these costs in its rate base and amortize them over a five year period. The Company believes that it is probable that future revenue in an amount at least equal to the intrastate portion of these costs will result from inclusion of these costs in allowable costs for rate making purposes.

C. ACCOUNTING FOR INCOME TAXES

  As discussed in Note B above, Vitelco received approval from the Virgin Islands Industrial Development Commission in May 1997 for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company has adjusted its deferred tax assets and liabilities to reflect the change in the tax rates applicable to Vitelco during the benefit period. This change has resulted in the Company recording a non-recurring credit to income tax expense of approximately $10.9 million in the nine months ended September 30, 1997. On October 9, 1997 the Virgin Islands Public Service Commission instituted a proceeding to determine whether Vitelco's rates were just and reasonable in light of this tax rebate. There can be no assurance as to the outcome of this proceeding.

D. REGULATORY MATTERS

  In October 1995, the Guyana Public Utilities Commission ("PUC") issued an order that rejected the request of GT&T for substantial increases in all telephone rates and temporarily reduced rates for outbound long-distance calls to certain countries. In most cases, the existing rates were already less than GT&T's payment obligations to

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 foreign carriers. In January 1997, on an appeal by GT&T, the Guyana High Court voided the PUC's order in regard to rates and the rates were returned to the rates in existence in October 1995. The lost revenue was approximately $9.5 million for the period when the order was effective. GT&T initially instituted such a surcharge effective May 1, 1997, but temporarily withdrew it when the Guyana Consumers Advisory Bureau (a non-governmental group in Guyana) instituted a suit to block it. In May 1997 the Consumer Advisory Bureau sought an injunction from the Guyana High Court restoring telephone rates to those imposed by the PUC in its October 1995 order. The Consumer Advisory Bureau's application is still pending. In September 1997, the Guyana High Court denied an order which the Consumer Advisory Bureau had sought to temporarily enjoin GT&T from putting into effect a surcharge to recover the approximately $9.5 million over a period of 18 months. GT&T put such surcharge into effect on October 1, 1997 pending an ultimate trial on the merits, and the Company recognized the approximately $9.5 million of lost revenues in the third quarter of 1997.

  In January 1997, the PUC ordered GT&T to cease paying advisory fees to the Company and to recover from the Company approximately $25 million of such fees paid by GT&T to the Company since January 1991. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

  At December 31, 1996, GT&T owed the Company approximately $23 million for advances made from time to time for the working capital and capital expenditure needs of GT&T. GT&T's indebtedness to the Company was evidenced by a series of promissory notes. In March 1997, the PUC voided all of the promissory notes then outstanding for failure to comply with certain provisions of the PUC law. The PUC ordered that no further payments be made on any of the outstanding notes and that GT&T recover from the Company all amounts theretofore paid. The order also provided that the PUC would be willing to authorize the payment of any amounts properly proven to the satisfaction of the PUC to be due and payable from GT&T to the Company. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

  In late April 1997, the PUC applied to the Guyana High Court for orders prohibiting GT&T from paying any monies to the Company on account of intercompany debt, advisory fees or otherwise pending the determination of GT&T's appeals from the January 1997 and March 1997 orders mentioned above. The PUC's application is still pending.

  In October 1997, the PUC ordered GT&T to increase the number of telephone lines in service to a total of 69,278 lines by the end of 1998, 89,054 lines by the end of 1999 and 102,126 by the end of the year 2000, to allocate and connect an additional 9,331 telephone lines before the end of the 1998 and to provide to subscribers who request them facilities for call diversion, call waiting, reminder call and three-way calling by the end of the year 1998. In issuing this order, the PUC did not hear evidence or make any findings on the cost of providing these lines and services, the adjustment in telephone rates which may be necessary to give GT&T a fair return on its investment or the ways and means of financing the requirements of the PUC's order. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

E. CONTINGENCIES AND COMMITMENTS

  The Company previously had no insurance coverage for its outside plant for damages caused by wind storms. Effective June 1997, the Company has obtained such insurance coverage in the amount of $30 million per storm and $55 million in the aggregate.

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

  Upon the acquisition of GT&T in January 1991, GT&T entered into an agreement with the government of Guyana to expand significantly GT&T's existing facilities and telecommunications operations and to improve service within a three-year period pursuant to an expansion and service improvement plan (the "Plan"). The Plan was modified in certain respects and the date for completion of the Plan was extended to February 1995. The government has referred to the PUC the failure of GT&T to complete the Plan by February 1995. The PUC is currently holding hearings on this matter. Failure to timely fulfill the terms of the Plan could result in monetary penalties, cancellation of the License, or other action by the PUC or the government which could have a material adverse affect on the Company's business and prospects.

  In May 1997, GT&T received a letter from the Guyanese department of Inland Revenue indicating that GT&T's tax returns for 1992 through 1996 had been selected for an audit under the direct supervision of the Trade Minister with particular focus on the withholding tax on payments to international audiotext providers. In March and April 1997, the Guyanese Trade Minister publicly announced that he had appointed a task force to probe whether GT&T should pay withholding taxes on fees paid by GT&T to international audiotext providers. The Minister announced that if GT&T were found guilty of tax evasion it could owe as much as $40 million in back taxes. In July 1997, GT&T applied to the Guyana High Court for an order prohibiting this audit on the grounds that the decision of the Minister of Trade to set up this task force and to control and direct its investigation was beyond his authority, violated the provisions of the Guyanese Income Tax Act, interfered with the independence of the Commissioner of Inland Revenue and was done in bad faith, and the court issued an order effectively staying the audit pending a determination by the court of the merits of GT&T's application.

  In June 1997, GT&T received an assessment of approximately $3.9 million from the Commissioner of Inland Revenue for taxes for the current year based on the disallowance as a deduction for income tax purposes of five-sixths of the advisory fees payable by GT&T to the Company. The deductibility of these advisory fees in an earlier year had been upheld in a decision of the High Court in August 1995. In July 1997, GT&T applied to the High Court for an order prohibiting the Commissioner of Inland Revenue from further proceeding with this assessment on the grounds that the assessment was arbitrary and unreasonable and capriciously contrary to the August 1995 decision of the Guyana High Court, and GT&T obtained an order of the High Court effectively prohibiting any action on the assessment pending the determination by the court of the merits of GT&T's application.

  In November 1997, GT&T received an assessment of approximately $14 million from the Commissioner of Inland Revenue for taxes for the years 1991 through 1996. It is GT&T's understanding that this assessment stems from the same audit commenced in May 1997 which the Guyana High Court stayed in its July 1997 order referred to above. Apparently because the audit was cut short as a result of the Court's July 1997 order, GT&T did not receive notice of and an opportunity to respond to the proposed assessments as is the customary practice in Guyana, and substantially all of the issues raised in the assessment appear to be based on mistaken facts. GT&T has applied to the Guyana High Court for an order prohibiting the Commissioner of Inland Revenue from enforcing the assessment on the grounds that the origin of the audit with the Minister of Trade and the failure to give GT&T notice of and opportunity to respond to the proposed assessment violated Guyana law. The Guyana High Court has issued an order effectively prohibiting any action on the assessment pending the determination by the Court of the merits of GT&T's application.

  The principal issues raised by the November 1997 assessment are as follows:

    (a) The disallowance of interest on intercompany debt which was accrued but not paid in relevant tax years (approximately U.S.$4.1 million of taxes);

                 ATLANTIC TELE-NETWORK, INC. AND SUBSIDIARIES

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

    (b) Treatment of adjustments made in GT&T's revenue estimation and accrual process as improper bad debt write-offs (approximately U.S.$2.1 million of taxes);

    (c) Disallowance of five-sixths of the advisory fees payable by GT&T to the Company for the year 1995 in apparent contradiction of the High Court's decision in August 1995 referred to above (approximately U.S.$2.9 million of taxes);

    (d) Disallowance of depreciation deductions arising from a disagreement as to the proper historical cost of certain of GT&T's depreciable assets (approximately U.S.$1.6 million of taxes)

  Approximately U.S.$1.7 million of the assessment appears to arise from a failure to credit GT&T with the full amount of taxes paid by GT&T in one of the years under audit. GT&T believes that it should prevail on substantially all of the issues raised in the November tax assessment if given the opportunity to present the facts to the Commissioner of Inland Revenue. However, there can be no assurance as to the ultimate outcome of any of the above described pending tax issues.

F. SPLIT-UP TRANSACTION

  The Company has filed a Registration Statement dated August 12, 1997 and amended October 20, 1997, November 19, 1997 and December 5, 1997, which includes a Proxy Statement-Prospectus to consider and vote upon a proposed transaction to divide the Company into two separate publicly-owned companies ( the "Transaction"). Emerging Communications, Inc. (ECI) will contain all the outstanding stock of Atlantic Tele-Network Co. (ATN-VI), which owns and conducts the Company's business and operations in the U.S. Virgin Islands, and certain other assets and liabilities. The Company will retain its business and operations in Guyana and certain other assets and liabilities. The Transaction is conditioned upon, among other things, approval of the Transaction by the holders of a majority of the outstanding shares of the Company Common Stock, completion of $17.4 million of long-term financing by ECI or ATN-VI, the listing of ECI Common Stock on the American Stock Exchange and the continued listing of the Company Common Stock on the American Stock Exchange and the absence of any material adverse change in the business of the Companies. In October 1997 a tax ruling was received by the Company from the Internal Revenue Service to the effect that the transfer of assets and liabilities to ECI and the distribution of ECI common stock to shareholders of the Company will be tax free for federal income tax purposes to the Company and its shareholders. On the Effective Date of the Transaction, Atlantic Tele-Network, Inc. will record a loss on the split-off and fair valuation of the net assets of New ATN which on a pro forma basis is estimated to be $55 million. Accordingly, equity of Atlantic Tele-Network, Inc. will decrease by the loss recorded on the split-off and fair valuation of the net assets of New ATN on the Effective Date.

INDEPENDENT AUDITORS' REPORT

Atlantic Tele-Network, Inc.

  We have audited the accompanying combined balance sheets of New ATN as of December 31, 1995 and 1996, and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of New ATN's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the financial position of New ATN as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Omaha, Nebraska

March 25, 1997

                                    NEW ATN

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                              1995      1996
                                                            --------  --------
ASSETS
Current assets:
  Cash..................................................... $  4,658  $  8,182
  Accounts receivable, net.................................   49,011    49,264
  Materials and supplies...................................    2,146     2,642
  Prepayments and other current assets.....................    1,300       589
                                                            --------  --------
    Total current assets...................................   57,115    60,677
Fixed assets:
  Property, plant and equipment............................   93,607   104,141
  Less accumulated depreciation............................  (13,590)  (17,987)
  Franchise rights and cost in excess of underlying book
   value, less accumulated amortization of $1,842,000 and
   $2,301,000..............................................   12,085    11,626
                                                            --------  --------
    Net fixed assets.......................................   92,102    97,780
Due from affiliates........................................   26,622    26,883
Uncollected surcharges.....................................    4,339     3,119
Other assets...............................................    5,303     6,034
                                                            --------  --------
                                                            $185,481  $194,493
                                                            ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable............................................ $  6,512  $  5,722
  Accounts payable.........................................    9,195    14,545
  Accrued taxes............................................    6,639     1,776
  Advance payments and deposits............................      617       627
  Other current liabilities................................    1,103     1,940
  Current portion of long-term debt........................    9,114     5,325
                                                            --------  --------
    Total current liabilities..............................   33,180    29,935
Deferred income taxes......................................   15,465    18,835
Long-term debt, excluding current portion..................   25,969    20,398
Minority interest..........................................   12,603    14,699
Contingencies and commitments (Notes I and J)
Stockholders' equity:
Preferred stock, par value $.01 per share; 10,000,000
 shares authorized; none issued and outstanding............      --        --
Common stock, par value $.01 per share; 20,000,000 shares
 authorized; 12,272,500 shares issued and outstanding......      123       123
Paid-in capital............................................   81,852    81,852
Retained earnings..........................................   16,289    28,651
                                                            --------  --------
    Total stockholders' equity.............................   98,264   110,626
                                                            --------  --------
                                                            $185,481  $194,493
                                                            ========  ========

                  See notes to combined financial statements.

                                    NEW ATN

                       COMBINED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                     1994      1995      1996
                                                    -------  --------  --------
Revenues:
  Local exchange service........................... $   754  $  1,631  $  2,463
  International long-distance revenues.............  76,820   128,939   145,080
  Other revenues...................................     582       600       710
                                                    -------  --------  --------
    Total revenues.................................  78,156   131,170   148,253
Expenses:
  Plant specific operations........................   2,700     3,820     4,902
  Plant nonspecific operations.....................   5,074     5,944     6,017
  Customer operations..............................   1,203     1,822     2,474
  Corporate operations.............................   5,341     6,178     5,838
  International long-distance expenses.............  35,969    74,335    94,457
  Taxes other than income..........................     343       475       574
  General and administrative expenses..............   7,152     7,171     6,960
                                                    -------  --------  --------
    Total expenses.................................  57,782    99,745   121,222
                                                    -------  --------  --------
    Income from operations.........................  20,374    31,425    27,031
Interest Expense and Interest Income:
  Interest expense.................................  (5,092)   (4,950)   (3,991)
  Interest income..................................   1,814     2,272     2,242
                                                    -------  --------  --------
    Interest expense, net..........................  (3,278)   (2,678)   (1,749)
                                                    -------  --------  --------
Income before income taxes and minority interest...  17,096    28,747    25,282
Income taxes.......................................   7,411    13,619    10,824
                                                    -------  --------  --------
Income before minority interest....................   9,685    15,128    14,458
Minority interest..................................  (1,696)   (2,390)   (2,096)
                                                    -------  --------  --------
Net income......................................... $ 7,989  $ 12,738  $ 12,362
                                                    =======  ========  ========

                  See notes to combined financial statements.

                                    NEW ATN

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                         RETAINED      TOTAL
                                          COMMON PAID-IN EARNINGS  STOCKHOLDERS'
                                          STOCK  CAPITAL (DEFICIT)    EQUITY
                                          ------ ------- --------- -------------
BALANCE, January 1, 1994.................  $123  $81,852  $(4,438)   $ 77,537
  Net income.............................   --       --     7,989       7,989
                                           ----  -------  -------    --------
BALANCE, December 31, 1994...............   123   81,852    3,551      85,526
  Net income.............................   --       --    12,738      12,738
                                           ----  -------  -------    --------
BALANCE, December 31, 1995...............   123   81,852   16,289      98,264
  Net income.............................   --       --    12,362      12,362
                                           ----  -------  -------    --------
BALANCE, December 31, 1996...............  $123  $81,852  $28,651    $110,626
                                           ====  =======  =======    ========



                  See notes to combined financial statements.

                                    NEW ATN

                       COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                      1994     1995     1996
                                                     -------  -------  -------
Cash flows from operating activities:
  Net income........................................ $ 7,989  $12,738  $12,362
  Adjustments to reconcile net income to net cash
   flows from operating activities:
    Depreciation and amortization...................   6,138    4,418    4,890
    Deferred income taxes...........................   2,596    1,886    3,370
    Minority interest...............................   1,696    2,390    2,096
    Changes in operating assets and liabilities:
      Accounts receivable........................... (12,361) (26,893)    (253)
      Materials, supplies and other current assets..   1,103    2,167      215
      Uncollected surcharges........................     540    2,946    1,220
      Accounts payable..............................    (465)   3,411    5,350
      Accrued taxes.................................     (44)   6,387   (4,863)
      Other.........................................  (1,529)   3,555       82
                                                     -------  -------  -------
        Net cash flows from operating activities....   5,663   13,005   24,469
Cash flows from investing activities:
  Capital expenditures..............................  (7,456)  (5,455) (10,534)
                                                     -------  -------  -------
Cash flows from financing activities:
  Repayment of long-term debt.......................  (2,498)  (4,640)  (9,360)
  Net borrowings (repayments) in due from
   affiliates.......................................   5,027      133     (261)
  Net borrowings (repayments) on notes..............     --       --      (790)
                                                     -------  -------  -------
        Net cash flows from financing activities....   2,529   (4,507) (10,411)
                                                     -------  -------  -------
Net change in cash..................................     736    3,043    3,524
Cash, Beginning of Year.............................     879    1,615    4,658
                                                     -------  -------  -------
Cash, End of Year................................... $ 1,615  $ 4,658  $ 8,182
                                                     =======  =======  =======
Supplemental cash flow information:
  Interest paid..................................... $ 4,506  $ 4,665  $ 3,611
                                                     =======  =======  =======
  Income taxes paid................................. $ 1,259  $ 2,213  $11,186
                                                     =======  =======  =======

                  See notes to combined financial statements.

                                    NEW ATN

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

A. SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION--The combined financial statements of New ATN are the separate financial statements relating to Atlantic Tele-Network, Inc.'s (ATN) business and operations in Guyana, including its majority-owned subsidiary, Guyana Telephone and Telegraph Company Limited (GT&T), and ATN's activities as the parent company of its subsidiaries. ATN's investment in subsidiaries other than GT&T and the operations of these other subsidiaries have been carved out of New ATN's financial statements. The combined financial statements present the financial position, results of operations and cash flows of New ATN as if it were a separate entity for all periods presented. ATN's historical basis in the assets and liabilities of New ATN have been carried over. All material intercompany transactions and balances have been eliminated in combination.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  GENERAL--New ATN is engaged principally in providing telecommunications services, including local telephone service and access to long-distance service in the Cooperative Republic of Guyana. ATN provides management, technical, sales and marketing services to GT&T for an advisory fee equal to 6% of GT&T's revenues. All of GT&T's operations are located in Guyana.

  REGULATORY ACCOUNTING--New ATN's telephone subsidiary, GT&T, accounts for costs in accordance with the accounting principles for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, Accounting for the Affects of Certain Types of Regulation (SFAS 71). This accounting recognizes the economic effects of rate regulation by recording cost and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly under SFAS 71, plant and equipment is depreciated over lives approved by regulators and certain costs and obligations are deferred based upon approvals received from regulators to permit recovery of such amounts in future years. GT&T's audiotext revenues are not subject to regulation but are never-the-less taken into account by the regulator in setting regulated rates which permit the recovery of GT&T's costs and a return on investment. These unregulated revenues and any costs which pertain solely to these unregulated revenues are not accounted for under SFAS 71 principles.

  CASH--For purposes of the statement of cash flows, New ATN considers all investments with a maturity at acquisition of three months or less to be cash equivalents.

  MATERIALS AND SUPPLIES--Materials and supplies are carried in inventory principally at weighted average cost.

  FIXED ASSETS--The original cost of fixed assets in service and under construction includes an allocation of indirect costs applicable to construction. Fixed assets also include the acquisition cost of the GT&T franchise, which is being amortized over forty years on the straight-line method.

  DEBT ISSUANCE COSTS--Costs relating to the issuance of debt are being amortized over the term of the debt.

  DEPRECIATION--New ATN provides for depreciation using the straight-line and equal life group methods. This has resulted in a composite annualized rate of 4.7%, 4.7% and 4.1% for GT&T for the years ended December 31, 1994, 1995 and 1996, respectively. With respect to the regulated subsidiary, the original cost of

                                    NEW ATN

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)
depreciable property retired, together with removal cost less any salvage realized, is charged to accumulated depreciation. No gain or loss is recognized in connection with ordinary retirements of depreciable property. Repairs and replacements of minor items of property are charged to maintenance expense.

  REVENUE--Local exchange service, exchange access charges and international long-distance revenues are recognized when earned, regardless of the period in which they are billed. In determining revenue, New ATN estimates usage by foreign exchanges of New ATN's local exchange network to determine the appropriate rate to apply to long distance minutes carried by New ATN. Additionally, New ATN establishes reserves for possible unreported or uncollectible minutes from foreign exchange carriers and doubtful accounts from customers. The amounts New ATN will ultimately realize upon settlement could differ significantly in the near term from the amounts assumed in estimating these revenues and the related accounts receivable.

  FOREIGN CURRENCY TRANSACTIONS--With regard to GT&T operations, for which the U.S. dollar is the functional currency, foreign currency transaction gains and losses are included in determining net income for the period in which the transaction is settled. At each balance sheet date, balances denominated in Guyana currency are adjusted to reflect the current exchange rate. Currency transaction losses approximated $673,000 for the period ended December 31, 1994 and have not been material for any of the other periods presented.

  IMPAIRMENT OF LONG-LIVED ASSETS--In 1996, New ATN adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS 121). The Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets. Under provisions of the Statement, impairment losses are recognized when expected future cash flows are less than the assets' carrying value. Accordingly, when indicators of impairment are present, New ATN evaluates the carrying value of property, plant and equipment and intangibles in relation to the operating performance and future undiscounted cash flows of the underlying business. New ATN adjusts the net book value of the underlying assets if the sum of expected future cash flows is less than book value. The adoption of SFAS 121 did not have a material effect on New ATN's financial statements.

B. ACCOUNTS RECEIVABLE

  Accounts receivable consist of the following:

                                                                DECEMBER 31,
                                                               ---------------
                                                                1995    1996
                                                               ------- -------
      Subscribers, net of allowance for doubtful accounts of
       $1,378,000 and $557,000................................ $ 1,434 $ 1,670
      Connecting companies....................................  46,424  46,519
      Uncollected surcharges--current portion.................     632     632
      Other...................................................     521     443
                                                               ------- -------
                                                               $49,011 $49,264
                                                               ======= =======

                                    NEW ATN

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

C. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1996
                                                              -------- --------
      Used in telephone operations:
        Outside plant........................................ $ 40,385 $ 44,759
        Central office equipment.............................   32,067   37,634
        Land and building....................................    6,706    7,562
        Station equipment....................................    3,257    3,766
        Furniture and office equipment.......................    1,705    1,977
        Construction in process..............................    4,354    3,259
        Other................................................    1,891    2,035
                                                              -------- --------
          Total used in telephone operations.................   90,365  100,992
                                                              -------- --------
      Used in other operations...............................    3,242    3,149
                                                              -------- --------
                                                              $ 93,607 $104,141
                                                              ======== ========

  All property, plant and equipment used in telephone operations are recorded at the original cost of the acquired property except for property, plant and equipment of GT&T at the date of GT&T's acquisition which were recorded at their fair market value of $16,052,000.

D. OTHER ASSETS

  Other assets consist of the following:

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------- ------
      Debt service reserve fund and escrow account.............. $ 3,900 $3,900
      Deferred costs and intangibles, net.......................     626    824
      Debt issuance costs.......................................     201    162
      Other.....................................................     576  1,148
                                                                 ------- ------
                                                                 $ 5,303 $6,034
                                                                 ======= ======

E. NOTES PAYABLE

  New ATN has in place a $5.5 million line of credit, bearing interest at 0.75% over prime rate, which has expired and been verbally extended to October 1997. The interest rate was 9.25% and 9% at December 31, 1995 and 1996, respectively. As of December 31, 1995 and 1996, $5.5 million was outstanding under this arrangement.

  At December 31, 1995 and 1996, New ATN had demand notes payable to a stockholder of $1,012,000 and $222,000, respectively, with an interest rate of 9.58%.

                                    NEW ATN

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

F. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                           DECEMBER 31,
                                                           ------------
                                                               1995      1996
                                                           ------------ -------
ATN:
  Note payable to ITT.....................................   $ 4,000    $   --
SUBSIDIARY:
  Notes payable to Northern Telecom International Finance
   B.V. ("NTIF") by GT&T under an $11,500,000 supply loan
   (the "GT&T Supply Loan") and $34 million equipment
   financing agreement (the "GT&T Equipment Loan")........    30,465     25,447
  Other...................................................       618        276
                                                             -------    -------
                                                              35,083     25,723
  Less current portion....................................     9,114      5,325
                                                             -------    -------
                                                             $25,969    $20,398
                                                             =======    =======

  The GT&T Supply Loan, which had a balance of $6,034,000 and $4,314,000 at December 31, 1995 and 1996, respectively, requires monthly principal and interest payments with final maturity on January 15, 1999. The GT&T Supply Loan was fixed at 11.75%. The GT&T Equipment Loan, which had a balance of $24,431,000 and $21,133,000 at December 31, 1995 and 1996, respectively, require monthly principal payments totaling $275,000 plus interest with all outstanding balances maturing in 2004 through 2005. The interest rates on the GT&T Equipment Loan are at fixed rates from 9.17% to 11.29%.

  The GT&T Equipment Loan is guaranteed by ATN and secured by a pledge of all the GT&T stock owned by ATN and a security interest in all net toll revenues due to GT&T from U.S., British and Canadian carriers. GT&T is also required to maintain a debt service reserve fund under this loan agreement. The balance of this fund, included in other assets, was $3.9 million at December 31, 1995 and 1996. The GT&T Supply Loan is secured by a security interest in certain of GT&T's international net toll revenues.

  The annual requirements for principal payments are as follows:

                                                   TOTAL
            Years Ending December 31:             -------
            1997................................. $ 5,325
            1998.................................   5,573
            1999.................................   3,589
            2000.................................   3,299
            2001.................................   3,226
            Thereafter...........................   4,711
                                                  -------
                                                  $25,723
                                                  =======

                                    NEW ATN

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

G. INCOME TAXES

  The following is a reconciliation from the tax computed at statutory income tax rates to New ATN's income tax expense:

                                                        YEARS ENDED DECEMBER
                                                                31,
                                                       -----------------------
                                                        1994    1995    1996
                                                       ------  ------- -------
      Tax computed at statutory U.S. federal income
       tax rates...................................... $5,983  $10,061 $ 8,849
      Guyana income taxes in excess of statutory U.S.
       rate...........................................  1,513    2,452   1,965
      Write off of tax regulatory asset...............    --       600     --
      Other, net......................................    (85)     506      10
                                                       ------  ------- -------
      Income tax expense.............................. $7,411  $13,619 $10,824
                                                       ======  ======= =======

  The components of income tax expense are comprised of the following:

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------
                                                        1994     1995     1996
                                                       ---------------- --------
      Current:
        United States................................. $   --  $    --  $  1,302
        Foreign.......................................   2,533    9,770    4,948
      Deferred........................................   4,878    3,849    4,574
                                                       ------- -------- --------
                                                       $ 7,411 $ 13,619 $ 10,824
                                                       ======= ======== ========

  The significant components of deferred tax liabilities and assets are as follows:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1995    1996
                                                                 ------- -------
      Deferred tax liabilities:
        Differences between book and tax basis of property...... $13,141 $17,509
        Revenues not recognized for tax purposes................   2,229   1,680
                                                                 ------- -------
                                                                  15,370  19,189
      Deferred tax assets:
        Non-deductible expense..................................   1,047     341
        Operating loss carryforwards............................     351      --
        Other...................................................      62      13
                                                                 ------- -------
                                                                   1,460     354
                                                                 ------- -------
      Total deferred tax liability..............................  13,910  18,835
      Valuation allowance.......................................     351      --
                                                                 ------- -------
      Net deferred tax liabilities.............................. $14,261 $18,835
                                                                 ======= =======

  At December 31, 1996, unremitted earnings of foreign subsidiaries were approximately $42,295,000. Since it is New ATN's intention to indefinitely reinvest these earnings, no U.S. taxes have been provided. The

                                    NEW ATN

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)
determination of the amount of U.S. tax which would be payable if such unremitted foreign earnings were repatriated through dividend remittances is not practicable in that any U.S. taxes payable on such dividends would be significantly offset by foreign tax credits. Pursuant to the term of the purchase agreement with the government of Guyana, there are no withholding taxes applicable to distributions from GT&T.

H. RETIREMENT PLANS

  New ATN has noncontributory defined benefit pension plans for eligible employees of GT&T who meet certain age and employment criteria. Contributions are intended to provide not only for benefits attributed for service to date, but also for those expected to be earned in the future. The benefits are based on the participants' average salary during the first three years of employment and credited service years.

  Net periodic pension cost was:

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                               1994  1995  1996
                                                               ----  ----  ----
      Service cost............................................ $ 87  $103  $135
      Interest on projected benefit obligation................   44    65   101
      Actual return on assets.................................  (19)  (75)  (79)
      Net amortization and deferral...........................   36    45    30
                                                               ----  ----  ----
      Net periodic pension cost............................... $148  $138  $187
                                                               ====  ====  ====

  The following table sets forth the funded status, the amounts recognized in the balance sheet of New ATN at December 31, 1995 and 1996, and the principal assumptions of New ATN's plan:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                 1995    1996
                                                                 -----  -------
      Actuarial present value of benefit obligations:
        Vested benefits......................................... $ 148  $   317
        Nonvested benefits......................................    25       79
                                                                 -----  -------
        Accumulated plan benefits............................... $ 173  $   396
                                                                 =====  =======
        Projected benefit obligation............................ $(670) $(1,045)
        Fair value of plan assets...............................   543      622
                                                                 -----  -------
        Plan projected benefit obligation in excess of assets...  (127)    (423)
        Unrecognized net loss...................................    27      152
        Unrecognized prior service costs........................   263      247
                                                                 -----  -------
        Pension prepaid included in the balance sheet........... $ 163  $   (24)
                                                                 =====  =======

  The discount rate was 15.0% and 13.0% and the expected rate of return on invested assets was 12.0% and 10.0% for the plan at December 31, 1995 and 1996.

                                    NEW ATN

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

I. REGULATORY MATTERS

  In October 1995, the Guyana Public Utilities Commission ("PUC") issued an order that rejected the request of GT&T for substantial increases in all telephone rates and temporarily reduced rates for outbound long-distance calls to certain countries. In most cases, the existing rates were already less than GT&T's payment obligations to foreign carriers. In January 1997, on an appeal by GT&T, the Guyana High Court voided the PUC's order in regard to rates and the rates were returned to the rates in existence in October 1995. The lost revenue was approximately $10 million for the period when the order was effective. In March 1997, GT&T notified the PUC that it would be putting into effect a surcharge on long-distance rates designed to recover these lost revenues over a period of 18 months. The PUC has taken the position that GT&T may not put the surcharge into effect without the permission of the PUC, and this matter has not yet been resolved.

  In January 1997, the PUC ordered GT&T to cease paying advisory fees to ATN and to recover from ATN approximately $25 million of fees paid by GT&T to ATN since January 1991. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

  At December 31, 1996, GT&T owed ATN approximately $23 million for advances made from time to time for working capital and capital expenditure needs of GT&T. GT&T's indebtedness to ATN was evidenced by a series of promissory notes. In March 1997, the PUC voided all of the promissory notes then outstanding for failure to comply with certain provisions of the PUC law. The PUC ordered that no payments be made on any of the outstanding notes, and that GT&T recover from ATN all amounts theretofore paid. The order also provided that the Commission would be willing to authorize the payment for any amounts properly proven to the satisfaction of the PUC to be due and payable from GT&T to ATN. GT&T is planning to appeal the PUC's order to the Guyana High Court.

J. CONTINGENCIES AND COMMITMENTS

  Upon the acquisition of GT&T in January 1991, GT&T entered into an agreement with the government of Guyana to expand significantly GT&T's existing facilities and telecommunications operations and to improve service within a three-year period pursuant to an expansion and service improvement plan (the
Plan). The Plan was modified in certain respects and the date for completion of the Plan was extended to February 1995. The government has referred to the PUC the failure of GT&T to complete the Plan by February 1995. However, all proceedings by the PUC with respect to GT&T's obligations under its Expansion Plan were stayed by the Guyana High Court during GT&T's appeal to the Court from the PUC's October 1995 order with regard to telephone rates discussed in
Note I. As a result of the High Court's decision in January 1997 on this appeal, the stay is no longer in effect. The PUC scheduled a hearing on this matter for March 1997 and at GT&T's request, the hearing has been postponed and has not yet been rescheduled. Failure to timely fulfill the terms of the Plan could result in monetary penalties, cancellation of the License, or other action by the PUC or the government which could have a material adverse affect on New ATN's business and prospects.

  New ATN has various litigation cases and claims in the normal course of business the resolution of which, in the opinion of management, is not expected to have a material effect on the financial statements.

K. FAIR VALUE DISCLOSURE

  Management has determined the carrying amounts of cash, accounts receivable, accounts payable and notes payable are a reasonable estimate of fair value. The fair value of long-term debt is estimated using a discounted

                                    NEW ATN

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)
cash flow analysis. At December 31, 1995 and 1996, the carrying value of long-term debt was $35,083,000 and $25,723,000 and the estimated fair value was $36,291,000 and $25,443,000, respectively.

L. CREDIT CONCENTRATIONS

  Revenues from AT&T, MCI, British Telecom and Teleglobe, consisting of international long-distance service, comprised approximately 42%, 17%, 13% and 26%, respectively, of total revenues for 1994, 37%, 21%, 19% and 13%, respectively, of total revenues for 1995 and 36%, 21%, 12% and 12%, respectively, of total revenues for 1996. No other customers accounted for more than 10% of total revenues.

  A significant portion of New ATN's international long-distance revenue discussed above is generated by GT&T's audiotext providers, which operate as service bureaus or intermediaries for a number of audiotext information providers. One such audiotext provider accounted for $28 million, $78 million and $83 million of these revenues for the years ended December 31, 1994, 1995 and 1996, respectively, and another audiotext provider accounted for $13 million and $20 million of these revenues for the years ended December 31, 1995 and 1996, respectively.

M. TRANSACTIONS WITH AFFILIATES

  New ATN shares certain general and administrative costs with its affiliate, Atlantic Tele-Network Co. These shared costs have been allocated in approximately the same proportion as operating revenues of the affiliate bear to total operating revenues. Management believes the allocation methods used are reasonable. However, such costs are not necessarily indicative of the costs that would have been incurred if the companies had been operated as unaffiliated entities. It is not practical to estimate these costs on a stand-alone basis.

  New ATN had interest bearing notes receivable from its affiliates of $23,411,000 and $23,219,000 at December 31, 1995 and 1996, respectively. The notes bear interest at prime plus 1.5% which was 9.8% and 9.75% at December 31, 1995 and 1996. Interest income for the years ended December 31, 1995 and 1996, was $2,250,000 and $2,155,000, respectively. Interest is not charged on the remaining notes receivable from affiliates.

N. SUBSEQUENT EVENT

  On January 29, 1997 ATN announced that its Board of Directors and its two principal stockholders had approved the terms of the split-up of ATN into two separate public companies. One, a new company, will contain all of ATN's Virgin Islands operations. The other will continue ATN's Guyana operations. As a condition to the transaction, the new company is required to raise in excess of $17.4 million which will be paid to ATN in repayment of certain intercompany indebtedness and will be used by ATN to redeem a portion of the stock held by one of the principal stockholders. The split-up is subject to the execution of definitive documentation, the receipt of certain regulatory approvals, including a ruling from the Internal Revenue Service that the distribution of shares of the new company will be tax free for federal income tax purposes to ATN and its stockholders under Section 355 of the Internal Revenue Code of 1986, as amended, and an opinion from an investment banking firm as to the fairness of the split-up from a financial point of view to the public stockholders of ATN.

                                    NEW ATN

                       COMBINED CONDENSED BALANCE SHEETS

                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash..............................................   $  8,182     $  9,229
  Accounts receivable, net..........................     49,264       44,162
  Materials and supplies............................      2,642        2,813
  Prepayments and other current assets..............        589          779
                                                       --------     --------
    Total current assets............................     60,677       56,983
Fixed assets:
  Property, plant and equipment.....................    104,141      109,986
  Less accumulated depreciation.....................    (17,987)     (21,908)
  Franchise rights and cost in excess of underlying
   book value, less accumulated amortization of
   $2,301,000 and $2,645,000........................     11,626       11,282
                                                       --------     --------
    Net fixed assets................................     97,780       99,360
Due from affiliates.................................     26,883       28,340
Uncollected surcharges..............................      3,119        6,328
Other assets........................................      6,034        7,423
                                                       --------     --------
                                                       $194,493     $198,434
                                                       ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.....................................   $  5,722     $  5,722
  Accounts payable..................................     14,545       10,350
  Accrued taxes.....................................      1,776        6,326
  Advance payments and deposits.....................        627          667
  Other current liabilities.........................      1,940          328
  Current portion of long-term debt.................      5,325        5,325
                                                       --------     --------
    Total current liabilities.......................     29,935       28,718
Deferred income taxes and tax credits...............     18,835       18,510
Long-term debt, excluding current portion...........     20,398       16,427
Minority interest...................................     14,699       16,069
Contingencies and commitments (Note C)
Stockholders' equity:
Preferred stock, par value $.01 per share;
 10,000,000 shares authorized;
 none issued and outstanding........................        --           --
Common stock, par value $.01 per share; 20,000,000
 shares authorized;
 12,272,500 shares issued and outstanding...........        123          123
Paid-in capital.....................................     81,852       81,852
Retained earnings...................................     28,651       36,735
                                                       --------     --------
    Total stockholders' equity......................    110,626      118,710
                                                       --------     --------
                                                       $194,493     $198,434
                                                       ========     ========

             See notes to combined condensed financial statements.

                                    NEW ATN

                  COMBINED CONDENSED STATEMENTS OF OPERATIONS

                             (AMOUNTS IN THOUSANDS)

                                                                (UNAUDITED)
                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                              -----------------
                                                                1996     1997
                                                              --------  -------
Revenues:
  Local exchange service..................................... $  1,823  $ 2,123
  International long-distance revenues.......................  112,259   92,977
  Other revenues.............................................      536      598
                                                              --------  -------
    Total revenues...........................................  114,618   95,698
Expenses:
  Plant specific operations..................................    3,664    4,202
  Plant nonspecific operations...............................    4,683    5,464
  Customer operations........................................    1,902    1,862
  Corporate operations.......................................    4,385    4,419
  International long-distance expenses.......................   71,797   56,550
  Taxes other than income....................................      415      401
  General and administrative expenses........................    6,576    4,662
                                                              --------  -------
    Total expenses...........................................   93,422   77,560
    Income from operations...................................   21,196   18,138
Interest Expense and Interest Income:
  Interest expense...........................................   (3,034)  (2,916)
  Interest income............................................    1,677    1,791
                                                              --------  -------
    Interest expense, net....................................   (1,357)  (1,125)
                                                              --------  -------
Income before income taxes and minority interest.............   19,839   17,013
Income taxes.................................................    8,643    7,558
                                                              --------  -------
Income before minority interest..............................   11,196    9,455
Minority interest............................................   (1,779)  (1,371)
                                                              --------  -------
Net income................................................... $  9,417  $ 8,084
                                                              ========  =======

             See notes to combined condensed financial statements.

                                    NEW ATN

                  COMBINED CONDENSED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                 (UNAUDITED)
                                                               ----------------
                                                                 NINE MONTHS
                                                               ENDED SEPTEMBER
                                                                     30,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
Net cash flows provided by operating activities............... $12,030  $10,863
Cash flows from investing activities:
  Capital expenditures........................................  (5,800)  (5,845)
                                                               -------  -------
    Net cash used in investing activities.....................  (5,800)  (5,845)
Cash flows from financing activities:
  Repayment of long-term debt.................................  (7,990)  (3,971)
  Net borrowings (repayments) on notes........................    (790)      --
                                                               -------  -------
    Net cash flows used by financing activities...............  (8,780)  (3,971)
                                                               -------  -------
Net increase (decrease) in cash...............................  (2,550)   1,047
Cash, Beginning of Period.....................................   4,658    8,182
                                                               -------  -------
Cash, End of Period........................................... $ 2,108  $ 9,229
                                                               =======  =======
Supplemental cash flow information:
  Interest paid............................................... $ 2,965  $ 2,456
                                                               =======  =======
  Income taxes paid........................................... $ 9,621  $ 3,683
                                                               =======  =======
  Depreciation and Amortization Expense....................... $ 4,001  $ 4,349
                                                               =======  =======


             See notes to combined condensed financial statements.

                                    NEW ATN

               NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

A. GENERAL

 Significant Accounting Policies

  Basis of Presentation--The combined financial statements of New ATN (the Company) are the separate financial statements relating to Atlantic Tele-Network, Inc.'s (ATN) and its business and operations in its majority owned subsidiary, Guyana Telephone and Telegraph Company Limited (GT&T), and ATN's activities as the parent company of its subsidiaries. ATN investment in subsidiaries other than GT&T and operations of these other subsidiaries have been carved out of New ATN's financial statements. The combined financial statements present the financial position, results of operations and cash flows of New ATN as if it were a separate entity for all periods presented. ATN's historical basis in the assets and liabilities of the Company have been carried over. All material intercompany transactions and balances have been eliminated in combination.

  The combined condensed balance sheet of New ATN at December 31, 1996 has been taken from audited financial statements at that date. All other combined condensed financial statements contained herein have been prepared by the Company and are unaudited. The combined condensed financial statements should be read in conjunction with the combined financial statements and the notes thereto included in the Company's Audited Financial Statements for the year ended December 31, 1996.

  The unaudited interim combined condensed financial statements furnished herein reflect all adjustments, which are, in the opinion of management, necessary to fairly present the financial results for the interim periods presented. The results for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the operating results for the full year not yet completed.

B. REGULATORY MATTERS

  In October 1995, the Guyana Public Utilities Commission ("PUC") issued an order that rejected the request of GT&T for substantial increases in all telephone rates and temporarily reduced rates for outbound long-distance calls to certain countries. In most cases, the existing rates were already less than GT&T's payment obligations to foreign carriers. In January 1997, on an appeal by GT&T, the Guyana High Court voided the PUC's order in regard to rates and the rates were returned to the rates in existence in October 1995. The lost revenue was approximately $9.5 million for the period when the order was effective. GT&T initially instituted such a surcharge effective May 1, 1997, but temporarily withdrew it when the Guyana Consumers Advisory Bureau (a non-governmental group in Guyana) instituted a suit to block it. In May 1997 the Consumer Advisory Bureau sought an injunction from the Guyana High Court restoring telephone rates to those imposed by the PUC in its October 1995 order. The Consumer Advisory Bureau's application is still pending. In September 1997, the Guyana High Court denied an order which the Consumer Advisory Bureau had sought to temporarily enjoin GT&T from putting into effect a surcharge to recover the approximately $9.5 million over a period of 18 months. GT&T put such surcharge into effect on October 1, 1997 pending an ultimate trial on the merits, and the Company recognized the approximately $9.5 million of lost revenues in the third quarter of 1997.

  In January 1997, the PUC ordered GT&T to cease paying advisory fees to the Company and to recover from the Company approximately $25 million of such fees paid by GT&T to the Company since January 1991. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

  At December 31, 1996, GT&T owed the Company approximately $23 million for advances made from time to time for the working capital and capital expenditure needs of GT&T. GT&T's indebtedness to the Company was evidenced by a series of promissory notes. In March 1997, the PUC voided all of the promissory notes then outstanding for failure to comply with certain provisions of the PUC law. The PUC ordered that no further payments be made on any of the outstanding notes and that GT&T recover from the Company all amounts

                                    NEW ATN

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 theretofore paid. The order also provided that the PUC would be willing to authorize the payment of any amounts properly proven to the satisfaction of the PUC to be due and payable from GT&T to the Company. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

  In late April 1997, the PUC applied to the Guyana High Court for orders prohibiting GT&T from paying any monies to the Company on account of intercompany debt, advisory fees or otherwise pending the determination of GT&T's appeals from the January 1997 and March 1997 orders mentioned above. The PUC's application is still pending.

  In October 1997, the PUC ordered GT&T to increase the number of telephone lines in service to a total of 69,278 lines by the end of 1998, 89,054 lines by the end of 1999 and 102,126 by the end of the year 2000, to allocate and connect an additional 9,331 telephone lines before the end of the 1998 and to provide to subscribers who request them facilities for call diversion, call waiting, reminder call and three-way calling by the end of the year 1998. In issuing this order, the PUC did not hear evidence or make any findings on the cost of providing these lines and services, the adjustment in telephone rates which may be necessary to give GT&T a fair return on its investment or the ways and means of financing the requirements of the PUC's order. GT&T has appealed the PUC's order to the Guyana High Court and obtained a stay of the PUC's order pending determination of that appeal.

C. CONTINGENCIES AND COMMITMENTS

  Upon the acquisition of GT&T in January 1991, GT&T entered into an agreement with the government of Guyana to expand significantly GT&T's existing facilities and telecommunications operations and to improve service within a three-year period pursuant to an expansion and service improvement plan (the "Plan"). The Plan was modified in certain respects and the date for completion of the Plan was extended to February 1995. The government has referred to the PUC the failure of GT&T to complete the Plan by February 1995. The PUC is currently holding hearings on this matter. Failure to timely fulfill the terms of the Plan could result in monetary penalties, cancellation of the License, or other action by the PUC or the government which could have a material adverse affect on the Company's business and prospects.

  In May 1997, GT&T received a letter from the Guyanese department of Inland Revenue indicating that GT&T's tax returns for 1992 through 1996 had been selected for an audit under the direct supervision of the Trade Minister with particular focus on the withholding tax on payments to international audiotext providers. In March and April 1997, the Guyanese Trade Minister publicly announced that he had appointed a task force to probe whether GT&T should pay withholding taxes on fees paid by GT&T to international audiotext providers. The Minister announced that if GT&T were found guilty of tax evasion it could owe as much as $40 million in back taxes. In July 1997, GT&T applied to the Guyana High Court for an order prohibiting this audit on the grounds that the decision of the Minister of Trade to set up this task force and to control and direct its investigation was beyond his authority, violated the provisions of the Guyanese Income Tax Act, interfered with the independence of the Commissioner of Inland Revenue and was done in bad faith, and the court issued an order effectively staying the audit pending a determination by the court of the merits of GT&T's application.

  In June 1997, GT&T received an assessment of approximately $3.9 million from the Commissioner of Inland Revenue for taxes for the current year based on the disallowance as a deduction for income tax purposes of five-sixths of the advisory fees payable by GT&T to the Company. The deductibility of these advisory fees in an earlier year had been upheld in a decision of the High Court in August 1995. In July 1997, GT&T applied to the High Court for an order prohibiting the Commissioner of Inland Revenue from further proceeding with this

                                    NEW ATN

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 assessment on the grounds that the assessment was arbitrary and unreasonable and capriciously contrary to the August 1995 decision of the Guyana High Court, and GT&T obtained an order of the High Court effectively prohibiting any action on the assessment pending the determination by the court of the merits of GT&T's application.

  In November 1997, GT&T received an assessment of approximately $14 million from the Commissioner of Inland Revenue for taxes for the years 1991 through 1996. It is GT&T's understanding that this assessment stems from the same audit commenced in May 1997 which the Guyana High Court stayed in its July 1997 order referred to above. Apparently because the audit was cut short as a result of the Court's July 1997 order, GT&T did not receive notice of and an opportunity to respond to the proposed assessments as is the customary practice in Guyana, and substantially all of the issues raised in the assessment appear to be based on mistaken facts. GT&T has applied to the Guyana High Court for an order prohibiting the Commissioner of Inland Revenue from enforcing the assessment on the grounds that the origin of the audit with the Minister of Trade and the failure to give GT&T notice of and opportunity to respond to the proposed assessment violated Guyana law. The Guyana High Court has issued an order effectively prohibiting any action on the assessment pending the determination by the Court of the merits of GT&T's application.

  The principal issues raised by the November 1997 assessment are as follows:

    (a) The disallowance of interest on intercompany debt which was accrued but not paid in relevant tax years (approximately U.S.$4.1 million of taxes);

    (b) Treatment of adjustments made in GT&T's revenue estimation and accrual process as improper bad debt write-offs (approximately U.S.$2.1 million of taxes);

    (c) Disallowance of five-sixths of the advisory fees payable by GT&T to the Company for the year 1995 in apparent contradiction of the High Court's decision in August 1995 referred to above (approximately U.S.$2.9 million of taxes);

    (d) Disallowance of depreciation deductions arising from a disagreement as to the proper historical cost of certain of GT&T's depreciable assets (approximately U.S.$1.6 million of taxes)

  Approximately U.S.$1.7 million of the assessment appears to arise from a failure to credit GT&T with the full amount of taxes paid by GT&T in one of the years under audit. GT&T believes that it should prevail on substantially all of the issues raised in the November tax assessment if given the opportunity to present the facts to the Commissioner of Inland Revenue. However, there can be no assurance as to the ultimate outcome of any of the above described pending tax issues.

D. SPLIT-UP TRANSACTION

  The Company has filed a Registration Statement dated August 12, 1997 and amended October 20, 1997, November 19, 1997 and December 5, 1997, which includes a Proxy Statement-Prospectus to consider and vote upon a proposed transaction to divide the Company into two separate publicly-owned companies ( the "Transaction"). Emerging Communications, Inc. (ECI) will contain all the outstanding stock of Atlantic Tele-Network Co. (ATN-VI), which owns and conducts the Company's business and operations in the U.S. Virgin Islands, and certain other assets and liabilities. New ATN will retain its business and operations in Guyana and certain other assets and liabilities. The Transaction is conditioned upon, among other things, approval of the Transaction by the holders of a majority of the outstanding shares of the Company Common Stock, completion of $17.4 million of long-term financing by ECI or ATN-VI, the listing of ECI Common Stock on the American Stock Exchange and the continued listing of the Company Common Stock on the American Stock Exchange and

                                    NEW ATN

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 the absence of any material adverse change in the business of the Companies. In October 1997 a tax ruling was received by the Company from the Internal Revenue Service to the effect that the transfer of assets and liabilities to ECI and the distribution of ECI common stock to shareholders of the Company will be tax free for federal income tax purposes to the Company and its shareholders. On the Effective Date of the Transaction, Atlantic Tele-Network, Inc. will record a loss on the split-off and fair valuation of the net assets of New ATN which on a pro forma basis is estimated to be $55 million. Accordingly, equity of Atlantic Tele-Network, Inc. will decrease by the loss recorded on the split-off and fair valuation of the net assets of New ATN on the Effective Date.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Atlantic Tele-Network Co. and subsidiaries

  We have audited the accompanying consolidated balance sheets of Atlantic Tele-Network Co. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Atlantic Tele-Network Co.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Atlantic Tele-Network Co. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Omaha, Nebraska

March 25, 1997

                   ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                               1995      1996
                                                             --------  --------
ASSETS
Current assets:
  Cash.....................................................  $ 14,143  $  3,352
  Accounts receivable, net.................................    14,275    14,236
  Materials and supplies...................................     6,510     7,016
  Prepayments and other current assets.....................     8,163     3,436
                                                             --------  --------
    Total current assets...................................    43,091    28,040
Fixed assets:
  Property, plant and equipment............................   185,084   216,589
  Less accumulated depreciation............................   (87,530)  (98,239)
  Cost in excess of underlying book value, less accumulated    32,256    31,224
   amortization of $8,874,000 and $9,906,000...............  --------  --------
    Net fixed assets.......................................   129,810   149,574
Property costs recoverable from future revenues, net of ac-
 cumulated amortization of $1,406,000 in 1996..............    20,000    22,905
Other assets...............................................    19,017    16,298
                                                             --------  --------
                                                             $211,918  $216,817
                                                             ========  ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Notes payable............................................  $    457  $ 11,431
  Accounts payable.........................................    10,317    10,373
  Accrued taxes............................................     3,301       645
  Advance payments and deposits............................     2,102     2,074
  Other current liabilities................................     7,455     6,119
  Current portion of long-term debt........................     8,208     7,067
                                                             --------  --------
    Total current liabilities..............................    31,840    37,709
Deferred income taxes and tax credits......................    12,364    13,891
Long-term debt, excluding current portion..................    99,093    93,079
Other long-term liabilities................................     9,457     6,702
Due to affiliates..........................................    23,411    23,219
Minority interest..........................................       253       334
Contingencies and commitments (Note L)
Stockholder's equity:
Common Stock, par value $10 per share; 50,000 shares autho-
 rized, 2,000 shares issued and outstanding................        20        20
Paid-in capital............................................     2,980     2,980
Retained earnings..........................................    32,500    38,883
                                                             --------  --------
    Total stockholder's equity.............................    35,500    41,883
                                                             --------  --------
                                                             $211,918  $216,817
                                                             ========  ========

                See notes to consolidated financial statements.

                   ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                                      1994     1995     1996
                                                     -------  -------  -------
Revenues:
  Local exchange service............................ $23,082  $21,335  $23,122
  Access charges and revenues.......................  14,689   13,608   16,124
  Universal Service Fund............................  12,081   12,151   11,360
  Billing and other revenues........................   3,943    3,638    4,580
  Directory advertising.............................   2,916    2,730    2,563
  Cellular services.................................   3,616    5,910    5,480
  Product sales and rentals.........................   4,879    5,128    5,435
                                                     -------  -------  -------
    Total revenues..................................  65,206   64,500   68,664
Expenses:
  Plant specific operations.........................   8,955    9,059   11,546
  Plant nonspecific operations......................  14,262   15,586   16,470
  Customer operations...............................   4,152    3,835    3,925
  Corporate operations..............................   8,652    6,907    6,242
  Taxes other than income...........................   2,669    2,614    2,729
  Cellular services and product sales and rental
   expenses.........................................   6,553    8,399    8,231
  General and administration expenses...............   2,279    3,138    2,588
                                                     -------  -------  -------
    Total expenses..................................  47,522   49,538   51,731
                                                     -------  -------  -------
    Income from operations..........................  17,684   14,962   16,933
Interest Expense and Interest Income:
  Interest expense..................................  (9,764)  (9,811)  (9,353)
  Interest income...................................     244      949      271
                                                     -------  -------  -------
    Interest expense, net...........................  (9,520)  (8,862)  (9,082)
                                                     -------  -------  -------
Income before income taxes and minority interest....   8,164    6,100    7,851
Income taxes........................................  (3,054)  (1,631)  (2,215)
Minority interest...................................     (47)     (87)     (81)
                                                     -------  -------  -------
Net income.......................................... $ 5,063  $ 4,382  $ 5,555
                                                     =======  =======  =======


                See notes to consolidated financial statements.

                   ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                                       TOTAL
                                          COMMON PAID-IN RETAINED  STOCKHOLDER'S
                                          STOCK  CAPITAL EARNINGS     EQUITY
                                          ------ ------- --------  -------------
BALANCE, January 1, 1994.................  $20   $2,980  $23,751      $26,751
  Minimum pension liability adjustment,
   net of income taxes of $250,000.......  --       --       419          419
  Net income.............................  --       --     5,063        5,063
                                           ---   ------  -------      -------
BALANCE, December 31, 1994...............   20    2,980   29,233       32,233
  Minimum pension liability adjustment,
   net of income tax benefit of $666,000.  --       --    (1,115)      (1,115)
  Net income.............................  --       --     4,382        4,382
                                           ---   ------  -------      -------
BALANCE, December 31, 1995...............   20    2,980   32,500       35,500
  Minimum pension liability adjustment,
   net of income taxes of $494,000.......  --       --       828          828
  Net income.............................  --       --     5,555        5,555
                                           ---   ------  -------      -------
BALANCE, December 31, 1996...............  $20   $2,980  $38,883      $41,883
                                           ===   ======  =======      =======


                See notes to consolidated financial statements.

                   ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                                    1994      1995      1996
                                                  --------  --------  --------
Cash flows from operating activities:
  Net income..................................... $  5,063  $  4,382  $  5,555
  Adjustments to reconcile net income to net cash
   from operating activities:
    Depreciation and amortization................   12,567    13,485    14,276
    Deferred income taxes........................    1,403     2,677       903
    Minority interest............................       47        87        81
    Changes in operating assets and liabilities:
      Accounts receivable........................     (795)   (2,838)       39
      Materials and supplies.....................      898    (1,631)     (506)
      Accounts payable...........................     (343)    3,668        56
      Accrued taxes..............................     (257)   (2,328)   (2,656)
      Other......................................      947      (362)    4,502
                                                  --------  --------  --------
      Net cash flows from operating activities...   19,530    17,140    22,250
Cash flows from investing activities:
  Capital expenditures...........................  (11,712)  (16,314)  (36,668)
  Insurance proceeds.............................   10,074       --        --
                                                  --------  --------  --------
      Net cash flows from investing activities...   (1,638)  (16,314)  (36,668)
Cash flows from financing activities:
  Issuance of long-term debt, net of issuance
   costs.........................................       18     4,936     1,336
  Repayment of long-term debt....................   (8,354)   (6,891)   (8,491)
  Net borrowings (repayments) on notes...........       32      (115)   10,974
  Change in affiliate borrowings.................     (461)     (506)     (192)
                                                  --------  --------  --------
      Net cash flows from financing activities...   (8,765)   (2,576)    3,627
                                                  --------  --------  --------
Net change in cash...............................    9,127    (1,750)  (10,791)
Cash, beginning of year..........................    6,766    15,893    14,143
                                                  --------  --------  --------
Cash, end of year................................ $ 15,893  $ 14,143  $  3,352
                                                  ========  ========  ========
Supplemental cash flow information:
  Interest paid.................................. $  7,500  $  7,075  $  9,171
                                                  ========  ========  ========
  Income taxes paid.............................. $  2,150  $  1,900  $    --
                                                  ========  ========  ========
Non-Cash Activities:
  Change in minimum pension liability............ $   (918) $  1,842  $ (1,071)
                                                  ========  ========  ========
  Change in pension intangibles.................. $   (249) $     61  $    251
                                                  ========  ========  ========

                See notes to consolidated financial statements.

                  ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (COLUMNAR AMOUNTS IN THOUSANDS)

A. SIGNIFICANT ACCOUNTING POLICIES

  GENERAL--Atlantic Tele-Network, Co. (ATN-VI), a wholly-owned subsidiary of Atlantic Tele-Network, Inc. (ATN, Inc.), is engaged principally in providing telecommunication services, including local telephone service, access to long-distance service, and cellular service, in the U.S. Virgin Islands.

  BASIS OF PRESENTATION--The consolidated financial statements include the accounts of ATN-VI, and its wholly-owned subsidiaries, including the Virgin Island Telephone Corporation (Vitelco), Vitelcom, Inc., and its 90% owned subsidiary, Vitelcom Cellular, Inc. The accounting policies of ATN-VI and its subsidiaries conform to generally accepted accounting principles and as to Vitelco, reflect practices appropriate to the telephone industry as prescribed by Part 32 Uniform System of Accounts prescribed by the Federal Communications Commission (the FCC). All material intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to the 1994 and 1995 financial statements to conform with the 1996 presentation.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REGULATORY ACCOUNTING--ATN-VI's telephone subsidiary accounts for costs in accordance with the accounting principles for regulated entereprises prescribed by Statement of Financial Accounting Standards No. 71, Accounting for the Affects of Certain Types of Regulation (SFAS 71). This accounting recognizes the economic effects of rate regulation by recording cost and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly under SFAS 71, plant and equipment is depreciated over lives approved by regulators and certain costs and obligations are deferred based upon approvals received from regulators to permit recovery of such amounts in future years.

  CASH--ATN-VI considers all investments with a maturity at acquisition of three months or less to be cash equivalents.

  MATERIALS AND SUPPLIES--Materials and supplies are carried in inventory principally at weighted average cost.

  FIXED ASSETS--Property, plant and equipment are recorded at original cost. The original cost of telephone plant in service and under construction includes an allocation of indirect costs applicable to construction. Fixed assets also include the acquisition cost of Vitelco in excess of the underlying book value, which is being amortized over forty years on the straight-line method, and is not considered in the determination of rates.

  DEPRECIATION--ATN-VI calculates depreciation on outside plant used to provide interstate access (acquired after December 31, 1989) and on local regulated plant (acquired after December 31, 1991) using the equal life group method. The remaining telephone plant in service is depreciated on the straight-line method. This has resulted in a composite annualized rate of 6.4%, 6.9% and 6.3% for the years ended December 31, 1994, 1995 and 1996, respectively. The original cost of depreciable property retired, together with removal cost less any salvage realized, is charged to accumulated depreciation. No gain or loss is recognized in connection with ordinary retirements of depreciable property. Repairs and replacements of minor items of property are charged to maintenance expense.

                  ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

  DEBT ISSUANCE COSTS--Costs related to the issuance of debt are being amortized over the term of the debt.

  INCOME TAXES--ATN-VI uses an asset and liability approach for reporting taxes and measures deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using enacted tax rates. ATN-VI files a consolidated U.S. Virgin Islands income tax return with its subsidiaries. Investment tax credits related to regulated telephone operations have been deferred and are being amortized to income over the service lives of the related property.

  REVENUE--Local exchange service revenues, exchange access charges and revenues are recognized when earned, regardless of the period in which they are billed. Exchange access charges are billed by ATN-VI to the long distance carriers (primarily AT&T) for interconnection with local facilities and to end-user business and residential customers for access to long distance facilities.

  IMPAIRMENT OF LONG-LIVED ASSETS--In 1996, ATN-VI adopted Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets. Under provisions of the Statement, impairment losses are recognized when expected future cash flows are less than the assets' carrying value. Accordingly, when indicators of impairment are present, ATN-VI evaluates the carrying value of property, plant and equipment and intangibles in relation to the operating performance and future undiscounted cash flows of the underlying business. ATN-VI adjusts the net book value of the underlying assets if the sum of expected future cash flows is less than book value. The adoption of SFAS 121 did not have a material effect on ATN-VI's financial statements.

  INCOME PER SHARE--Income per share has not been presented as this information is not considered meaningful due to the reorganization of ATN Inc.

  RECLASSIFICATIONS--Certain reclassifications have been made to the 1994 and 1995 amounts to conform to the 1996 presentation.

B. REORGANIZATION OF ATLANTIC TELE-NETWORK, INC.

  On January 29, 1997, ATN Inc. announced that its Board of Directors and its two principal stockholders had approved the terms of the split-up of ATN Inc. into two separate public companies (the Transaction). Emerging Communications, Inc. (ECI), will contain all the outstanding stock of ATN-VI and certain other assets and liabilities. ATN Inc. will retain its business and operations in Guyana and certain other assets and liabilities. The Transaction is conditioned upon, among other things, approval of the Transaction by the holders of a majority of the outstanding shares of ATN Inc. common stock, completion of $17.4 million of long-term financing by ECI or ATN-VI, receipt from the Internal Revenue Service of a tax ruling to the effect that the transfer of assets and liabilities to ECI and the distribution of ECI common stock to the shareholders of ATN Inc. will be tax free for federal income tax purposes to ATN Inc. and its shareholders, the listing of ECI common stock on the American Stock Exchange and the continued listing of ATN Inc. common stock on such exchange and the absence of any material adverse change in the businesses of the companies.

C. ACCOUNTS RECEIVABLE

  Accounts receivable consist of the following:

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1995     1996
                                                               -------- --------
      Subscribers and installment sales, net of allowance for
       doubtful accounts of $1,626,000 and $1,588,000........  $ 12,030 $ 10,907
      Connecting companies...................................     1,748    3,117
      Other..................................................       497      212
                                                               -------- --------
                                                               $ 14,275 $ 14,236
                                                               ======== ========

                  ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

D. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following:

                                                                DECEMBER 31,
                                                             -------------------
                                                               1995      1996
                                                             --------- ---------
      Outside plant........................................  $  84,145 $ 114,101
      Central office equipment.............................     40,453    43,302
      Land and building....................................     13,247    13,562
      Station equipment....................................      5,894     5,973
      Furniture and office equipment.......................      3,463     3,516
      Construction in process..............................     15,613    12,344
      Other................................................      9,469     9,557
                                                             --------- ---------
        Total used in telephone operations.................    172,284   202,355
      Used in other operations.............................     12,800    14,234
                                                             --------- ---------
                                                             $ 185,084 $ 216,589
                                                             ========= =========

E. PROPERTY COSTS RECOVERABLE FROM FUTURE REVENUES

  On September 15, 1995, Hurricane Marilyn struck the Virgin Islands causing extensive damage to the outside telephone plant of Vitelco. None of the damage was covered by insurance. Vitelco's estimate of the historical cost of the facilities damaged or destroyed by Hurricane Marilyn is approximately $26.3 million with associated accumulated depreciation of approximately $9.1 million.
These costs have been removed from the property accounts and along with certain excess maintenance costs and costs of removal of $7.1 million have been classified as property costs recoverable from future revenues because ATN-VI anticipates that future revenue in an amount at least equal to the capitalized cost will result from inclusion of these costs in allowable costs for rate making purposes. Vitelco has received approval from the FCC to include the interstate portion of these costs in its rate base and amortize them over a five year period. ATN-VI believes it is probable that future revenue in an amount at least equal to the intrastate portion of these costs will result from inclusion of these costs in allowable costs for rate making purposes.

F. OTHER ASSETS

  Other assets include the following:

                                                                DECEMBER 31,
                                                             -------------------
                                                               1995      1996
                                                             --------- ---------
      Rural Telephone Finance Corporation subordinated
       capital certificates................................  $   8,065 $   6,490
      Rural Telephone Finance Corporation patronage capital
       certificates and dividends receivable...............      5,057     5,781
      Pension and retirement plan intangibles..............      2,741     1,877
      Debt issuance costs..................................      1,736     1,460
      Other................................................      1,418       690
                                                             --------- ---------
                                                             $  19,017 $  16,298
                                                             ========= =========

G. NOTES PAYABLE

  At December 31, 1995 and 1996, Vitelco had short-term notes payable to an insurance company of $457,000 and $431,000, respectively, with interest rates of 5.5% and 5.7%, respectively.

                  ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

  Vitelco has a $5 million revolving line of credit with a variable rate of interest with the Rural Telephone Finance Corporation (RTFC) which expires in March 2000 and a $15 million revolving line of credit with a variable rate of interest also with the RTFC expiring April 1997. As of December 31, 1995, no amounts were borrowed under these lines of credit. At December 31, 1996, Vitelco has borrowings of $5 million for the line of credit expiring in March 2000 and $6 million for the line of credit expiring April 1997, both with interest rates of 6.9%.

H. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
      Notes payable to RTFC, with principal and interest
       payments due quarterly through December 30, 2002:
        ATN-VI................................................. $21,203 $19,098
        Vitelco................................................  27,934  24,142
                                                                ------- -------
                                                                 49,137  43,240
      Notes payable to Rural Utilities Service (RUS) with
       principal and interest payments due monthly through
       2012....................................................  57,594  56,901
      Other....................................................     570       5
                                                                ------- -------
                                                                107,301 100,146
      Less current portion.....................................   8,208   7,067
                                                                ------- -------
                                                                $99,093 $93,079
                                                                ======= =======

  Interest on the Vitelco note payable to RTFC is fixed at 9.75%. On the ATN-VI note payable, $1.4 million and $1.3 million with a variable interest rate of 6.35% and 6.3% was outstanding at December 31, 1995 and 1996, respectively, with the balance bearing a fixed rate of 8%.

  The RUS note arrangement calls for fixed monthly principal and interest payments of $7.04 per $1,000 of loan balance with any remaining balance due May 2012. The interest rate on these notes is fixed at 5%.

  The RUS and RTFC debt agreements contain provisions which may require prepayments of RTFC debt in the event of future advances from the RUS. Vitelco has received approval from the RUS for an additional $35.7 million of long-term financing under terms similar to its existing RUS debt.

  The RTFC and RUS agreements require, among other things, maintenance of minimum debt service and times interest earned coverages and restrictions on issuance of additional long-term debt. The RTFC agreement also limits the payment of dividends by ATN-VI to 40% of ATN-VI's consolidated net income, contingent upon ATN-VI's ability to meet certain financial ratios (which were not met at December 31, 1996). Therefore, ATN-VI was prohibited from paying dividends. At December 31, 1996, the ability of ATN-VI to service its debt was dependent on funds from its parent or its subsidiaries. The RUS loan and applicable RUS regulations restrict Vitelco's ability to pay dividends based upon certain net worth tests with an exception for limited dividend payments authorized when specific security instrument criteria are unable to be met. Settlement agreements made in 1989 and 1991 with the U.S. Virgin Islands Public Service Commission (PSC) also contain restrictions on dividends by Vitelco which, in general, are more restrictive than those imposed by the RUS. Dividends by Vitelco are generally limited to 60% of its net income, although additional amounts are permitted to be paid for

                  ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES the sole purpose of servicing ATN-VI's debt to the RTFC. Under the above restrictions, at December 31, 1996, Vitelco had approximately $200,000 of retained earnings available for dividends.

  As a condition of being granted the RTFC loan, ATN-VI was required to invest in subordinated capital certificates with the RTFC (included in other assets). No capital certificates were amortized during 1995. In 1996, ATN-VI received a cash repayment of $1,575,000. These certificates are non-interest bearing. As a member of the RTFC, ATN-VI shares proportionately in the net earnings of the RTFC. ATN-VI's share of RTFC earnings, included as an offset to interest expense, was $532,000, $528,000 and $551,000 for the years ended December 31, 1994, 1995 and 1996, respectively. RTFC distributions of net earnings are made primarily through issuances of patronage capital certificates (included in other assets) which are redeemed at the option of the RTFC.

  The ATN-VI/RTFC loan is secured by a lien on substantially all of the assets of ATN-VI, and the Vitelco/RTFC loan and the RUS loan are ratably secured by liens on substantially all of the assets of Vitelco and Vitelcom.

  The annual requirements for principal payments for the years 1997 through 2001 are as follows:

                                                RTFC DEBT
                                              --------------
     YEARS ENDED DECEMBER 31,                 VITELCO ATN-VI RUS DEBT OTHER DEBT
     ------------------------                 ------- ------ -------- ----------
       1997.................................. $3,368  $1,162  $2,532     $  5
       1998..................................  3,642   1,256   2,662      --
       1999..................................  3,938   1,360   2,798      --
       2000..................................  4,258   1,472   2,941      --
       2001..................................  4,604   1,593   3,092      --

I. INCOME TAXES

  The following is a reconciliation from the tax computed at statutory income tax rates to ATN-VI's income tax expense:

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1994      1995      1996
                                                   --------  --------  --------
     Tax computed at statutory U.S. federal in-
      come tax rates.............................  $  2,857  $  2,135  $  2,669
     U.S. Virgin Islands surtax..................       286       213       267
     Amortization of investment tax credits and
      regulatory liability.......................      (360)     (981)     (533)
     Amortization of cost in excess of underlying
      book value not
      deductible for tax purposes................       386       386       386
     Other, net..................................      (115)     (122)     (574)
                                                   --------  --------  --------
     Income tax expense..........................  $  3,054  $  1,631  $  2,215
                                                   ========  ========  ========

  The components of income tax expense allocated to operations are comprised of the following:

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1994      1995      1996
                                                  --------  --------  --------
     Current:
      U.S. Virgin Islands........................ $  2,011  $    (65) $  1,845
     Deferred....................................    1,403     2,677       903
     Amortization of investment tax credits and
      regulatory liability.......................     (360)     (981)     (533)
                                                  --------  --------  --------
                                                  $  3,054  $  1,631  $  2,215
                                                  ========  ========  ========

                  ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

  Deferred tax assets and liabilities are as follows:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1995    1996
                                                                 ------- -------
     Deferred tax liabilities:
       Differences between book and tax basis of property....... $ 7,340 $ 7,270
       Property costs recoverable from future revenues..........   7,480   8,566
                                                                 ------- -------
                                                                  14,820  15,836
     Deferred tax assets:
       Non-deductible expenses..................................     761     823
       Operating loss carryforwards.............................   2,474     --
       Pension costs not currently deductible...................   1,002     507
       Regulatory liability.....................................   1,510   1,297
                                                                 ------- -------
                                                                   5,747   2,627
         Total deferred tax liability........................... $ 9,073 $13,209
                                                                 ======= =======

  Upon the adoption of SFAS 109, Accounting for Income Taxes, ATN-VI recorded a regulatory liability for the cumulative effect of the adoption on ATN-VI's regulated subsidiary since it was anticipated that these amounts would be returned to customers through future rates. At December 31, 1995 and 1996, ATN-VI had a regulatory liability of approximately $4.0 million and $3.5 million which is included in other long term liabilities.

J. PENSION AND RETIREMENT PLANS

  ATN-VI's subsidiaries have noncontributory defined benefit plans (the "Plan") for eligible hourly union employees and salaried employees who are not members of a collective bargaining unit, who meet certain age and employment criteria. ATN-VI's funding policy is to contribute to the Plan such amounts that are necessary to fund the Plan in accordance with funding requirements of Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service date, but also for those expected to be earned in the future. The benefits are based on the participants' average salary preceding termination for the "salaried plan" and credited service years for the "hourly plan".

  Net periodic pension cost was:

                                                        YEARS ENDED DECEMBER
                                                                 31,
                                                        -----------------------
                                                         1994    1995    1996
                                                        ------  ------  -------
      Service cost..................................... $  624  $  497  $   676
      Interest on projected benefit obligation.........    730     825      960
      Actual return on assets..........................   (111) (1,217)  (1,252)
      Net amortization and deferral....................    239   1,007    1,055
                                                        ------  ------  -------
      Net periodic pension cost........................ $1,482  $1,112  $ 1,439
                                                        ======  ======  =======

                  ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

  The following table sets forth the funded status, the amounts recognized in the balance sheets of ATN-VI at December 31, 1995 and 1996, and the principle assumptions of ATN-VI's plans:

                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1996
                                                            --------  --------
      Actuarial present value of benefit obligations:
        Vested benefits.................................... $ 11,746  $ 13,364
        Nonvested benefits.................................      484       356
                                                            --------  --------
      Accumulated plan benefits............................ $ 12,230  $ 13,720
                                                            ========  ========
      Projected benefit obligation......................... $(13,306) $(14,982)
      Fair value of plan assets............................    9,430    11,767
                                                            --------  --------
      Plan projected benefit obligation in excess of as-
       sets................................................   (3,876)   (3,215)
      Unrecognized net loss................................    3,454     2,547
      Unrecognized prior service costs.....................      530     1,010
      Unrecognized net obligation at January 1, 1987.......    1,096       939
                                                            --------  --------
      Pension prepaid included in the balance sheet........ $  1,204  $  1,281
                                                            ========  ========

  In determining the post retirement benefit obligation, the discount rate was 7.0% and 7.4% at December 31, 1995 and 1996, respectively, and the expected rate of return on invested assets was 8.0% for both years.

  In accordance with Statement of Financial Accounting Standards No. 87, Employers Accounting for Pensions, at December 31, 1995 and 1996, ATN-VI has recorded an additional minimum pension liability equal to the unfunded pension benefit obligation of $4,303,000 and $3,234,000, and an intangible asset (to the extent of the additional liability) equal to the aggregate of the prior service cost and transition obligation of $1,622,000 and $1,877,000. The change in the excess of the minimum pension liability over the intangible of $669,000, $(1,781,000) and $1,322,000 at December 31, 1994, 1995 and 1996,
respectively, has been recorded as a credit to (reduction in) equity, net of taxes (benefits) of $250,000, $(666,000) and $494,000 at December 31, 1994,
1995 and 1996, respectively.

  In addition, ATN-VI and its subsidiaries have an investment and savings plan for all salaried employees which covers all employees of ATN-VI and its subsidiaries who are not members of a collective bargaining unit and who meet certain age and employment criteria. With respect to such plan, ATN-VI expensed $146,000, $165,000 and $165,000 for the years ended December 31, 1994, 1995 and 1996. ATN-VI also has a 401(k) plan for hourly union employees who meet certain age and employment requirements. Employee contributions are elective and no contributions are required by ATN-VI.

  In 1991, ATN-VI established an Employees' Stock Ownership Plan (ESOP) to provide a means for employees to participate in the ownership of ATN-VI. All non-craft salaried and hourly employees of ATN-VI and its participating affiliates who are not members of a collective bargaining unit and who have attained age 21 and completed one year of service are eligible to participate in the ESOP.

  ATN, Inc. may make discretionary contributions to the ESOP in the form of ATN, Inc. stock (or cash which is used to acquire stock of ATN, Inc., either on the open market or directly from ATN, Inc.). The ESOP is permitted to borrow money to purchase ATN, Inc. stock, although such borrowing is not currently contemplated. No contributions were made in 1994, 1995 or 1996.

                  ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

  In addition to providing pension benefits, ATN-VI provides unfunded noncontributory defined medical, dental, vision and life benefits for both retired, hourly and salaried employees who meet certain age and employment criteria. The cost of these postretirement benefits is accrued during the employee's active service period.

  Net postretirement benefit cost was:

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1994     1995     1996
                                                     -------- -------- --------
     Service cost................................... $     57 $     68 $     73
     Interest cost..................................       90      108      116
     Transition obligation..........................       38       38       38
     Net other amortization and deferral............       51       51       68
                                                     -------- -------- --------
       Net postretirement benefit cost.............. $    236 $    265 $    295
                                                     ======== ======== ========

  The following table sets forth the funded status and the amounts recognized in the balance sheet of ATN-VI:

                                                               DECEMBER 31,
                                                              ----------------
                                                               1995     1996
                                                              -------  -------
     Accumulated postretirement benefit obligation:
       Retirees.............................................. $   251  $   281
       Eligible actives......................................     338      412
       Non-eligible actives..................................   1,127    1,053
                                                              -------  -------
                                                                1,716    1,746
     Fair value of plan assets...............................     --       --
                                                              -------  -------
     Accumulated benefit obligation in excess of assets......  (1,716)  (1,746)
     Unrecognized net gain...................................    (143)    (263)
     Unrecognized prior service costs........................     615      543
     Unrecognized net obligation.............................     643      605
                                                              -------  -------
     Pension liability included in the balance sheet......... $  (601) $  (861)
                                                              =======  =======

  In determining the accumulated postretirement benefit obligations, the discount rate was assumed to be 7.0% in 1995 and 7.4% in 1996. For 1996, the assumed health care cost trend rate was 9.9% and 8.9% for pre-age 65 and post-age 65 participants, respectively, declining gradually to 5.5% and 5.75% over the next 15 years. A 1% increase in assumed health care cost trend rate would increase the service and interest cost expense by $19,000 for 1996 and increase the accumulated postretirement benefits obligations by $163,000.

K. TRANSACTIONS WITH AFFILIATES

  ATN-VI had a note payable to ATN-Inc. of $23,411,000 and $23,219,000 at December 31, 1995 and 1996, respectively. A variable interest rate is charged on this note which was 7.5% and 9.75% at December 31, 1995 and 1996, respectively. Interest expense for the years ended December 31, 1994, 1995 and 1996, was $1,812,000, $2,250,000 and $2,155,000, respectively. Interest is not charged on intercompany balances to affiliates.

  ATN-VI shares general and administrative costs, such as legal, accounting and consulting, rent and telephone, with ATN, Inc. These shared costs have historically been allocated to ATN-VI in approximately the same proportion as operating revenues of ATN-VI bear to ATN Inc.'s total operating revenues. ATN-VI's share

                  ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES of these general and administrative costs for the years ended December 31, 1994, 1995 and 1996 was $2,988,000, $2,049,000 and $1,398,000, respectively.
Management believes the allocation methods used are reasonable. However, such costs are not necessarily indicative of the costs that would have been incurred if ATN-VI had been operated as an unaffiliated entity. It is not practical to estimate these costs on a stand-alone basis.

L. CONTINGENCIES AND COMMITMENTS

  At the date of this report, ATN-VI had no coverage for its outside plant or for damages caused by wind storms.

  ATN-VI has various litigation cases and claims in the normal course of business, the resolution of which, in the opinion of management, is not expected to have a material effect on the financial statements.

M. FAIR VALUE DISCLOSURE

  Management has determined the carrying amounts of cash, accounts receivable, accounts payable, and notes payable are a reasonable estimate of their fair value. The fair value of long-term debt is estimated using a discounted cash flow analysis. At December 31, 1995 and 1996, the carrying value of long-term debt was $107,301,000 and $100,146,000 and the estimated fair value was $100,064,000 and $99,040,000, respectively.

N. CREDIT CONCENTRATIONS

  Revenues from AT&T comprised approximately 13%, 12% and 13% of consolidated total revenues in 1994, 1995 and 1996, respectively. These revenues consist principally of interstate network access and billing and collection service revenues. No other revenue source accounted for more than 10% of total revenues for the years presented.

                   ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                      DECEMBER 31, SEPTEMBER 30,
                                                      ------------ -------------
                                                          1996         1997
                                                      ------------ -------------
ASSETS                                                              (UNAUDITED)
Current assets:
  Cash..............................................    $  3,352     $  5,914
  Accounts receivable, net..........................      14,236       13,575
  Materials and supplies............................       7,016        6,757
  Prepayments and other current assets..............       3,436        4,697
                                                        --------     --------
    Total current assets............................      28,040       30,943
Fixed assets:
  Property, plant and equipment                          216,589      223,086
  Less accumulated depreciation                          (98,239)    (105,874)
  Franchise rights and cost in excess of underlying
   book value, less accumulated amortization of
   $9,906,000 and $10,679,000.......................      31,224       30,451
                                                        --------     --------
    Net fixed assets................................     149,574      147,663
Property costs recoverable from future revenues.....      22,905       21,923
Other assets........................................      16,298       16,270
                                                        --------     --------
                                                        $216,817     $216,799
                                                        ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.....................................    $ 11,431     $ 10,559
  Accounts payable..................................      10,373       11,080
  Accrued taxes.....................................         645        1,015
  Advance payments and deposits.....................       2,074        2,496
  Other current liabilities.........................       6,119        4,330
  Current portion of long-term debt.................       7,067        7,061
                                                        --------     --------
    Total current liabilities.......................      37,709       36,541
Deferred income taxes and tax credits...............      13,891        3,130
Long-term debt, excluding current portion...........      93,079       87,567
Pension and other long-term liabilities.............       6,702        6,329
Due to affiliates...................................      23,219       24,498
Minority interest...................................         334          321
Contingencies and commitments (Note D)..............
Stockholder's equity:
Common stock, par value $10 per share; 50,000 shares
 authorized;
 2,000 shares issued and outstanding................          20           20
Paid-in capital.....................................       2,980        2,980
Retained earnings...................................      38,883       55,413
                                                        --------     --------
    Total stockholder's equity......................      41,883       58,413
                                                        --------     --------
                                                        $216,817     $216,799
                                                        ========     ========

           See notes to consolidated condensed financial statements.

                   ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                             (AMOUNTS IN THOUSANDS)

                                                                 (UNAUDITED)
                                                                 NINE MONTHS
                                                                    ENDED
                                                                SEPTEMBER 30,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
Revenues:
  Local exchange service...................................... $17,083   19,626
  Access charges..............................................  11,618   12,714
  Universal Service Fund......................................   8,406   10,494
  Billing and other revenues..................................   3,186    3,587
  Directory advertising.......................................   1,938    1,332
  Cellular services...........................................   4,457    2,894
  Product sales and rentals...................................   3,931    3,380
                                                               -------  -------
    Total revenues............................................  50,619   54,027
Expenses:
  Plant specific operations...................................   8,819    8,233
  Plant nonspecific operations................................  11,465   12,658
  Customer operations.........................................   2,934    3,106
  Corporate operations........................................   4,565    4,308
  Taxes other than income.....................................   1,991    2,245
  Cellular services and product sales and rental expenses.....   6,084    5,737
  General and administrative expenses.........................   2,292    2,902
                                                               -------  -------
    Total expenses............................................  38,150   39,189
    Income from operations....................................  12,469   14,838
Interest Expense and Interest Income:
  Interest expense............................................  (7,144)  (6,722)
  Interest income.............................................     216      104
                                                               -------  -------
    Interest expense, net.....................................  (6,928)  (6,618)
                                                               -------  -------
Income before income taxes and minority interest..............   5,541    8,220
Income taxes..................................................   1,841   (8,297)
Minority interest.............................................     (81)      13
                                                               -------  -------
Net income.................................................... $ 3,619   16,530
                                                               =======  =======

           See notes to consolidated condensed financial statements.

                   ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                             (AMOUNTS IN THOUSANDS)

                                                                (UNAUDITED)
                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                              -----------------
                                                                1996     1997
                                                              --------  -------
Net cash flows provided by operating activities.............. $ 14,339  $17,943
Cash flows from investing activities:
  Capital expenditures.......................................  (27,715)  (8,991)
                                                              --------  -------
    Net cash used in investing activities....................  (27,715)  (8,991)
Cash flows from financing activities:
  Repayment of long-term debt................................   (5,204)  (5,518)
  Net borrowings (repayments) on notes.......................   11,323     (872)
                                                              --------  -------
    Net cash flows provided (used) by financing activities...    6,119   (6,390)
                                                              --------  -------
Net increase (decrease) in cash..............................   (7,257)   2,562
Cash, Beginning of Period....................................   14,143    3,352
                                                              --------  -------
Cash, End of Period.......................................... $  6,886  $ 5,914
                                                              ========  =======
Supplemental cash flow information:
  Interest paid.............................................. $  5,577  $ 5,274
                                                              ========  =======
  Income taxes paid..........................................      --   $   625
                                                              ========  =======
  Depreciation and Amortization Expense...................... $ 10,517  $12,153
                                                              ========  =======


           See notes to consolidated condensed financial statements.

                  ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

A. GENERAL

  Significant Accounting Policies--The consolidated balance sheet of ATN-VI at December 31, 1996 has been taken from audited financial statements at that date. All other consolidated condensed financial statements contained herein have been prepared by ATN-VI and are unaudited. ATN-VI is a wholly owned subsidiary of Atlantic Tele-Network, Inc. (ATN Inc.). the consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in ATN-VI's Audited Financial Statements for the year ended December 31, 1996.

  The accompanying interim consolidated financial statements have not been audited by independent auditors. However, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary to fairly present the financial statements have been included. The consolidated financial statements should be read in conjunction with the audited financial statements and note thereto. The results of operations for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the operating results which may be expected for the entire fiscal year 1997.

B. PROPERTY COSTS RECOVERABLE FROM FUTURE REVENUES

  On September 15, 1995, Hurricane Marilyn struck the Virgin Islands causing extensive damage to the outside telephone plant of Vitelco. None of the damage was covered by insurance. The historical cost of the facilities damaged or destroyed by Hurricane Marilyn was approximately $26.3 million with associated accumulated depreciation of approximately $9.1 million. These costs have been removed from the property accounts and along with certain excess maintenance costs and costs of removal of $7.1 million have been classified as property costs recoverable from future revenues because ATN-VI anticipates that future revenue in an amount at least equal to the capitalized cost will result from inclusion of these costs in allowable costs for rate making purposes. Vitelco has received approval from the Federal Communications Commission to include the interstate portion of these costs in its rate base and amortize them over a five year period. ATN-VI believes that it is probable that future revenue in an amount at least equal to the intrastate portion of these costs will result from inclusion of these costs in allowable costs for rate making purposes.

C. ACCOUNTING FOR INCOME TAXES

  As discussed in Note B above, Vitelco received approval from the Virgin Islands Industrial Development Commission in May 1997 for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company has adjusted its deferred tax assets and liabilities to reflect the change in the tax rates applicable to Vitelco during the benefit period. This change has resulted in the Company recording a non-recurring credit to income tax expense of approximately $10.9 million in the nine months ended September 30, 1997. On October 9, 1997 the Virgin Islands Public Service Commission instituted a proceeding to determine whether Vitelco's rates were just and reasonable in light of this tax rebate. There can be no assurance as to the outcome of this proceeding.

D. CONTINGENCIES AND COMMITMENTS

  ATN-VI has various litigation cases and claims in the normal course of business the resolution of which, in the opinion of management, is not expected to have a material effect on the financial statements.

                  ATLANTIC TELE-NETWORK CO. AND SUBSIDIARIES

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

E. SPLIT UP TRANSACTION

  ATN, Inc. has filed a Registration Statement dated August 12, 1997 and amended October 20, 1997, November 19, 1997 and December 5, 1997, which includes a Proxy Statement-Prospectus to consider and vote upon a proposed transaction to divide ATN, Inc. into two separate publicly-owned companies (the "Transaction"). Emerging Communications, Inc. (ECI) will contain all the outstanding stock of ATN-VI and certain other assets and liabilities. ATN, Inc. will retain its business and operations in Guyana and certain other assets and liabilities (New ATN). The Transaction is conditioned upon, among other things, approval of the Transaction by the holders of a majority of the outstanding shares of ATN, Inc. Common Stock, completion of $17.4 million of long-term financing by ECI or ATN-VI, the listing of ECI Common Stock on the American Stock Exchange and the continued listing of ATN, Inc. Common Stock on the American Stock Exchange and the absence of any material adverse change in the business of the Companies. In October 1997 a tax ruling was received by ATN, Inc. from the Internal Revenue Service to the effect that the transfer of assets and liabilities to ECI and the distribution of ECI Common Stock to shareholders of the ATN, Inc. will be tax free for federal income tax purposes to ATN, Inc. and its shareholders. On the Effective Date of the Transaction, Atlantic Tele-Network, Inc. will record a loss on the split-off and fair valuation of the net assets of New ATN which on a pro forma basis is estimated to be $55 million. Accordingly, equity of Atlantic Tele-Network, Inc. will decrease by the loss recorded on the split-off and fair valuation of the net assets of New ATN on the Effective Date.

                                    ANNEX A
                                       TO

                           PROXY STATEMENT-PROSPECTUS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    ----------------------------------------

                             SUBSCRIPTION AGREEMENT

                    ----------------------------------------

                                    BETWEEN

                          ATLANTIC TELE-NETWORK, INC.

                                      AND

                         EMERGING COMMUNICATIONS, INC.

                             DATED AUGUST 11, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I

                                  Definitions

 Section 1.01. Definitions.................................................    2
 Section 1.02. Rules of Construction.......................................    6

                                   ARTICLE II

                 Subscription For and Acquisition of the Shares

 Section 2.01. Subscription for the Shares.................................    6
 Section 2.02. Acquisition of the Shares...................................    6
 Section 2.03. Excluded Assets.............................................    7
 Section 2.04. Issuance of the Shares......................................    7
 Section 2.05. Assumption of Liabilities...................................    7
 Section 2.06. Excluded Liabilities........................................    8
 Section 2.07. Restricted Assets...........................................    8
 Section 2.08. Access to Information.......................................    8

                                  ARTICLE III

                               Closing Adjustment

 Section 3.01. Preliminary Closing Adjustment..............................    8
 Section 3.02. Final Closing Adjustment....................................    8

                                   ARTICLE IV

                        No Representations or Warranties

 Section 4.01. No Representations or Warranties............................    9
 Section 4.02. Condition of Assets, Disclaimers............................    9

                                   ARTICLE V

                   Certain Agreements of The Company and ECI

 Section 5.01. Use of Retained Names.......................................   10
 Section 5.02. Severance...................................................   10
 Section 5.03. Aircraft Corp. Costs........................................   10
 Section 5.04. Exchange of Indebtedness....................................   10

                                   ARTICLE VI

                             Conditions to Closing

 Section 6.01. Third-Party Approvals.......................................   10
 Section 6.02. Registration Statement and Stockholder Approval.............   10
 Section 6.03. Internal Revenue Service Ruling.............................   11

                                                                            PAGE
                                                                            ----
 Section 6.04. Fairness Opinion...........................................   11
 Section 6.05. [Intentionally Omitted]....................................   11
 Section 6.06. Liquidation of Vitelcom....................................   11
 Section 6.07. Minimum Borrowing Capacity.................................   11
 Section 6.08. No Material Adverse Change.................................   11
 Section 6.09. No Litigation..............................................   11
 Section 6.10. Agreements in Full Force...................................   11
 Section 6.11. Listing....................................................   11
 Section 6.12. Performance................................................   11
 Section 6.13. ECI Charter................................................   11
 Section 6.14. Boards of Directors and Officers...........................   11
 Section 6.15. Non-Competition Agreement..................................   12
 Section 6.16. Indemnity Agreement........................................   12
 Section 6.17. Personal Debts.............................................   12
 Section 6.18. Employee Benefits Agreement................................   12
 Section 6.19. Tax Sharing and Indemnification Agreement..................   12
 Section 6.20. Assumed Liabilities........................................   12
 Section 6.21. Technical Assistance Agreement.............................   12
 Section 6.22. Recapitalization Agreement Closing.........................   12
 Section 6.23. Merger Agreement Closing...................................   12

                                  ARTICLE VII

                             Closing Date; Closing

 Section 7.01. Closing Date; Closing......................................   12
 Section 7.02. Further Assurances.........................................   13

                                  ARTICLE VIII

                            Miscellaneous Provisions

 Section 8.01. Termination................................................   13
 Section 8.02. Entire Agreement...........................................   13
 Section 8.03. Governing Law..............................................   13
 Section 8.04. Headings...................................................   13
 Section 8.05. Counterparts...............................................   13
 Section 8.06. Benefits...................................................   13
 Section 8.07. Assignment.................................................   13
 Section 8.08. Amendment and Waiver.......................................   13
 Section 8.09. Notices....................................................   14

                                   SCHEDULES

 SCHEDULE 1.01A   Prosser Designated Employees
 SCHEDULE 1.01B   Counsel
 SCHEDULE 1.01C   Undesignated Employees
 SCHEDULE 2.02(i) Certain Assets
 SCHEDULE 2.05(d) Certain Assumed Liabilities
 SCHEDULE 5.02    Employees To Be Terminated

                                    EXHIBITS

 EXHIBIT A Recapitalization Agreement
 EXHIBIT B Merger Agreement
 EXHIBIT C Form of Technical Assistance Agreement
 EXHIBIT D Form of ECI Charter
 EXHIBIT E Form of Non-Competition Agreement
 EXHIBIT F Form of Indemnity Agreement
 EXHIBIT G Form of Employee Benefits Agreement
 EXHIBIT H Form of Tax Sharing Agreement

                            SUBSCRIPTION AGREEMENT

  THIS SUBSCRIPTION AGREEMENT (this "Subscription Agreement") is entered into as of the 11th day of August, 1997 by and between Atlantic Tele-Network, Inc., a Delaware corporation (the "Company"), and Emerging Communications, Inc., a Delaware corporation ("ECI").

  WHEREAS, to eliminate corporate disputes and to maximize the value of the Company for the benefit of the Company and its stockholders, the Company has entered into a Principal Terms Agreement dated January 29, 1997 among the Company and its co-chief executive officers and principal stockholders, Cornelius B. Prior, Jr. ("Prior") and Jeffrey J. Prosser ("Prosser"), which contemplates the separation of the businesses and assets of the Company in the manner set forth herein and in the Recapitalization Agreement (as defined below) and the Merger Agreement (as defined below); and

  WHEREAS, in order to accomplish such separation, subject to the terms and conditions set forth herein, the Company desires to transfer to ECI all of the capital stock of its wholly owned subsidiaries, Atlantic Tele-Network, Co., a Virgin Islands corporation ("ATNCo."), and Atlantic Aircraft, Inc., a Delaware corporation ("Aircraft Corp."), as well as certain other assets of the Company as more fully described herein relating to businesses conducted by ATNCo., its subsidiaries, Virgin Islands Telephone Corporation, a Virgin Islands corporation ("VITELCO"), Vitelcom Cellular Inc., a Virgin Islands corporation ("VCI"), and Vitelcom, Inc., a Virgin Islands corporation ("Vitelcom" and, together with ATNCo., Aircraft Corp., VITELCO and VCI, the "Transferred Subsidiaries"), and Aircraft Corp. in exchange for 10,959,131 shares of common stock, par value $0.01 per share (the "ECI Common Stock"), of ECI; and

  WHEREAS, in order to accomplish such separation, subject to the terms and conditions set forth herein, in consideration of the transfer to it of the Assets (as defined herein), ECI desires to issue to the Company 10,959,131 shares of ECI Common Stock and assume the Assumed Liabilities (as defined herein); and

  WHEREAS, the Company, Prior, individually and as Trustee of the 1994 Prior Charitable Remainder Trust (the "Trust"), and Prosser have entered into a Recapitalization Agreement dated of even date herewith attached hereto as Exhibit A (the "Recapitalization Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) the Company has agreed to repurchase (the "Repurchase") an aggregate of 765,562 shares of common stock, par value $.01 per share (the "Company Common Stock"), of the Company owned by Prior and the Trust, and (b) Prosser has agreed to exchange 3,325,000 shares of Company Common Stock owned by Prosser and certain members of his family for 3,325,000 shares of a new series of common stock of the Company to be designated Class A Common Stock and Prior has agreed to exchange 2,927,038 shares of Company Common Stock owned by Prior and certain members of his family for 2,927,038 shares of a new series of common stock of the Company to be designated Class B Common Stock (the "Recapitalization"); and

  WHEREAS, the Company and ATN MergerCo., a Delaware corporation ("Merger Sub"), have entered into an Agreement and Plan of Merger of even date herewith attached hereto as Exhibit B (the "Merger Agreement"), pursuant to which, subject to the terms and conditions contained therein, Merger Sub will merge with and into the Company, with each share of Company Common Stock being converted into one share of ECI Common Stock and 0.4 shares of Company Common Stock, the outstanding shares of Class A Common Stock will be converted into an aggregate of 5,704,231 shares of ECI Common Stock and the outstanding shares of Class B Common Stock will be converted into an aggregate of 2,807,040 shares of Company Common Stock (the "Merger"); and

  WHEREAS, the consummation of the Closing (as defined herein) is a condition to the consummation of the Repurchase and Recapitalization pursuant to the Recapitalization Agreement and a condition to the consummation of the Merger pursuant to the Merger Agreement;

  NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained and subject to the terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  Section 1.01. Definitions. As used in this Subscription Agreement, the following terms shall have the meanings ascribed to them in this Section 1.01

  "Aircraft Corp." has the meaning set forth in the recitals hereto.

  "Aircraft Receivables" means all indebtedness owing from Aircraft Corp. to the Company.

  "Assets" has the meaning set forth in Section 2.02 hereof.

  "Assumed Liabilities" has the meaning set forth in Section 2.05 hereof.

  "ATNCo." has the meaning set forth in the recitals hereto.

  "Auditor" has the meaning set forth in Section 3.02 hereof.

  "Banco Popular Indebtedness" means Indebtedness outstanding under the loan agreement dated May 29, 1990, as amended February 25, 1993, and as amended October 6, 1993, between the Company and Banco Popular de Puerto Rico.

  "Business Day" shall mean any day, excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close.

  "Cash Equivalents" shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (b) marketable direct obligations issued by any State of the United States of America or any local government or other political subdivision thereof, (c) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances, (d) commercial paper and variable or fixed rate notes maturing within one year of the Closing Date and (e) repurchase agreements maturing within one year of the Closing Date.

  "Closing" has the meaning set forth in Section 7.01 hereof.

  "Closing Date" has the meaning set forth in Section 7.01 hereof.

  "Commission" means the Securities and Exchange Commission.

  "Company" has the meaning set forth in the first paragraph hereof.

  "Company Common Stock" has the meaning set forth in the recitals hereto.

  "Company Projects" has the meaning set forth in Section 2.03 hereof.

  "Credits" means, collectively, (a) an amount equal to 50% of the cash and Cash Equivalents of the Company as of April 30, 1997, (b) an amount equal to 50% of all accounts receivable and other receivables of the Company (other than (w) the principal amount of any Indebtedness owing to the Company by any of its Subsidiaries, (x) any receivables identified on Schedule 2.02(i) hereof, (y) the Aircraft Receivables or (z) any receivables (other than receivables owing from any Subsidiary of the Company) which remain unpaid on the Closing Date), including, without limitation, all accrued and unpaid advisory and management fees, intercompany interest and stockholders' receivables, as of April 30, 1997, (c) an amount equal to 50% of the current assets of the Company as of April 30, 1997 (other than those included in or specifically excluded by clause (a) or (b) above), (d) an amount equal to 50% of all principal payments made by Transferred Subsidiaries after December 31, 1996 and on or prior to April 30, 1997 on Indebtedness owing to the Company, (e) an amount equal to 50% of all dividends paid by Transferred Subsidiaries to the Company after December 31, 1996 and on or prior to April 30, 1997, (f) an amount equal to 50% of the principal amount of all loans by the Company to, and of all capital contributions by the Company to, GTT after December 31, 1996 and on or prior to April 30, 1997, (g) an amount equal to 50% of all costs and expenses incurred by the Company after December 31, 1996 and on or prior to April 30, 1997 relating to the Company Projects or any potential acquisitions (including any which may have been abandoned after December 31, 1996) to be consummated by the Company or any of its Subsidiaries (other than the Transferred Subsidiaries), (h) an amount equal to 100% of all principal payments made by the Transferred Subsidiaries after April 30, 1997 and on or prior to the Closing Date on Indebtedness (other than with respect to the Aircraft Receivables) owing to the Company, (i) an amount equal to 100% of all dividends paid by Transferred Subsidiaries to the Company after April 30, 1997 and on or prior to the Closing Date, (j) an amount equal to 100% of all payments of interest accruing after April 30, 1997 and made by Transferred Subsidiaries to the Company (other than with respect to the Aircraft Receivables) after April 30, 1997 and on or prior to the Closing Date on Indebtedness owing to the Company, (k) an amount equal to 50% of the book value as of April 30, 1997 of the furniture, fixtures, equipment and leasehold improvements at the St. Thomas Office, (l) an amount equal to 100% of all payments received by the Company after April 30, 1997 on any receivables identified on Schedule 2.02(i) hereof and (m) an amount equal to 100% of the principal amount of and accrued interest on the Indebtedness listed in
Schedule 2.05(d) as of the Closing Date. Any amounts comprising the Credits which are denominated in a currency other than U.S. dollars shall be converted into a U.S. dollar amount using the applicable exchange rate in effect as of the fifth Business Day prior to the Closing Date, in the case of the Estimated Statement, and as of the Closing Date, in the case of the Final Statement, as published in The Wall Street Journal on the next succeeding Business Day.

  "Debits" means, collectively, (a) an amount equal to 50% of the Indebtedness (including Banco Popular Indebtedness) of the Company owing to banks or listed on Schedule 2.05(d) attached hereto or as of April 30, 1997, (b) an amount equal to 50% of all other current liabilities of the Company as of April 30, 1997 (other than Excluded Liabilities), (c) an amount equal to 50% of the total severance payments with respect to the persons set forth on Schedule
5.02 attached hereto, (d) an amount equal to 50% of all principal payments made by GTT on Indebtedness owing to the Company after December 31, 1996 and on or prior to April 30, 1997, (e) an amount equal to 50% of all dividends paid by GTT to the Company after December 31, 1996 and on or prior to April 30, 1997, (f) an amount equal to 50% of the principal amount of all loans by the Company to, and all capital contributions by the Company to, Transferred Subsidiaries (other than Aircraft Receivables) after December 31, 1996 and on or prior to April 30, 1997, (g) an amount equal to 50% of all costs and expenses incurred by the Company after December 31, 1996 and on or prior to April 30, 1997 relating to the project for the privatization of the telephone company for the Republic of Congo or any potential acquisitions (including any which may have been abandoned after December 31, 1996) to be consummated by ECI or any of the Transferred Subsidiaries, (h) an amount equal to 100% of the principal amount of all loans made by the Company to, and of all capital contributions by the Company to, Transferred Subsidiaries (including Aircraft Receivables, unless the proceeds relating thereto were used by Aircraft Corp. to repay third-party Indebtedness) after April 30, 1997 and on or prior to the Closing Date, (i) an amount equal to 100% of all interest accrued as of April 30, 1997 which has not been paid to the Company on or prior to the Closing Date on Indebtedness owing by Transferred Subsidiaries (other than with respect to the Aircraft Receivables) to the Company, (j) an amount equal to 100% of all costs and expenses incurred by the Company after April 30, 1997 and on or prior to the Closing Date relating to the project for the privatization of the telephone company for the Republic of Congo or any potential acquisitions (including any which may have been abandoned after December 31, 1996) to be consummated by ECI or any of the Transferred Subsidiaries, (k) an amount equal to 100% of all costs and expenses incurred by the Company after April 30, 1997 and on or prior to the Closing Date relating to furniture, fixtures, equipment and leasehold improvements at, or otherwise pertaining to, the St. Croix Office, (l) an amount equal to 50% of the book value as of April 30, 1997 of the furniture, fixtures, equipment and leasehold improvements at the St. Croix Office, (m) an amount equal to 100% of the compensation and other expenses incurred by the Company after April 30, 1997 and on or prior to the Closing Date relating to the employees and consultants identified on

Schedule 1.01A attached hereto, (n) an amount equal to 50% of all fees and expenses incurred by Prior, Prosser, the Company, ECI and their respective Subsidiaries relating to the Transactions and all agreements, documents and proceedings in connection therewith, including, without limitation, all fees and expenses of each counsel set forth on Schedule 1.01B attached hereto, accountants and investment bankers, filing fees with the Commission and state securities agencies, stock exchange listing fees, transfer agent fees, transfer taxes and filing fees with the State of Delaware, it being expressly understood and agreed that the payment of all such fees and expenses (but, as to counsel fees and expenses, limited to the counsel named in Schedule 1.01B) shall be the obligation of the Company, (o) an amount equal to 50% of the compensation and other expenses incurred by the Company after April 30, 1997 and on or prior to the Closing Date relating to the employees identified on
Schedule 1.01C attached hereto, (p) an amount equal to 50% of (i) the "blue book" values of the two aircraft owned by Aircraft Corp. as of the latest "blue book" available to the parties on the third Business Day prior to the Closing Date less (ii) the amount of all Indebtedness and accrued interest owing by Aircraft Corp. to third parties as of the Closing Date, (q) an amount equal to 50% of the carrying value as of April 30, 1997 of the assets identified on Schedule 2.02(i) hereof, (r) an amount equal to the provision for Income Tax expense of the Company which would be accrued on a hypothetical statement of operations of the Company for the period after April 30, 1997 to and including the Closing Date which statement of operations includes as revenues or gross income only dividends paid by the Transferred Subsidiaries to the Company during such period and interest accrued during such period on Indebtedness of the Transferred Subsidiaries to the Company and includes as expense only the expenses charged to ECI under clauses (c), (j), (k), (m),
(n), (o) and (s) of this definition of "Debits" (and only to the extent such charges represent expenses which are deductible for Income Tax purposes), and
(s) an amount equal to 50% of all expenses incurred by the Company after April 30, 1997 and on or prior to the Closing Date (including interest accrued on Indebtedness listed on Schedule 2.05(d)) to the extent such expenses are of a type which do not constitute a Credit hereunder or a Debit pursuant to any other clause of this definition of "Debits." Any amount comprising the Debits which are denominated in a currency other than U.S. dollars shall be converted into a U.S. dollar amount using the applicable exchange rate in effect as of the fifth Business Day prior to the Closing Date, in the case of the Estimated Statement, and as of the Closing Date, in the case of the Final Statement, as published in The Wall Street Journal on the next succeeding Business Day.

  "ECI" has the meaning set forth in the first paragraph hereof.

  "ECI Common Stock" has the meaning set forth in the recitals hereto.

  "Estimated Statement" has the meaning set forth in Section 3.01 hereof.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Excluded Assets" has the meaning set forth in Section 2.03.

  "Excluded Liabilities" has the meaning set forth in Section 2.06.

  "Final Statement" has the meaning set forth in Section 3.02.

  "Goods" has the meaning set forth in the Uniform Commercial Code of the State of New York.

  "GTT" has the meaning set forth in Section 2.03.

  "Income Tax" has the meaning set forth in the Tax Sharing Agreement.

  "Indebtedness" of any person shall mean, without duplication, (a) all indebtedness of such person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with generally accepted accounting principles would be shown on the liability side of the balance sheet of such person, (c) the face amount of all letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder and (d) all Indebtedness of a second person secured by any lien on any property owned by such first person, whether or not such Indebtedness has been assumed by such first person.

  "Materials" has the meaning set forth in Section 5.01 hereof.

  "Merger" has the meaning set forth in the recitals hereto.

  "Merger Agreement" has the meaning set forth in the recitals hereto.

  "Prior" has the meaning set forth in the recitals hereto.

  "Prosser" has the meaning set forth in the recitals hereto.

  "Recapitalization" has the meaning set forth in the recitals hereto.

  "Recapitalization Agreement" has the meaning set forth in the recitals hereto.

  "Repurchase" has the meaning set forth in the recitals hereto.

  "Retained Indebtedness" has the meaning set forth in Section 2.02.

  "Retained Names" has the meaning set forth in Section 5.01 hereof.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Shares" has the meaning set forth in Section 2.01 hereof.

  "Special Meeting" has the meaning set forth in the Merger Agreement.

  "St. Croix Office" means the office of the Company located at Chase Financial Center, Orange Grove, Christiansted, St. Croix, U.S. Virgin Islands 00821.

  "St. Croix Office Lease" means the current lease between Chase Manhattan Bank and VITELCO for the St. Croix Office, any and all renewals, extensions or amendments thereof and any new lease for the St. Croix Office entered into on or prior to the Closing Date.

  "St. Thomas Office" means the office of the Company located at 19 Estate Thomas, Havensite, St. Thomas, U.S. Virgin Islands 00802.

  "St. Thomas Office Lease" means the lease agreement dated October 1, 1992, as amended July 22, 1993, between the Company and St. Thomas Liquor Co., Ltd. for the St. Thomas Office.

  "Subscription Agreement" has the meaning set forth in the first paragraph hereof.

  "Subsidiary" shall mean, of any person at any time,

    (a) any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly, beneficially or of record, by such person or one or more Subsidiaries of such person;

    (b) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such person or one or more Subsidiaries of such person; and

    (c) any partnership, joint venture or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such person or one or more Subsidiaries of such person.

  "Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

  "Transactions" has the meaning set forth in Section 6.02 hereof.

  "Transferred Subsidiaries" has the meaning set forth in the recitals hereto.

  "Trust" has the meaning set forth in the recitals hereto.

  "VCI" has the meaning set forth in the recitals hereto.

  "VITELCO" has the meaning set forth in the recitals hereto.

  "Vitelcom" has the meaning set forth in the recitals hereto.

  Section 1.02. Rules of Construction. Unless the context otherwise requires:

    (a) a capitalized term used herein has the meaning ascribed to such term;

    (b) "or" is not exclusive;

    (c) words in the singular include the plural, and words in the plural include the singular; and

    (d) "herein," "hereof" and other words of similar import refer to this Subscription Agreement as a whole and not to any particular Article, Section or other subdivision.

                                  ARTICLE II

                SUBSCRIPTION FOR AND ACQUISITION OF THE SHARES

  Section 2.01. Subscription for the Shares. The Company hereby subscribes for and, subject to the terms and conditions contained herein, agrees to acquire at the Closing 10,959,131 shares of ECI Common Stock (the "Shares").

  Section 2.02. Acquisition of the Shares. In consideration of the issuance of the Shares by ECI and the performance of its other obligations hereunder, subject to the terms and conditions contained herein, the Company agrees to transfer, convey, assign and deliver, or cause to be transferred, conveyed, assigned and delivered, at the Closing to ECI the following assets (which are collectively referred to herein as the "Assets"):

    (a) all of the issued and outstanding capital stock of ATNCo.;

    (b) all of the issued and outstanding capital stock of Aircraft Corp.;

    (c) all Indebtedness of each Transferred Subsidiary owing to the Company except the Subordinated Demand Note of ATNCo. payable to the order of the Company, which had an unpaid principal amount of $22,031,586 at April 30, 1997 (the "Retained Indebtedness");

    (d) all rights of the Company under the St. Croix Office Lease;

    (e) all equipment, furniture, fixtures and leasehold improvements of the Company located at the St. Croix Office;

    (f) all rights of the Company under any leases of equipment located at the St. Croix Office;

    (g) all rights of the Company and GTT (including any capitalized costs relating thereto) relating to the project for the privatization of the telephone company for the Republic of Congo;

    (h) all books, records and other data and papers held by the Company at the Closing relating to the operation of the businesses of the Transferred Subsidiaries;

    (i) all of the right, title and interest of the Company in the assets set forth on Schedule 2.02(i) attached hereto; and

    (j) 50% of all receivables of the Company as of April 30, 1997 which remain unpaid as of the Closing Date (other than Indebtedness owing to the Company by any of its Subsidiaries and any receivables identified on
  Schedule 2.02(i)).

  Section 2.03. Excluded Assets. For the avoidance of doubt, each of the parties hereto acknowledges and agrees that there shall not be included in Assets to be transferred, conveyed, assigned and delivered to ECI at the Closing any of the following assets (which are collectively referred to herein as the "Excluded Assets"):

    (a) any of the capital stock of Guyana Telephone & Telegraph Company Ltd., a Guyana corporation ("GTT");

    (b) any Indebtedness of GTT owing to the Company;

    (c) any rights of the Company under the St. Thomas Office Lease;

    (d) any equipment, furniture, fixtures and leasehold improvements of the Company located at the St. Thomas Offices;

    (e) any rights of the Company under any leases of equipment located at the St. Thomas Office;

    (f) any rights of the Company or GTT (including any capitalized costs relating thereto) relating to the projects for the privatization of the Suriname telephone company, the purchase of the St. Martin cellular operation or the long distance telephone opportunity in Jamaica (the "Company Projects"); and

    (g) any rights of the Company under any advisory or management agreement between GTT and the Company.

  Section 2.04. Issuance of the Shares. At the Closing, subject to the terms and conditions contained herein, ECI agrees to issue and deliver the Shares to the Company.

  Section 2.05. Assumption of Liabilities. In consideration of the transfer, conveyance, assignment and delivery of the Assets and the performance by the Company of its other obligations hereunder, subject to the terms and conditions contained herein, ECI agrees to assume at the Closing in accordance with their respective terms the following liabilities (which are collectively referred to herein as the "Assumed Liabilities"):

    (a) all obligations of the Company under the St. Croix Office Lease;

    (b) all obligations of the Company under all of the leases of equipment located at the St. Croix Office and all other leases of equipment located at the St. Croix Office entered into by the Company after the date of this Subscription Agreement and prior to the Closing;

    (c) all obligations of the Company arising out of or relating to the Transferred Subsidiaries and the project for the privatization of the telephone company for the Republic of Congo;

    (d) the obligations of the Company set forth on Schedule 2.05(d);

    (e) certain Tax liabilities of the Company as more particularly described in the Tax Sharing and Indemnification Agreement; and

    (f) except as otherwise provided in the Indemnity Agreement, one-half of all liabilities and obligations of the Company, whether known or unknown, arising out of events or acts or omissions occurring at or prior to the Closing, except for (i) any Tax liabilities, (ii) any liabilities or obligations that are taken into account in clauses (b) and (c) of the definition of "Debits" for purposes of calculating the Final Closing Adjustment and (iii) any liabilities and obligations that are Assumed Liabilities pursuant to clauses (a)-(d) of this Section 2.05 or Excluded Liabilities pursuant to clauses (a)-(c) of Section 2.06.

  Section 2.06. Excluded Liabilities. For the avoidance of doubt, each of the parties hereto acknowledges and agrees that ECI does not hereby assume or agree to assume any of the following obligations or liabilities (which are collectively referred to herein as the "Excluded Liabilities"):

    (a) any obligations of the Company under the St. Thomas Office Lease;

    (b) any obligations of the Company under the leases of equipment located at the St. Thomas Office; and

    (c) any liability or obligation of the Company, whether known or unknown, or matured or contingent, arising out of or relating to GTT or the Company Projects.

  Section 2.07. Restricted Assets. In the event that any Asset is not assignable or transferable to ECI at the Closing by its terms or under applicable law (each, a "Restricted Asset"), the Company shall use all reasonable efforts, and ECI shall cooperate reasonably with the Company, to promptly obtain the consents and waivers necessary to cause to be assigned or transferred to ECI such Restricted Asset. After the Closing and continuing for the duration of the useful life of each Restricted Asset, the Company shall use reasonable efforts to provide ECI with the benefits of such Restricted Asset and enforce at the request of ECI, or allow ECI to enforce, any rights of the Company under such Restricted Asset; provided that the reasonable costs and expenses of the Company incurred at ECI's request with respect to any such enforcement shall be reimbursed by ECI.

  Section 2.08. Access to Information. Each of the parties shall give to the other reasonable access to information necessary to consummate the transactions contemplated by this Subscription Agreement and shall deliver at its expense all records relating to businesses and operations of the other party and its Subsidiaries which may inadvertently remain in its possession after the Closing. Each of the parties shall retain records relating to the businesses and operations of the other party and its Subsidiaries in its possession for a period of five years after the Closing Date.

                                  ARTICLE III

                              CLOSING ADJUSTMENT

  Section 3.01. Preliminary Closing Adjustment.

    (a) On the third Business Day prior to the Closing Date, the Company shall deliver to ECI an estimated statement of the Debits and the Credits (the "Estimated Statement"), which Estimated Statement shall be in form and substance reasonably satisfactory to ECI. The difference between the Debits and the Credits shown on the Estimated Statement is herein called the "Closing Date Adjustment." If the Debits exceed the Credits the Closing Date Adjustment shall be a positive amount representing the sum resulting from the Closing Date Adjustment due by ECI to the Company. If the Credits exceed the Debits the Closing Date Adjustment shall be a negative amount representing the sum resulting from the Closing Date Adjustment due by the Company to ECI.

    (b) ECI shall cause ATNCo to pay on the Closing Date, by wire transfer of immediately available funds, as a payment of the Retained Indebtedness, $17.4 million increased by the sum of the Closing Date Adjustment should such adjustment be a positive amount or decreased by the Closing Date Adjustment should such amount be a negative amount. If the amount of the payment to be made by ATNCo. under this Section 3.01 exceeds the principal amount of the Retained Indebtedness, such excess amount shall be paid by ECI to the Company.

  Section 3.02. Final Closing Adjustment.

    (a) As promptly as practicable after the Closing Date, the Company shall deliver to ECI a statement of Debits and Credits as of the Closing Date (the "Closing Date Statement"). The Company and ECI shall engage the Omaha, Nebraska office of Deloitte & Touche LLP (the "Auditor") to perform an audit of the Debits and Credits shown on the Closing Date Statement. The Auditor shall, within 60 days after the

  Closing Date, deliver to the parties a report of the calculation of the Debits and the Credits (the "Final Statement"). The Final Statement shall be conclusive and binding upon the parties, absent fraud or manifest error. Each of the parties shall give the Auditor full access to its books, records, facilities and employees in connection with the Auditor's audit of the Final Statement. The fees and disbursements of the Auditor shall be paid equally by the Company and ECI. The amount by which the amount of the Debits shown on the Final Statement exceeds the amount of the Credits shown on the Final Statement is herein called the "Final Closing Adjustment." If the amount of Credits exceeds the amount of Debits, the Final Closing Adjustment shall be a negative amount.

    (b) If the Final Closing Adjustment exceeds the amount of the Closing Date Adjustment, then within three Business Days after receipt of the Final Statement by ECI, ECI shall cause ATNCo. to pay to the Company on account of the principal amount of the Retained Indebtedness by wire transfer of immediately available funds to an account specified by the Company therefor an amount in cash in U.S. dollars equal to the amount by which the Final Closing Adjustment exceeds the Closing Date Adjustment. If the amount of the payment to be made by ATNCo. under this clause (b) exceeds the remaining principal amount of the Retained Indebtedness, such excess amount shall be paid by ECI to the Company.

    (c) If the Final Closing Adjustment is less than the Closing Date Adjustment, then within three Business Days after receipt of the Final Statement by the Company, the Company shall pay to ECI by wire transfer of immediately available funds to an account specified by ECI therefor an amount in cash in U.S. dollars equal to the amount by which the Final Closing Adjustment is less than the amount of the Closing Date Adjustment.

    (d) For the avoidance of doubt, it is hereby acknowledged and agreed that a positive amount is always larger than any negative amount (e.g. $10 is $110 larger than -$100), that a negative amount is always less than a positive amount (e.g. -$100 is $110 less than $10), and that a larger negative number is "less than" a smaller negative number (e.g. -$110 is $10 less than -$100).

    (e) Immediately following the payment specified in clause (b) or (c) of this Section 3.02, the Company shall note on the promissory note evidencing the Retained Indebtedness the aggregate amount of the payments, if any, received by it with respect to the Retained Indebtedness pursuant to
  Section 3.01 and this Section 3.02 and assign and deliver the Retained Indebtedness to ECI.

                                  ARTICLE IV

                       NO REPRESENTATIONS OR WARRANTIES;
                       CONDITION OF ASSETS, DISCLAIMERS

  Section 4.01. No Representations or Warranties. Each of the parties understands and agrees that no party is making, in this Subscription Agreement or in any other agreement or document entered into in connection with the Transactions, representations or warranties to the other in any way as to the business or operations of the Company prior to or after the Closing or as to the business or operations of ECI after the Closing, or as to any consents or approvals required in connection therewith.

  Section 4.02. Condition of Assets, Disclaimers. All Goods to be conveyed pursuant to this Subscription Agreement are expressly agreed to be conveyed "AS IS" and "WITH ALL FAULTS." All of the Assets to be transferred and assigned to ECI pursuant to the provisions of this Subscription Agreement shall be transferred and assigned to ECI as is, where is, in the condition thereof and subject to the state of title thereto, the rights of any parties in possession, and the right of ownership of others therein, and are subject to all applicable laws, rules, regulations, ordinances, licenses, permits, franchises, judgments, orders and other governmental actions, whether now in effect or hereafter taken, and without representations or warranties of any kind by the Company or any person acting or purporting to act on its behalf. The Company makes no warranty or representation, express or implied, as to the title, design, condition, value, operation, workmanship, merchantibility or suitability for a particular purpose of the Assets, or any portion thereof, or any other warranty or representation, express or implied, of any kind whatsoever with respect to the Assets or any portion thereof.

                                   ARTICLE V

                   CERTAIN AGREEMENTS OF THE COMPANY AND ECI

  Section 5.01. Use of Retained Names. After the Closing, ECI shall not, and shall cause its Subsidiaries not to, put into use any products, signs, purchase orders, sales orders, labels, letterheads, or other materials (collectively, "Materials") not in existence on the Closing Date that bear the name "Atlantic Tele-Network, Inc." or "ATN" (the "Retained Names"). After the Closing, ECI and its Subsidiaries shall be entitled to use any Materials in existence as of the Closing that bear the Retained Names for a period not exceeding 30 days.

  Section 5.02. Severance. Prior to the Closing, the Company shall terminate the employment of each of its employees identified on Schedule 5.02 attached hereto.

  Section 5.03. Aircraft Corp. Costs. Effective May 1, 1997, the Transferred Subsidiaries, the project for the privatization of the telephone company for the Republic of Congo, the Company Projects, and GTT shall be charged for use of Aircraft Corp.'s jet aircraft only in an amount equal to the cost incident to such use computed in the same manner and on the same basis as Prosser and Prior have heretofore been charged for personal use of such aircraft, and all remaining expenses of Aircraft Corp. with respect to the jet aircraft for the period after April 30, 1997 and on or prior to the Closing Date shall be charged to the Company as an expense to be allocated 50% to ECI pursuant to clause(s) of the definition of "Debits" in this Subscription Agreement.

  Section 5.04. Exchange of Indebtedness. Upon receipt of Indebtedness of Transferred Subsidiaries pursuant to Section 2.02(c), ECI shall immediately exchange any such Indebtedness for a promissory note with a term of at least ten years at a variable rate of interest at least equal to the variable rate of interest under the senior credit facility between Atlantic Tele-Network, Co. and Rural Telephone Finance Cooperative and under which the obligor has the right to prepay such note at any time without premium or penalty.

                                  ARTICLE VI

                             CONDITIONS TO CLOSING

  The obligations of the parties to consummate the purchase and sale of the Shares, the assumption of the Assumed Liabilities and the other transactions to be consummated by the parties hereto at the Closing shall be subject to the satisfaction of the following conditions on or prior to the Closing Date:

  Section 6.01. Third-Party Approvals. All consents, approvals, authorizations, permits and orders with respect to the transactions contemplated by this Subscription Agreement, the Recapitalization Agreement and the Merger Agreement and the other agreements to be entered into pursuant hereto and thereto required from any person, entity or court or governmental agency, authority or instrumentality, federal, state or local, having or asserting rights against or jurisdictions over the Company, ECI, or such transactions (including, without limitation, from the Rural Telephone Finance Corporation, the Rural Utilities Service, and Northern Telecom International Finance B.V.) shall have been obtained and be valid and in full force and effect.

  Section 6.02. Registration Statement and Stockholder Approval. The Registration Statement registering the Shares to be issued to stockholders of the Company pursuant to the Merger Agreement under the Securities Act shall have become effective in accordance with the provisions of the Securities Act; no stop order suspending the effectiveness of such Registration Statement shall have been issued by the Commission and remain in effect; all necessary state securities or blue sky authorizations shall have been received. The approval and adoption of this Subscription Agreement, the Recapitalization Agreement, the Merger Agreement and the other agreements to be entered into pursuant hereto and thereto and the transactions contemplated hereby and thereby (the "Transactions"), by a majority of the outstanding shares of Company Common Stock shall have been obtained.

  Section 6.03. Internal Revenue Service Ruling. The Company shall have received rulings from the Internal Revenue Service reasonably acceptable to the Company and ECI, which rulings shall be in full force and effect as of the Closing Date, to the effect that:

    (i) the transactions contemplated by the Subscription Agreement will be a tax-free reorganization as described in Section 368(a)(1)(D) of the Code; and

    (ii) the distribution of ECI Common Stock to the holders of Company Common Stock and the holders of the Class A Common Stock pursuant to the Merger Agreement will be tax-free for federal income tax purposes to the Company under Section 355(c) or 361(c) of the Code and to the holders of Company Common Stock and the holders of the Class A Common Stock under
  Section 355(a) of the Code.

  Section 6.04. Fairness Opinion. The Board of Directors of the Company shall have received an opinion from Prudential Securities Inc. dated July 7, 1997 and reaffirmed within five Business Days prior to the date a definitive proxy statement is mailed to the holders of Company Common Stock under the Exchange Act to the effect that the Transactions are fair from a financial point of view to the public stockholders of the Company.

  Section 6.05. [Intentionally Omitted]

  Section 6.06. Liquidation of Vitelcom. Vitelcom shall be liquidated or merged into ATN Co. and the business of Vitelcom shall be continued by ATN Co., which may continue such business as a separate division of ATN Co. but not as a separate corporate Subsidiary.

  Section 6.07. Minimum Borrowing Capacity. Each of the Company and ECI shall have minimum available borrowing capacity with reputable lenders or available cash on hand necessary to make and, in ECI's case, to cause ATNCo. to make the payments expected to be required under Article III hereof.

  Section 6.08. No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the business to be conducted by either (a) the Company and its Subsidiaries after the Closing or
(b) ECI and its Subsidiaries after the Closing.

  Section 6.09. No Litigation. No action, suit, investigation or other proceeding shall be pending or threatened before any arbitrator, court or governmental agency which, in the opinion of at least one-half of the members of the Board of Directors of either the Company or ECI, presents a substantial risk of the restriction or prohibition of any material component of the Transactions, or obtaining material damages or other relief in connection therewith.

  Section 6.10. Agreements in Full Force. Each of the Merger Agreement and the Recapitalization Agreement shall be in full force and effect and no party thereto shall be in material breach of any of its obligations thereunder.

  Section 6.11. Listing. The Shares issuable in the Merger shall have been authorized for listing on the American Stock Exchange subject to a final notice of issuance. The outstanding Common Stock of the Company shall be listed on the American Stock Exchange, and no proceedings shall be pending or threatened to delist such stock from such Exchange.

  Section 6.12. Performance. Each of the parties shall have performed and complied in all material respects with all obligations and conditions required by this Subscription Agreement to be performed or complied with by it at or prior to the Closing and such party shall furnish to the other an officer's certificate to evidence such performance and compliance.

  Section 6.13. ECI Charter. ECI shall have adopted and filed with the Secretary of State of Delaware a Restated Certificate of Incorporation substantially in the form of Exhibit D attached hereto.

  Section 6.14. Boards of Directors and Officers. The Board of Directors and officers of ECI and each Transferred Subsidiary shall consist of those persons designated in writing by Prosser to the Company on the

Business Day preceding the Closing Date. The Board of Directors and officers of the Company and GTT shall consist of those persons designated in writing by Prior to the Company on the business day preceding the Closing Date.

  Section 6.15. Non-Competition Agreement. ECI and Prosser shall have entered into a Non-Competition Agreement substantially in the form of Exhibit E attached hereto, and such agreement shall be in full force and effect and no party thereto shall be in material default of any of its obligations thereunder.

  Section 6.16. Indemnity Agreement. The Company, ECI, Prior and Prosser shall have entered into an Indemnity Agreement substantially in the form of Exhibit F attached hereto, and such agreement shall be in full force and effect and no party thereto shall be in material default of any of its obligations thereunder.

  Section 6.17. Personal Debts. Each of Prior and Prosser shall have repaid all personal debts owing to the Company or any of its Subsidiaries (including any Transferred Subsidiaries); and Prior shall have caused the repayment of all amounts owing by Prior's private wireless cable television business to Vitelcom as of the Closing Date.

  Section 6.18. Employee Benefits Agreement. The Company and ECI shall have entered into an Employee Benefits Agreement substantially in the form of Exhibit G attached hereto, and such agreement shall be in full force and effect and no party thereto shall be in material default of any of its obligations thereunder.

  Section 6.19. Tax Sharing and Indemnification Agreement. The Company and ECI shall have entered into a Tax Sharing and Indemnification Agreement substantially in the form of Exhibit H attached hereto (the "Tax Sharing Agreement"), and such agreement shall be in full force and effect and no party thereto shall be in material default of any of its obligations thereunder.

  Section 6.20. Assumed Liabilities. ECI shall have assumed all obligations of the Company with respect to the Assumed Liabilities outstanding as of the Closing Date.

  Section 6.21. Technical Assistance Agreement. The Company, ATNCo., VITELCO and VCI shall have entered into a Technical Assistance Agreement substantially in the form of Exhibit C attached hereto (the "Technical Services Agreement"), and such agreement shall be in full force and effect and no party thereto shall be in material default of any of its obligations thereunder.

  Section 6.22. Recapitalization Agreement Closing. Each of the conditions to the closing under the Recapitalization Agreement (the "Recapitalization Agreement Closing") shall have been satisfied or, with the consent of each of the parties hereto waived; and all parties thereto shall appear ready, willing and able to consummate the transactions therein provided to be consummated at the Recapitalization Agreement Closing.

  Section 6.23. Merger Agreement Closing. Each of the conditions to the closing under the Merger Agreement (the "Merger Agreement Closing") shall have been satisfied or, with the consent of each of the parties hereto waived; and all parties thereto shall appear ready, willing and able to consummate the transactions therein provided to be consummated at the Merger Agreement Closing.

                                  ARTICLE VII

                             CLOSING DATE; CLOSING

  Section 7.01. Closing Date; Closing. The closing of the acquisition and issuance of the Shares hereunder (the "Closing") shall take place on the same Business Day as the Recapitalization Agreement Closing and the Merger Agreement Closing and shall be held as soon as reasonably practicable after satisfaction or waiver by the parties hereto of the conditions set forth in
Article VI hereof. The date on which the Closing occurs is referred to herein as the "Closing Date." The Closing shall take place at the offices of Cahill Gordon &

Reindel, 80 Pine Street, New York, New York 10005. At the Closing, (i) ECI shall issue the Shares to the Company registered in such names and denominations as the Company shall request, (ii) the transfer, conveyance, assignment and delivery of the Assets shall be effected by the delivery by the Company of such deeds, bills of sale, endorsements, assignments, certificates or other instruments as ECI shall reasonably request, (iii) the assumption of the Assumed Liabilities shall be effected by the delivery by ECI of such instruments of assumption as the Company shall reasonably request and (iv) ECI shall have consummated or caused ATNCo. to have consummated the wire transfer contemplated by Section 3.01 hereof.

  Section 7.02. Further Assurances. Each of the parties agrees that after the Closing, upon reasonable request of the other party, it will do, execute, deliver and acknowledge, and will cause to be done, executed, delivered and acknowledged, all such further acts, deeds, certificates, assignments, assumptions, transfers, conveyances, powers of attorney and other documents as may be reasonably required to consummate the transactions contemplated hereby.

                                 ARTICLE VIII

                           MISCELLANEOUS PROVISIONS

  Section 8.01. Termination. This Subscription Agreement shall terminate upon the termination of the Recapitalization Agreement or the Merger Agreement. In addition, this Subscription Agreement may be terminated at any time prior to the Closing by the Board of Directors of the Company and the Board of Directors of ECI without the authorization or consent of the Company's or ECI's stockholders. In the event of any such termination, neither party shall have any liability of any kind to the other party.

  Section 8.02. Entire Agreement. This Subscription Agreement, together with all other written agreements which may be entered into between the parties in connection herewith and the transactions contemplated hereby and all other documents and instruments delivered in connection herewith and therewith and the transactions contemplated hereby and thereby, set forth the full and complete understanding of the parties hereto with respect to the transactions contemplated hereby.

  Section 8.03. Governing Law. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflict of laws rules thereof.

  Section 8.04. Headings. The headings in this Subscription Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Subscription Agreement.

  Section 8.05. Counterparts. This Subscription Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  Section 8.06. Benefits. This Subscription Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person will have any right or obligation hereunder.

  Section 8.07. Assignment. Neither this Subscription Agreement nor any right hereunder may be assigned by the parties hereto without the prior written consent of the other party. Subject to the foregoing, this Subscription Agreement shall be binding upon and inure to the benefit of the successors, heirs, representatives and assigns of each party hereto.

  Section 8.08. Amendment and Waiver. This Subscription Agreement may be amended only by an instrument in writing signed on behalf of each of the parties hereto. Any term, condition or provision of this Subscription Agreement may be waived (if in writing) at any time by the party or each of the parties entitled to the benefits thereof.

  Section 8.09. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been given if delivered by hand, or when sent by telex or telecopier (with receipt confirmed) or by registered mail, return receipt requested, addressed as follows (or to such other address as a party may designate by notice to the other):

    (a) If to the Company:

      Atlantic Tele-Network, Inc.
      Estate Havensight
      P.O. Box 12030
      St. Thomas, U.S. Virgin Islands 00801
      (340) 774-2260 or 777-8000
      Attention: Cornelius B. Prior
      Telecopy: (809) 774-7790

    with copies to:

      Lewis A. Stern, P.C.
      Fried, Frank, Harris, Shriver & Jacobson
      One New York Plaza
      New York, New York 10004
      (212) 859-8190
      Telecopy: (212) 859-8587

    (b) If to ECI:

      Atlantic Tele-Network, Inc.
      Chase Financial Center
      P.O. Box 1730
      St. Croix, U.S. Virgin Islands 06821-1730
      (340) 777-7700
      Attention: Jeffrey J. Prosser
      Telecopy: (809) 774-5487

    with copies to:

      Roger Meltzer, Esq.
      Cahill Gordon & Reindel
      80 Pine Street
      New York, New York 10005
      (212) 701-3851
      Telecopy: (212) 269-5420

  IN WITNESS WHEREOF, each of the Company and ECI has caused this Subscription Agreement to be executed on the date first written above.

                                          Atlantic Tele-Network, Inc.

                                          By: /s/ Cornelius B. Prior
                                             __________________________________
                                            Name: Cornelius B. Prior
                                            Title:Co-Chief Executive Officer

                                          By: /s/ Jeffrey J. Prosser
                                             __________________________________
                                            Name: Jeffrey J. Prosser
                                            Title:Co-Chief Executive Officer

                                          Emerging Communications, Inc.

                                          By: /s/ Jeffrey J. Prosser
                                             __________________________________
                                            Name: Jeffrey J. Prosser
                                            Title:Chief Executive Officer

                                 SCHEDULE 1.01A

                  PROSSER DESIGNATED EMPLOYEES AND CONSULTANTS

James J. Heying

Sharon Smalls

Edwin Crouch

Steve Ross

Deseree Rodriquez

Liz Goggins

Eling Joseph

Wilhelm Samuel

David Stuedell

Gary Fisher

Kevin Cullwood

Ronald Sanders

James Dishman

Sir Shridath S. Ramphal

Paul Singer

                                 SCHEDULE 1.01B

                                    COUNSEL

Cahill Gordon & Reindel

Fried, Frank, Harris, Shriver & Jacobson

Raynor, Rensch & Pfeiffer

Richards, Layton & Finger

Brown & Wood LLP

Kelley Drye & Warren

Wiley, Rein & Fielding

                                 SCHEDULE 1.01C

                             UNDESIGNATED EMPLOYEES

Pacita Donovan

                               SCHEDULE 2.02(I)

                                CERTAIN ASSETS

--Any loans or advances to or other receivables from Jeffrey J. Prosser or any of the persons listed on Schedule 1.01A hereof

--AS400 Computer currently located at the premises of Vitelco

--Key-man life insurance policies on the life of Jeffrey J. Prosser, including pre-paid premiums relating thereto

--Rent deposits relating to the St. Croix Office or leases relating to equipment located at the St. Croix Office

--Any other prepaid expenses, deposits or similar assets of the Company relating to assets to be transferred to ECI under this Agreement, relating to assets, liabilities, or operations of any of the Transferred Subsidiaries or relating to Jeffrey J. Prosser of any of the person listed on Schedule 1.01A hereof.

                                SCHEDULE 2.05(D)

                          CERTAIN ASSUMED LIABILITIES

--Banco Popular Indebtedness

--Indebtedness relating to the AS400 Computer

--Any other indebtedness of the Company that is secured by assets to be transferred to ECI or assets of a Transferred Subsidiary

                                 SCHEDULE 5.02

                           EMPLOYEES TO BE TERMINATED

Pacita Donovan

                                   EXHIBIT A
                                       TO

                             SUBSCRIPTION AGREEMENT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                -----------------------------------------------

                   REPURCHASE AND RECAPITALIZATION AGREEMENT

                -----------------------------------------------

                                     AMONG

                          ATLANTIC TELE-NETWORK, INC.,

                            CORNELIUS B. PRIOR, JR.,

                     1994 PRIOR CHARITABLE REMAINDER TRUST

                                      AND

                               JEFFREY J. PROSSER

                             DATED AUGUST 11, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I

                                   REPURCHASE

 Section 1.01. Purchase of Shares.........................................    1
 Section 1.02. Sale of Shares.............................................    2

                                   ARTICLE II

                                RECAPITALIZATION

 Section 2.01. Issuance of Class A Common Stock...........................    2
 Section 2.02. Issuance of Class B Common Stock...........................    2

                                  ARTICLE III

                             CONDITIONS TO CLOSING

 Section 3.01. Subscription Agreement Closing.............................    2
 Section 3.02. Merger Agreement Closing...................................    2
 Section 3.03. Performance................................................    2
 Section 3.04. Charter Amendment..........................................    2

                                   ARTICLE IV

                             CLOSING DATE; CLOSING

 Section 4.01. Closing Date; Closing......................................    3
 Section 4.02. Further Assurances.........................................    3

                                   ARTICLE V

                            MISCELLANEOUS PROVISIONS

 Section 5.01. Termination................................................    3
 Section 5.02. Entire Agreement...........................................    3
 Section 5.03. Governing Law..............................................    3
 Section 5.04. Headings...................................................    4
 Section 5.05. Counterparts...............................................    4
 Section 5.06. Benefits...................................................    4
 Section 5.07. Assignment.................................................    4
 Section 5.08. Amendment and Waiver.......................................    4
 Section 5.09. Notices....................................................    4
 Section 5.10. Best Efforts...............................................    5
 Section 5.11. Tax Treatment..............................................    5

                                    EXHIBIT

 Exhibit A--   Form of Charter Amendment

                   REPURCHASE AND RECAPITALIZATION AGREEMENT

  THIS REPURCHASE AND RECAPITALIZATION AGREEMENT (this "Recapitalization Agreement") is entered into as of the 11th day of August, 1997 by and among Atlantic Tele-Network, Inc., a Delaware corporation (the "Company"), Cornelius
B. Prior, Jr. ("Prior"), individually and as Trustee of the 1994 PRIOR CHARITABLE REMAINDER TRUST (the "Trust"), and Jeffrey J. Prosser ("Prosser").

  WHEREAS, to eliminate corporate disputes and to maximize the value of the Company for the benefit of the Company and its stockholders, the Company has entered into a Principal Terms Agreement dated January 29, 1997 among the Company, Prior and Prosser, which contemplates the separation of the businesses and assets of the Company in the manner set forth herein and in the Subscription Agreement (as defined below) and the Merger Agreement (as defined below); and

  WHEREAS, the Company and Emerging Communications, Inc., a Delaware corporation ("ECI"), have entered into a Subscription Agreement of even date herewith (the "Subscription Agreement"), pursuant to which in order to accomplish such separation, subject to the terms and conditions set forth in the Subscription Agreement, the Company has agreed to transfer to ECI all of the capital stock of its wholly owned subsidiaries, Atlantic Tele-Network, Co., a Virgin Islands corporation ("ATNCo."), and Atlantic Aircraft, Inc., a Delaware corporation ("Aircraft Corp."), as well as certain other assets of the Company as more fully described therein relating to businesses conducted by ATNCo., its subsidiaries, Virgin Islands Telephone Corporation, a Virgin Islands corporation, Vitelcom Cellular Inc., a Virgin Islands corporation, and Vitelcom, Inc., a Virgin Islands corporation, and Aircraft Corp. in exchange for 10,959,131 shares of common stock, par value $0.01 per share (the "ECI Common Stock"), of ECI; and

  WHEREAS, subject to the terms and conditions set forth herein, (a) the Company desires to repurchase an aggregate of 765,562 shares of common stock, par value $.01 per share (the "Company Common Stock"), of the Company owned by Prior and the Trust, and (b) Prosser desires to exchange 3,325,000 shares of Company Common Stock owned by Prosser and certain members of his family (including shares which he holds under an option to purchase) for 3,325,000 shares of a new series of common stock of the Company to be designated Class A Common Stock and Prior desires to exchange 2,927,038 shares of Company Common Stock owned by Prior and certain members of his family for 2,927,038 shares of a new series of common stock of the Company to be designated Class B Common Stock; and

  WHEREAS, the Company and ATN MergerCo., a Delaware corporation ("Merger Sub"), have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which, subject to the terms and conditions contained therein, Merger Sub will merge with and into the Company, with each share of Company Common Stock being converted into one share of ECI Common Stock and 0.40 shares of Company Common Stock, the outstanding shares of Class A Common Stock will be converted into an aggregate of 5,704,231 shares of ECI Common Stock and the outstanding shares of Class B Common Stock will be converted into an aggregate of 2,807,040 shares of Company Common Stock (the "Merger"); and

  WHEREAS, the consummation of the Closing (as defined herein) is a condition to the consummation of the Merger pursuant to the Merger Agreement;

  NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained and subject to the terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  REPURCHASE

  Section 1.01. Purchase of Shares. Subject to the terms and conditions contained herein, the Company agrees to purchase at the Closing (as defined herein) 416,998 shares of Company Common Stock owned by Prior (the "Prior Repurchase Shares") at a purchase price of $22.7284 per share and 384,564 shares of Company Common Stock owned by the Trust (the "Trust Shares") at a purchase price of $22.7284 per share.

  Section 1.02. Sale of Shares. Subject to the terms and conditions contained herein, (i) Prior agrees to sell and deliver to the Company at the Closing the Prior Repurchase Shares for a purchase price of $22.7284 per share and (ii) the Trust agrees to sell and deliver to the Company the Trust Shares for a purchase price of $22.7284 per share.

                                  ARTICLE II

                               RECAPITALIZATION

  Section 2.01. Issuance of Class A Common Stock. (a) Subject to the terms and conditions contained herein, the Company agrees to issue and deliver to Prosser at the Closing 3,325,000 shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), to be authorized pursuant to the Charter Amendment (as defined herein) in exchange for all of the 3,325,000 shares of Company Common Stock owned by Prosser and certain members of his family or as to which Prosser currently holds an option to purchase (the "Prosser Shares").

  (b) Subject to the terms and conditions contained herein, Prosser agrees to deliver to the Company at the Closing the Prosser Shares in exchange for 3,325,000 shares of the Class A Common Stock.

  Section 2.02. Issuance of Class B Common Stock. (a) Subject to the terms and conditions contained herein, the Company agrees to issue and deliver to Prior at the Closing 2,927,038 shares of the Company's Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), to be authorized pursuant to the Charter Amendment in exchange for 2,927,038 shares of Company Common Stock owned by Prior and certain members of his family (the "Prior Exchange Shares").

  (b) Subject to the terms and conditions contained herein, Prior agrees to deliver to the Company at the Closing the Prior Exchange Shares in exchange for 2,927,038 shares of the Class B Common Stock.

                                  ARTICLE III

                             CONDITIONS TO CLOSING

  The obligations of the parties to consummate the transactions to be consummated by the parties at the Closing shall be subject to the satisfaction of the following conditions on or prior to the Closing Date:

  Section 3.01. Subscription Agreement Closing. Each of the conditions to the closing under the Subscription Agreement (the "Subscription Agreement Closing") shall have been satisfied or, with the consent of each of the parties hereto, waived; and the Subscription Agreement Closing shall have been consummated in accordance with the provisions of the Subscription Agreement.

  Section 3.02. Merger Agreement Closing. Each of the conditions to the Closing under the Merger Agreement (the "Merger Agreement Closing") shall have been satisfied or with the consent of each of the parties hereto waived; and all parties thereto shall appear ready, willing and able to consummate the transactions therein provided to be consummated at the Merger Agreement Closing.

  Section 3.03. Performance. Each of the parties hereto shall have performed and complied in all material respects with all obligations and conditions required by this Recapitalization Agreement to be performed or complied with by it at or prior to the Closing.

  Section 3.04. Charter Amendment. The Company shall have adopted and filed with the Secretary of State of Delaware a Restated Certificate of Incorporation substantially in the form of Exhibit A attached hereto (the "Charter Amendment").

                                  ARTICLE IV

                             CLOSING DATE; CLOSING

  Section 4.01. Closing Date; Closing. The closing of the purchase and sale of the Prior Repurchase Shares and Trust Shares and, immediately thereafter, the closing of the exchange of the Prosser Shares for the Class A Common Stock and the Prior Exchange Shares for the Class B Common Stock hereunder (collectively, the "Closing") shall take place on the same day as the Subscription Agreement Closing and the Merger Agreement Closing (and shall occur after the Subscription Agreement Closing and prior to the Merger Agreement Closing) and shall be held as soon as reasonably practicable after satisfaction or waiver by the parties hereto of the conditions set forth in
Article VI hereof. The date on which the Closing occurs is referred to herein as the "Closing Date". The Closing shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005. At the Closing,
(i) the Company shall pay by wire transfer of immediately available funds to an account specified therefor by Prior the aggregate purchase price for the Prior Repurchase Shares, (ii) the Company shall pay by wire transfer of immediately available funds to an account specified therefor by the Trust the aggregate purchase price for the Trust Shares, (iii) Prior shall deliver to the Company the Prior Repurchase Shares duly endorsed in blank for transfer or accompanied by a duly executed stock power assigning the Prior Repurchase Shares in blank, (iv) the Trust shall deliver to the Company the Trust Shares duly endorsed in blank for transfer or accompanied by a duly executed stock power assigning the Trust Shares in blank, (v) the Company shall issue 3,325,000 shares of Class A Common Stock to Prosser registered in such names and denominations as Prosser shall request, (vi) the Company shall issue 2,927,038 shares of Class B Common Stock to Prior registered in such names and denominations as Prior shall request, (vii) Prosser shall deliver to the Company the Prosser Shares duly endorsed in blank or accompanied by a duly executed stock power assigning the Prosser Shares in blank and (viii) Prior shall deliver to the Company the Prior Exchange Shares duly endorsed in blank or accompanied by a duly executed stock power assigning the Prior Exchange Shares in blank.

  Section 4.02. Further Assurances. Each of the parties agrees that after the Closing, upon reasonable request of the other party, it will do, execute, deliver and acknowledge, and will cause to be done, executed, delivered and acknowledged, all such further acts, deeds, certificates, assignments, transfers, conveyances, powers of attorney and other documents as may be reasonably required to consummate the transactions contemplated hereby. Each of Prior, Prosser and the Trust agree to vote all shares of Company Common Stock owned or controlled by them in favor of the Transactions at the Special Meeting (as defined in the Merger Agreement).

                                   ARTICLE V

                           MISCELLANEOUS PROVISIONS

  Section 5.01. Termination. This Recapitalization Agreement shall terminate upon any termination of the Subscription Agreement or the Merger Agreement. In addition, this Recapitalization Agreement may be terminated at any time prior to the Closing by mutual written consent of each party hereto. In the event of any such termination, no party shall have any liability of any kind to any other party.

  Section 5.02. Entire Agreement. This Recapitalization Agreement, together with all other written agreements which may be entered into between the parties in connection herewith and the transactions contemplated hereby and all other documents and instruments delivered in connection herewith and therewith and the transactions contemplated hereby and thereby, set forth the full and complete understanding of the parties hereto with respect to the transactions contemplated hereby.

  Section 5.03. Governing Law. This Recapitalization Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws rules thereof.

  Section 5.04. Headings. The headings in this Recapitalization Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Recapitalization Agreement.

  Section 5.05. Counterparts. This Recapitalization Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  Section 5.06. Benefits. This Recapitalization Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person will have any right or obligation hereunder.

  Section 5.07. Assignment. Neither this Recapitalization Agreement nor any right hereunder may be assigned by the parties hereto without the prior written consent of the other parties. Subject to the foregoing, this Recapitalization Agreement shall be binding upon and inure to the benefit of the successors, heirs, representatives and assigns of each party hereto.

  Section 5.08. Amendment and Waiver. This Recapitalization Agreement may be amended only by an instrument in writing signed on behalf of each of the parties hereto. Any term, condition or provision of this Recapitalization Agreement may be waived (if in writing) at any time by the party or each of the parties entitled to the benefits thereof.

  Section 5.09. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been given if delivered by hand, or when sent by telex or telecopier (with receipt confirmed) or by registered mail, return receipt requested, addressed as follows (or to such other address as a party may designate by notice to the other):

  (a)If to the Company or Prior:

    Atlantic Tele-Network, Inc.
    Estate Havensight
    P.O. Box 12030
    St. Thomas, U.S. Virgin Islands 00801
    (340) 774-2260 or 777-8000
    Attention: Cornelius B. Prior
    Telecopy: (809) 774-7790

  with copies to:

    Lewis A. Stern, P.C.
    Fried, Frank, Harris, Shriver & Jacobson
    New York, New York 10004
    (212) 859-8190
    Telecopy: (212) 859-8587

  (b)If to Prosser:

    c/o Atlantic Tele-Network, Inc.
    Chase Financial Center
    P.O. Box 1730
    St. Croix, U.S. Virgin Islands 06821-1730
    (340) 777-7700
    Attention: Jeffrey J. Prosser
    Telecopy: (809) 774-5487
  with copies to:

    Roger Meltzer, Esq.
    Cahill Gordon & Reindel
    80 Pine Street
    New York, New York 10005
    (212) 701-3851
    Telecopy: (212) 269-5420

  (c)If to the Trust:

    c/o Cornelius B. Prior
    Atlantic Tele-Network, Inc.
    Estate Havensight
    P.O. Box 12030
    St. Thomas, U.S. Virgin Islands 00801
    (340) 774-2260 or 777-8000
    Telecopy: (809) 774-7790

  with copies to:

    Lewis A. Stern, P.C.
    Fried, Frank, Harris, Shriver & Jacobson
    One New York Plaza
    New York, New York 10004
    (212) 859-8190
    Telecopy: (212) 859-8587

  Section 5.10. Best Efforts. Each of the parties hereto shall use his or its best efforts to cause the Transactions to be consummated. Without limiting the generality of the foregoing, (i) Prior, individually and as trustee of the Trust, and Prosser agree to vote all of their shares of Company Common Stock in favor of the approval of the Transactions and the adoption of the Merger Agreement and the Charter Amendment, (ii) each of the parties hereto shall execute all contracts, documents and instruments, the execution of which is contemplated as a condition to closing under this Recapitalization Agreement, the Subscription Agreement or the Merger Agreement, (iii) each of the parties shall promptly, at the request of counsel to the Company or counsel to ECI, supply such counsel with letters of representation reasonable under the circumstances as to facts or statements of intention represented to the Internal Revenue Service in connection with the Company's application for the Tax Ruling (as defined in the Subscription Agreement) and (iv) each of the parties shall take all steps within his or its control to cause the other conditions to closing of the Transactions to be consummated and shall generally use his or its best efforts to cause the Transactions to be consummated.

  Section 5.11. Tax Treatment. The Company and Prior, individually and as trustee of the Trust, agree to report for tax purposes the purchase of the Prior Repurchase Shares and the Trust Shares pursuant to Article I hereof as distributions of property to which Section 301 of the Internal Revenue Code of 1986, as amended, applies.

  IN WITNESS WHEREOF, each of the parties hereto has caused this Recapitalization Agreement to be duly executed, all as of the date first written above.

                                          ATLANTIC TELE-NETWORK, INC.

                                          By: /s/ Cornelius B. Prior
                                             __________________________________
                                            Name: Cornelius B. Prior
                                            Title: Co-Chief Executive Officer


                                          By: /s/ Jeffrey J. Prosser
                                             __________________________________
                                            Name: Jeffrey J. Prosser
                                            Title: Co-Chief Executive Officer

                                          1994 PRIOR CHARITABLE REMAINDER
                                           TRUST


                                          By: /s/ Cornelius B. Prior
                                             __________________________________
                                            Name: Cornelius B. Prior
                                            Title: Trustee

                                          /s/ Cornelius B. Prior
                                            ___________________________________
                                            Cornelius B. Prior

                                          /s/ Jeffrey J. Prosser
                                            ___________________________________
                                            Jeffrey J. Prosser

                                                        EXHIBIT A TO
                                                        REPURCHASE AND
                                                        RECAPITALIZATION
                                                        AGREEMENT

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          ATLANTIC TELE-NETWORK, INC.

  ATLANTIC TELE-NETWORK, INC., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

    FIRST: The name of the Corporation is ATLANTIC TELE-NETWORK, INC. (the "Corporation"). The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 4, 1989.

    SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Section 245 of the General Corporation Law of the State of Delaware (the "GCL"). The Corporation certifies that amendments effected by this Amended and Restated Certificate of Incorporation have been adopted in accordance with Section 242 of the GCL.

    THIRD: The text of the Corporation's Certificate of Incorporation as heretofore amended or supplemented is hereby further amended and restated to read in its entirety as follows:

                                  ARTICLE ONE

                                     NAME

  The name of the Corporation is Atlantic Tele-Network, Inc.

                                  ARTICLE TWO

                               REGISTERED OFFICE

  The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                 ARTICLE THREE

                                    PURPOSE

  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                 ARTICLE FOUR

                                 CAPITAL STOCK

  1. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 36,252,038 shares divided into two classes of which

  (i)10,000,000 shares, par value $.01 per share, shall be designated Preferred Stock,

  (ii)20,000,000 shares, par value $.01 per share, shall be designated Common Stock,

  (iii)3,325,000 shares, par value $.01 per share, shall be designated Class A Common Stock, and

  (iv)2,927,038 shares, par value $.01 per share, shall be designated Class B Common Stock.

2. Terms of the Preferred Stock

  2.1 Issuance. The Board of Directors is expressly authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations, or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

  (a) The number of shares constituting that series and the distinctive designation of that series;

  (b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable to any other class or classes or series of stock;

  (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

  (d) Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

  (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

  (f) Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series, and, if so, the terms and amounts of such sinking fund;

  (g) The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation;

  (h) The right of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes or series of stock; and

  (i) Any other power, preference or relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

3. Terms of the Common Stock

  3.1 Dividends. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock, Class A Common Stock and Class B Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of the Corporation's capital stock.

  3.2 Voting Rights. Subject to the preferential rights, if any, of the Preferred Stock and except as otherwise provided by applicable law, at every annual or special meeting of stockholders of the Corporation, every holder of Common Stock, Class A Common Stock and Class B Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock, Class A Common Stock and Class B Common Stock standing in his name on the books of the Corporation.

  3.3 Liquidation, Dissolution, or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock, Class A Common Stock and Class B Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

  3.4 Rights of Class A Common Stock and Class B Common Stock. All rights of the Class A Common Stock and Class B Common Stock shall be identical to the rights of the Common Stock, except in a merger, consolidation or sale of assets of the Corporation the Class A Common Stock and the Class B Common Stock shall have the right to receive separate and distinct consideration from the Common Stock as determined by the Board of Directors.

                                 ARTICLE FIVE

                                   DIRECTORS

  1. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

  2. By-Laws. The board of directors is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation.

  3. No Ballot. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

  4. Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of this Article FIVE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE SIX

                                   EXISTENCE

  The Corporation is to have perpetual existence.

                                 ARTICLE SEVEN

                           COMPROMISE OR ARRANGEMENT

  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                 ARTICLE EIGHT

                                   AMENDMENT

  The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

  IN WITNESS WHEREOF, Atlantic Tele-Network, Inc. has caused this Amended and restated Certificate of Incorporation to be signed and attested by its duly
authorized officers, this       day of October, 1997.

                                          Atlantic Tele-Network, Inc.

                                          By: _________________________________
                                             Name:
                                             Title:

Attest:

By: ______________________________________
  Name:
  Title:

                                   EXHIBIT B
                                       TO

                             SUBSCRIPTION AGREEMENT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    --------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                    --------------------------------------

                                    BETWEEN

                          ATLANTIC TELE-NETWORK, INC.

                                      AND

                                 ATN MERGERCO.

                          DATED AS OF AUGUST 11, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                   ARTICLE I

                                   THE MERGER

 Section 1.01. The Merger................................................    1
 Section 1.02. Effective Time............................................    2
                    Certificate of Incorporation and By-Laws of Surviving
 Section 1.03.  Corporation..............................................    2
 Section 1.04. Directors and Officers of Surviving Corporation...........    2
 Section 1.05. Stockholders' Meeting.....................................    2
 Section 1.06. Filing of Certificate of Merger...........................    2
 Section 1.07. Further Assurances........................................    2

                                   ARTICLE II

                              CONVERSION OF SHARES

 Section 2.01. Shares....................................................    2
 Section 2.02. Exchange of Shares........................................    3
 Section 2.03. Dividends, Transfer Taxes.................................    3
 Section 2.04. No Fractional Shares......................................    3

                                  ARTICLE III

                             CONDITIONS TO CLOSING

 Section 3.01. Stockholder Approval......................................    4
 Section 3.02. Closings..................................................    4
 Section 3.03. Performance...............................................    4

                                   ARTICLE IV

                             CLOSING DATE; CLOSING

 Section 4.01. Closing Date; Closing.....................................    4

                                   ARTICLE V

                            MISCELLANEOUS PROVISIONS

 Section 5.01. Termination...............................................    5
 Section 5.02. Entire Agreement..........................................    5
 Section 5.03. Governing Law.............................................    5
 Section 5.04. Headings..................................................    5
 Section 5.05. Counterparts..............................................    5
 Section 5.06. Benefits..................................................    5
 Section 5.07. Assignment................................................    5
 Section 5.08. Amendment and Waiver......................................    5
 Section 5.09. Notices...................................................    5

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is entered into as of the 11th day of August, 1997 by and between Atlantic Tele-Network, Inc., a Delaware corporation (the "Company"), and ATN MergerCo., a Delaware corporation ("Newco").

  WHEREAS, to eliminate corporate disputes and to maximize the value of the Company for the benefit of the Company and its stockholders, the Company has entered into a Principal Terms Agreement dated January 29, 1997 among the Company and its co-chief executive officers and principal stockholders, Cornelius B. Prior, Jr. ("Prior") and Jeffrey J. Prosser ("Prosser"), which contemplates the separation of the businesses and assets of the Company in the manner set forth herein and in the Recapitalization Agreement (as defined below) and the Subscription Agreement (as defined below); and

  WHEREAS, in order to accomplish such separation, the Company and Emerging Communications, Inc., a Delaware corporation ("ECI"), have entered into a Subscription Agreement of even date herewith (the "Subscription Agreement"), pursuant to which, subject to the terms and conditions set forth therein, the Company has agreed to transfer to ECI all of the capital stock of its wholly owned subsidiaries, Atlantic Tele-Network, Co., a Virgin Islands corporation ("ATNCo."), and Atlantic Aircraft, Inc., a Delaware corporation, as well as certain other assets of the Company as more fully described therein relating to businesses conducted by ATNCo., its subsidiaries, Virgin Islands Telephone Corporation, a Virgin Islands corporation ("VITELCO"), Vitelcom Cellular Inc., a Virgin Islands corporation, and Vitelcom, Inc., a Virgin Islands corporation, and Aircraft Corp. in exchange for 10,959,131 shares of common stock, par value $0.01 per share (the "ECI Common Stock"), of ECI; and

  WHEREAS, the Company, Prior, Prosser and the 1994 Prior Charitable Remainder Trust have entered into a Recapitalization Agreement dated of even date herewith (the "Recapitalization Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) the Company has agreed to repurchase an aggregate of 765,852 shares of common stock, par value $.01 per share (the "Company Common Stock"), of the Company owned by Prior and the Trust, and (b) Prosser has agreed to exchange 3,325,000 shares of Company Common Stock owned by Prosser and certain members of his family for 3,325,000 shares of a new class of common stock, par value $0.01 per share, of the Company denominated Class A Common Stock ("Class A Common Stock") and Prior has agreed to exchange 2,927,038 shares of Company Common Stock owned by Prior for 2,927,038 shares of a new class of common stock, par value $0.01 per share, of the Company denominated Class B Common Stock (the "Class B Common Stock" and, together with the Company Common Stock and the Class A Common Stock, the "Common Stock"); and

  WHEREAS, Newco desires to merge with the Company and the Company desires to merge with Newco, all upon the terms and subject to the conditions of this Merger Agreement.

  NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained and subject to the terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.01. The Merger. (a) In accordance with the provisions of this Merger Agreement and the General Corporation Law of the State of Delaware (the "Delaware Act"), at the Effective Time (as hereinafter defined), Newco shall be merged (the "Merger") with and into the Company, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be the same as that of the Company. At the Effective Time, the separate existence of Newco shall cease.

  (b) The Merger shall have the effects on Newco and the Company as constituent corporations of the Merger as provided under the Delaware Act.

  Section 1.02. Effective Time. The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger, in the form required by and executed in accordance with the Delaware Act, with the Secretary of State of the State of Delaware in accordance with the provisions of (S) 251 of the Delaware Act (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

  Section 1.03. Certificate of Incorporation and By-Laws of Surviving Corporation. At the Effective Time, the Certificate of Incorporation shall be amended and restated in its entirety in the form set forth in Exhibit 1.03 hereto and the Certificate of Incorporation as so amended and the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law.

  Section 1.04. Directors and Officers of Surviving Corporation. The directors of Newco immediately prior to the Effective Time will be, from and after the Effective Time, the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be, from and after the Effective Time, the officers of the Surviving Corporation, in each case until their successors are elected and qualified.

  Section 1.05. Stockholders' Meeting. The Company will take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-Laws to convene a special meeting of its stockholders (the "Special Meeting") as soon as practicable to consider and vote upon the approval and adoption of this Merger Agreement and the other components of the Transactions (as defined in the Subscription Agreement). The Company, through its Board of Directors, shall recommend to its stockholders approval and adoption of this Merger Agreement (which recommendation shall be contained in the related proxy statement) and shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Merger Agreement and the other components of the Transactions.

  Section 1.06. Filing of Certificate of Merger. At the Closing (as hereinafter defined), Newco and the Company shall cause a Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in (S) 251 of the Delaware Act, and shall take any and all other lawful actions and do any and all other lawful things to cause the Merger to become effective.

  Section 1.07. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Merger Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the constituent corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the constituent corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Merger Agreement.

                                  ARTICLE II

                             CONVERSION OF SHARES

  Section 2.01. Shares. (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) 0.40 shares of Common Stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock") and
(ii) one share of ECI Common Stock.

  (b) The outstanding shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive 5,704,231 shares of ECI Common Stock in the aggregate.

  (c) The outstanding shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 2,807,040 shares of Surviving Corporation Common Stock in the aggregate.

  (d) Each share of Common Stock, par value $0.01 per share, of Newco shall, by virtue of the Merger and without any action on the part of any holder thereof, be cancelled and no consideration shall be issued in respect thereof.

  (e) All shares of Class A Common Stock, Class B Common Stock, Company Common Stock and all shares of common stock, par value $0.01 per share, of Newco, by virtue of the Merger and without any action on the part of holders thereof, shall no longer be outstanding and shall be canceled and retired and cease to exist. Each holder of Company Common Stock, Class A Common Stock or Class B Common Stock immediately prior to the Effective Time shall, after the Merger, cease to have any rights with respect such Company Common Stock, Class A Common Stock or Class B Common Stock except the right to receive the applicable Merger consideration set forth in Section 2.01 upon surrender of certificates therefor in accordance with Section 2.02.

  Section 2.02. Exchange of Shares. Prior to the Effective Time, the Company shall select The Bank of New York or such other person or persons reasonably satisfactory to the Company to act as Exchange Agent for the Merger (the "Exchange Agent"). As soon as practicable after the Effective Time, the Company shall make available, and each holder of certificates formerly representing Company Common Stock, Class A Common Stock and Class B Common Stock (each, a "Company Holder") will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such stock ("Certificates") for cancellation, certificates representing the number of shares of Surviving Corporation Common Stock and ECI Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares as provided in Section 2.04. Such shares of Surviving Corporation Common Stock and ECI Common Stock issued in the Merger shall each be deemed, for all purposes including the right to receive notices of and to vote at meetings of stockholders and the right to receive dividends, if any, to have been issued at the Effective Time.

  Section 2.03. Dividends, Transfer Taxes. Notwithstanding Section 2.02 hereof, no dividends or other distributions that are declared or made on Surviving Corporation Common Stock or ECI Common Stock will be paid to persons entitled to received certificates representing Surviving Corporation Common Stock or ECI Common Stock pursuant to this Merger Agreement until such persons surrender their Certificates formerly representing Company Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Surviving Corporation Common Stock or ECI Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such stock in respect of a record date after the Effective Time. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates for any shares of Surviving Corporation Common Stock are to be issued in a name other than that in which the Certificates formerly representing shares of Company Common Stock surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Surviving corporation Common Stock or ECI Common Stock or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a Company Holder for any shares of Surviving Corporation Common Stock, ECI Common Stock or dividends thereon delivered to a public official pursuant to any applicable escheat or similar abandoned property laws.

  Section 2.04. No Fractional Shares. Notwithstanding anything herein to the contrary, no certificates or scrip representing less than one full share of Surviving Corporation Common Stock or ECI Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock, Class A Common Stock or Class B Common Stock pursuant to Section
2.02. In lieu of any such fractional share, each Company Holder who would otherwise have been entitled to a fraction of a share of Surviving Corporation Common Stock or ECI Common Stock pursuant to Section 2.01 shall be paid upon surrender of Certificates for exchange pursuant to Section 2.02 cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the Excess Shares (as defined below). As soon as practicable following the Effective Date, the Exchange Agent shall determine the excess of (i) the number of full shares of Surviving Corporation Common Stock and ECI Common Stock delivered to the Exchange Agent by the Surviving Corporation over (ii) the aggregate number of full shares of Surviving Corporation Common Stock and ECI Common Stock to be distributed to holders of Company Common Stock, Class A Common Stock and Class B Common Stock (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for each of the former Company Holders, shall sell the Excess Shares at the prevailing prices on the American Stock Exchange. The sale of the Excess Shares by the Exchange Agent shall be executed on the American Stock Exchange through one or more member firms of the American Stock Exchange and shall be executed in round lots to the extent practicable. The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former Company Holders, the Exchange Agent will hold such proceeds in trust for each of such former stockholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former Company Holders in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Merger Agreement such amount to such former stockholders.

                                  ARTICLE III

                             CONDITIONS TO CLOSING

  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

  Section 3.01. Stockholder Approval. This Merger Agreement and the Transactions (as defined in the Subscription Agreement) shall have been approved and adopted by the holders of a majority of the outstanding shares of Company Common Stock.

  Section 3.02. Closings. Each of the conditions to the closing under the Subscription Agreement (the "Subscription Agreement Closing") and the closing under the Recapitalization Agreement (the "Recapitalization Agreement Closing") shall have been satisfied or, with the consent of each party hereto, waived; the Subscription Agreement Closing shall have been consummated in accordance with the provisions of the Subscription Agreement; and the Recapitalization Agreement Closing shall have been consummated in accordance with the provisions of the Recapitalization Agreement.

  Section 3.03. Performance. Each of the parties hereto shall have performed and complied in all material respects with all obligations and conditions required by this Merger Agreement to be performed or complied with by it at or prior to the Closing.

                                  ARTICLE IV

                             CLOSING DATE; CLOSING

  Section 4.01. Closing Date; Closing. The closing of the Merger (the "Closing") shall take place on the same day as the Subscription Agreement Closing and the Recapitalization Agreement Closing and shall be held immediately after consummation of such closings as soon as practicable after satisfaction or waiver by the parties hereto of the conditions set forth in Article III hereof. The date on which the Closing occurs is referred to herein as the "Closing Date." The Closing shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005. At the Closing, the Company and Newco shall cause to be executed and filed with the Secretary of State of Delaware the Certificate of Merger in accordance with the applicable provisions of the Delaware Act and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE V

                           MISCELLANEOUS PROVISIONS

  Section 5.01. Termination. This Merger Agreement shall terminate upon any termination of the Subscription Agreement or the Recapitalization Agreement. In addition, this Merger Agreement may be terminated, notwithstanding stockholder approval hereof, at any time prior to the Effective Time by the Board of Directors of the Company and the Board of Directors of Newco without the authorization or consent of the Company's or Newco's stockholders. In the event of any such termination, neither party shall have any liability of any kind to the other party.

  Section 5.02. Entire Agreement. This Merger Agreement, together with all other written agreements which may be entered into between the parties in connection herewith and the transactions contemplated hereby and all other documents and instruments delivered in connection herewith and therewith and the transactions contemplated hereby and thereby, set forth the full and complete understanding of the parties hereto with respect to the transactions contemplated hereby.

  Section 5.03. Governing Law. Except where the laws of the State of Delaware are by their terms applicable, this Merger Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws rules thereof.

  Section 5.04. Headings. The headings in this Merger Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Merger Agreement.

  Section 5.05. Counterparts. This Merger Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  Section 5.06. Benefits. This Merger Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person will have any right or obligation hereunder.

  Section 5.07. Assignment. Neither this Merger Agreement nor any right hereunder may be assigned by the parties hereto without the prior written consent of the other party. Subject to the foregoing, this Merger Agreement shall be binding upon and inure to the benefit of the successors, heirs, representatives and assigns of each party hereto.

  Section 5.08. Amendment and Waiver. This Merger Agreement may be amended only by an instrument in writing signed on behalf of each of the parties hereto. Subject to the Delaware Act any term, condition or provision of this Merger Agreement may be waived (if in writing) at any time by the party or each of the parties entitled to the benefits thereof.

  Section 5.09. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been given if delivered by hand, or when sent by telex or telecopier (with receipt confirmed) or by registered mail, return receipt requested, addressed as follows (or to such other address as a party may designate by notice to the other):

  (a)If to the Company or Newco:

    Atlantic Tele-Network, Inc.
    Estate Havensight
    P.O. Box 12030
    St. Thomas, U.S. Virgin Islands 00801
    (340) 774-2260 or 777-8000
    Attention: Cornelius B. Prior
    Telecopy: (809) 774-7790

with copies to:

    Lewis A. Stern, P.C.
    Fried, Frank, Harris, Shriver & Jacobson
    One New York Plaza
    New York, New York 10004
    (212) 859-8190
    Telecopy: (212) 859-8587

      and

    Atlantic Tele-Network, Inc.
    Chase Financial Center
    P.O. Box 1730
    St. Croix, U.S. Virgin Islands 00801-1730
    (340) 777-7700
    Attention: Jeffrey J. Prosser
    Telecopy: (809) 774-5487

      and

    Roger Meltzer, Esq.
    Cahill Gordon & Reindel
    80 Pine Street
    New York, New York 10005
    (212) 701-3851
    Telecopy: (212) 269-5420

  IN WITNESS WHEREOF, each of the Company and Newco has caused this Merger Agreement to be executed on the date first written above.

                                          Atlantic Tele-Network, Inc.

                                          By: /s/ Cornelius B. Prior
                                             __________________________________
                                             Name: Cornelius B. Prior
                                             Title: Co-Chief Executive Officer

                                          By: /s/ Jeffrey J. Prosser
                                             __________________________________
                                             Name: Jeffrey J. Prosser
                                             Title: Co-Chief Executive Officer

                                          ATN MergerCo.

                                          By: /s/ Cornelius B. Prior
                                             __________________________________
                                             Name: Cornelius B. Prior
                                             Title: President

                                                      EXHIBIT 1.03 TO AGREEMENT
                                                            AND PLAN OF MERGER

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                          ATLANTIC TELE-NETWORK, INC.

                                  ARTICLE ONE

                                     NAME

  The name of the Corporation is Atlantic Tele-Network, Inc.

                                  ARTICLE TWO

                               REGISTERED OFFICE

  The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                 ARTICLE THREE

                                    PURPOSE

  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                 ARTICLE FOUR

                                 CAPITAL STOCK

  1. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 30,000,000 shares divided into two classes of which 10,000,000 shares, par value $.01 per share, shall be designated Preferred Stock and 20,000,000 shares, par value $.01 per share, shall be designated Common Stock.

  2. Terms of the Preferred Stock

  2.1 Issuance. The Board of Directors is expressly authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations, or restrictions thereof.

  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

  (a) The number of shares constituting that series and the distinctive designation of that series;

  (b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable to any other class or classes or series of stock;

  (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

  (d) Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

  (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

  (f) Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series, and, if so, the terms and amounts of such sinking fund;

  (g) The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation;

  (h) The right of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes or series of stock; and

  (i) Any other power, preference or relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

  3. Terms of the Common Stock

  3.1 Dividends. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of the Corporation's capital stock.

  3.2 Voting Rights. Subject to the preferential rights, if any, of the Preferred Stock and except as otherwise provided by applicable law, at every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation.

  3.3 Liquidation, Dissolution, or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

                                 ARTICLE FIVE

                                   DIRECTORS

  1. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

  2. By-Laws. The board of directors is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation.

  3. No Ballot. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

  4. Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of this Article FIVE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE SIX

                                   EXISTENCE

  The Corporation is to have perpetual existence.

                                 ARTICLE SEVEN

                           COMPROMISE OR ARRANGEMENT

  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                 ARTICLE EIGHT

                                   AMENDMENT

  The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   EXHIBIT C
                                       TO

                             SUBSCRIPTION AGREEMENT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       ---------------------------------

                         TECHNICAL ASSISTANCE AGREEMENT

                       ---------------------------------

                                     AMONG

                          ATLANTIC TELE-NETWORK, INC.,
                           ATLANTIC TELE-NETWORK CO.,
                      VIRGIN ISLANDS TELEPHONE CORPORATION

                                      AND

                             VITELCOM CELLULAR INC.

                               DATED [    ], 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                                   ARTICLE I

                                    SERVICES

 Section 1.01. Services to be Provided....................................    1
 Section 1.02. Payment for Services.......................................    1
 Section 1.03. Requests for Services......................................    2

                                   ARTICLE II

                               CERTAIN AGREEMENTS

 Section 2.01. Advisory Contract..........................................    2
 Section 2.02. Indemnity..................................................    2

                                  ARTICLE III

                            MISCELLANEOUS PROVISIONS

 Section 3.01. Termination................................................    2
 Section 3.02. Entire Agreement...........................................    3
 Section 3.03. Governing Law..............................................    3
 Section 3.04. Headings...................................................    3
 Section 3.05. Counterparts...............................................    3
 Section 3.06. Benefits...................................................    3
 Section 3.07. Assignment.................................................    3
 Section 3.08. Amendment and Waiver.......................................    3
 Section 3.09. Notices....................................................    3
 EXHIBIT A     Advisory Contract

                        TECHNICAL ASSISTANCE AGREEMENT

  THIS TECHNICAL ASSISTANCE AGREEMENT (this "Technical Assistance Agreement")
is entered into as of the [    ] day of [    ], 1997 by and among ATLANTIC
TELE-NETWORK, INC., a Delaware corporation (the "Company"), ATLANTIC TELE-NETWORK CO., a U.S. Virgin Islands corporation ("ATNCo."), VIRGIN ISLANDS TELEPHONE CORPORATION, a U.S. Virgin Islands corporation ("VITELCO"), and VITELCOM CELLULAR INC., a U.S. Virgin Islands corporation ("VCI").

  WHEREAS, pursuant to an agreement between the Company and Guyana Telephone and Telegraph Company Limited ("GTT"), dated as of January 28, 1991 (the "Advisory Contract"), a copy of which is attached as Exhibit A hereto, the Company has the continuing obligation to provide technical and professional service, advice and assistance to GTT in the operation by GTT of its telephone business, which services and assistance will be conducive to the economical and efficient development and operation of GTT's telephone system and will enhance its ability to provide dependable, state-of-art telephone service to its subscribers;

  WHEREAS, ATNCo., VITELCO and VCI have personnel at their disposal who are trained and experienced in the telecommunications field and who are familiar with the economical and efficient organization, development and operation of telecommunications systems and services and have extensive experience in finance, law, accounting, regulatory matters and the development of communications apparatus, equipment and services and the rapidly changing technological and regulatory environment affecting the telecommunications industry, and the Company has from time to time in the past called upon ATNCo, VITELCO and/or VCI to assist the Company in providing services and advice to GTT pursuant to the Advisory Contract; and

  WHEREAS, this Technical Assistance Agreement is being entered into in connection with and in consideration of the transfer by the Company to Emerging Communications, Inc., pursuant to the Subscription Agreement dated August 11, 1997 between them, of all of the outstanding capital stock of ATNCo., which transfer will provide significant benefits to ATNCo., VITELCO and VCI by resolving certain management problems which have heretofore affected such corporations.

  NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained and subject to the terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   SERVICES

  Section 1.01. Services to be Provided. Subject to the terms and conditions of this Technical Services Agreement, each of ATNCo., VITELCO and VCI agrees to make available its employees to the Company at its request from time to time during the term of this Agreement to assist and support the Company in carrying out its obligations under the Advisory Contract. Such support and assistance shall include performing services at the premises of ATNCo., VITELCO, VCI, the Company or GTT or their respective affiliates. ATNCo, VITELCO or VCI, as the case may be, shall determine (in consultation with the Company) which of its employees will perform any services requested hereunder. Notwithstanding anything contained in this Technical Services Agreement to the contrary, (a) none of ATNCo., VITELCO or VCI shall be required to make available to the Company pursuant to this Technical Assistance Agreement at any one time more than the greater of 3% of its employees or three employees in the aggregate for all of them, (b) no employee of ATNCo., VITELCO or VCI shall be required to be made available to the Company pursuant to this Technical Assistance Agreement for a period of greater than 20 hours during any calendar month and (c) none of ATNCo., VITELCO or VCI shall be required to make available to the Company any employee to the extent that doing so would interfere in any material respect with the performance of such employee's duties to ATNCo., VITELCO or VCI, as the case may be, or otherwise cause a burden to ATNCo., VITELCO or VCI, as the case may be.

  Section 1.02. Payment for Services. The Company agrees to reimburse ATNCo., VITELCO and VCI, on a monthly basis, (a) for the services of each employee of ATNCo., VITELCO or VCI, as the case may be, who provides services to the Company hereunder during such month, an amount equal to the product of (i) two times the cost to ATNCo., VITELCO or VCI, as the case may be, of the salary, wages and benefits of such employee for such month and (ii) a fraction, the numerator of which is the number of hours such employee provided services to the Company hereunder and the denominator of which is the product of (x) eight and (y) the number of days during such month when ATNCo., VITELCO or VCI, as the case may be, was open for business and (b) for 100% of all "out-of-pocket expenses," including travel and lodging of any employee, incurred by ATNCo., VITELCO or VCI, as the case may be, in performing its obligations hereunder. Payments by the Company pursuant to this
Section 1.02 shall be made within ten days of receipt of an invoice from ATNCo., VITELCO or VCI, as the case may be, showing in reasonable detail the amounts due hereunder with respect to any month.

  Section 1.03. Requests for Services. ATNCo., VITELCO and VCI shall have no obligation to perform any services hereunder except such as may be requested of them by the Company on reasonable notice to them, and they shall not be entitled to any payments under Section 1.02 from the Company except for services requested of them by the Company.

                                  ARTICLE II

                              CERTAIN AGREEMENTS

  Section 2.01. Advisory Contract. The Company shall not, without the prior written consent of each of ATNCo., VITELCO and VCI (which consents shall not be unreasonably withheld or delayed), enter into any amendment, modification, waiver, renewal or replacement of the Advisory Contract.

  Section 2.02. Indemnity. The Company shall indemnify and hold harmless each of ATNCo., VITELCO and VCI, each of their respective affiliates and each of their respective officers, directors, employees, agents and controlling persons (each an "Indemnified Person") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Technical Services Agreement and the services provided hereunder, or any claim, litigation, investigation or proceedings relating to the foregoing regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any legal or other out-of-pocket expenses as they are incurred in connection with investigating or defending any of the foregoing. The indemnity obligations of the Company under this
Section 2.02 shall be in addition to any liability which the Company may otherwise have to an Indemnified Party.

                                  ARTICLE III

                           MISCELLANEOUS PROVISIONS

  Section 3.01. Termination. This Technical Services Agreement (other than the provisions of Sections 1.02, 2.02 and 2.03 which shall survive any termination) (a) may be terminated (i) by the Company at any time upon written notice to each of the other parties hereto or (ii) by ATNCo., VITELCO or VCI upon written notice to the Company if the Company shall have breached or violated any of the terms or provisions of this Technical Services Agreement and (b) shall automatically terminate upon (i) the termination of the Advisory Contract or (ii) a Change of Control (as defined below) of the Company.

  As used herein, "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or GTT to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Group"); (ii) the approval by the holders of capital stock of the Company or GTT, as the case may be, of any plan or proposal for the liquidation or dissolution of the Company or GTT, as the case may be; or (iii) the acquisition in one or more transactions of "beneficial ownership" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) by any person, entity or Group (other than a Permitted Holder (as defined below) or a Group controlled by any Permitted Holder) of any capital stock of the Company or GTT such that, as a result of such acquisition, such person, entity or Group either (A) beneficially owns (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of then outstanding voting securities of the Company or GTT entitled to vote on a regular basis in an election for a majority of the board of directors of the Company or GTT or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the board of directors of the Company or GTT.

  As used herein, "Permitted Holders" means Cornelius B. Prior, Jr. and his estate, heirs and legatees, and the legal representatives of any of the foregoing, including, without limitation, the trustee of any trust of which one or more of the foregoing are the sole beneficiaries.

  Section 3.02. Entire Agreement. This Technical Assistance Agreement, together with all other written agreements which may be entered into between the parties in connection herewith and the transactions contemplated hereby and all other documents and instruments delivered in connection herewith and therewith and the transactions contemplated hereby and thereby, set forth the full and complete understanding of the parties hereto with respect to the transactions contemplated hereby.

  Section 3.03. Governing Law. This Technical Assistance Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflicts of laws rules thereof.

  Section 3.04. Headings. The headings in this Technical Assistance Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Technical Assistance Agreement.

  Section 3.05. Counterparts. This Technical Assistance Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  Section 3.06. Benefits. This Technical Assistance Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person will have any right or obligation hereunder.

  Section 3.07. Assignment. Neither this Technical Assistance Agreement nor any right hereunder may be assigned by the parties hereto without the prior written consent of the other parties. Subject to the foregoing, this Technical Assistance Agreement shall be binding upon and inure to the benefit of the successors, heirs, representatives and assigns of each party hereto.

  Section 3.08. Amendment and Waiver. This Technical Assistance Agreement may be amended only by an instrument in writing signed on behalf of each of the parties hereto. Any term, condition or provision of this Technical Assistance Agreement may be waived (if in writing) at any time by the party or each of the parties entitled to the benefits thereof.

  Section 3.09 Notices. All notices, requests, demands, and, other communications hereunder shall be in writing and shall be deemed to have been given if delivered by hand, or when sent by telex or telecopier (with receipt confirmed) or by registered mail, return receipt requested, addressed as follows (or to such other address as a party may designate by notice to the other):

  (a) If to the Company:

    Atlantic Tele-Network, Inc.
    Estate Havensight
    P.O. Box 6100
    St. Thomas, U.S. Virgin Islands 00801
    (340) 774-2260 or 777-8000
    Attention: Cornelius B. Prior
    Telecopy: (809) 774-7790

  with copies to:

    Lewis A. Stern, P.C.
    Fried, Frank, Harris, Shriver & Jacobson
    One New York Plaza
    New York, New York 10004
    (212) 859-8190
    Telecopy: (212) 859-8587

  (b) If to ATNCo., VITELCO or VCI:

    c/o Emerging Communications, Inc.
    Chase Financial Center
    P.O. Box 1730
    St. Croix, U.S. Virgin Islands 06821-1730
    (340) 777-7700
    Attention: Jeffrey J. Prosser
    Telecopy: (809) 774-5487

  with copies to:

    Roger Meltzer, Esq.
    Cahill Gordon & Reindel
    80 Pine Street
    New York, New York 10005
    (212) 701-3851
    Telecopy: (212) 269-5420

  IN WITNESS WHEREOF, each of the parties hereto have caused this Technical Assistance Agreement to be duly executed, all as of the date first written above.

                                          Atlantic Tele-Network, Inc.

                                          By: _________________________________
                                            Name: Cornelius B. Prior
                                            Title:Co-Chief Executive Officer

                                          By: _________________________________
                                            Name: Jeffrey J. Prosser
                                            Title:Co-Chief Executive Officer

                                          Atlantic Tele-Network Co.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          Virgin Islands Telephone Corporation


                                          By: _________________________________
                                            Name:
                                            Title:

                                          Vitelcom Cellular Inc.


                                          By: _________________________________
                                            Name:
                                            Title:

                      EXHIBIT D TO SUBSCRIPTION AGREEMENT

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                         EMERGING COMMUNICATIONS, INC.

                                   * * * * *

  The present name of the corporation is Emerging Communications, Inc. (the "Corporation"). The corporation was incorporated under that name by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 17, 1997. This Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The Corporation's board of directors (the "Board of Directors") adopted a resolution approving the following amendments to and restatement of the Certificate of Incorporation of the Corporation. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

  FIRST: The name of the Corporation is Emerging Communications, Inc.

  SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation is to have perpetual existence.

  FOURTH: A. The total number of shares of all classes of stock that the Corporation shall be authorized to issue is 50,000,000 shares, divided into 40,000,000 shares of Common Stock, par value $.01 per share (herein called "Common Stock"), and 10,000,000 shares of Preferred Stock, par value $.01 per share (herein called "Preferred Stock").

  B. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

  C. Except as may otherwise be provided in this Restated Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section B of this Article FOURTH) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

  D. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

  E. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

  F. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

  FIFTH: A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, consisting of not less than three nor more than fifteen directors, with the exact number of directors constituting the entire Board of Directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. For purposes of this Restated Certificate of Incorporation, "the entire Board of Directors" shall mean the number of directors that would be in office if there were no vacancies nor any unfilled newly created directorships.

  The Board of Directors shall be divided into three classes--Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the number of directors constituting the entire Board of Directors. Class I directors shall be initially elected for a term expiring at the first succeeding annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation, Class II directors shall be initially elected for a term expiring at the second succeeding annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation, and Class III directors shall be initially elected for a term expiring at the third succeeding annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation. At each annual meeting of the stockholders following the effectiveness of this Restated Certificate of Incorporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may only be filled and any other vacancy occurring in the Board of Directors may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Directors chosen to fill any such vacancy shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such directors' successors shall have been duly elected and qualified.

  Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, removal, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section B of Article FOURTH hereof) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

  B. The Board of Directors shall be authorized to adopt, make, amend, alter, change, add to or repeal the By-Laws of the corporation, subject to the power of the stockholders to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors.

  C. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of the members of the Board of Directors need not be by written ballot.

  SIXTH: The Corporation does hereby elect not to be governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware.

  SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

  EIGHTH: A. Each person who was or is a party or is threatened to be made a party to, or is involved, in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Delaware, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by the Board of Directors of the Corporation.

  B. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

  C. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of this Restated Certificate of Incorporation or the By-Laws of the Corporation, nor, to the fullest extent permitted by the laws of the State of Delaware, any modification of law, shall eliminate or reduce the effect of this Article EIGHTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

  NINTH: A. Meetings of stockholders may be held within or without the State of Delaware as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

  B. Except as may otherwise be provided in this Restated Certificate of Incorporation (including any certificate filed with the Secretary of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section B of Article FOURTH), no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent in voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Section B of this Article NINTH.

  TENTH: Subject to the provisions of this Restated Certificate of Incorporation and applicable law, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH.

  IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate
of Incorporation this     day of    , 1997.

                                          Emerging Communications, Inc.


                                          By__________________________________:
                                            Name:
                                            Office:

                                   EXHIBIT E
                                       TO

                             SUBSCRIPTION AGREEMENT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                ----------------------------------------------

                           NON-COMPETITION AGREEMENT

                ----------------------------------------------

                                     AMONG

                         EMERGING COMMUNICATIONS, INC.,

                          ATLANTIC TELE-NETWORK, INC.

                                      AND

                               JEFFREY J. PROSSER

                               DATED [    ], 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I

                                  DEFINITIONS

 Section 1.01. Definitions................................................    1

                                   ARTICLE II

              AGREEMENT NOT TO COMPETE; DISCLOSURE OF INFORMATION

 Section 2.01. Agreement Not To Compete...................................    2
 Section 2.02. Disclosure of Information..................................    2
 Section 2.03. Acknowledgment.............................................    2

                                  ARTICLE III

                            MISCELLANEOUS PROVISIONS

 Section 3.01. Remedies...................................................    3
 Section 3.02. Benefits...................................................    3
 Section 3.03. Severability; Blue Penciling...............................    3
 Section 3.04. Notices....................................................    3
 Section 3.05. Complete Agreement; Amendments; Prior Agreements...........    4
 Section 3.06. Governing Law..............................................    4
 Section 3.07. Counterparts...............................................    4
 Section 3.08. Jurisdiction...............................................    4
 Section 3.09. Expenses of Enforcement....................................    4

                           NON-COMPETITION AGREEMENT

  THIS NON-COMPETITION AGREEMENT (this "Non-Competition Agreement") is entered
into as of the [    ] day of [    ], 1997 by and among Emerging
Communications, Inc., a Delaware corporation ("ECI"), Atlantic Tele-Network, Inc., a Delaware corporation (the "Company"), and Jeffrey J. Prosser, ("Prosser").

  WHEREAS, to eliminate corporate disputes and to maximize the value of the Company for the benefit of the Company and its stockholders, the Company and its co-chief executive officers and principal stockholders, Cornelius B. Prior, Jr. ("Prior") and Prosser, entered into a Principal Terms Agreement dated January 29, 1997 which contemplated the separation of the businesses and assets of the Company; and

  WHEREAS, in order to accomplish such separation, the Company and ECI entered into a Subscription Agreement (the "Subscription Agreement"), the Company, Prior and Prosser entered into a Recapitalization Agreement (the "Recapitalization Agreement") and the Company and ATN MergerCo. entered into an Agreement and Plan of Merger (the "Merger Agreement"), all dated as of August 11, 1997;

  WHEREAS, Prior and the other stockholders of the Company are relying on the covenants of ECI and Prosser in this Non-Competition Agreement in making and/or retaining their investments in the Common Stock of the Company; and

  WHEREAS, the execution and delivery of this Non-Competition Agreement by the parties hereto is contemplated by the Subscription Agreement and is a condition to the Closing (as defined in the Subscription Agreement); and

  WHEREAS, each of the parties hereto desires to consummate, and will secure substantial benefits from the consummation of, the Closing.

  NOW, THEREFORE, for and in consideration of the covenants herein contained and subject to the conditions hereinafter set forth, the parties hereto agrees as follows:

                                   ARTICLE I

                                  DEFINITIONS

  Section 1.01. Definitions. Capitalized terms used in this Non-Competition Agreement without definition shall have the respective meanings ascribed to such terms in the Subscription Agreement. As used in this Agreement, the following terms have the meanings assigned to them below:

    "Competitive Business" means any business which competes anywhere in the world in any material respect with the conduct of the Subject Business by the Company or any of its Subsidiaries.

    "Confidential Information" means all information of a proprietary nature and documents or other tangible items that record information of a proprietary nature relating to the Subject Business, including without limitation, books, records, customer lists, vendor lists, supplier lists, pricing information, cost information, plans, strategies, forecasts, financial statistics, budgets and projections, other than any such information which is generally within the public domain at the time of receipt thereof by ECI or Prosser or at the time of use or disclosure of such information by ECI or Prosser (other than as a result of the breach by ECI or Prosser of its or his agreement hereunder).

    "Subject Business" means the business of providing telecommunications services (including carrying and/or terminating telecommunications traffic), directly or indirectly through service bureaus or other intermediaries, to persons who generate international audiotext telecommunications traffic (whether voice or data); provided, however, that the Subject Business shall not include the provision of any telecommunications services as a common carrier which does not involve the installation of special equipment to facilitate the generation of international audiotext telecommunications traffic or, directly or indirectly, the payment of any fee, commission or other compensation, through sharing of accounting or settlement rates, rate discounts or otherwise to persons generating such traffic.

                                  ARTICLE II

                           AGREEMENT NOT TO COMPETE;
                           DISCLOSURE OF INFORMATION

  Section 2.01. Agreement Not To Compete. (a) Each of ECI and Prosser recognizes the highly competitive nature of the Subject Business and agrees that the value and goodwill of the Company and its Subsidiaries would be substantially impaired if it or he, as the case may be, failed to comply with its or his obligations hereunder. Accordingly, each of ECI and Prosser hereby agrees from the consummation of the Merger that during a period of ten years thereafter, each of ECI and Prosser shall not, directly or indirectly, on its or his own behalf, as the case may be, or on behalf of any other person or entity:

    (i) engage in any Competitive Business, whether such engagement shall be as an employer, officer, director, owner, employee, partner, advisor, consultant, stockholder, investor, agent or other participant in any Competitive Business (or in any similar capacity in which it or he, as the case may be, derives an economic benefit from a Competitive Business);

    (ii) assist others in engaging in any Competitive Business in the manner described in the foregoing clause (i);

    (iii) solicit, entice or induce any director, employee, consultant or other agent of the Company or any current or future Subsidiary of the Company materially involved in the Subject Business to terminate his or her employment or other relationship with the Company or such current or future Subsidiary or to engage in any Competitive Business;

    (iv) solicit, entice or induce any vendor or distributor of the Company or any current or future Subsidiary materially involved in the Subject Business to terminate or materially diminish its relationship with the Company or such current or future Subsidiary; or

    (v) solicit, entice or induce any subscriber or customer of the Company or any current or future Subsidiary of the Company with respect to the Subject Business to purchase the products or services of any Competitive Business, or to cease purchasing the services of the Subject Business from the Company or any current or future Subsidiary of the Company.

  (b) Anything contained in this Non-Competition Agreement to the contrary notwithstanding, no provision of this Agreement shall prohibit (i) ECI or Prosser from owning, as a passive investment, in the aggregate less than 5% of a class of publicly-traded securities issued by any person or entity engaged in a Competitive Busi- ness or (ii) the provision of services by ATNCO, VITELCo or VCI pursuant to terms of the Technical Assistance Agreement.

  Section 2.02. Disclosure of Information. From and after the date hereof, each of ECI and Prosser shall hold in strict confidence and shall not use or disclose to any person, firm, corporation or other business entity, except as required by law or judicial process, any Confidential Information for any reason or purpose whatsoever, nor shall ECI or Prosser make use of any of the Confidential Information for ECI's or Prosser's purposes or for the benefit of any person or entity except the Company or any affiliate thereof.

  Section 2.03. Acknowledgment. Prosser acknowledges that the provisions of this Agreement are not designed to prevent Prosser from earning a living or fostering his own career. The provisions of this Agreement are designed to prevent any Competitive Business from gaining unfair advantage from Prosser's and ECI's knowledge of confidential and proprietary information relating to the Subject Business.

                                  ARTICLE III

                           MISCELLANEOUS PROVISIONS

  Section 3.01. Remedies. Each of ECI and Prosser acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Non-Competition Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach.

  Section 3.02. Benefits. This Non-Competition Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation or otherwise and any assignee of all or substantially all of its business and properties.

  Section 3.03. Severability, Blue Penciling. It is the desire and intent of the parties hereto that the provisions of this Non-Competition Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Non-Competition Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Non-Competition Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

  Section 3.04. Notices. All notices or other communications required or permitted hereunder shall be in writing and sufficient if (a) delivered personally, (b) sent by nationally-recognized overnight courier or (c) sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

  if to the Company, to:

    Atlantic Tele-Network, Inc.
    Estate Havensight
    P.O. Box 12030
    St. Thomas, U.S. Virgin Islands 00801
    (340) 774-2260 or 777-8000
    Attention: Cornelius B. Prior
    Telecopy: (809) 774-7790

  if to ECI or Prosser, to:
    Atlantic Tele-Network, Inc.
    Chase Financial Center
    P.O. Box 1730
    St. Croix, U.S. Virgin Islands 06821-1730
    (340) 777-7700
    Attention: Jeffrey J. Prosser
    Telecopy: (809) 774-5487

  with copies to:
    Roger Meltzer, Esq.
    Cahill Gordon & Reindel
    80 Pine Street
    New York, New York 10005
    (212) 701-3851
    Telecopy: (212) 269-5420
or, in each case, to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) on the business day after dispatch, if sent by nationally-recognized overnight courier and (iii) on the third business day after dispatch, if sent by mail.

  Section 3.05. Complete Agreement; Amendments; Prior Agreements. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by a written instrument executed by the parties hereto. This Non-Competition Agreement supersedes any and all prior agreements among the parties hereto with respect to the matters covered hereby.

  Section 3.06. Governing Law. This Non-Competition Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed wholly therein.

  Section 3.07. Counterparts. This Non-Competition Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

  Section 3.08. Jurisdiction. Any action or proceeding brought by any party to this Non-Competition Agreement against any other party hereto with respect to the enforcement or breach of this Non-Competition Agreement may be brought in the courts of the State of New York or of the United States for the Southern District of New York. Each of the parties hereto irrevocably submits to the jurisdiction of each such court in respect of any such action or proceeding, irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum, and irrevocably consents that service of process or other legal summons for purposes of any such action or proceeding may be served on it by personal service within or without the State of New York or by mailing a copy thereof by registered mail, or a form of mail substantially equivalent to registered mail, addressed to such party at its address as provided for notices hereunder.

  Section 3.09. Expenses of Enforcement. In the event of any breach of this Non-Competition Agreement by any party hereto, any other party hereto which is aggrieved by such breach (an "Aggrieved Breach") shall be entitled to recover from the party in breach, any and all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the Aggrieved Party as a result of such breach or in connection with enforcing the provisions of this Non-Competition Agreement with respect to such breach.

  IN WITNESS WHEREOF, this Non-Competition Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                          Atlantic Tele-Network, Inc.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          Emerging Communications, Inc.


                                          By: _________________________________
                                            Name:
                                            Title:


                                          -------------------------------------
                                                   Jeffrey J. Prosser

                                   EXHIBIT F
                                       TO

                             SUBSCRIPTION AGREEMENT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      -----------------------------------

                              INDEMNITY AGREEMENT

                      -----------------------------------

                                     AMONG

                          ATLANTIC TELE-NETWORK, INC.,

                         EMERGING COMMUNICATIONS, INC.,

                            CORNELIUS B. PRIOR, JR.

                                      AND

                               JEFFREY J. PROSSER

                               DATED [   ], 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I

                                  DEFINITIONS
 Section 1.01. Definitions................................................    1

                                   ARTICLE II

                                INDEMNIFICATION
 Section 2.01. Indemnification by Prosser.................................    1
 Section 2.02. Indemnification by Prior...................................    1
 Section 2.03. Indemnification by ECI.....................................    2
 Section 2.04. Indemnification by the Company.............................    2
 Section 2.05. No Third Party Rights......................................    2
 Section 2.06. Indemnification Procedures.................................    2

                                  ARTICLE III

                            FORBEARANCE; STANDSTILL
 Section 3.01. Forbearance................................................    4
 Section 3.02. Standstill.................................................    4

                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS
 Section 4.01. Effectiveness..............................................    5
 Section 4.02. Entire Agreement...........................................    5
 Section 4.03. Governing Law..............................................    5
 Section 4.04. Headings...................................................    5
 Section 4.05. Counterparts...............................................    5
 Section 4.06. Benefits...................................................    5
 Section 4.07. Assignment.................................................    5
 Section 4.08. Amendment and Waiver.......................................    5
 Section 4.09. Notices....................................................    5
 Section 4.10. Jurisdiction...............................................    6
 Section 4.11. Expenses of Enforcement....................................    6

                              INDEMNITY AGREEMENT

  THIS INDEMNITY AGREEMENT (this ("Indemnity Agreement") is entered into as of
the [    ] day of [    ], 1997 by and among Atlantic Tele-Network, Inc., a
Delaware corporation (the "Company"), Emerging Communications, Inc., a Delaware corporation ("ECI"), Cornelius B. Prior, Jr. ("Prior") and Jeffrey J. Prosser ("Prosser").

  WHEREAS, the execution and delivery of this Indemnity Agreement by the parties hereto is contemplated by the Subscription Agreement dated as of August 11, 1997 (the "Subscription Agreement") between the Company and ECI and is a condition to the Closing (as defined in the Subscription Agreement); and

  WHEREAS, each of the parties hereto desires to consummate, and will receive substantial benefits from the consummation of, the Closing.

  NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained and subject to the conditions hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

  Section 1.01. Definitions. Capitalized terms used in this Indemnity Agreement without definition shall have the respective meanings ascribed to such terms in the Subscription Agreement.

  "Affiliate" of any person shall mean any other person which controls, is controlled by, or is under common control with such person, and "person" for purposes hereof means and includes any individual, partnership, limited liability company, firm, corporation or other entity.

                                  ARTICLE II

                                INDEMNIFICATION

  Section 2.01. Indemnification by Prosser. Subject to the terms and conditions contained herein, Prosser hereby agrees to indemnify and hold harmless the Company, its Subsidiaries after the Closing, their respective officers, directors and agents and Prior, individually and as Trustee of the 1994 Prior Charitable Remainder Trust, from and against any and all losses, liabilities, damages, costs, and expenses (including, without limitation, reasonable attorney's fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending any action, suit or proceeding, commenced or threatened) of any kind and nature (collectively, "Losses") (A) which relate to or arise out of any action, suit or proceeding brought by or on behalf of any stockholder of the Company or ECI arising out of or relating to (i) the repurchase by the Company of shares of Company Common Stock owned by Prior and/or the Trust pursuant to the Recapitalization Agreement or (ii) the number of shares of ECI Common Stock to be received by Prosser pursuant to the Merger Agreement, or (B) which relate to or arise out of any action, suit or proceeding arising out of relating to an untrue statement of a material fact or alleged untrue statement of a material fact contained in the proxy statement/prospectus to be delivered to holders of Company Common Stock (the "Proxy Statement") or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to the beneficial ownership of stock of the Company by Prosser and/or members of his family and his or their Affiliates and biographical information with respect to Mr. Prosser.

  Section 2.02. Indemnification by Prior. Subject to the terms and conditions contained herein, Prior hereby agrees to indemnify and hold harmless ECI, the entities which will become its Subsidiaries after the Closing, their respective officers, directors and agents and Prosser from and against any and all Losses (A) which relate to or arise out of any action, suit or proceeding brought by or on behalf of any stockholder of the Company or ECI arising out of or relating to the number of shares of Surviving Corporation Common Stock (as defined in the Merger Agreement) to be received by Prior pursuant to the Merger Agreement or
(B) an untrue statement of a material fact or alleged untrue statement of a material fact contained in the Proxy Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to the beneficial ownership of stock of the Company by Prior and/or members of his family and his or their Affiliates and biographical information with respect to Mr. Prior.

  Section 2.03. Indemnification by ECI. Subject to the terms and conditions contained herein, ECI hereby agrees to indemnify and hold harmless the Company, its Subsidiaries after the Closing, their respective officers, directors and agents and Prior from and against any and all Losses which relate to or arise out of, (i) the business or operations conducted by ECI and the Transferred Subsidiaries before or after the Closing, or any other Subsidiaries of ECI after the Closing, (ii) the Assumed Liabilities or (iii) any action, suit or proceeding arising out of or relating to an untrue statement of a material fact or alleged untrue statement of a material fact contained in the Proxy Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to (a) the business, prospects or planned or proposed activities of ECI and its Subsidiaries after the Closing Date, (b) activities of ECI or the Transferred Subsidiaries after April 30, 1997 and (c) prospective acquisitions of businesses or other transactions not in the ordinary course of business planned or contemplated by ECI, the Transferred Subsidiaries or Prosser.

  Section 2.04. Indemnication by the Company. Subject to the terms and conditions contained herein, the Company hereby agrees to indemnify and hold harmless ECI, the entities which will become its Subsidiaries after the Closing, their respective officers, directors and agents and Prosser from and against any and all Losses which relate to or arise out of (i) the business and operations conducted by GTT before or after the Closing or the business and operations after the Closing of the Company or any other entity which will be a Subsidiary of the Company after the Closing, (ii) the Excluded Liabilities or (iii) any action, suit or proceeding arising out of or relating to an untrue statement of a material fact or alleged untrue statement of a material fact contained in the Proxy Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to (a) the business, prospects or planned or proposed activities of the Company and its Subsidiaries after the Closing Date, (b) activities of GTT and the Company with respect to GTT after April 30, 1997 and (c) prospective acquisitions of businesses or other transactions not in the ordinary course of business planned or contemplated by GTT or Prior.

  Section 2.05. No Third Party Rights. Nothing in this Indemnity Agreement, express or implied, is intended or shall be construed to give to any person, firm or corporation, other than an Indemnified Party (as defined below), any rights, remedy, claim or cause of action under or by reason of this Indemnity Agreement, or any terms, covenants or conditions hereof.

  Section 2.06. Indemnification Procedures. (a) If any party or person which may seek indemnification hereunder (an "Indemnified Party") determines that it is or may be entitled to indemnification by any party hereto (an "Indemnifying Party") under this Agreement (other than in connection with any Third Party Claim (as defined below) subject to clause (b) of this Section 2.06), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 30 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 30 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

  (b) Promptly following the earlier of (i) receipt of notice of the commencement by a third party of any action, suit or proceeding against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Indemnity Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure of the Indemnified Party to give notice as provided in this clause (b) shall not relieve the Indemnifying Party of its obligations under this Indemnity Agreement, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. Within 30 days after receipt of such notice, the Indemnifying Party may (i) by giving written notice thereof to the Indemnified Party, acknowledge liability for and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense or
(ii) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this clause (b); provided that if the Indemnifying Party does not within the same 30 day period give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor or electing to assume the defense, the Indemnifying Party shall be deemed to have acknowledged its liability for such Third-Party Claim. Any contest of a Third-Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, except as provided in the following sentence. The Indemnified Party shall have the right to participate in the defense against the Third Party Claim and to be represented by attorneys of its own choosing, but the fees and expenses of such attorneys shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such attorneys by the Indemnified Party or
(ii) representation of both parties by the same counsel in respect of such Third Party Claim would be inappropriate due to actual or potential differing interests between them (in which case the Indemnifying Party shall not be entitled to assume or direct the defense of such proceeding on behalf of the Indemnified Party); provided that in no event shall the Indemnifying Party be required to pay the fees and expenses of more than one separate counsel (in addition to local counsel) in any one proceeding representing the Indemnified Parties who are parties thereto. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party may not agree to any such settlement or compromise unless such settlement or compromise includes an unconditional release of the Indemnified Party from all liability on claims that are or could be the subject matter of such proceeding. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification as described herein, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third-Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise) or, in the case of any Third-Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

  (c) This Section 2.06 shall have no applicability to any claim for indemnification with respect to any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing (collectively "Taxes"), it being understood that the procedures for indemnification with respect to Taxes are covered in that separate Tax Sharing and Indemnification Agreement dated the date hereof among the parties hereto.

                                  ARTICLE III

                            FORBEARANCE; STANDSTILL

  Section 3.01. Forbearance. Except with respect to enforcing specific provisions of an agreement entered into in connection with the Transactions, including, without limitation, this Indemnity Agreement, (a) Prosser and ECI hereby agree not to bring any action, suit or proceeding against Prior or the Company with respect to any of the matters constituting the Transactions, or arising out or relating to the business, operations or management of the Company or any of its Subsidiaries prior to and including the Closing and (b) Prior and the Company hereby agree not to bring any action, suit or proceeding against Prosser or ECI with respect to any of the matters constituting the Transactions or arising out of or relating to the business, operations or management of the Company or any of its Subsidiaries prior to and including the Closing.

  Section 3.02. Standstill.

  (a) Each of Prosser and ECI agrees that for a period of ten years after the Closing Date, he or it, as the case may be, shall not, and shall not permit his or its, as the case may be, Controlled Affiliates (as defined below) to, without the prior written consent of the Company, duly authorized by its Board of Directors:

    (i) be the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of greater than 5% of the outstanding Voting Securities (as defined below) of the Company; or offer or agree to purchase any Voting Securities of the Company if, after giving effect to such purchase, he or it, as the case may be, would be the beneficial owner of greater than 5% of the outstanding Voting Securities of the Company; or

    (ii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) with respect to Voting Securities of the Company; become a participant in any "election contest" (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the Company; seek to advise or influence any person with respect to the voting of any Voting Securities of the Company; execute any written consent in lieu of a meeting of holders of any class or series of Voting Securities of the Company; or initiate, propose or otherwise solicit holders of Voting Securities of the Company for the approval or rejection of a proposal for a vote of holders of Voting Securities of the Company.

  (b) Each of Prior and the Company agrees that for a period of ten years after the Closing Date, he or it, as the case may be, shall not, and shall not permit his or its, as the case may be, Controlled Affiliates (as defined below) to, without the prior written consent of ECI, duly authorized by its Board of Directors:

    (i) be the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of greater than 5% of the outstanding Voting Securities (as defined below) of ECI; or offer or agree to purchase any Voting Securities of ECI if, after giving effect to such purchase, he or it, as the case may be, would be the beneficial owner of greater than 5% of the outstanding Voting Securities of ECI; or

    (ii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) with respect to Voting Securities of ECI; become a participant in any "election contest" (within the meaning of Rule 14a-11 of the Exchange Act) with respect to ECI; seek to advise or influence any person with respect to the voting of any Voting Securities of ECI; execute any written consent in lieu of a meeting of holders of any class or series of Voting Securities of ECI; or initiate, propose or otherwise solicit holders of Voting Securities of ECI for the approval or rejection of a proposal for a vote of holders of Voting Securities of ECI.

  (c) As used in this Section 3.02, the following terms have the meanings assigned to them below:

  "Controlled Affiliate" of any person means any other person under the control of such person. As used in this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of Voting Securities, by contract or otherwise.

  "Voting Securities" of any person means securities, the holders of which are, at the applicable time in question, entitled to vote for the election of directors of such person.

                                  ARTICLE IV

                           MISCELLANEOUS PROVISIONS

  Section 4.01. Effectiveness. This Indemnity Agreement shall become operative upon consummation of the Merger.

  Section 4.02. Entire Agreement. This Indemnity Agreement, together with all other written agreements which may be entered into between the parties in connection herewith and the transactions contemplated hereby and all other documents and instruments delivered in connection herewith and therewith and the transactions contemplated hereby and thereby, set forth the full and complete understanding of the parties hereto with respect to the transactions contemplated hereby.

  Section 4.03. Governing Law. This Indemnity Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws rules thereof.

  Section 4.04. Headings. The headings in this Indemnity Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Indemnity Agreement.

  Section 4.05. Counterparts. This Indemnity Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  Section 4.06. Benefits. This Indemnity Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person (other than an Indemnified Party) will have any right or obligation hereunder.

  Section 4.07. Assignment. Neither this Indemnity Agreement nor any right hereunder may be assigned by the parties hereto without the prior written consent of the other parties. Subject to the foregoing, this Indemnity Agreement shall be binding upon and inure to the benefit of the successors, heirs, representatives and assigns of each party hereto.

  Section 4.08. Amendment and Waiver. This Indemnity Agreement may be amended only by an instrument in writing signed on behalf of each of the parties hereto. Any term, condition or provision of this Indemnity Agreement may be waived (if in writing) at any time by the party or each of the parties entitled to the benefits thereof.

  Section 4.09. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been given if delivered by hand, or when sent by telex or telecopier (with receipt confirmed) or by registered mail, return receipt requested, addressed as follows (or to such other address as a party may designate by notice to the other):

  (a) If to the Company or Prior:
    Atlantic Tele-Network, Inc.
    Estate Havensight
    P.O. Box 12030
    St. Thomas, U.S. Virgin Islands 00801
    (340) 774-2260 or 777-8000
    Attention: Cornelius B. Prior
    Telecopy: (809) 774-7790

  with copies to:
    Lewis A. Stern, P.C.
    Fried, Frank, Harris, Shriver & Jacobson
    One New York Plaza
    New York, New York 10004
    (212) 859-8190
    Telecopy: (212) 859-8587

  (b) If to ECI or Prosser:
    Atlantic Tele-Network, Inc.
    Chase Financial Center
    P.O. Box 1730
    St. Croix, U.S. Virgin Islands 06821-1730
    (340) 777-8000
    Attention: Jeffrey J. Prosser
    Telecopy: (809) 774-5487

  with copies to:
    Roger Meltzer, Esq.
    Cahill Gordon & Reindel
    80 Pine Street
    New York, New York 10005
    (212) 701-3851
    Telecopy: (212) 269-5420

  Section 4.10. Jurisdiction. Any action or proceeding brought by any party to this Indemnity Agreement against any other party hereto with respect to the enforcement or breach of this Indemnity Agreement may be brought in the courts of the State of New York or of the United States for the Southern District of New York. Each of the parties hereto irrevocably submits to the jurisdiction of each such court in respect of any such action or proceeding, irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum, and irrevocably consents that service of process or other legal summons for purposes of any such action or proceeding may be served on it by personal service within or without the State of New York or by mailing a copy thereof by registered mail, or a form of mail substantially equivalent to registered mail, addressed to such party at its address as provided for notices hereunder.

  Section 4.11. Expenses of Enforcement. In the event of any breach of this Indemnity Agreement by any party hereto, any other party hereto which is aggrieved by such breach (an "Aggrieved Party") shall be entitled to recover from the party in breach, any and all costs and expenses, including without limitation reasonable attorneys fees, incurred by the Aggrieved Party as a result of such breach or in connection with enforcing the provisions of this Indemnity Agreement with respect to such breach.

  IN WITNESS WHEREOF, each of the parties hereto has caused this Indemnity Agreement to be duly executed, all as of the date first written above.

                                          Atlantic Tele-Network, Inc.


                                          By: _________________________________
                                            Name: Cornelius B. Prior
                                            Title: Co-Chief Executive Officer


                                          By: _________________________________
                                            Name: Jeffrey J. Prosser
                                            Title: Co-Chief Executive Officer

                                          Emerging Communications, Inc.


                                          By: _________________________________
                                             Name:
                                             Title:


                                          _____________________________________
                                                 Cornelius B. Prior, Jr.


                                          _____________________________________
                                                   Jeffrey J. Prosser

                                   EXHIBIT G
                                       TO

                             SUBSCRIPTION AGREEMENT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        -------------------------------

                          EMPLOYEE BENEFITS AGREEMENT

                        -------------------------------

                                    BETWEEN

                         EMERGING COMMUNICATIONS, INC.,

                                      AND

                          ATLANTIC TELE-NETWORK, INC.

                               DATED [    ], 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          EMPLOYEE BENEFITS AGREEMENT

  THIS EMPLOYEE BENEFITS AGREEMENT (this "Employee Benefits Agreement") is
entered into as of the [    ] day of [    ] 1997 by and between Emerging
Communications, Inc., a Delaware Corporation (the "ECI"), and Atlantic Tele-Network, Inc., a Delaware corporation (the "Company" or "ATNI").

  WHEREAS, to eliminate corporation disputes and to maximize the value of the Company for the benefit of the Company and its stockholders, the Company, and its co-chief executive officers and principal stockholders, Cornelius B. Prior, Jr. ("Prior") and Jeffrey J. Prosser ("Prosser"), entered into a Principal Terms Agreement dated January 29, 1997 which contemplated the separation of the businesses and assets of the Company; and

  WHEREAS, in order to accomplish such separation, the Company and New ATN entered into a Subscription Agreement (the "Subscription Agreement"), the Company, Prior and Prosser entered into a Recapitalization Agreement (the "Recapitalization Agreement") and the Company and ATN MergerCo. entered into an Agreement and Plan of Merger (the "Merger Agreement"), all dated as of August 11, 1997;

  WHEREAS, the execution and delivery of this Employee Benefits Agreement by the parties hereto is contemplated by the Subscription Agreement and is a condition to the Closing (as defined in the Subscription Agreement); and

  WHEREAS, each of the parties hereto desires to consummate, and will secure substantial benefits from the consummation of, the Closing.

  NOW, THEREFORE, for and in consideration of the covenants herein contained and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

  1. Effective as of the Closing, (i) ECI shall adopt as its own the Atlantic Tele-Network, Inc. Defined Benefit Plan for Salaried Employees, the Atlantic Tele-Network, Inc. Management Employees' Savings Plan, and the Atlantic Tele-Network, Inc. Employees' Stock Ownership Plan (collectively, the "ATNI Plans"), (ii) each of the trusts (and all assets thereof) forming a part of the ATNI Plans shall be assumed by ECI, and (iii) ECI and the Company shall take such action, including amendments to the ATNI Plans (or the trusts forming a part thereof), as is necessary in order for ECI to be the sponsor and "Employer" under such ATNI Plans. As of the Closing, employees of the Company and its subsidiaries shall cease participation in the ATNI Plans maintained by ECI or any of its subsidiaries.

  2. All other employee benefit plans maintained by ATN Co., a U.S. Virgin Islands corporation ("ATNC"), by Virgin Islands Telephone Corp., a U.S. Virgin Islands corporation ("Vitelco") or by any of their subsidiaries (the "ATNC/Vitelco Plans"), including but not limited to the Virgin Islands Telephone Corporation Pension Plan for Hourly Employees, the United Steelworkers of America 401(k) Plan for Bargaining Unit Employees of Vitelco, the Welfare Plan for Salaried Employees and the Welfare Plan for Bargaining Employees, shall continue to be sponsored by such entities after the Closing. As of the Closing, employees of the Company and its subsidiaries shall cease participation in the ATNC/Vitelco Plans maintained by ECI, ATNC, Vitelco or any of their subsidiaries.

  3. Effective as of the Closing, ECI and its subsidiaries shall assume all employment-related liabilities and obligations of ATNI toward those employees who prior to the Closing were employed by ATNI and who after the Closing will be employed by ECI or its subsidiaries. Such employment-related liabilities and obligations shall include, but are not limited to, liabilities and obligations with respect to wages, withholding taxes, benefits, accrued vacation, employee benefit plan contributions and administrative expenses, whether incurred or accrued before, on or after the Closing and whether or not reported as of the Closing.

  4. All notices or other communications required or permitted hereunder shall be in writing and sufficient if (a) delivered personally, (b) sent by nationally-recognized overnight courier or (c) sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

  if to the Company, to:

    Atlantic Tele-Network, Inc.
    Estate Havensight
    P.O. Box 6100
    St. Thomas, U.S. Virgin Islands 00801
    (340) 774-2260 or 777-8000
    Attention: Cornelius B. Prior
    Telecopy: [(809) 774-7790]

  if to ECI, to:

    Emerging Communications, Inc.
    Chase Financial Center
    P.O. Box 1730
    St. Croix, U.S. Virgin Islands 06821-1730
    (340) 777-7700
    Attention: Jeffrey J. Prosser
    Telecopy: (809) 774-5487

  with copies to:

    Roger Meltzer, Esq.
    Cahill Gordon & Reindel
    80 Pine Street
    New York, New York 10005
    (212) 701-3851
    Telecopy: (212) 269-5420

or, in each case, to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) on the business day after dispatch, if sent by nationally-recognized overnight courier and (iii) on the third business day after dispatch, if sent by mail.

  5. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by a written instrument executed by the parties hereto. This Employee Benefits Agreement supersedes any and all prior agreements among the parties hereto with respect to the matters covered hereby.

  6. This Employee Benefits Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed wholly therein.

  7. This Employee Benefits Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

  8. Any action or proceeding brought by any party to this Employee Benefits Agreement against any other party hereto with respect to the enforcement or breach of this Employee Benefits may be brought in the courts of the State of New York or of the United States for the Southern District of New York. Each of the parties hereto irrevocably submits to the jurisdiction of each such court in respect of any such action or proceeding, irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum, and irrevocably consents that service of process or other legal summons for purposes of any such action or proceeding may be served on it by personal service within or without the State of New York or by mailing a copy thereof by registered mail, or a form of mail substantially equivalent to registered mail, addressed to such party at its address as provided for notices hereunder.

  9. In the event of any breach of this Employee Benefits Agreement by any party hereto, any other party hereto which is aggrieved by such breach (an "Aggrieved Breach") shall be entitled to recover from the party in breach, any and all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the Aggrieved Party as a result of such breach or in connection with enforcing the provisions of this Non-Competition Agreement with respect to such breach.

  IN WITNESS WHEREOF, this Employee Benefits Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                          Atlantic Tele-Network, Inc.


                                          By:__________________________________
                                            Name:
                                            Title:

                                          Emerging Communications, Inc.


                                          By:__________________________________
                                            Name:
                                            Title:

                                   EXHIBIT H
                                       TO

                             SUBSCRIPTION AGREEMENT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       ---------------------------------

                   TAX SHARING AND INDEMNIFICATION AGREEMENT

                       ---------------------------------

                                     AMONG

                          ATLANTIC TELE-NETWORK, INC.,
                         EMERGING COMMUNICATIONS, INC.,
                               CORNELIUS B. PRIOR

                                      AND

                               JEFFREY J. PROSSER

                               DATED [    ], 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   TAX SHARING AND INDEMNIFICATION AGREEMENT

  This Tax Sharing and Indemnification Agreement is entered into as of [    ],
1997 by and among Atlantic Tele-Network, Inc., a Delaware corporation ("ATN"), Emerging Communications, Inc., a Delaware corporation ("ECI"), Cornelius B. Prior, Jr. ("Prior") and Jeffrey J. Prosser ("Prosser"). Capitalized terms used in this Agreement are defined in Section 1 below. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                                   RECITALS

  WHEREAS, as of the date hereof ATN is the common parent of an affiliated group of corporations, including ECI and Atlantic Aircraft, Inc., a Delaware corporation ("Aircraft Corp."), which has elected to file consolidated Federal and combined Delaware income tax returns; and

  WHEREAS, the execution and delivery of this Agreement by the parties hereto is contemplated by the Subscription Agreement dated as of August 11, 1997 (the "Subscription Agreement") between ATN and ECI and is a condition to the Closing (as defined in the Subscription Agreement); and

  WHEREAS, as a result of the Transactions, ECI and Aircraft Corp. will cease to be members of the affiliated group of which ATN is the common parent as of the end of the day which is the Closing Date; and

  WHEREAS, ATN, ECI, Prior and Prosser desire to provide for and agree upon the allocation among them of liabilities for Taxes arising prior to and as a result of the Transactions, and to provide for and agree upon other matters relating to Taxes;

  NOW THEREFORE, in consideration of the mutual agreements contained herein, ATN, ECI, Prior and Prosser hereby agree as follows:

  Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

  "ACCOUNTING CUTOFF DATE" means, with respect to each of ATN and ECI, any date as of the end of which there is a closing of the financial accounting records for such entity.

  "ACCOUNTING FIRM" shall have the meaning provided in Section 15.

  "AFFILIATE" means any entity that directly or indirectly "controls" or is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

  "AGREEMENT" means this Tax Sharing and Indemnification Agreement.

  "ATN GROUP" means ATN and its Affiliates as determined immediately after the Transactions.

  "CLOSING" means the Closing as that term is defined in the Subscription Agreement.

  "CLOSING DATE" means the Closing Date as that term is defined in the Subscription Agreement.

  "CODE" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

  "COMPANIES" means ATN and ECI and "Company" means either ATN or ECI.

  "DEBITS" shall have the meaning ascribed to it in the Subscription
Agreement.

  "DISTRIBUTION" means the distribution to certain ATN shareholders on the Closing Date of all of the outstanding stock of ECI owned by ATN.

  "ECI GROUP" means ECI and its Affiliates as determined immediately after the Transactions.

  "FEDERAL INCOME TAX" means any Tax imposed by Subtitle A of the Code, or to the extent related to such Tax, any Tax imposed by Subtitle F of the Code.

  "FINAL CLOSING ADJUSTMENT" shall have the meaning ascribed to it in the Subscription Agreement.

  "FINAL DETERMINATION" means the final resolution of any Tax liability for a Tax Period, including any related interest or penalties, by (i) a decision of the Tax Court or judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) IRS Form 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the Internal Revenue Service, or by a comparable agreement form under other applicable Tax Laws; except that a Form 870-AD or comparable form that by its terms reserves the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency shall not constitute a final determination; (iii) a closing agreement under Section 7121 of the Code or under corresponding provisions of any subsequently enacted federal Tax Laws, or comparable agreements under other applicable Tax Laws; and (iv) any other final disposition by reason of the expiration of the applicable statute of limitations.

  "FOREIGN INCOME TAX" means any Tax imposed by any foreign country or any territory or possession of the United States, or by any political subdivision of any foreign country or United States territory or possession, which is an income tax as defined in Treasury Regulation Section 1.901-2.

  "GROUP" means the ATN Group or the ECI Group, as the context requires.

  "GT&T" means Guyana Telephone & Telegraph Company Limited, a Guyana corporation.

  "INCOME TAX" means any Federal Income Tax, State Income Tax, or Foreign Income Tax.

  "INTERCOMPANY TAX ALLOCATION AGREEMENTS" means any written or oral agreement or any other arrangements relating to allocation of Taxes existing between ATN and Aircraft Corp. or any other member of the ECI Group in effect as of the Closing Date (other than this Agreement).

  "LETTER REQUEST" means the letter filed by ATN with the Internal Revenue Service requesting a ruling from the Internal Revenue Service regarding certain tax consequences of the Transactions, including the job descriptions of certain officers and employees of ATN attached as Exhibit 9 to such letter and the Revenue Procedure 96-30 Checklist attached as Exhibit 1 to such letter and any amendment or supplement to such letter or such exhibits.

  "LLC" means a limited liability company organized under the laws of Delaware of which Prosser is the sole beneficial owner, member and manager and which is disregarded as an entity separate from Prosser under Treasury Regulations
Section 301.7701-3.

  "PAYMENT DATE" means (i) with respect to any Tax Return relating to Federal Income Taxes, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the Tax Return determined under Code Section 6072, and the date the Tax Return is filed, and (ii) with respect to any Tax Return relating to other Taxes, the corresponding dates determined under the applicable Tax Law.

  "PERMITTED PLEDGE" means a bona fide pledge of stock or securities of ATN or ECI by Prior or Prosser or the LLC to a bank (including, without limitation, the RTFC) or brokerage firm as collateral for a full recourse loan to Prior or Prosser or a loan to the LLC with full recourse to Prosser.

  "POST-DISTRIBUTION PERIOD" means any Tax Period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date.

  "PRE-DISTRIBUTION PERIOD" means any Tax Period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

  "PRIME RATE" means the base rate on corporate loans charged by Citibank, N.A., New York, New York from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

  "REPURCHASE AND RECAPITALIZATION AGREEMENT" means that certain repurchase and recapitalization agreement dated as of August 11, 1997 by and among ATN, Prior, individually and as Trustee of the 1994 Prior Charitable Remainder Trust, and Prosser.

  "RESPONSIBLE COMPANY" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

  "RESTRUCTURING TAX" means any Taxes resulting from any income or gain recognized as a result of the Transactions including, without limitation, any Taxes resulting from any income or gain recognized as a result of the Transactions failing to qualify for tax-free treatment under Code Sections 355 or 361 or other provisions of the Code (as contemplated by the Ruling Request) and any Taxes resulting from any income or gain recognized under Treasury Regulations Section 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax Laws) as a result of the Transactions.

  "RTFC" means the Rural Telephone Finance Cooperative.

  "RULING REQUEST" means the letter filed by ATN with the Internal Revenue Service requesting a ruling from the Internal Revenue Service regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

  "SPECIFIED ACTION" shall have the meaning provided in Section 10.

  "STRADDLE PERIOD" means any Tax Period that begins on or before and ends after the Closing Date.

  "STATE INCOME TAX" means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

  "TAINTING ACT" shall have the meaning provided in Section 10.

  "TAX" or "TAXES" means any Income Tax, any Tax on gross income, gross receipts, profits, or capital stock, or any franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

  "TAX AUTHORITY" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

  "TAX CONTEST" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes or any claim for refund or credit of Taxes of any of ATN, ECI or the Aircraft Corp. (including any administrative or judicial review thereof) for any Tax Period ending on or before the Closing Date or any Straddle Period.

  "TAX ITEM" means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

  "TAX LAW" means the law of any governmental entity or political subdivision thereof relating to any Tax.

  "TAX PERIOD" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

  "TAX RECORDS" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

  "TAX RETURN" means any report of Taxes due, any claim for refund or credit of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required or permitted to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

  "TRANSACTIONS" shall have the meaning ascribed to that term in the Subscription Agreement.

  "TRANSFER" shall have the meaning set forth in Section 11(a).

  "TREASURY REGULATIONS" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

  Section 2. Allocation of Tax Liabilities. The provisions of this Section 2 are intended to determine each of ATN's, ECI's, Prior's and Prosser's liability for Taxes with respect to Pre-Distribution Periods. Once the liability has been determined under this Section 2, Section 5 determines the time when payment of the liability is to be made, and whether the payment is to be made to the Tax Authority directly or to ATN or ECI, as the case may be.

  2.01 Taxes of GT&T and the Virgin Islands Subsidiaries. This Agreement does not allocate liability for Taxes imposed on GT&T, Atlantic Tele-Network Co., a Virgin Islands corporation, or any of the subsidiaries of Atlantic Tele-Network Co. (except for any withholding of Foreign Income Taxes imposed with respect to payments made by any of such companies to ATN) and, as between the parties to this Agreement, such Taxes and Tax Returns relating to such Taxes shall be solely the responsibility of the legal entity on which such Taxes are imposed.

  2.02 ATN and ECI Liability.

  (a) ATN Liability. Notwithstanding the provisions of Section 2.03, as between ATN and ECI, ATN shall be liable for, and shall indemnify and hold harmless the ECI Group from and against:

    (i) any Restructuring Taxes which arise from any breach by ATN of its representations or covenants under Section 10 or from any Tainting Act by ATN or its Affiliates or the inaccuracy of any factual statements or representations made in or in connection with the Ruling Request with respect to the activities of ATN and its Affiliates after the Closing;

    (ii) all Taxes to the extent taken into account in clauses (b) or (r) of the definition of "Debits" for purposes of calculating the Final Closing Adjustment;

    (iii) an amount of Income Tax equal to the provision for income tax expense of ATN which would be accrued on a hypothetical statement of operations of ATN for the period after April 30, 1997 to and including the Closing Date which statement of operations includes as revenues or gross income only dividends paid by GT&T to ATN during such period, interest accrued during such period on indebtedness of GT&T to ATN and advisory fees payable by GT&T to ATN during such period (computed on an accrual basis) and includes as expense all expenses of ATN during such period (to the extent such expenses are deductible for Income Tax purposes) except for expenses charged to ECI under clauses (c), (j), (k), (m), (n), (o), and (s) of the definition of "Debits" in the Subscription Agreement;

    (iv) any withholding of Foreign Income Taxes imposed with respect to payments from GT&T to ATN; and

    (v) 50% of all other Taxes (including Restructuring Taxes) of ATN or Aircraft Corp. (in each case, whether computed on a separate company or consolidated basis) with respect to all Pre-Distribution Periods, except for Taxes described in clauses (i), (ii) or (iii) of Section 2.02(b).

  (b) ECI Liability. Notwithstanding the provisions of Section 2.03, as between ATN and ECI, ECI shall be liable for, and shall indemnify and hold harmless the ATN Group from and against:

    (i) Any Restructuring Taxes which arise from any breach by ECI of its representations or covenants under Section 10 or from any Tainting Act by ECI or its Affiliates or the inaccuracy of any factual statements or representations made in or in connection with the Ruling Request with respect to the activities of ECI and its Affiliates after the Closing;


    (ii) 100% of all Taxes of ECI (computed on a separate company basis) for all Pre-Distribution Periods;

    (iii) any withholding of Foreign Income Taxes imposed with respect to payments from Atlantic Tele-Network Co. or any of its subsidiaries to ATN except to the extent taken into account in clauses (b) or (r) of the definition of "Debits" for purposes of calculating the Final Closing Adjustment; and

    (iv) 50% of all other Taxes (including Restructuring Taxes) of ATN or Aircraft Corp. (in each case, whether computed on a separate company or consolidated basis) for all Pre-Distribution Periods, except for Taxes described in clauses (i), (ii), (iii) or (iv) of Section 2.02(a).

  Section 2.03 Liability of Prior and Prosser.

  (a) Prior Liability. Prior shall be liable for, and shall indemnify and hold harmless the ATN Group and the ECI Group from and against any liability for, any Restructuring Taxes which arise from (x) any breach of Prior's representations and covenants under Section 11(a) or (y) the inaccuracy of any factual statements or representations relating to Prior or members of Prior's family made in the Letter Request or in any certificate provided by Prior in connection with the Ruling Request or in connection with an opinion of tax counsel with respect to the Transactions.

  (b) Prosser Liability. Prosser shall be liable for, and shall indemnify and hold harmless the ATN Group and the ECI Group from and against any liability for any Restructuring Taxes which arise from (x) any breach of Prosser's representations and covenants under Section 11(b) or (y) the inaccuracy of any factual statements or representations relating to Prosser or members of Prosser's family made in the Letter Request or in any certificate provided by Prosser in connection with the Ruling Request or in connection with an opinion of tax counsel with respect to the Transactions.

  Section 2.04. Expenses. Each of ATN, ECI, Prior and Prosser shall be liable for all fees, costs and expenses, including without limitation reasonable attorneys' fees, arising out of, or incident to, any proceeding before any Tax Authority, or any judicial authority, with respect to any Taxes for which it or he (as the case may be) is liable under Section 2.02(a) (in the case of ATN), 2.02(b) (in the case of ECI), 2.03(a) (in the case of Prior) or 2.03(b) (in the case of Prosser). In addition, an indemnified party under Section 2.02 or 2.03 shall be entitled to recover from the indemnifying party thereunder all fees, costs and expenses, including without limitation reasonable attorneys' fees, incurred by the indemnified party in connection with enforcement of its rights to indemnification against the indemnifying party.

  Section 3. Proration of Taxes for Straddle Periods.

  3.01 General Method of Proration. For purposes of Section 2, in the case of any Straddle Period, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b). No election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items). If the Closing Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Closing Date.

  3.02 Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Item relating to the Transactions shall be treated as an extraordinary item described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Distribution Periods, and any Taxes related to any such Tax Item (including Restructuring Taxes) shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to Pre-Distribution Periods.

  3.03 Proration of Other Taxes. For purposes of Section 2, in the case of any Straddle Period, Taxes that are not susceptible to apportionment in the manner described in Section 3.01 (e.g., real and personal property taxes) shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods on a pro rata basis based on the number of days in the relevant Tax Period.

  Section 4. Preparation and Filing of Tax Returns.

  4.01 General.

  (a) All Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. ATN and ECI shall provide, and shall cause their respective Affiliates to provide, assistance and cooperate with one another in accordance with Section 6 with respect to the preparation and filing of all Tax Returns, including, without limitation, providing information required to be provided in Section 6.

  (b) ECI shall, for each Tax Period or portion thereof for which ECI or Aircraft Corp. is included in a Tax Return required to be filed by ATN, provide ATN with (i) a true and correct schedule in the form of a separate Federal Income Tax Return for each of ECI and Aircraft Corp., and (ii) a reconciliation of book income to federal taxable income for ECI and Aircraft Corp. ECI hereby agrees to use its best efforts to provide ATN with such schedules and computations no later than the first day of the sixth month following the end of the period to which such schedules and computations relate.

  4.02 Manner of Filing.

  (a) All Tax Returns filed or caused to be filed by ATN or ECI after the Closing Date shall be prepared on a basis that is consistent with (i) any IRS ruling obtained by ATN in connection with the Transactions, (ii) the treatment of ATN's purchase pursuant to Article I of the Repurchase and Recapitalization Agreement of 416,998 shares of common stock at ATN owned by Prior and 384,564 shares of common stock of ATN owned by the 1994 Prior Charitable Remainder Trust as distributions of property to which Section 301 of the Code applies, and (iii) the treatment of the transactions contemplated by Article II of the Repurchase and Recapitalization Agreement as tax-free to ATN, Prior and Prosser for Federal Income Tax purposes by reason of such transactions qualifying as reorganizations within the meaning of Section 368(a) of the Code or otherwise (in each case, in the absence of a controlling change in law or circumstances), and shall be filed on a timely basis by the Responsible Company.

  (b) Except as otherwise agreed in writing by ATN and ECI, and in the absence of a controlling change in law or circumstances, all Tax Returns filed or caused to be filed by ATN or ECI after the Closing Date shall be prepared consistent with past practices, elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar items have been filed prior to the Closing Date, except that, with respect to any Tax Item not relating to the Transactions, one party may take an inconsistent position without the agreement of the other party only to the extent such position does not create a Tax detriment to the other party or any member of such other party's Group.

  Section 5. Tax Payments and Intercompany Billings.

  5.01 Payment of Taxes With Respect to Pre-Distribution or Straddle Period Returns Filed After the Distribution Date. In the case of any Tax Return required to be filed by ATN under Section 4.01 with respect to a Pre-Distribution Period or Straddle Period the due date for which Tax Return (including extensions) is after the Closing Date, at least 10 business days prior to any Payment Date, ATN (i) shall compute the amount of Tax required to be paid to the relevant Tax Authority (taking into account the requirements of Section 4.02(b) relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and (ii) shall send to ECI a written notice and demand for payment by ECI of its share (if any) of such Tax payment determined by ATN in accordance with Section 2.02(b) and accompanied by a statement detailing the Taxes to be paid and describing in reasonable detail the particulars relating thereto. ECI shall deliver to ATN on or before the business day immediately preceding such Payment Date a cashier's check made to the order of the applicable Tax Authority for the amount of ECI's share of such Tax Payment, and ATN shall remit such check and make the remainder of such Tax payment to the relevant Tax Authority on or before such Payment Date.

  5.02 Payment of Tax Related to Adjustments. ATN shall pay to the relevant Tax Authority when due any additional Taxes required to be paid as a result of any adjustment to Taxes with respect to any Pre-Distribution Period. At least 10 business days before such additional Tax payment is due to be paid by ATN, ATN shall send to ECI, Prior or Prosser, as the case may be, a written notice and demand from ATN for payment by it or him, as the case may be, of its or his share (if any) of any such additional Tax payment determined by ATN in accordance with Section 2 accompanied by a statement detailing the Taxes to be paid and describing in reasonable detail the particulars relating thereto; provided, however, that ATN will not make a demand for an indemnification payment attributable to any Restructuring Taxes under Section 2.02(b)(i) or
2.03 until the liability for such Restructuring Taxes either (i) is established by a Final Determination or (ii) subject to Section 8.02, is otherwise agreed to in writing by ATN with the applicable Tax Authority. ECI, Prior or Prosser, as the case may be, shall pay to ATN, in immediately available funds, ECI's or his share (if any) of any such additional Tax Payment on or before the business day immediately preceding the date such additional Tax is due to be paid by ATN; provided, however, that if any portion of such additional Tax payment is indemnified by Prior or Prosser under Section 2.03, (x) ECI may reduce the amount of its payment to ATN under this Section 5.02 in respect of such additional Tax payment by 50% of the amount of any indemnification payment in respect of such additional Tax payment actually received by ATN from Prior or Prosser, as the case may be, on or prior to the date that ECI is required to make such payment to ATN, and (y) ATN shall immediately remit to ECI 50% of the amount of any indemnification payment in respect of such additional Tax payment actually received by ATN from Prior or Prosser, as the case may be, after ECI actually made a payment to ATN under this Section 5.02 in respect of such additional Tax payment.

  5.03 Indemnification Payments. Without overriding the procedures set forth in Sections 5.01 and 5.02, if a Company (the "payor") pays to a Tax Authority a Tax for which the other Company (the "responsible party") is liable under this Agreement, the responsible party shall reimburse the payor within 10 business days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.03.

  Section 6. Assistance and Cooperation.

  6.01 General. After the Closing Date, each of ATN and ECI shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to ATN and ECI and their respective Affiliates including, without limitation, (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates reasonably available to such other Company as provided in Section 7. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 6 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

  6.02 Income Tax Return Information. Each Company will provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with ATN's past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns timely.

  Section 7. Tax Records.

  7.01 Retention of Tax Records. Except as provided in Section 7.02, each of ATN and ECI shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Tax Periods and all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the Closing Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 7 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior notice to the other Company. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation to be disposed of. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

  7.02 State and Foreign Income Tax Returns. Tax Returns with respect to State Income Taxes and Foreign Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept, in accordance with the guidelines of Section 7.01, by the person responsible for preparing and filing the applicable Tax Return.

  7.03 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

  Section 8. Tax Contests.

  8.01 Notice. Each of ATN and ECI shall provide prompt notice to the other and to Prior and Prosser of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other or Prior or Prosser, as the case may be, hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, such failure to give notice will not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is materially prejudiced by such failure.

  8.02 Control of Tax Contests. Each of ATN and ECI shall have full responsibility and discretion in handling, settling or contesting any Tax Contest involving a Tax Return for which it has filing responsibility pursuant to Section 4 of this Agreement; provided, however, ECI, Prior or Prosser, at it or his sole cost and expense, may participate in any Tax Contest with respect to any Restructuring Taxes for which it or he has liability or an indemnification obligation with respect to such Taxes under this Agreement; provided, further, that ECI, at its sole cost and expense and employing Cahill Gordon & Reindel or other counsel reasonably acceptable to ATN, shall be permitted to jointly share with ATN, employing Fried, Frank, Harris, Shriver & Jacobson or other counsel reasonably acceptable to ECI, the responsibility and discretion in handling, settling or contesting any Tax Contest with respect to any Taxes for which ECI has liability or an indemnification obligation to ATN with respect to such Taxes, unless ECI fails to provide to ATN a written acknowledgment of ECI's potential liability for such Taxes or indemnification obligation to ATN with respect to such Taxes within 10 business days of ECI's receipt of a written request by ATN therefor. Except as otherwise provided in
Section 2.04 hereof, any costs incurred in handling, settling or contesting any Tax Contest shall be borne by the party having full responsibility and discretion thereof.

  Section 9. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective on the Closing Date. Immediately prior to the close of business on the Closing Date, all Intercompany Tax Allocation Agreements shall be terminated.

  Section 10. No Inconsistent Actions.

  (a) Each of the Companies covenants and agrees that, except as disclosed in the Letter Request, it will not take any action, and it will cause its Affiliates to refrain from taking any action, which may be inconsistent with the Tax treatment of the Transactions as contemplated in the Ruling Request (any such action is referred to in this Section 10 as a "Tainting Act"), unless (i) the Company or Affiliate thereof proposing such Tainting Act (the "Requesting Party") either (A) obtains a ruling with respect to the Tainting Act from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to the other Company (the "Requested Party") (except that the Requesting Party shall not submit any such ruling request if a Requested Party determines in good faith that filing such request might have a materially adverse effect upon such Requested Party), or (B) obtains an unqualified opinion, reasonably satisfactory in form and substance to Requested Party, of Fried, Frank, Harris, Shriver & Jacobson or Cahill Gordon & Reindel or other independent nationally recognized tax counsel acceptable to the Requested Party, on a basis of assumed facts and representations consistent with the facts at the time of such action, that such Tainting Act will not affect the Tax treatment of the Transactions as contemplated in the Ruling Request, or (ii) the Requested Party consents in writing to such Tainting Act, which consent shall be granted or withheld in the sole and absolute discretion of the Requested Party. Without limiting the foregoing:

    (i) Specified Actions. During the two-year period beginning on (and including) the Closing Date, unless clause (i) or (ii) of the preceding paragraph is satisfied with respect to the applicable action, and except as disclosed in the Letter Request, ATN and ECI will not (and neither will cause or permit any of its Affiliates to) (A) liquidate or merge with or into any other corporation; (B) issue any capital stock that in the aggregate exceeds 45%, by vote or value, of its capital stock issued and outstanding immediately after the Distribution; (C) redeem, purchase or otherwise reacquire its capital stock issued and outstanding immediately after the Distribution (other than through stock purchases meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30); (D) make a material disposition (including transfers from one member of a Group to another member of that Group) or cessation of operations by means of a sale or exchange of assets or capital stock, a distribution to stockholders, or otherwise, of the assets constituting the trades or businesses relied upon in the Ruling Request to satisfy Section 355(b) of the Code; or (E) discontinue or cause to be discontinued the active conduct of the trades or businesses relied upon in the Ruling Request to satisfy
  Section 355(b) of the Code (each of the foregoing, a "Specified Action").

    (ii) No Inconsistent Plan or Intent. Each of ATN and ECI represents and warrants that it shall, and shall cause each of its Affiliates to, comply with each factual statement and representation in the Ruling Request, and that neither it nor any of its Affiliates has any plan or intent to take any Specified Action or any action which is inconsistent with any factual statements or representations in the Ruling Request. Regardless of any change in circumstances, each of ATN and ECI covenants and agrees that it will not take, and it will cause its Affiliates to refrain from taking, any such Specified Action or inconsistent action on or before the last day of the calendar year ending after the second anniversary of the Closing Date other than as permitted in this Section 10.

    (iii) Amended or Supplemental Rulings. Each of ATN and ECI covenants and agrees that it will not file, and it will cause its Affiliates to refrain from filing, any amendment or supplement to the Ruling Request subsequent to the Closing Date without the consent of the other, which consent shall not be unreasonably withheld.

  (b) Notwithstanding anything to the contrary in this Agreement, each Company shall be solely liable for, and shall indemnify and hold harmless the other Company from any Restructuring Tax resulting from a Tainting Act by such first Company or its Affiliates, regardless of whether clause (i) or (ii) of Section 10(a) was satisfied with respect to such Tainting Act.

  Section 11. Certain Representations and Covenants of Prior and Prosser.

  (a) Representations and Covenants of Prior.

    (i) Transfer Restrictions. Prior represents and warrants that he has no plan or intention to sell, exchange, transfer by gift, pledge or otherwise dispose of or encumber, whether actually or constructively by means of a short sale, equity swap, forward or futures contract, option or otherwise (collectively, a "Transfer") any stock or securities of ATN, or any beneficial or financial interest therein, after the Transactions except for Permitted Pledges. Prior covenants and agrees that during the two-year period beginning on (and including) the Closing Date, without the prior written consent of ECI (which consent ECI may grant or withhold in its sole discretion), he will not Transfer any stock or securities of ATN, or any beneficial or financial interest therein, except for Permitted Pledges, unless he first obtains either (A) a ruling with respect to the Transfer from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to ECI (acting on advice of counsel, such counsel to be reasonably satisfactory to ATN) or (B) an unqualified opinion, reasonably satisfactory in form and substance to ECI (acting on advice of counsel, such counsel to be reasonably satisfactory to ATN), of Fried, Frank, Harris, Shriver & Jacobson or other independent nationally recognized tax counsel acceptable to ECI, on a basis of assumed facts and representations consistent with the facts at the time of such Transfer, that such Transfer will not affect the Tax treatment of the Transactions as contemplated in the Ruling Request. In order to ensure compliance with the requirements of this Section 11(a)(i), during the two-year period beginning on (and including) the Closing Date, Prior shall maintain at least a majority of the outstanding common stock of ATN (or all stock or securities in ATN owned by him if he shall then own less than a majority of the outstanding common stock of ATN) in accounts with one or more banks or brokerage firms (collectively, "Financial Institutions"), which accounts may be margin accounts, provided that each such Financial Institution shall deliver a written undertaking to ECI stating that such Financial Institution will not permit any Transfer of Mr. Prior's stock or securities in ATN from such account without the prior written approval of ECI except for (i) sales of such stock or securities made by such Financial Institution for the purpose of obtaining repayment of any loans or advances made to Prior by such Financial Institution following a default by Prior in respect of such loans or advances, and (ii) any Transfer of such stock or securities from an account of Prior with such Financial Institution to an account of Prior with another Financial Institution which shall have given ECI a written undertaking described in this Section 11(a)(i). Notwithstanding anything to the contrary in this Agreement, Prior shall be liable for, and shall indemnify and hold harmless the ATN Group and the ECI Group from and against any liability for, any Restructuring Taxes which arises out of any Transfer of any of his stock or securities in ATN or any beneficial or financial interest therein (including, without limitation, any sale of stock subject to a Permitted Pledge on foreclosure of such pledge) regardless of whether the provisions of this Section 11(a)(i) were satisfied with respect to such Transfer.

    (ii) No Inconsistent Plan or Intent. Prior represents and warrants that he has no plan or intent to cause ATN or any of its Affiliates to take any Tainting Act (including any Specified Action) or any action inconsistent with any factual statement or representation in the Letter Request. Prior covenants and agrees that, so long as he owns a majority of the voting power of the outstanding capital stock of ATN, he will cause ATN and its Affiliates to refrain from taking any Tainting Act (including any Specified Action) or any action inconsistent with any factual statement or representation in the Letter Request on or before the last day of the calendar year ending after the second anniversary of the Closing Date other than as permitted in Section 10.

  (b) Representations and Covenants of Prosser.

    (i) Transfer Restrictions. Prosser represents and warrants that other than a Transfer of ECI stock to the LLC, neither he nor the LLC has any plan or intention to sell, exchange, transfer by gift, pledge or otherwise dispose of or encumber, whether actually or constructively by means of a short sale, equity swap, forward or futures contract, option or otherwise (collectively, a "Transfer") any ownership interest, stock or securities of ECI or the LLC, or any beneficial or financial interest therein, after the Transactions except for Permitted Pledges. Prosser covenants and agrees that during the two-year period beginning on (and including) the Closing Date, without the prior written consent of ATN (which consent ATN may grant or withhold in its sole discretion), (x) neither he nor the LLC will Transfer any ownership interest, stock or securities of ECI or the LLC, or any beneficial or financial interest therein, except for Permitted Pledges,
  (y) Prosser will remain the only beneficial owner, member and manager of the LLC and (z) Prosser will not take and will not permit the LLC to take any action which would result in the LLC not being disregarded as an entity separate from Prosser under Treasury Regulations section 301.7701-3, unless he first obtains either (A) a ruling with respect to the Transfer, Prosser ceasing to be the only beneficial owner, member and manager of the LLC or any such action referred to in the preceding clause (z), as the case may be, from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to ATN (acting on advice of counsel, such counsel to be reasonably satisfactory to ECI) or (B) an unqualified opinion, reasonably satisfactory in form and substance to ATN (acting on advice of counsel, such counsel to be reasonably satisfactory to ECI), of Cahill Gordon & Reindel or other independent nationally recognized tax counsel acceptable to ATN, on a basis of assumed facts and representations consistent with the facts at the time of such Transfer, or at the time that Prosser ceases to be the sole beneficial owner, member and manager of the LLC or takes any action or permits the LLC to take any action referred to in the preceding clause (z), as the case may be, that such Transfer, Prosser ceasing to be the sole beneficial owner, member and manager of the LLC or the taking of any action referred to in the preceding clause (z), as the case may be, will not affect the Tax treatment of the Transactions as contemplated in the Ruling Request. In order to ensure compliance with the requirements of this Section 11(b)(i), during the two-year period beginning on (and including) the Closing Date, Prosser, together with the LLC, shall maintain at least a majority of the outstanding common stock of ECI (or all stock or securities in ECI owned by him and the LLC if he, together with the LLC, shall then own less than a majority of the outstanding common stock of ECI) in accounts with one or more banks (including, without limitation, the RTFC) or brokerage firms (collectively, "Financial Institutions"), which accounts may be margin accounts, provided that each such Financial Institution shall deliver a written undertaking to ATN stating that such Financial Institution will not permit any Transfer of Mr. Prosser's or the LLC's stock or securities in ECI from such account without the prior written approval of ATN except for (i) sales of such stock or securities made by such Financial Institution for the purpose of obtaining repayment of any loans or advances made to Prosser or the LLC by such Financial Institution following a default by Prosser or the LLC in respect of such loans or advances, and (ii) any Transfer of such stock or securities from an account of Prosser or the LLC with such Financial Institution to an account of Prosser or the LLC with another Financial Institution which shall have given ATN a written undertaking described in this Section 11(b)(i). Notwithstanding anything to the contrary in this Agreement, Prosser shall be liable for, and shall indemnify and hold harmless the ATN Group and the ECI Group from and against any liability for, any Restructuring Taxes which arises out of (w) any Transfer of any of his ownership interest, stock or securities in ECI or the LLC or any beneficial or financial interest therein (including, without limitation, any sale of stock subject to a Permitted Pledge on foreclosure of such pledge) (x) any Transfer of any of the LLC's stock or securities in ECI or any beneficial or financial interest therein including, without limitation, any sale of Stock subject to a Permitted Pledge on foreclosure of such pledge, (y) Prosser ceasing to be the sole beneficial owner, member and manager of the LLC or (z) Prosser taking any action or permitting the LLC to take any action which would result in the LLC ceasing to be disregarded as an entity separate from Prosser under Treasury Regulations section 301.7701-3, as the case may be, regardless of whether the provisions of this Section 11(b)(i) were satisfied with respect to such Transfer.

    (ii) No Inconsistent Plan or Intent. Prosser represents and warrants that he has no plan or intent to cause ECI or any of its Affiliates to take any Tainting Act (including any Specified Action) or any action inconsistent with any factual statement or representation in the Letter Request. Prosser covenants and agrees that, so long as he owns a majority of the voting power of the outstanding capital stock of ECI, he will cause ECI and its Affiliates to refrain from taking any Tainting Act (including any Specified Action) or any action inconsistent with any factual statement or representation in the Letter Request on or before the last day of the calendar year ending after the second anniversary of the Closing Date other than as permitted in Section 10.

  (c) Upon compliance by Prior or Prosser with the requirements for a Transfer specified in Sections 11(a)(i) or 11(b)(i), ECI or ATN, as the case may be, shall promptly give written permission for such Transfer to the Financial Institution holding the stock or securities proposed to be Transferred).

  Section 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

  Section 13. Treatment of Payments; Tax Gross Up.

  13.01 Treatment of Tax Indemnity Payments. In the absence of any change in tax treatment under the Code or other applicable Tax Law, any Tax indemnity payments made by a Company under Section 5 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution on the Closing Date, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws).

  13.02 Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a Tax indemnity payment in respect of Restructuring Taxes resulting from a breach of a representation or covenant made hereunder by the indemnifying party, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof, shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

  Section 14. Disagreements. If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter, then the matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the "Accounting Firm"). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 17, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

  Section 15. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 15 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 15 or the interest rate provided under such other provision.

  Section 16. Expenses. Except as provided in Section 14 and Section 2.04, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

  Section 17. General Provisions

  17.01 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered in party or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's address as follows:

    If to ATN or Prior:

      Atlantic Tele-Network, Inc.
      Estate Havensight
      P.O. Box 12030
      St. Thomas, U.S. Virgin Islands 00801
      (340) 774-2260 or 777-8000
      Attention: Cornelius B. Prior
      Telecopy: (809) 774-7790

    With a copy to:

      Lewis A. Stern, P.C.
      Fried, Frank, Harris, Shriver
      & Jacobson
      One New York Plaza
      New York, New York 10004
      (212) 859-8190
      Telecopy: (212) 859-8587

    If to ECI or Prosser:

      Atlantic Tele-Network, Inc.
      Chase Financial Center
      P.O. Box 1730
      St. Croix, U.S. Virgin Islands 06821-1730
      (340) 777-8000
      Attention: Jeffrey J. Prosser
      Telecopy: (809) 774-5487

    With a copy to:

      Roger Meltzer, Esq.
      Cahill Gordon & Reindel
      80 Pine Street
      New York, New York 10005
      (212) 701-3851
      Telecopy: (212) 269-5420

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

  17.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

  17.03 Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

  17.04 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

  17.05 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with
Section 8.

  17.06 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and any other agreements relating to the Transactions, the provisions of this Agreement shall control.

  17.07 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

  17.08 No Double Recovery; Subrogation. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations provided in this Agreement, the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

  17.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

  17.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

                                          Atlantic Tele-Network, Inc.

                                          By: _________________________________

                                          Its: ________________________________

                                          Emerging Communications, Inc.

                                          By: _________________________________

                                          Its: ________________________________

                                          Cornelius B. Prior, Jr.

                                          -------------------------------------

                                          Jeffrey P. Prosser

                                          -------------------------------------

                                                                        ANNEX B

                           PRIVATE AND CONFIDENTIAL

                                                                   July 7, 1997

The Board of Directors
Atlantic Tele-Network, Inc.
Chase Financial Center
PO Box 1730
St. Croix, U.S. Virgin Islands, 00821

Members of the Board:

  We understand that Atlantic Tele-Network, Inc., a Delaware corporation (the "Company"), proposes to effect a reorganization and separation of the businesses of the Company involving the adoption by the stockholders of the Company of the following agreements:

    (i) the Subscription Agreement between the Company and Emerging Communications, Inc., a Delaware corporation and newly formed wholly owned subsidiary of the Company ("ECI"), pursuant to which the Company will transfer certain assets and liabilities to ECI so that all of the assets, liabilities and operations of (a) the Company's business and operations of the Virgin Islands and certain other assets and liabilities of the Company will be owned by ECI and (b) the Company's business and operations in Guyana will continue to be owned by the Company (the Company, after consummation of the transaction, to be hereinafter referred to as "New ATN") (the "Subscription Agreement");

    (ii) the Recapitalization Agreement, among the Company, Mr. Cornelius Prior, co-chief executive officer and a principal stockholder of the Company ("Prior"), individually and as trustee of the 1994 Charitable Remainder Trust (the "Trust"), and Mr. Jeffrey Prosser, co-chief executive officer and a principal stockholder of the Company ("Prosser"), pursuant to which the Company will repurchase in the aggregate 765,562 shares of Company Common Stock (as defined in the Recapitalization Agreement) owned by Prior and the Trust at $22.7284 per share. Prior will exchange all of his remaining 2,927,038 shares of Company Common Stock for a like number of shares of a new series of common stock of the Company to be designated Class B Common Stock (as defined in the Recapitalization Agreement), and Prosser will exchange all of his 3,325,000 shares of Company Common Stock for a like number of shares of a new series of common stock of the Company to be designated Class A Common Stock (as defined in the Recapitalization Agreement) (the "Recapitalization Agreement"); and

    (iii) the Agreement and Plan of Merger, between ATN Merger Co., a Delaware corporation ("Mergerco"), and the Company, pursuant to which (i) Mergerco will be merged with and into the Company (the "Merger"), (ii) each share of Company Common Stock (but not the newly created Class A Common Stock and Class B Common Stock to be issued prior to the Merger) will be converted into the right to receive four-tenths (0.4) of a share of New ATN common stock, par value $0.01 (the "New ATN Common Stock"), and one share (1.0) of ECI common stock, par value $0.01 (the "ECI Common Stock"), (iii) the outstanding shares of Class A Common Stock of the Company will be converted into the right to receive in the aggregate 5,704,231 shares of ECI Common Stock, and (iv) the outstanding shares of Class B Common Stock of the Company will be converted into the right to receive in the aggregate 2,807,040 shares of New ATN Common Stock (the "Merger Agreement" and together with the Subscription Agreement and the Recapitalization Agreement, the "Agreements").

  You have requested our opinion as to the fairness from a financial point of view of the basic economic terms of the transaction provided for by the Agreements to the Public Stockholders (defined as all holders of the Company Common Stock except for Prior, the Trust, and Prosser and his family) of the Company.

  In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and analyzed such financial and other factors as we deemed relevant under the circumstances, including, but not limited to:

    (i) drafts dated June 16, 1997 of the Agreements (excluding the schedules to the Subscription Agreement) and certain ancillary agreements and exhibits to the Subscription Agreement;

    (ii) a draft dated June 27, 1997 of the Proxy Statement/Prospectus on Form S-4;

    (iii) a copy of the Rural Telephone Finance Cooperative loan commitment letter, dated April 14, 1997;

    (iv) certain publicly-available historical financial and operating data of the Company, including, but not limited to, (a) the Annual Reports on Form 10-K of the Company for the fiscal years ended December 31, 1994, 1995 and 1996, (b) the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and (c) the Proxy Statement for the Annual Meeting of Stockholders held on April 30, 1997;

    (v) certain information relating to New ATN and ECI, including projected income statements, balance sheets and cash flow data for the fiscal years ending December 31, 1997, 1998, 1999 and 2000 which were prepared by the management of the Company;

    (vi) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed comparable to ECI, or otherwise relevant to our inquiry;

    (vii) the historical stock prices and trading volumes, and current trading multiples of the Company Common Stock; and

    (viii) such other financial studies, analyses, reviews and investigations that we deemed appropriate.

  We have assumed, with your consent, that the drafts of the Agreements which we reviewed (as referred to above) will conform in all material respects to those documents when in final form.

  We have met with the senior management of the Company to discuss (i) the prospects for the respective businesses of New ATN and ECI, (ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the transaction as provided for by the Agreements on the respective companies and (iv) such other matters that we deemed relevant.

  In connection with our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us by the Company and we have not assumed any responsibility for the verification of such information or any independent valuation or appraisal of any of the assets or liabilities of New ATN or those to be transformed or assumed by ECI. With respect to certain projected financial data, provided to us by the Company for New ATN and for ECI, we have assumed that such information (and the assumptions and bases therefor) has been reasonably prepared and represents management's best currently available estimate as to the future financial performance of New ATN and of ECI. Our opinion is predicated on (i) the Company's transfer of certain of its assets and liabilities to ECI qualifying as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the distribution of ECI Common Stock to the holders of the Company Common Stock being treated as a tax-free exchange for federal income tax purposes to the Company under Section 355 (c)(1) or 361(c)(1) of the Code and to such holders under Section 355(a) of the Code. Further, our opinion is necessarily based on economic, financial and market conditions as they exist and can only be evaluated as of the date hereof.

  Our opinion does not address nor should it be construed to address the relative merits of the transaction . In addition, this opinion does not in any manner address the prices at which New ATN Common Stock or the ECI Common Stock will trade following consummation of the transaction.

  As you know, we have been retained by the Board of Directors of the Company to render this opinion in connection with the transaction provided for by the Agreements and will receive a fee for such services, which fee is not contingent upon the consummation of the transaction. In 1996, we were engaged as the Company's financial advisor in connection with the Company's exploration of strategic alternatives. Pursuant to our prior engagement letter, we did not receive a fee for such services. In the ordinary course of business we may actively trade the shares of the Company Common Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such security.

  This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion is not intended to be and does not constitute a recommendation to the stockholders of the Company as to how such stockholders should vote or as to any other action such stockholders should take regarding the transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent; except that the Company may include this opinion in its entirety in any proxy statement relating to the transaction sent to the Company's stockholders which we have had prior opportunity to review.

  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the basic economic terms of the transaction provided for by the Agreements is fair to the Public Stockholders of the Company from a financial point of view.

                                          Very truly yours,

                                          Prudential Securities Incorporated

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS OF ECI

LIMITATION OF LIABILITY OF DIRECTORS

  The Restated Certificate of Incorporation of ECI provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

  While these provisions provide directors with protection from award for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Restated Certificate of Incorporation and By-Laws of ECI will provide that each person who was or is a party or is threatened to be made a party to, or is involved, in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer , employee or agent, will be indemnified and held harmless by the corporation to the fullest extent permitted by the laws of the State of Delaware, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, the corporation will be required to indemnify an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by the Board of directors of the corporation.

  ECI will be authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability.

ITEM 21. EXHIBITS AND FINANCIAL DATA SCHEDULES

  (a) Exhibits

 2.1 Subscription Agreement, dated as of August 11, 1997, between Atlantic
     Tele-Network, Inc. and Emerging Communications, Inc. (included in Annex A to Proxy Statement--Prospectus).
 2.2 Repurchase and Recapitalization Agreement, dated as of August 11, 1997, among Atlantic Tele-Network, Inc., Cornelius B. Prior, Jr., individually and as trustee of the 1994 Prior Charitable Remainder Trust, and Jeffrey
     J. Prosser (included in Annex A to Proxy Statement--Prospectus).

  2.3   Agreement and Plan of Merger, dated as of August 11, 1997, between ATN
        Merger Co, and Atlantic Tele-Network, Inc. (included in Annex A to
        Proxy Statement--Prospectus).
  2.4 Principal Terms Agreement, dated as of January 29, 1997, Relating to the Division of Atlantic Tele-Network, Inc. by and among Atlantic Tele-
        Network, Inc., Cornelius B. Prior, Jr. and Jeffrey J. Prosser.+
  3.1   Form of Restated Certificate of Incorporation of Emerging
        Communications, Inc. (included in Annex A to Proxy Statement--
        Prospectus).+
  3.2   Form of By-laws of Emerging Communications, Inc.+
  4.1   Specimen Form of Emerging Communications, Inc.'s Stock Certificate+
  4.2 Supplemental Stockholders' Agreement, dated as of December 29, 1987, among Mr. Prosser, Mr. Prior, E.F. Hutton LBO, Inc., Atlantic Tele-
        Network Co. and the Rural Telephone Finance Cooperative, as amended
        April 30, 1991.+
  5.1 Opinion of Cahill Gordon & Reindel with respect to the legality of the securities registered hereby.+
 10.1   Form of Employment Agreement, between Emerging Communications, Inc. and
        Mr. Prosser.+
 10.2   Loan Agreement, dated as of December 29, 1987, among Atlantic Tele-
        Network, Co. and Virgin Islands Telephone Corporation, as Borrowers, and the Rural Telephone Finance Cooperative, as Lender, as amended on July 7, 1989, May 10, 1990, April 30, 1991, August 21, 1991, May 18,
        1994 and June 9, 1994 (excluding exhibits).**
 10.3   Guarantee and Pledge Agreement, dated as of December 29, 1987, between
        Atlantic Tele-Network Co. and the Rural Telephone Finance Cooperative, as amended on August 31, 1988.+
 10.4   Telephone Loan Contract, dated as of May 15, 1990, between Virgin
        Islands Telephone Corporation and the United States of America, acting through the Administrator of the Rural Electrification
        Administration.***
 10.5 Supplemental Mortgage and Security Agreement, dated as of May 29, 1990, among Virgin Islands Telephone Corporation, as Mortgagor, the United
        States of America and Rural Telephone Finance Cooperative, as
        Mortgagee, Vitelcom, Inc. (excluding exhibits).***
 10.6   Supplemental Agreement, dated as of May 10, 1990, among Virgin Islands
        Telephone Corporation, as Mortgagor, Vitelcom, Inc., and the Rural
        Telephone Finance Cooperative, as Mortgagee.+
 10.7 Virgin Islands Public Service Commission Order, dated April 19, 1989, approving Settlement Order, dated April 19, 1989, among Virgin Islands
        Telephone Corporation, Atlantic Tele-Network Co., the Rural Telephone
        Finance Cooperative, Vitelcom, Inc. and the Virgin Islands Public
        Service Commission.***
 10.8 Virgin Islands Public Service Commission Order, dated November 4, 1991, embodying the Settlement Agreement, effective as of July 26, 1991, among Virgin Islands Telephone Corporation, Atlantic Tele-Network Co.
        and the Virgin Islands Public Service Commission.***
 10.9 Virgin Islands Public Service Commission Order, dated August 12, 1992, embodying the Settlement Agreement, effective as of August 5, 1992, between Virgin Islands Telephone Corporation and the Virgin Islands
        Public Service Commission, annexed thereto.***
 10.10  Settlement Agreement, dated June 22, 1993, between Virgin Islands
        Telephone Corporation and the Virgin Islands Public Service
        Commission.****
 10.11 Memorandum of Understanding, dated as of June 23, 1993, between the Government of the Virgin Islands, by and through its Police Department, and Virgin Islands Telephone Corporation.****

--------
  ** Filed as an Exhibit to Atlantic Tele-Network, Inc.'s Registration
     Statement (File No. 33-43012) and incorporated by reference herein, except for amendments dated May 18, 1994 and June 9, 1994, which are filed herewith.
 *** Filed as an Exhibit to Atlantic Tele-Network, Inc.'s Registration
     Statement (File No. 33-43012) and incorporated herein by reference herein.
**** Filed as an Exhibit to Atlantic Tele-Network, Inc.'s Quarterly Report on
     Form 10-Q for the Quarter ended June 30, 1993 and incorporated by reference herein.
   + Previously filed.

 10.12 Loan Agreement, dated as of May 29, 1990 between Atlantic Tele-Network,
       Inc. and Banco Popular de Puerto Rico, as amended February 25, 1993 and
       October 6, 1993.+
 10.13 Franchise to Virgin Islands Telephone Corporation for Telephone Service to the Virgin Islands, dated October 30, 1959.+
 10.14 Atlantic Tele-Network, Inc. Defined Benefit Plan for Salaried
       Employees.+
 10.15 Atlantic Tele-Network, Inc. Management Employees Savings Plan.+
 10.16 Atlantic Tele-Network, Inc. Employees' Stock Ownership Plan.+
 10.17 Line of Credit Application and Agreement, dated March 20, 1995, between
       Virgin Islands Telephone Corporation, as Borrower, and Rural Telephone
       Finance Cooperative, as Lender.+
 10.18 Line of Credit Application and Agreement, dated March 10, 1996, between
       Virgin Islands Telephone Corporation, as Borrower, and Rural Telephone
       Finance Cooperative, as Lender.+
 10.19 Form of Senior Credit Facility between Atlantic Tele-Network Co., as
       Borrower, and Rural Telephone Finance Cooperative, as Lender.+
 10.20 Form of 1997 Long Term Incentive and Share Award Plan of Emerging
       Communications, Inc.+
 23.1  Consent of Deloitte & Touche LLP.
 23.2  Consent of Cahill Gordon & Reindel (included in Exhibit 5.1 to this
       Proxy Statement-Prospectus).
 23.3  Consent of Prudential Securities Incorporated.
 23.4  Consent of Messrs. Ellis and Wheatley.+
 24.1  Power(s) of Attorney.+
 99.1 Form of proxy to be mailed to shareholders of Atlantic Tele-Network, Inc.+

  (b) Financial Statement Schedules.

    Atlantic Tele-Network, Inc. and Subsidiaries.

 99.2  Independent Auditors' Report on Financial Statement Schedules.
 99.3  Schedule I--Condensed Financial Statements of Atlantic Tele-Network,
       Inc. (Parent Company Only).
 99.4  Schedule II--Valuation and Qualifying Accounts.

    Atlantic Tele-Network Co. and Subsidiaries.

 99.5  Independent Auditors' Report on Financial Statement Schedules.
 99.6  Schedule I--Condensed Financial Statements of Atlantic Tele-Network Co.
       (Parent Company Only).
 99.7  Schedule II--Valuation and Qualifying Accounts.

  (c) Reports, Opinions or Appraisal.

 99.8 Opinion of Prudential Securities Incorporated (also included in Annex B to Proxy Statement-Prospectus).+
 99.9  Form of Notice of Transmittal.+

--------
+ Previously filed.

ITEM 22. UNDERTAKINGS.

  The Undersigned Registrant hereby undertakes:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, EMERGING COMMUNICATIONS, INC. HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHRISTIANSTED, THE ISLAND OF ST. CROIX, U.S. VIRGIN ISLANDS, ON DECEMBER 8, 1997.

                                          Emerging Communications, Inc.

                                                  /s/ Jeffrey J. Prosser
                                          By __________________________________
                                                      JEFFREY J. PROSSER
                                                        CHAIRMAN AND
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED ON DECEMBER 8, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

             SIGNATURES                        TITLE

       /s/ Jeffrey J. Prosser          Chairman, Chief
-------------------------------------   Executive Officer,
         JEFFREY J. PROSSER             Acting Chief
                                        Financial Officer
                                        and Director
                                        (Principal
                                        Executive Officer
                                        and Principal
                                        Financial and
                                        Accounting Officer)

                  *                    Director
-------------------------------------
           SALVATORE MUOIO

         /s/ John P. Raynor            Director
-------------------------------------
           JOHN P. RAYNOR
                  *                    Director

-------------------------------------
       SIR SHRIDATH S. RAMPHAL
                  *                    Director

-------------------------------------
           JOHN G. VONDRAS
                  *                    Director

-------------------------------------
         RICHARD N. GOODWIN

         /s/ John P. Raynor
*By_________________________________
          ATTORNEY-IN-FACT